Exhibit 10.1

CREDIT AGREEMENT

dated as of

February 22, 2010

among

SMURFIT-STONE CONTAINER CORPORATION,

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,

DEUTSCHE BANK SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Co-Lead Arrangers

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent

BANC OF AMERICA SECURITIES LLC,

as Documentation Agent

[CSM Ref. No. 6701-826]

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	2
SECTION 1.02.	Terms Generally	37
SECTION 1.03.	Classification of Loans and Borrowings	37
SECTION 1.04.	Pro Forma Calculations	37
SECTION 1.05.	Accounting Terms; GAAP	38

ARTICLE IV

Conditions

SECTION 4.01.	Conditions Precedent to the Effectiveness of this Agreement on the Closing Date	77
SECTION 4.02.	Conditions Precedent to the Making of the Term Loans on the Funding Date	78
SECTION 4.03.	All Credit Events	82

SCHEDULES:

Schedule 1.01(a)	—	Material Subsidiaries
Schedule 1.01(b)	—	Mortgaged Properties
Schedule 2.01	—	Commitments
Schedule 3.07	—	Certain Title Matters
Schedule 3.08	—	Subsidiaries
Schedule 3.09	—	Litigation and Compliance with Laws
Schedule 3.14(b)	—	Canadian Pension Plan Matters
Schedule 3.15	—	Environmental Matters
Schedule 3.17(a)	—	UCC Lien Filing Offices
Schedule 3.18	—	Labor Matters
Schedule 3.19	—	Real Properties
Schedule 5.09(c)	—	Certain Non-Collateral Properties
Schedule 6.02(a)(iv)	—	Existing Liens
Schedule 6.04	—	Certain Permitted Investments

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Loan Auction Procedures
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Intercreditor Agreement
Exhibit E	—	Form of Mortgage
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Notice of Borrowing
Exhibit H	—	Form of Note
Exhibit I	—	Form of Notice of Conversion or Continuation
Exhibit J-1	—	Form of Closing Date Opinion of U.S. Counsel
Exhibit J-2	—	Form of Closing Date Opinion of Craig A. Hunt

i

CREDIT AGREEMENT dated as of February 22, 2010, among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (“SSCC”); SMURFIT-STONE CONTAINER ENTERPRISES, INC., a Delaware corporation (“SSCE”); the Lenders party hereto; and JPMORGAN CHASE BANK, N.A., a New York banking corporation (“JPMCB”), as Administrative Agent.

SSCC and certain of its Subsidiaries (such term and each other capitalized term used but not otherwise defined in the preamble or in this introductory statement having the meaning specified in Article I), are currently debtors in reorganization proceedings (the “U.S. Proceedings”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) (SSCC and such Subsidiaries, the “U.S. Entities”), and SSC Canada and certain of its Subsidiaries (the “Canadian Entities” and, together with the U.S. Entities, the “Company”) are currently debtors subject to reorganization proceedings in Canada (the “Canadian Proceedings” and, together with the U.S. Proceedings, the “Bankruptcy Proceedings”) under the Companies’ Creditors Arrangement Act (“CCAA”) in the Ontario Superior Court of Justice (the “Canadian Bankruptcy Court” and, together with the U.S. Bankruptcy Court, the “Bankruptcy Court”).

The U.S. Entities are continuing to operate their businesses and manage their properties as debtors and debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code.

The Company has filed a Joint Plan of Reorganization (the “Plan of Reorganization”) with the Bankruptcy Court pursuant to which the Company expects to be reorganized and emerge from the Bankruptcy Proceedings.  The Plan of Reorganization is described in, and included as an exhibit to, the Company’s Disclosure Statement (the “Disclosure Statement”) filed with the U.S. Bankruptcy Court on December 22, 2009 and is expected to be confirmed by the U.S. Bankruptcy Court and sanctioned by the Canadian Bankruptcy Court.  Pursuant to the Plan, on the Funding Date, SSCC will merge with and into the Borrower (the “Funding Date Merger”), with the Borrower continuing as the surviving corporation and changing its name to Smurfit-Stone Container Corporation.

SSCC and the Borrower have requested the Lenders to make Term Loans to the Borrower on the Funding Date in an aggregate principal amount of $1,200,000,000.

The proceeds of the Term Loans to be made on the Funding Date will be used by the Borrower, together with cash on hand of the Borrower and its Subsidiaries, to make cash payment of certain claims against the Borrower and its Subsidiaries pursuant to the Plan of Reorganization and for general corporate purposes and working capital needs.

In addition to the Loans to be provided hereunder, on or prior to the Funding Date, the Borrower and certain of its Subsidiaries will enter into the Revolving Facility, which will be secured by a perfected first priority security interest in, among other items, the Revolving Facility Collateral and a perfected second priority security interest in the Term Facility Collateral.  The Obligations hereunder will be secured by a perfected first priority security interest in the Term Facility Collateral and a perfected second priority security interest in the Revolving Facility Collateral owned by the Loan Parties.

The Lenders are willing to extend such credit to the Borrower, on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” is defined in Section 6.05(f).

“Acquisition Indebtedness” is defined in Section 6.01(j).

“Act” is defined in Section 9.17.

“Additional RP Condition” is defined in Section 6.06(b).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.  Notwithstanding the foregoing, the Adjusted LIBO Rate for any applicable Interest Period will be deemed to be 2.00% per annum if the Adjusted LIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum.

“Administrative Agent” shall mean JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of this definition, neither any Lender nor any Affiliate of a Lender (other than any such Affiliate that is SSCC, the Borrower or a Subsidiary) shall be deemed to be an Affiliate of SSCC, the Borrower or any of the Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness or equity securities of SSCC, the Borrower or any of the Subsidiaries.

“After-Acquired Mortgage Property” shall mean a parcel (or adjoining parcels) of real property (including any improvements thereon) acquired in fee ownership by any Loan Party after the Funding Date.

“Agreement” shall mean this credit agreement.

“Alternate Base Rate” shall mean the highest of (i) the rate of interest per annum publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1.00%.  Notwithstanding the foregoing, the Alternate Base Rate shall be deemed to be 3.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 3.00% per annum.

“Applicable Rate” shall mean (except as otherwise provided in the Incremental Term Loan Assumption Agreement with respect to any Other Term Loan), for any day, (a) with respect to any ABR Loan, 3.75% and (b) with respect to any Eurodollar Loan, 4.75%.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Banc of America Securities LLC.

“Asset Exchange” shall mean any transfer of operating properties or assets by SSCC or any of the Subsidiaries to any Person in which at least 75% of the consideration received by the transferor consists of operating properties or assets of comparable use.

“Asset Sale” shall mean the sale, transfer or other disposition (including any casualty or condemnation) by the Borrower or any Subsidiary to any Person other than a Loan Party or a wholly owned Subsidiary of (a) any capital stock in any Person, (b) substantially all the assets of any geographic or other division or line of business of the Borrower or any of the Subsidiaries or (c) any Real Property or a portion of any Real Property or any other asset or assets (excluding any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business and any Permitted Investments) of the Borrower or any Subsidiary; provided that none of the following shall constitute an “Asset Sale” for purposes of this Agreement:  (i) the sale of inventory in the ordinary course of business, (ii) any sale, transfer or other disposition having a value not in excess of $5,000,000, (iii) any sale of assets in connection with any Permitted Timber Financing, (iv) the sale of assets (other than Collateral) securing any Indebtedness permitted hereunder (other than the Loans), if and to the extent such Indebtedness shall be repaid, redeemed or repurchased in full with the proceeds of such asset sale (or any other payment made contemporaneously therewith) and (v) any issuance of capital stock by the Borrower.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04(b)), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, with respect to any Sale/Leaseback Transaction that does not result in a Capital Lease, at any date of determination, the product of (a) the net proceeds from such Sale/Leaseback Transaction and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such Sale/Leaseback Transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

“Auction Manager” is defined in Section 2.23(a).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” shall mean the auction procedures with respect to Purchase Offers set forth in Exhibit B hereto.

“Bankruptcy Code” is defined in the preamble to this Agreement.

“Bankruptcy Court” is defined in the preamble to this Agreement.

“Bankruptcy Proceedings” is defined in the preamble to this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall mean, prior to the Funding Date Merger, SSCE, and on and after the Funding Date Merger, the Borrower hereunder will be the corporation surviving such merger, which will have changed its name to “Smurfit-Stone Container Corporation”.

“Borrower Restricted Information” shall mean material non-public information with respect to SSCC, the Borrower or their Subsidiaries or with respect to the securities of any such Person.

“Borrower’s Portion of Excess Cash Flow” shall mean, at any date of determination, the amount of Excess Cash Flow for the partial fiscal year of the Borrower commencing on July 1, 2010 and ending on December 31, 2010, and for each full fiscal year thereafter ending prior to the date of determination, that (a) was not and is not required to be applied to the prepayment of Term Loans pursuant to Section 2.13 and (b) has not been utilized on or prior to the date of determination to make Restricted Payments pursuant to Section 6.06(b)(ii).

“Borrowing” shall mean a group of Loans of the same Class and Type, and made, converted or continued by the Lenders on a single date and as to which a single Interest Period is in effect.

“Business Day” shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and Chicago; provided, however, that when used in connection with a Eurodollar Loan or Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Bankruptcy Court” is defined in the preamble to this Agreement.

“Canadian Benefit Plans” shall mean all employee benefit plans of any nature or kind whatsoever (other than the Canadian Pension Plans) that are maintained or contributed to by SSC Canada or any other Canadian Subsidiary.

“Canadian Entities” is defined in the preamble to this Agreement.

“Canadian GAAP” shall mean generally accepted accounting principles in Canada, as recommended from time to time by the Canadian Institute of Chartered Accountants, applied on a consistent basis.

“Canadian Pension Plans” shall mean each plan that is considered to be a pension plan for the purposes of the ITA or any applicable pension benefits standards statute and/or regulation in Canada and that is established, maintained or contributed to by SSC Canada or any other Canadian Subsidiary for its current or former employees.

“Canadian Proceedings” is defined in the preamble to this Agreement.

“Canadian Subsidiaries” shall mean the Subsidiaries organized under the laws of Canada or any province or other political subdivision thereof.

“Capital Lease” is defined in the definition of the term “Capital Lease Obligations”.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof (each, a “Capital Lease”), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.  For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time, determined in accordance with GAAP.

“Cash Management Agreement” shall mean any agreement for the provision of Cash Management Services.

“Cash Management Services” shall mean (i) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit card and merchant card services.

“Cash Management Services Obligations” shall mean any and all obligations of the Loan Parties or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services; provided that the obligations of the Loan Parties or any Subsidiaries with respect to Cash Management Services described in clause (ii) of the definition thereof shall not exceed an aggregate principal amount of $10,000,000.

“Cash Proceeds” shall mean, with respect to any Asset Sale, cash, cash equivalents or marketable securities received from such Asset Sale, including any insurance or condemnation proceeds and proceeds received by way of deferred payment pursuant to a note receivable or otherwise (other than the portion of such deferred payment constituting interest, which shall be deemed not to constitute Cash Proceeds).

“CCAA” is defined in the preamble to this Agreement.

“CERCLA” is defined in Section 3.15(a)(iv).

A “Change in Control” shall be deemed to have occurred if (a) (x) on or prior to the Funding Date, a majority of the seats (other than vacant seats) on the board of directors of SSCC or SSCE shall at any time be occupied by persons who were neither (i) nominated by the board of directors of SSCC or SSCE, as the case may be, nor (ii) appointed by directors so nominated; other than seats filled either on or shortly after the Funding Date and specifically contemplated by the Plan of Reorganization or (y) after the Funding Date, a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were not (i) members of the board of directors of the Borrower on the Funding Date (or appointed shortly thereafter as specifically contemplated by the Plan of Reorganization), (ii) nominated by the board of directors of the Borrower after the Funding Date or (iii) appointed by the directors referred to in clause (y)(i) or (ii) after the Funding Date, (b) on or at any time after the Funding Date, any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (c) any time prior to the Funding Date, SSCC shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of SSCE.

“Change of Law” is defined in Section 2.19(f).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or Incremental Term Loan Commitment.

“Closing Date” shall mean the date on which this Agreement has become effective as a result of the conditions specified in Section 4.01 having been satisfied (or waived in accordance with Section 9.08 hereof).

“Code” shall mean the Internal Revenue Code of 1986, or any successor statute thereto, as the same may be amended from time to time.

“Collateral” shall mean any and all assets and properties of the Loan Parties that are required to be subject to Liens (whether Term Facility Collateral or Revolving Facility Collateral) securing any of the Obligations, including all “Collateral” (as defined in (a) prior to the Funding Date, the Guarantee and Collateral Agreement attached hereto as Exhibit C and (b) on and after the Funding Date, the Guarantee and Collateral Agreement), and the Mortgaged Properties.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a)  the Administrative Agent shall have received from the Borrower, each of the other Persons required to become a Loan Party and the other parties thereto either (i) counterparts of each of the Guarantee and Collateral Agreement, the Intercreditor Agreement and the other Security Documents, duly executed and delivered on behalf of such parties or (ii) in the case of any Person that is required to become a Loan Party after the Funding Date, joinder instruments in the form or forms specified in the Guarantee and Collateral Agreement, the Intercreditor Agreement or the other Security Documents, as applicable, under which such Loan Party becomes a party to the applicable Guarantee and Collateral Agreement, the Intercreditor Agreement or the other Security Documents, as applicable, duly executed and delivered on behalf of such Loan Party;

(b)  all Equity Interests in (x) each Guarantor, (y) SSC Canada (or, if applicable, each Foreign Subsidiary that owns, directly or indirectly, any Equity Interests of SSC Canada and the Equity Interests of which are owned directly by one or more Loan Parties) and (z) each other Foreign Subsidiary of the Borrower that is a Material Subsidiary and Equity Interests of which are owned directly by one or more Loan Parties shall have been pledged pursuant to, and to the extent required by, the Guarantee and Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, if requested by the Administrative Agent, a Foreign Pledge Agreement (provided that the Loan Parties shall not be required to pledge more than 65% of the issued and outstanding voting Equity Interests of SSC Canada or any other Foreign Subsidiary), and the Administrative Agent shall have received certificates or other instruments (to the extent issuable, including by amending any applicable governing documents, in certificate form) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)  (i) all Indebtedness (including amounts owed in connection with the intercompany settlements referred to in Section 5.15(i) and other intercompany receivables) of the Borrower and each other Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement and (ii) all Indebtedness of any other Person that is owing to any Loan Party and is evidenced by a promissory note (other than Indebtedness in a principal amount of less than $5,000,000, so long as the aggregate principal amount of Indebtedness not pledged under this exclusion does not exceed $10,000,000) shall have been pledged pursuant to the Guarantee and Collateral Agreement, and in each case, the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)  the Administrative Agent shall have received a lender’s title insurance policy insuring that each Mortgage relating to any Mortgaged Property constitutes a first lien on such Mortgaged Property (subject to any Lien expressly permitted by Section 6.02 or otherwise agreed to by the Administrative Agent), and the Administrative Agent shall have received such other documents relating to Mortgaged Properties as reasonably requested in writing by the Administrative Agent;

(e)  all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registering or recording; and

(f)  with respect to each deposit account of any Loan Party (other than (i) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses or that has an ending daily balance of zero, (ii) trust accounts for the benefit of directors, officers or employees and (iii) deposit accounts, other than lockbox or collection accounts, the daily balance in which does not at any time exceed $3,500,000 for all such accounts, provided, however, that, in the case of each of clauses (i), (ii) and (iii), no Control Agreement over any such excluded account is entered into for the benefit of the Revolver Collateral Agent) and each securities account and commodities account maintained by any Loan Party with any depositary bank, securities intermediary or commodity intermediary, the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and such depositary bank, securities intermediary or commodity intermediary, as the case may be, of a Control Agreement (which Control Agreements may also be for the benefit of the Revolver Collateral Agent); provided that no such Control Agreement shall be required to be entered into pursuant to this clause (f) until the later of (A) the Funding Date and (B) 60 days after the Closing Date (or, in either case, such later date as agreed in writing by the Administrative Agent).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any Loan Document to the contrary, (a) the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, if, and for so long as the Administrative Agent, in consultation with SSCC and the Borrower, determines that the burden or cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) if the Administrative Agent reasonably determines that the Borrower shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any Mortgage (or any Mortgage related documents) or Control Agreement that is required to be delivered in order to satisfy the foregoing requirements, such delivery shall not be a condition precedent to the Funding Date, but shall be required to be accomplished by such later date as the Administrative Agent shall reasonably determine, (c) in no event shall the Collateral include any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any applicable law, regulation or contract (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable law) or would result in material and adverse tax consequences.

“Commitment” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment or Incremental Term Loan Commitment.

“Company” is defined in the preamble to this Agreement.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of SSCC dated January 2010.

“Confirmation Order” is defined in Section 4.02(j).

“Consolidated Capital Expenditures” shall mean, for any period, all amounts that would be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for SSCC and its Subsidiaries during such period in accordance with GAAP (excluding capitalized interest but including the amount of assets leased under any Capital Lease); provided, however, that in no event shall Consolidated Capital Expenditures include (a) amounts expended (in compliance with the provisions of any Mortgage, if applicable) in the replacement, repair or reconstruction of any fixed or capital asset which was destroyed, damaged or condemned, in whole or in part, to the extent property insurance or condemnation proceeds are receivable or have been received by SSCC or any such Subsidiary in respect of such destruction, damage or condemnation, (b) any capital expenditures substantially concurrently made or committed to be made with the Net Cash Proceeds from any issuance of Equity Interests by SSCC or the Borrower, (c) any Investments made pursuant to Section 6.04(k) or (d) any Permitted Acquisitions.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets (other than cash and cash equivalents) of SSCC and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of SSCC and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, provided that the current maturities of long-term Indebtedness for money borrowed of SSCC and its Subsidiaries, any Indebtedness permitted under Section 6.01 that is classified as a current liability in conformity with GAAP and any taxes payable solely as a result of Asset Sales shall be excluded from the definition of Consolidated Current Liabilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) Consolidated Interest Expense for such period;

(ii) provision for taxes based on income, profits or losses (determined on a consolidated basis) during such period;

(iii) all amounts attributable to depreciation, depletion and amortization of intangibles for such period;

(iv) any extraordinary charges or extraordinary losses for such period;

(v) any Non-Cash Charges for such period;

(vi) restructuring charges for such period relating to current or anticipated future cash expenditures, including restructuring costs related to closure or consolidation of facilities, in an aggregate amount not to exceed in any fiscal year $25,000,000; provided that commencing in the fiscal year beginning on January 1, 2011, such maximum aggregate amount of restructuring charges shall be increased by the amount, if positive, by which $25,000,000 exceeds the amount of such restructuring charges in the immediately preceding fiscal year, but not to exceed $18,750,000;

(vii) cash fees, costs, expenses, commissions or other cash charges incurred during such period in connection with this Agreement, the Revolving Facility Documents, the Bankruptcy Proceedings, the Plan of Reorganization and the transactions contemplated by the foregoing, including in connection with the termination or settlement of executory contracts, professional and accounting fees, costs and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the U.S. Bankruptcy Court), and litigation and settlements (but excluding interest and fees accruing after the Funding Date hereunder or under the Revolving Facility) in an aggregate amount for all periods after December 31, 2009, not in excess of $65,000,000; and

(ix) deferred financing fees (and any write-offs thereof);

provided that, to the extent not reflected in Consolidated Net Income for the period in which such cash payment is made, any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income:

(i) any extraordinary gains for such period; and

(ii) any non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

in each case of clauses (a) and (b), determined on a consolidated basis in accordance with GAAP; provided further that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management;

(B) any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition or abandonment of assets by

SSCC, the Borrower or any of the Subsidiaries, other than dispositions or sales of inventory and other dispositions in the ordinary course of business;

(C) any income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable;

(D) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations;

(E) any re-evaluation of inventory or other assets or any liabilities due to “fresh-start” accounting adjustments upon the Borrower’s emergence from the Bankruptcy Proceedings; and

(F) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

Notwithstanding the foregoing, for purposes hereof, Consolidated EBITDA for each of the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, shall be $131,268,000, $144,331,000, $121,329,000 and $97,932,000 respectively.

“Consolidated Interest Expense” shall mean, for any period, the interest expense (net of interest income on Permitted Investments) of SSCC and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding any fees and expenses payable or amortized during such period by SSCC and its consolidated Subsidiaries in connection with the amortization of deferred debt issuance costs.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by SSCC and its consolidated Subsidiaries with respect to Hedging Agreements, but excluding any gain or loss recognized under GAAP that results from the mark-to-market valuation of any Hedging Agreement.

“Consolidated Leverage Ratio” shall mean, on any date of determination, the ratio obtained by dividing (a) Indebtedness of SSCC and its consolidated Subsidiaries on such date by (b) Consolidated EBITDA for the period of twelve consecutive months most recently ended prior to such date.  In any period of four consecutive fiscal quarters in which a Permitted Acquisition occurs, the Consolidated Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.04.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of SSCC and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded from such calculation (a) the net gains (or losses) associated with the sale of any asset not in the ordinary course of business, (b) any income or gains associated with or resulting from the purchase or acquisition of Term Loans or Other Term Loans by SSCC, the Borrower or any Subsidiary, (c) the income (or loss) of any consolidated

Subsidiary that is not wholly owned by SSCC to the extent such income (or loss) is attributable to the noncontrolling interest in such consolidated Subsidiary, (d) the income (or loss) of any Person accrued prior to the date it becomes (or, for pro forma purposes, is deemed to have become) a Subsidiary or is merged into or consolidated with SSCC, the Borrower or any of the Subsidiaries or the date that Person’s assets are acquired by SSCC, the Borrower or any of the Subsidiaries and (e) the effect of any re-evaluation of inventory or other assets or any liabilities due to “fresh-start” accounting adjustments upon the Borrower’s emergence from the Bankruptcy Proceedings.

“Consolidated Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio obtained by dividing (a) Senior Secured Indebtedness of SSCC and its consolidated Subsidiaries on such date by (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date.  In any period of four consecutive fiscal quarters in which a Permitted Acquisition occurs, the Consolidated Senior Secured Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.04.

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, securities account or commodities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank, the securities intermediary or commodity intermediary, as the case may be, with which such account is maintained.

“Credit Event” is defined in Article IV.

“Credit Facility” shall mean a Class of Commitments and extensions of credit thereunder.  For purposes of this Agreement, each of the following comprises a separate Credit Facility:  (a) the Term Loan Commitment and the Term Loans, (b) the Incremental Term Loan Commitments and the Other Term Loans and (c) the Incremental Revolving Commitments and the loans or other extensions of credit pursuant thereto.

“Current Extension Loans” is defined in Section 2.25(c).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” is defined in Section 2.07.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing within three Business Days of the date on which it shall have been required to fund the same, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder.

“Disclosure Statement” is defined in the preamble to this Agreement.

“Domestic” when used in reference to any item, shall mean that such item is within the United States or any State thereof (including the District of Columbia).

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States or any State thereof (including the District of Columbia).

“Environmental Laws” shall mean all current and future federal, state, provincial, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, natural resources, the climate or threatened or endangered species, including laws relating to emissions, discharges, Releases or threatened releases of, or exposure to, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions or releases therefrom.

“Equity Interests” shall mean the shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with SSCC, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(c) of ERISA or Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by SSCC or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by SSCC or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by SSCC or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by SSCC or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from SSCC or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which SSCC or any of its ERISA Affiliates is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of SSCC or any of its ERISA Affiliates.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” is defined in Article VII.

“Excess Cash Flow” shall mean, for any period, (a) the sum, without duplication, of (i) Consolidated Net Income during such period, (ii) the amount of depreciation, depletion, amortization of intangibles, deferred taxes, accreted and zero coupon bond interest and other non-cash expenses, losses or other charges that, pursuant to GAAP, were deducted in determining such Consolidated Net Income, (iii) the proceeds or incurrence of any Capital Leases of SSCC and its Subsidiaries on a consolidated basis, (iv) reductions, other than reductions attributable solely to Asset Sales, to working capital for such period (i.e., the decrease in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such period (but excluding the effects of any re-classification of any assets or liabilities from short-term to long-term or from long-term to short-term), and (v) Indebtedness (other than revolving loans under the Revolving Facility) of SSCC and its consolidated Subsidiaries created, incurred or assumed in respect of the purchase or construction of property minus (b) the sum, without duplication, of (i) the amount of all non-cash gains, income or other credits included in determining Consolidated Net Income, (ii) additions to working capital for such period (i.e., the increase in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such period (but excluding the effects of any re-classification of any assets or liabilities from short-term to long-term or from long-term to short-term), (iii) the regularly scheduled payments of Repayment Amounts made during such period, (iv) optional prepayments of Term Loans made during such period under Section 2.12(a) other than any such prepayment that was required to satisfy the Additional RP Condition in connection with a Restricted Payment made during such period under Section 6.06(b)(ii), (v) scheduled and optional payments or prepayments of the principal amount of permitted Indebtedness other than the Loans, but only to the extent that such payments or prepayments cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such permitted Indebtedness and are otherwise permitted hereby, (vi) Consolidated Capital Expenditures for such period and the aggregate cash consideration paid by SSCC and the Subsidiaries during such period on account of Permitted Acquisitions (except to the extent such Consolidated Capital Expenditures or Permitted Acquisitions are financed with the Net Cash Proceeds from an Asset Sale or an issuance of Indebtedness (other than Indebtedness referred to in clauses (a)(iii) and (v) above) or Equity Interests), (vii) Restricted Payments made during such period under Section 6.06(b)(iii), and (viii) cash payments made during such period to fund pension plans for employees of the Borrower and the Subsidiaries, but only to the extent such cash expenditures exceed the amounts expensed in respect of pension funding obligations under GAAP for such period; provided, however, that, except as otherwise specifically contemplated by the foregoing provisions, none of the following shall be included in a determination of Excess Cash Flow: (x) amounts expended for any Investment permitted under Section 6.04 and any proceeds from the subsequent sale or other disposition of any such Investment, (y) except as specifically contemplated above, the proceeds of any issuance of debt securities in the capital markets or of the issuance of equity securities, in each case, not otherwise prohibited hereunder and (z) the proceeds from the sale of assets of SSCC or any Subsidiary to the extent such proceeds would be required (before giving effect to any waiver) to mandatorily prepay any permitted Indebtedness (including the Loans).  Notwithstanding the foregoing, Excess Cash Flow for any period shall be calculated without taking into account any gains or losses due to any re-evaluation of assets or liabilities due to “fresh start” accounting upon the Borrower’s emergence from the Bankruptcy Proceedings, including positive or negative effects on working capital.

“Excluded Subsidiaries” shall mean, collectively, Timber Capital Holdings LLC, a Delaware limited liability company, and Timber Note Holdings LLC, a Delaware limited liability company.

“Extended Maturity Date” is defined in Section 2.25(a).

“Extension” is defined in Section 2.25(a).

“Extension Amendments” is defined in Section 2.25(e).

“Extension Offer” is defined in Section 2.25(a).

“Fair Market Value” is defined in Section 5.09(d).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the fees described in Section 2.05.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, controller or assistant treasurer of such Person.

“Foreign” when used in reference to any item, shall mean that such item is not Domestic.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” shall mean Smurfit-Stone Puerto Rico and any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.08).

“Funding Date Merger” is defined in the preamble to this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, provincial, regional, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise (whether or not denominated as a guarantee), of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee (or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, among the Borrower, the Domestic Subsidiaries party thereto and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit C hereto with such modifications thereto as the Administrative Agent may agree.

“Guarantors” shall mean each Subsidiary that guarantees the Obligations pursuant to the Guarantee and Collateral Agreement; provided that no Excluded Subsidiary shall be required to become a Guarantor hereunder.

“Hazardous Materials” is defined in Section 3.15(a)(iv).

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of SSCC or the Subsidiaries shall be a Hedging Agreement.

“Incremental Commitment Amount” shall mean, at any time of determination, $400,000,000 minus (i) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Commitments established prior to such time and (ii) the aggregate amount of reductions in the Incremental Commitment Amount effected pursuant to Section 2.13(c).

“Incremental Facility” is defined in Section 2.22(a).

“Incremental Facility Agreement” shall mean an Incremental Term Loan Assumption Agreement or an Incremental Revolving Facility Assumption Agreement.

“Incremental Lender” is defined in Section 2.22(a).

“Incremental Revolving Commitment” is defined in Section 2.22(a).

“Incremental Revolving Facility” is defined in Section 2.22(a).

“Incremental Revolving Facility Assumption Agreement” shall mean an Incremental Revolving Facility Assumption Agreement among the Borrower, the Administrative Agent and one or more Incremental Revolving Lenders establishing an Incremental Revolving Facility hereunder.

“Incremental Revolving Lender” is defined in Section 2.22(a).

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Other Term Loan.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders establishing a Class of Other Term Loans hereunder.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Other Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Other Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Amount” is defined in Section 2.11(b).

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incurrence Test” is defined in Section 6.01.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued expenses arising in the ordinary course of business and (ii) any contingent earnout or other contingent payment obligation incurred in connection with an acquisition permitted hereunder (but only to the extent that such obligation has not become fixed)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person (and in the event such Person has not assumed or otherwise become liable for payment of such obligation, the amount of Indebtedness under this clause (e) shall be the lesser of the amount of such obligation and the fair market value of such property), (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person in respect of Hedging Agreements (such net obligations to be equal at any time to the termination value of such Agreements or other arrangements that would be payable by or to such Person at such time) and (i) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Indebtedness is expressly non-recourse to such Person.

“Indemnitee” is defined in Section 9.05(b).

“Information” is defined in Section 9.14(a).

“Insolvency Law” shall mean, to the extent applicable, (a) Title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), and (d) any similar Federal, provincial, state, local or foreign bankruptcy or insolvency law, in each case as now constituted or hereafter amended or enacted.

“Intercreditor Agreement” shall mean an Intercreditor Agreement among the Borrower, the Guarantors, the Administrative Agent, the Revolver Collateral Agent and, if applicable, one or more Senior Representatives for holders of Permitted Second Lien Notes, substantially in the form of Exhibit D hereto with such modifications thereto as the Administrative Agent may agree.

“Interest Coverage Ratio” shall mean, on the date of any incurrence of Indebtedness or any other event, including any change in interest rates applicable to existing Indebtedness resulting from a modification or amendment to the documents governing such Indebtedness, in respect of which the Incurrence Test is to be satisfied (the “Test Date”), the ratio of (a) aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements have been delivered immediately prior to such date (the “Four Quarter Period”) to (b) the aggregate Consolidated Interest Expense for such Four Quarter Period.  In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness incurred or repaid (including any Indebtedness irrevocably called for redemption) during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Test Date (other than Indebtedness incurred or repaid under the Revolving Facility or similar arrangement except to the extent commitments thereunder (or under any predecessor or successor revolving credit or similar arrangement in effect on the last day of such Four Quarter Period) are permanently reduced), in each case as if such Indebtedness had been incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Test Date (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Sales and Permitted Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Sale) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset sales and permitted acquisitions (including giving pro forma effect to the application of proceeds of any asset sale) that have been made by any Person that has become a Loan Party or has been merged with or into the Borrower or any Loan Party during such Reference Period and that would have constituted Asset Sales or Permitted Acquisitions had such transactions occurred when such Person was a Loan Party as if such asset sales or permitted acquisitions were Asset Sales or Permitted Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Sale or Permitted Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Test Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Payment Date” shall mean (a) with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) with respect to any Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or, if consented to by all affected Lenders, 9 or 12 months thereafter), or such period of time shorter than 1 month as may be agreed to by the Administrative Agent, in each case, as the Borrower thereof may elect and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earlier of (i) the next succeeding April 1, July 1, October 1 or January 2 and (ii) the Term Loan Maturity Date or an Incremental Term Loan Maturity Date, as applicable; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall mean, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, stock or other securities of any other Person, including any exchange of equity securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business.  Except for any Investment described in the immediately succeeding sentence, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than SSCC, the Borrower or any Subsidiary in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).  For purposes of this Agreement, the redemption, purchase or other acquisition for value by any Subsidiary of any shares of its capital stock from a Person other than SSCC, the Borrower or any other Subsidiary shall be deemed to be an “Investment” by such Subsidiary in its shares of capital stock.

“IP Security Agreements” shall have the meaning set forth in (a) prior to the Funding Date, the Guarantee and Collateral Agreement attached hereto as Exhibit C and (b) on and after the Funding Date, the Guarantee and Collateral Agreement.

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“JPMCB” is defined in the preamble to this Agreement.

“Latest Maturity Date” means, at any date of determination, the latest maturity date of any Term Loan or Other Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lenders” shall mean the Persons listed on Schedule 2.01 (and their respective successors, which shall include any entity resulting from a merger or consolidation) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or an Incremental Facility Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security, hypothecation, prior claim (within the meaning of the Civil Code of Quebec) encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to such asset.

“Loan Documents” shall mean this Agreement, Guarantee and Collateral Agreement, the other Security Documents, the Intercreditor Agreement and the Incremental Facility Agreements.

“Loan Documents Obligations” shall mean Obligations of the type described in clauses (a) and (b) of the term “Obligations”.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Term Loans and, unless context shall otherwise require, any Other Term Loans and any loans made pursuant to an Incremental Revolving Commitment.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, operations, properties or financial condition of SSCC and its Subsidiaries,

taken as a whole, or (b) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

“Material Contract” shall mean any contract to which SSCC, the Borrower or any of the Subsidiaries is or becomes a party that provides for payments by or to SSCC, the Borrower or any of the Subsidiaries in excess of $50,000,000 per year and that has a term in excess of twelve months.

“Material Indebtedness” means Indebtedness (other than the Loan Documents Obligations), or obligations in respect of one or more Hedging Agreements, of any one or more of SSCC, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $30,000,000.

“Material Subsidiary” shall mean each Subsidiary now existing or hereafter acquired or formed and each successor thereto that (a) for the most recent period of four consecutive fiscal quarters of the Borrower accounted (on a consolidated basis with its Subsidiaries) for more than 5% of the consolidated revenues of SSCC or the Borrower, (b) as at the end of such fiscal quarter, was (on a consolidated basis with its Subsidiaries) the owner of more than 5% of the consolidated assets of SSCC or the Borrower, as shown on the consolidated financial statements of SSCC or the Borrower for such fiscal quarter or (c) is irrevocably designated as a Material Subsidiary in a writing by a Loan Party to the Administrative Agent; provided that no Excluded Subsidiary shall be deemed to be a Material Subsidiary.  Schedule 1.01(a) sets forth each Subsidiary that is a Material Subsidiary on and as of the Closing Date.

“Minimum Extension Condition” is defined in Section 2.25(d).

“Minimum Tender Condition” is defined in Section 2.24(b).

“Mortgaged Properties” shall mean (i) each parcel (or adjoining parcels) of real property (including any real property fixtures thereon) owned by a Loan Party on the Closing Date and specified on Schedule 1.01(b), and (ii) each After-Acquired Mortgage Property with respect to which a Mortgage is granted pursuant to Section 5.09.

“Mortgages” shall mean (a) the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents with respect to Mortgaged Properties or delivered pursuant to Section 5.09.  Each Mortgage shall be substantially in the form of Exhibit E, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that has been maintained, sponsored or contributed by SSCC or an ERISA Affiliate within the preceding five plan years.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the Cash Proceeds therefrom, net of (i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Loans and borrowings under the Revolving Facility) required to be repaid under the terms thereof as a result of such Asset Sale), (ii) if such Asset Sale includes the sale or transfer of assets included in the Revolving Facility Collateral or assets of a similar type owned by the Canadian Subsidiaries and pledged to secure the obligations under the Revolving Facility, any Cash Proceeds therefrom equal to the book value of the inventory, receivables, other Revolving Facility Collateral or such assets of a similar type owned and so pledged by the Canadian Subsidiaries included in such sale or transfer, (iii) taxes paid or reasonably estimated to be payable in the year such Asset Sale occurs or in the following year as a result thereof and (iv) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations and any purchase price adjustments associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any issuance of debt or equity securities, the cash proceeds thereof, net of underwriting commissions or placement fees and expenses directly incurred in connection therewith.

“Non-Cash Charges” means any non-cash charges or losses, including (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities pursuant to GAAP, (b) long-term incentive plan accruals and any non-cash expenses resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of SSCC, the Borrower or any Subsidiary and (c) any non-cash charges or losses resulting from the application of purchase accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense.

“Non-U.S. Person” is defined in Section 2.19(f).

“Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to the Administrative Agent and any of the Lenders under this Agreement and each of the other Loan Documents (other than the Intercreditor Agreement), including obligations to pay Fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (other than the Intercreditor Agreement) (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (other than the Intercreditor Agreement), (c) the due and punctual payment of all monetary obligations of SSCC and its Subsidiaries under each Qualified Secured Hedging Agreement that are treated as an “Obligation” pursuant to the terms of Section 9.19 and (d) the due and punctual payment and performance of all Cash Management Services Obligations of SSCC and its Subsidiaries in respect of Qualified Secured Cash Management Agreements that are treated as an “Obligation” pursuant to the terms of Section 9.19.

“Other Taxes” is defined in Section 2.19(b).

“Other Term Loans” is defined in Section 2.22(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Perfection Certificate” shall mean a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” is defined in Section 6.05(f).

“Permitted Debt Exchange” is defined in Section 2.24(a).

“Permitted Debt Exchange Offer” is defined in Section 2.24(a).

“Permitted Investments” shall mean any of the following:

(a) any evidence of Indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or Canada;

(b) any certificate of deposit, banker’s acceptance or time deposit (including Eurodollar time deposits), maturing not more than one year after the date of purchase, issued or guaranteed by or placed with (i) the Administrative Agent or any bank providing Cash Management Services to SSCC or any Subsidiaries or (ii) a commercial banking institution that has long-term debt rated “A2” or higher by Moody’s Investors Service, Inc. (“Moody’s”) or “A” or higher by Standard & Poor’s Ratings Services (“S&P”) and which has a combined capital and surplus of not less than $500,000,000;

(c) commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by a corporation (other than a Loan Party or any Affiliate of a Loan Party) with a rating, at the time as of which any determination thereof is to be made, of “P-1” or higher by Moody’s or “A-1” or higher by S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary);

(d) investments in fully collateralized repurchase agreements with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank or trust company meeting the qualifications specified in clause (b) above;

(e) demand deposits with any bank or trust company;

(f) money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above; and

(g) in the case of the Foreign Subsidiaries, short-term investments comparable to the foregoing.

“Permitted Liens” shall mean, with respect to any Person, any of the following:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of all such taxes known to such Person has been made on the books of such Person if and to the extent required by GAAP;

(b) mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s and similar Liens arising by operation of law and in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;

(c) Liens arising in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;

(d) (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (ii) Liens securing surety, indemnity, performance, appeal and release bonds, in the case of either clause (i) or (ii), securing such obligations in an amount outstanding at any time not to exceed individually or in the aggregate $100,000,000, provided that full provision for the payment of all such obligations has been made on the books of such Person if and to the extent required by GAAP;

(e) imperfections of title, restrictive covenants, rights of way, easements, servitudes, mineral interest reservations, reservations made in the grant from the Crown, municipal and zoning ordinances, general real estate taxes and assessments not yet delinquent and other encumbrances on real property that (i) do not arise out of the incurrence of any Indebtedness for money borrowed and (ii) do not interfere with or impair in any material respect the utility, operation, value or marketability of the real property on which such Lien is imposed;

(f) the rights of collecting banks or other financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in the possession of such financial institution;

(g) leases or subleases granted to others not interfering in any material respect with the business of SSCC or any Subsidiary and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Documents;

(h) Liens on accounts receivable for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable;

(i) Liens arising from the granting of a license to enter into or use any asset of SSCC or any Subsidiary to any Person in the ordinary course of business of SSCC or any Subsidiary that does not interfere in any material respect with the use or application by SSCC or any Subsidiary of the asset subject to such license;

(j) Liens attaching solely to cash earnest money deposits made by SSCC or any Subsidiary in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

(k) Liens arising from precautionary Uniform Commercial Code financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(l) Liens on insurance policies and proceeds thereof to secure premiums thereunder; and

(m) Liens arising out of judgments or awards in respect of which an appeal or proceeding for review is being diligently prosecuted, provided that (i) a stay of execution pending such appeal or proceeding for review has been obtained and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP.

For the purposes of the Security Documents and Section 3.17, “Permitted Liens” shall also be deemed to include the Liens permitted by Sections 6.02(a)(ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xii), (xiii), (xiv) and (xv).  Any reference in any of the Loan Documents (other than the Intercreditor Agreement) to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

“Permitted Notes” shall mean Permitted Second Lien Notes or Permitted Unsecured Notes.

“Permitted Refinancing Indebtedness” shall mean, with respect to SSCC, the Borrower or any Subsidiary, any refinancing, refunding, renewal or extension of any

Indebtedness, in whole or in part, of such Person from time to time; provided that (a) the principal amount (or accreted value, if applicable) or, in the case of any revolving facility, the commitments thereunder, thereof does not exceed the principal amount (or accreted value, if applicable) or in the case of any revolving facility, the commitments thereunder, (except as otherwise permitted under Section 6.01(f)) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such refinancing, refunding, renewal or extension (the “Refinancing Debt”) has a final maturity date the same as or later than the final maturity date of, and, other than in the case of a revolving facility, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Refinanced Debt is subordinated in right of payment to the Obligations, such Refinancing Debt is subordinated in right of payment to the Obligations on terms, when taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt, (e) if the Refinanced Debt is secured, the Refinancing Debt shall be unsecured or secured only by assets that secured such Refinanced Debt; provided that if the Refinanced Debt is the Revolving Facility, such Refinancing Debt may be secured by (A) any assets or properties of the Borrower or any Domestic Subsidiary which also secures the Obligations and (B) any assets or properties of any Canadian Subsidiary, (f) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate, redemption premium and other pricing provisions) of any such Refinancing Debt, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Refinanced Debt; provided that, in respect of any Refinancing Debt in an aggregate principal amount of $75,000,000 or greater, a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Debt or drafts of the documentation relating thereto, stating that SSCC, the Borrower or the Subsidiary incurring such Indebtedness has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (f) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (g) unless each Domestic Subsidiary that is a primary obligor or guarantor in respect of such Refinancing Debt was also a primary obligor or guarantor in respect of the Refinanced Debt, all the Domestic Subsidiaries that are primary obligors or guarantors of such Refinancing Debt shall be Loan Parties; provided further that (A) if the proceeds of revolving loans are used to repurchase or redeem any Indebtedness, within 90 days of such repurchase or redemption, the Borrower or any Subsidiary may incur Indebtedness otherwise meeting the requirements of this definition (as if such new Indebtedness were used to refinance such repurchased or redeemed Indebtedness) to repay such revolving loans and (B) if the proceeds of Indebtedness meeting the requirements of this definition cannot be immediately applied to refinance existing Indebtedness, then, unless such proceeds are held by SSCC or a Subsidiary pending such refinancing, they may be used to temporarily prepay revolving loans or other revolving debt, which then may be redrawn to refinance such Indebtedness within 90 days of such prepayment.  Notwithstanding anything to the contrary in clause(f) above, with respect to Refinanced Debt that is the Revolving Facility, the terms and conditions as to collateral of the Refinancing Debt shall be deemed to be not materially less favorable to the Loan Parties or the Lenders than the terms as to collateral of the Refinanced Debt if the Refinancing Debt (i) is secured by collateral meeting the requirements of clause (e) above and (ii) is subject to substantially the same intercreditor arrangements as set forth in and contemplated by the Intercreditor Agreement; provided that any differing terms are agreed to by the Administrative Agent.

“Permitted Timber Financing” shall mean any financing transaction by SSCC, the Borrower or any Subsidiary secured by timber or timberland, or a Sale/Leaseback Transaction in which the subject property consists of timber or timberland, in each case owned by such Person for more than 90 days immediately prior to such financing transaction or Sale/Leaseback Transaction, so long as such financing transaction or Sale/Leaseback Transaction (a) does not have a final maturity or final payment date in respect thereof on or prior to the Latest Maturity Date then in effect or a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans or Other Term Loans, (b) results in the Net Cash Proceeds to any Loan Party in excess of 60% of the fair market value (determined, as of the date of such financing transaction or Sale/Leaseback Transaction, on the basis of an assumed arms-length sale of such property, by a nationally recognized appraisal or valuation firm experienced in valuing timber or timberland) of the timber or timberland that is the subject property of such financing transaction or Sale/Leaseback Transaction and (c) contains covenants no more restrictive than those contained in this Agreement (except that covenants that relate solely to the subject property may be more restrictive).

“Permitted Second Lien Notes” shall mean secured Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction in the form of one or more series of second lien secured notes; provided that (i) such Indebtedness is secured by (A) the Term Facility Collateral on a second lien, subordinated basis to the Obligations and on a senior basis to the obligations in respect of the Revolving Facility and (B) the Revolving Facility Collateral on a third lien, subordinated basis to the Obligations, and is not secured by any property or assets of SSCC, the Borrower or any Subsidiary (including any Foreign Subsidiary) other than the Collateral; (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are more restrictive to the Loan Parties than the terms of this Agreement, and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness shall have become party to the Intercreditor Agreement.  Permitted Second Lien Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Notes” shall mean unsecured Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors, (iii) if such Indebtedness is subordinated, it and any Guarantees thereof shall be subordinated to the Obligations and the obligations under the Revolving Facility, in the case of capital markets subordinated debt, on customary market terms then applying to similar capital markets offerings or placement of subordinated debt, or otherwise, on a basis reasonably satisfactory to the Administrative Agent, (iv) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are more restrictive to the Loan Parties than the terms of this Agreement, and (v) such Indebtedness is not secured by any Lien on any property or assets of SSCC, the Borrower or any Subsidiary (including any Foreign Subsidiary).  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean any natural person, corporation, legal person, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by SSCC or any ERISA Affiliate.

“Plan of Reorganization” is defined in the preamble to this Agreement.

“Prepayment Account” is defined in Section 2.13(f).

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Extension Loans” is defined in Section 2.25(c).

“Purchase Offer” shall mean an offer by the Borrower to purchase Term Loans or Other Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.23.

“Qualified Secured Cash Management Agreement” is defined in Section 9.19.

“Qualified Secured Hedging Agreement” is defined in Section 9.19.

“Real Properties” shall mean each parcel of real property identified on Schedule 3.19, together with all fixtures thereon, and each other parcel of real property acquired and owned by SSCC, the Borrower or any Domestic Subsidiary after the Closing Date, together with all fixtures thereon.

“Refinancing Prepayment” is defined in Section 2.26.

“Register” is defined in Section 9.04(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the Securities and Exchange Commission.

“Regulation H” shall mean Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Repayment Amounts” shall mean, collectively, the Term Loan Repayment Amounts and the Incremental Term Loan Repayment Amounts.

“Repayment Dates” shall mean the Term Loan Repayment Dates and the Incremental Term Loan Repayment Dates.

“Required Lenders” shall mean, as of the date of determination thereof, the Lenders having greater than 50% of the sum of the aggregate principal amount of Loans and unused Commitments hereunder; provided that (a) the Loans and unused Commitments of SSCC, the Borrower or their Affiliates and (b) whenever there are one or more Defaulting Lenders, the Loans and unused Commitments of each such Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any Person shall mean the chief executive officer, president, any Financial Officer or any vice president of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of SSCC, the Borrower or any of the Subsidiaries, now or hereafter outstanding, except (i) any dividend payable solely in shares or other Equity Interests of such class of Equity Interests to the holders of such Equity Interests, (ii) any dividend or distribution made by any Subsidiary ratably to the holders of the capital stock of such Subsidiary and (iii) any dividend or distribution made or paid to SSCC, the Borrower or any Subsidiary, and (b) any redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value, direct or indirect, of any Equity Interests of SSCC, the Borrower or any of the Subsidiaries, now or hereafter outstanding, except for any such redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value (i) payable only to a Loan Party or payable from a Foreign Subsidiary to another Foreign Subsidiary or (ii) of any minority Equity Interests of a Subsidiary that is not wholly owned which are held by Persons that are not Affiliates of the Borrower.

“Revolver Collateral Agent” shall mean Deutsche Bank AG New York Branch, as collateral agent under the Revolving Facility, or any successor collateral agent or other agent appointed under the Revolving Facility in accordance with the provisions thereof.

“Revolving Facility” shall mean (a) the asset-based revolving facility (and, as applicable, term loan facility) agreement, among SSCC, the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto and Deutsche Bank AG New York Branch, as the administrative agent, or any successor administrative agent appointed thereunder, in an initial aggregate principal amount of up to $650,000,000, as the same may be increased pursuant to incremental commitments thereunder in compliance with Section 6.01(f) or (b) any credit facility constituting Permitted Refinancing Indebtedness of the facility in clause (a), including any subsequent incremental financing thereunder in compliance with Section 6.01(f); provided that no Incremental Facility hereunder shall be deemed to be the Revolving Facility or any Permitted Refinancing Indebtedness in respect of the Revolving Facility.

“Revolving Facility Collateral” shall prior to the Funding Date, have the meaning assigned to the term “ABL Collateral” in the form of Intercreditor Agreement attached as Exhibit D hereto, and after the Funding Date, have the meaning assigned to the term “ABL Collateral” in the Intercreditor Agreement.

“Revolving Facility Documents” shall mean all agreements and other documents evidencing or governing the Revolving Facility or any Permitted Refinancing Indebtedness of the Revolving Facility (other than, for the avoidance of doubt, this Agreement or the Intercreditor Agreement) or providing for any guarantee, security interests or other right in respect thereof.

“Sale/Leaseback Transaction” shall mean an arrangement, direct or indirect, whereby SSCC, the Borrower or any of the Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Secured Parties” shall have the meaning set forth in (a) prior to the Funding Date, the Guarantee and Collateral Agreement attached hereto as Exhibit C and (b) on and after the Funding Date, the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the IP Security Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to Section 5.09.

“Senior Representative” shall mean, with respect to any series of Permitted Second Lien Notes, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Indebtedness” shall mean, with respect to any Person, Indebtedness of such Person that is secured by any Lien (other than a Permitted Lien and Liens permitted by Sections 6.02(a)(vi), (ix) and (x)).

“Smurfit-Stone Puerto Rico” shall mean Smurfit-Stone Puerto Rico, Inc., a Delaware corporation that is qualified to do business in the Commonwealth of Puerto Rico.  For purposes of this Agreement, Smurfit-Stone Puerto Rico shall be deemed to be a Foreign Subsidiary.

“SSCC” is defined in the preamble to this Agreement.  Each reference herein to SSCC shall, on and after the Funding Date and the Funding Date Merger, be deemed a reference to the Borrower as the corporation surviving the Funding Date Merger.

“SSC Canada” shall mean Smurfit-Stone Container Canada Inc., a corporation continued under the Companies Act (Nova Scotia) (or the newly organized Subsidiary or Subsidiaries that acquire the assets of Smurfit-Stone Container Canada Inc. pursuant to the Plan of Reorganization).

“SSCE” is defined in the preamble to this Agreement.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages, including any marginal, special, emergency or supplemental reserves (expressed as a decimal) established by the Board and any other banking authority to which the Administrative Agent is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any direct or indirect subsidiary of SSCC or the Borrower.

“Supermajority Lenders” shall mean Lenders having Commitments representing more than 66-2/3% of the aggregate Commitments of all Lenders; provided that (a) Commitments of SSCC, the Borrower and any Affiliate of either and (b) whenever there are one or more Defaulting Lenders, the Commitments of each such Defaulting Lender shall in each case be excluded for purposes of making a determination of the Supermajority Lenders.

“Taxes” is defined in Section 2.19(a).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility Collateral” shall prior to the Funding Date, have the meaning assigned to the term “Non-ABL Collateral” in the form of Intercreditor Agreement attached as Exhibit D hereto, and after the Funding Date, have the meaning assigned to the term “Non-ABL Collateral” in the Intercreditor Agreement.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  As of the Closing Date, the aggregate amount of the Lenders’ Term Loan Commitments is $1,200,000,000.

“Term Loan Maturity Date” shall mean the sixth anniversary of the Funding Date.

“Term Loan Repayment Amounts” is defined in Section 2.11(a).

“Term Loan Repayment Dates” is defined in Section 2.11(a).

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.  Unless the context shall otherwise require, the term “Term Loans” shall also include any Other Term Loans.

“Term Sweep Account” shall mean one or more deposit accounts or securities accounts holding only the Net Cash Proceeds received in respect of any Asset Sale occurring on or after the Funding Date (to the extent such Net Cash Proceeds are required to be applied to the prepayment of Term Loans pursuant to Section 2.13) or from the issuance of Permitted Notes in accordance with Section 6.01(m)(i), and any investments thereof in Permitted Investments and the proceeds thereof, in each case pending the required application of such Net Cash Proceeds in accordance with Section 2.13.

“Transactions” is defined in Section 3.02.

“Transferee” is defined in Section 2.19(a).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Upfront Payments” is defined in Section 2.22(b).

“U.S. Bankruptcy Court” is defined in the preamble to this Agreement.

“U.S. Dollars” or “$” shall mean lawful currency of the United States.

“U.S. Entities” is defined in the preamble to this Agreement.

“U.S. Proceedings” is defined in the preamble to this Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned”, when used in reference to any subsidiary of a Person, shall mean any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement , and the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  Each reference to any Loan Document or any other document or agreement shall be deemed to be a reference to such Loan Document, document or agreement as amended, restated, waived, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof.

SECTION 1.03. Classification of Loans and Borrowings.  For the purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan” or an “Other Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”).  Borrowings may also be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

SECTION 1.04. Pro Forma Calculations.  With respect to any period during which any Permitted Acquisition occurs, the Consolidated Leverage Ratio, the Consolidated Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated with respect to such period (and, to the extent applicable, subsequent periods) on a pro forma basis after giving effect to such Permitted Acquisition (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition, provided that such cost savings shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower), using, for purposes of making such calculations, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of SSCC and the Subsidiaries, which shall be reformulated as if such Permitted Acquisition, and any other Permitted Acquisitions that have been consummated during the period, had been consummated at the beginning of such period. In addition, solely for purposes of determining pro forma compliance with the Interest Coverage Ratio for purposes of Section 6.05(f), any Indebtedness incurred in connection with such Permitted Acquisition and any other Permitted Acquisitions that have been consummated during the period shall be assumed to have been incurred at the beginning of such period.

SECTION 1.05. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if  the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.  Any references herein to consolidated or other financial information of SSCC and its Subsidiaries shall be deemed, on and after the Funding Date and the consummation of the Funding Date Merger, to refer to the Borrower and its Subsidiaries.

ARTICLE II

Term Loans

SECTION 2.01. Commitments.  Subject to the terms and conditions and relying on the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make to the Borrower on the Funding Date a Term Loan in U.S. Dollars in a principal amount equal to its Term Loan Commitment.  Amounts paid or repaid in respect of Term Loans may not be reborrowed.  Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), if a Lender elects pursuant to Section 2.05(a)(ii) to have an original issue discount apply to its

Term Loans, the funded portion of each Term Loan to be made on the Funding Date by such Lender (i.e., the amount advanced to the Borrower on the Funding Date) shall be equal to 99.0% of the principal amount of such Term Loan (it being agreed that the full principal amount of each such Term Loan will be deemed outstanding on the Funding Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Term Loan as provided hereunder).

SECTION 2.02. Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Loans comprising any Borrowing shall be (i) in the case of a Eurodollar Borrowing, in an aggregate principal amount that is not less than $1,000,000 and an integral multiple of $1,000,000 or (ii) in the case of an ABR Borrowing, in an aggregate principal amount that is not less than $1,000,000 and an integral multiple of $1,000,000.

(b)  Subject to Section 2.08, (i) each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03 or as otherwise may be provided in this Agreement.  Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of any such option shall not (A) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (B) require any reimbursement or other payment to be made to such Lender or its Affiliates pursuant to Section 2.19 in an amount in excess of the amounts that would have been payable thereunder to such Lender had such Lender not exercised such option.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than fifteen separate Eurodollar Loans of any Lender being outstanding hereunder at any one time.  For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)  Each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.16, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by such agent for such purpose, and the Administrative Agent shall promptly credit the amounts so received to the general deposit account of the Borrower or, if a Borrowing shall not occur on such date because any condition precedent specified herein shall not have been met, return the amounts so received to the respective Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or, in the case of an ABR Borrowing, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative

Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall be deemed to constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Interest Period with respect to any Borrowing that would end after the Term Loan Maturity Date or Incremental Term Loan Maturity Date, as applicable.

SECTION 2.03. Notice of Borrowings.  To request a Borrowing, the Borrower shall give the Administrative Agent written or fax notice substantially in the form of Exhibit G (or telephone notice promptly confirmed in writing or by fax) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed borrowing (or such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of a proposed borrowing.  Such notice shall be irrevocable and shall in each case refer to this Agreement and specify the following information:

(i) the Type (e.g., Eurodollar or ABR) of such Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing (which shall be a Business Day);

(iv) in the case of a Eurodollar Borrowing, the Interest Period with respect thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the number and location of the account to which funds are to be disbursed;

provided, however, that, notwithstanding any contrary specification in any such notice, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative

Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03, and of each such Lender’s portion of the requested Borrowing.

SECTION 2.04. Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each (i) Term Lender, the then unpaid principal amount of each Term Loan of such Lender in such amounts and on such dates as provided in Section 2.11 and (ii) Incremental Term Lender that shall have made Other Term Loans to the Borrower, the then unpaid principal amount of each Other Term Loan of such Lender in such amounts and on such dates as provided in the applicable Incremental Term Loan Assumption Agreement.  Each Loan shall bear interest from and including the date made on the outstanding principal balance thereof as set forth in Section 2.06.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)  The entries made in the accounts maintained by the Lenders and the Administrative Agent pursuant to paragraphs (b) and (c) above shall, to the extent permitted by applicable laws, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms.

(e)  Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In response to any such request, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns substantially in the form of Exhibit H, with the blanks appropriately filled in.  Notwithstanding any other provision of this Agreement, in the event that any Lender shall request and receive such a promissory note, the Loans evidenced by such promissory note and interest payable on such Loans shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes, if any, payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender):

(i) a participation fee equal to 0.50% of such Lender’s Term Loan Commitment in effect on the Closing Date, which will be earned on the Closing Date and will be payable (x) on the Funding Date, in an amount equal to the full amount of such fee less any portion thereof previously paid under clause (y) hereof and (y) on each date prior to the occurrence of the Funding Date upon which any such Term Loan Commitment or portion thereof is terminated or otherwise expires, payable with respect to the amount of any such expired or terminated Term Loan Commitment (including without limitation upon any such termination of a portion of the Term Loan Commitments on or prior to the Funding Date as a result of the issuance of any Permitted Unsecured Notes);

(ii) a fee payable on the Funding Date equal to 1.00% of the principal amount of such Lender’s Term Loans made on the Funding Date, minus the amount of any fee paid pursuant to clause (i) above on the Funding Date with respect to the amount of such Lender’s Term Loan Commitment relating to such Term Loans made, such fee to be paid in cash on the Funding Date, or if the Lender so elects by giving notice to the Administrative Agent at least one Business Day prior to the Funding Date, as an original issue discount with respect to such Term Loans made by it;

(iii) a ticking fee equal to 0.50% per annum (calculated on the basis of a year of 360 days and actual days elapsed) applied to the average daily amount of the Term Loan Commitment of such Lender, which shall accrue at all times during the period commencing on the date hereof and ending on the earlier of (x) the Funding Date and (y) the date prior to the occurrence of the Funding Date upon which the Term Loan Commitments are terminated or otherwise expire and which shall be due and payable upon the earlier of (x) the Funding Date and (y) the date prior to the occurrence of the Funding Date upon which the Term Loan Commitments are terminated or otherwise expire; and

(iv) in the event a Lender receives a Refinancing Repayment, the premium required to be paid pursuant to Section 2.26 in connection therewith.

(b)  The Borrower agrees to pay to the Administrative Agent, (i) for its own account, the administration fees at the times and in the amounts agreed upon by the Borrower and the Administrative Agent and (ii) for the account of each Arranger, the arrangement fee at the times and in the amounts agreed upon by the Borrower and the Arrangers in the letter dated as of January 12, 2010.

(c)  All Fees shall be paid on the dates due, in U.S. Dollars in immediately available funds, to the Administrative Agent.  Once paid, none of the Fees shall be refundable under any circumstances (other than corrections of errors in payment).

SECTION 2.06. Interest on Loans.  (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate with respect to such Loans.

(b)  Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate with respect to such Loans.

(c)  Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan and at such other times as are specified in this Agreement.  The Applicable Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be presumptively correct absent manifest error.

SECTION 2.07. Default Interest.  If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder or under any Loan Document, by acceleration or otherwise, the Borrower shall, on the written demand of the Required Lenders or the Administrative Agent, with the consent of the Required Lenders, to the Borrower, pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment or bankruptcy) at a rate per annum (the “Default Rate”) equal to (a) in the case of any Loan, the rate that would be applicable under Section 2.06 to such Loan plus 2.00% per annum and (b) in the case of any other amount, the rate that would be applicable under Section 2.06 to an ABR Term Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that U.S. Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such U.S. Dollar deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of Lenders under the relevant Credit Facility of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders.  In the event of any such determination, any request by the Borrower for such a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments.  (a)  The Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the date that is five months after the Closing Date if the Funding Date shall not have occurred on or prior to such date but in any event no later than 5:00 p.m., New York City time, on July 16, 2010.

(b)  Upon at least one Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time prior to the Funding Date in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments; provided, however, that each partial reduction of such Term Loan Commitments shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $5,000,000.

(c)  If, prior to the Funding Date, the Borrower issues Permitted Unsecured Notes (including for proceeds that are deposited into an escrow account pending the Funding Date), then the Term Loan Commitments shall automatically be reduced at the time of any such issuance, on a pro rata basis, by an amount equal to the Net Cash Proceeds of any such issuance.

(d)  The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of Term Loan Commitments, the fee on the amount of the Term Loan Commitments so terminated or reduced required to be paid pursuant to Section 2.05(a)(i).

(e)  Nothing in this Section 2.09 shall prejudice any rights that the Borrower may have against any Lender that fails to lend as required hereunder prior to the date of termination of any Term Loan Commitment.

SECTION 2.10. Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable notice substantially in the form of Exhibit I to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on the day of the proposed conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be in an integral multiple of $1,000,000 and not less than $10,000,000;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording the particulars thereof in their respective accounts maintained pursuant to Section 2.04, and no new Loan shall be considered to have been made as a result thereof; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of the conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of clause (v) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than any applicable Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Borrowings to be paid on such Term Loan Repayment Date; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (A) the identity, amount and Class of the Borrowing that the Borrower requests be converted or continued, (B) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (D) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto

(unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings.  (a)  The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, (i) on September 30, 2010 and on the last day of each subsequent fiscal quarter (each such date, together with the Term Loan Maturity Date, being a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Funding Date and (ii)on the Term Loan Maturity Date, the unpaid outstanding balance of the Term Loans (such amounts payable on each Term Loan Repayment Date, including the amount payable on the Term Loan Maturity Date, as adjusted from time to time pursuant to Sections 2.12 and 2.13(d), being called the “Term Loan Repayment Amounts”).

(b)  The Borrower shall pay to the Administrative Agent, for the account of the applicable Incremental Term Lenders, on each Incremental Term Loan Repayment Date, including the Incremental Term Loan Maturity Date, a principal amount of the Other Term Loans (such amounts, as adjusted from time to time pursuant to Sections 2.12 and 2.13(d), being called the “Incremental Term Loan Repayment Amounts”) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement.

(c)  To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and Incremental Term Loan Maturity Date, respectively.

(d)  All repayments pursuant to this Section 2.11 shall be subject to Section 2.15 and shall be accompanied by accrued and unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty.  In the event that any Term Loans or Other Term Loans are purchased or acquired by the Borrower pursuant to Purchase Offers under Section 2.23 or Permitted Debt Exchanges pursuant to Section 2.24 or any portion of any Term Loans or Other Term Loans of any Class are converted into a new Class of Term Loans or Other Term Loans pursuant to an Extension effected pursuant to Section 2.25, then the Term Loan Repayment Amount and the Incremental Term Loan Repayment Amount attributable to each Term Loan or Other Term Loan of each Class that was outstanding prior to and remains outstanding after such Purchase Offer, Permitted Debt Exchange or Extension, as the case may be, will not be reduced or otherwise affected by such transaction (i.e., in the case of the scheduled quarterly installment payments, will continue to be 0.25% of the initial amount of such Term Loan or Other Term Loan on the date it was originally made).

SECTION 2.12. Optional Prepayments; Certain Loan Repurchases.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written or fax notice (or telephone notice promptly confirmed by written or fax notice) delivered to the Administrative Agent (i) by 11:00 a.m., New York City time, at least three Business Days prior to the date designated for such prepayment, in the case of any prepayment of a Eurodollar Borrowing, or (ii) by 11:00 a.m., New York City time, on the date designated for such prepayment in the case of any prepayment of an ABR Borrowing; provided, however, that each partial payment shall be in an amount that is an integral multiple of, in the case of an ABR Borrowing, $1,000,000 and, in the case of a Eurodollar Borrowing, $5,000,000 (or, in each case, the entire amount of the Borrowing being prepaid).

(b)  Optional prepayments of Term Loans made by the Borrower pursuant to paragraph (a) above shall be allocated between Classes of Term Loans (and to the remaining scheduled installments of principal with respect to Term Loans of any Class) in a manner determined at the discretion of the Borrower.

(c)  Each notice of optional prepayment shall specify (i) the amount to be prepaid, (ii) the prepayment date, (iii) the Class of Loans to be prepaid and (iv) the allocation of the amount specified pursuant to clause (i) among the Loans specified pursuant to clause (iii).  Each notice of optional prepayment shall be irrevocable and shall commit the Borrower to prepay such obligations by the amount specified therein on the date specified therein.  All prepayments pursuant to this Section 2.12 shall be subject to Section 2.15 and, if applicable, Section 2.26, and shall be accompanied by accrued and unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty.

(d)  Except as specifically set forth in the last sentence of Section 2.13(b), no optional prepayment of Loans made by the Borrower pursuant to this Section 2.12 shall reduce the Borrower’s obligation to make mandatory prepayments pursuant to Section 2.13(a), (b) or (c).

SECTION 2.13. Mandatory Prepayments.  (a)  No later than the third Business Day following the determination of the amount of Net Cash Proceeds received in respect of any Asset Sale occurring on or after the Funding Date, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(d); provided, however, that if (i) at any time prior to the due date of such prepayment, the Borrower delivers a certificate of its Financial Officer to the Administrative Agent setting forth its intent to reinvest, or to cause the Subsidiaries to reinvest, the Net Cash Proceeds received in respect thereof, not in excess of $250,000,000 in the aggregate for all Asset Sales, within 365 days after the receipt thereof, in assets that are used or useful in the business of the Borrower and the Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing at the time such certificate is delivered, then no prepayment of Term Loans shall be required pursuant to this paragraph (a), except to the extent such Net Cash Proceeds are not so applied by the expiration of such 365-day period, at which time a prepayment of the Term Loans shall be required in the amount of any such unapplied Net Cash Proceeds.

(b)  No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2010, and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(d) in an aggregate principal amount equal to 50% (or, if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year shall have been equal to or less than 2.25 to 1.00, 25%, or if the if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year shall have been equal to or less than 1.75 to 1.00, 0%) of the amount of Excess Cash Flow for such fiscal year or, in the case of the fiscal year ending December 31, 2010, for the partial fiscal year commencing on July 1, 2010 and ending December 31, 2010.  The Borrower may elect by written notice to the Administrative Agent at the time of a prepayment required to be made in any fiscal year under this paragraph (b) to apply against the amount of such prepayment all or any specified portion of an optional prepayment previously made during the same fiscal year under Section 2.12(a); provided that such optional prepayment was applied to the Term Loans in the same manner as a prepayment under this paragraph (b) is required to be applied, in which case the amount of the optional prepayment so applied will for all purposes hereof (including without limitation for purposes of calculating Excess Cash Flow) be deemed to be a mandatory prepayment made pursuant to this paragraph (b).

(c)  In the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of the Borrower or such Subsidiary after the Funding Date (other than Indebtedness for money borrowed permitted pursuant to Section 6.01 (other than paragraph (m) thereof)) the Borrower shall reasonably promptly after (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(d), provided that the Net Cash Proceeds from the issuance of Permitted Notes pursuant to Section 6.01(m) need not be applied to the prepayment of Term Loans to the extent that the Incremental Commitment Amount is, at the election of the Borrower and simultaneously with the receipt of such Net Cash Proceeds, reduced by the amount of such Net Cash Proceeds not so applied.  The Borrower will give written notice to the Administrative Agent not later than the date on which any issuance of Permitted Notes is consummated of any such election to reduce the then-current Incremental Commitment Amount, specifying the amount of such reduction, provided that the amount of any such reduction shall not exceed the then-current amount of the Incremental Commitment Amount.

(d)  Mandatory prepayments of Term Loans pursuant to paragraphs (a), (b) and (c) above shall be allocated pro rata among the Classes of Term Loans and shall be applied to reduce ratably the remaining Repayment Amounts for such Class; provided, however, that, subject to Section 2.16 (i) the Borrower may allocate and apply the amount of Excess Cash Flow required to be used to prepay Term Loans hereunder in any year to the Repayment Amounts coming due within two years of such required prepayment and (ii) the Borrower may allocate and apply up to $100,000,000 of Excess Cash Flow required to be used to prepay Term Loans hereunder in any year to any Class or Classes of Term Loans and the remaining Repayment Amounts for each such Class at its discretion.

(e)  The Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment by such Borrower required under paragraph  (a), (b) or (c) above, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior to the time of each prepayment required under this Section 2.13, a notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid (which specification shall comply with this Section 2.12) and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.15 and shall be accompanied by accrued but unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty.

(f)  To the extent consistent with paragraph (d) above, amounts to be applied pursuant to this Section 2.13 to the prepayment of Loans shall be applied to reduce outstanding ABR Loans prior to being applied to reduce Eurodollar Loans.  In the case of any mandatory prepayment of Eurodollar Loans pursuant to this Section 2.13 (other than any mandatory prepayment of Loans of any Class required in connection with the expiration or termination in whole of Commitments of such Class), the Borrower may, at its option, deposit into the Prepayment Account (as defined below) an amount in cash equal to such mandatory prepayment rather than prepaying such Loan on the date otherwise due pursuant to this Section 2.13.  The Administrative Agent shall apply any cash deposited into the Prepayment Account solely to prepay Eurodollar Loans with respect to which such deposit has been made on the last day of the applicable Interest Periods (or on an earlier date if (i) directed to do so by the Borrower or (ii) an Event of Default shall have occurred and is continuing).  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (f).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in the Prepayment Account to secure the Obligations owed to such Persons.  The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the Eurodollar Borrowings to be prepaid; provided, however, that (A) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would result in any violation of any law, statute, rule or regulation and (B) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or an Event of Default shall have occurred and be continuing.  The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the day due pursuant to the third preceding sentence is not less than the amount that would have been available had no investments been made pursuant thereto.  So long as no Default or Event of Default shall have occurred and be continuing, interest or profits, if any, resulting from investment of amounts on deposit in the Prepayment Account shall be distributed by the Administrative Agent to the Borrower upon the payment of the Eurodollar Borrowing with respect to which such deposit has been made.

Other than any interest or profits resulting from such investments, the Prepayment Account shall not bear interest.

SECTION 2.14. Reserve Requirements; Change in Circumstances; Increased Costs.  (a)  Notwithstanding any other provision herein, if after the Closing Date any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement that is reflected in the Adjusted LIBO Rate or the Alternate Base Rate) or shall impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, following receipt by the Borrower of a certificate of such Lender to such effect in accordance with Section 2.14(c), such additional amount or amounts as will compensate such Lender on an after-tax basis for such additional costs incurred or reduction suffered; provided, however, that none of the Lenders shall be entitled to demand compensation pursuant to this paragraph (a) if it shall not be the general practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

(b)  If any Lender shall have determined that the adoption after the Closing Date of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company, if any, with any request or directive regarding capital adequacy issued under any law, rule, regulation or guideline (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, if any, could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, if any, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender, following receipt by the Borrower of a certificate of such Lender to such effect in accordance with Section 2.14(c), such additional amount or amounts as will compensate such Lender or such Lender’s holding company, if any, on an after-tax basis for any such reduction suffered; provided, however, that none of the Lenders shall be entitled to demand compensation pursuant to this paragraph (b) if it shall not be the general practice of such Lender, as applicable, to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

(c)  A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company, if any, as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a) or (b) above, including calculations in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after the Borrower’s receipt of the same.

(d)  Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, except that none of the Lenders shall be entitled to compensation under this Section 2.14 for any costs incurred or reduction suffered with respect to any date unless such Lender shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than six months after the later of (i) such date and (ii) the date on which such Lender shall have become aware of such costs or reductions.  The benefits of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

SECTION 2.15. Indemnity.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur with respect to Eurodollar Loans as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to convert or continue any Loan hereunder after irrevocable notice of such Borrowing, conversion or continuation has been given pursuant to Section 2.03 or 2.10, (c) any payment, prepayment or conversion of a Eurodollar Loan required or permitted by any other provision of this Agreement or otherwise, or any assignment of a Eurodollar Loan required by Section 2.20(b), in each case made or deemed made on a date other than the last day of the Interest Period applicable thereto or (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether at scheduled maturity, by acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan.  Such loss or reasonable expense shall be equal to the sum of (i) such Lender’s actual costs and expenses incurred (other than any lost profits) in connection with, or by reason of, any of the foregoing events and (ii) an amount equal to the excess, if any, as reasonably determined by such Lender, of (A) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Adjusted LIBO Rate applicable thereto) for the period from and including the date of such payment, prepayment, conversion or failure to borrow, convert or continue to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan that would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period, Interest Period.  A certificate of any Lender setting forth any amount or amounts, including calculations in reasonable detail, that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16. Pro Rata Treatment.  Except as permitted under Sections 2.23, 2.24 and 2.25, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and the Fees due to the Lenders, each reduction of the Commitments of a Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (provided that (x) in the case of Term Loans or (y) in the event that such Commitments shall have expired or been terminated, such pro rata allocation shall be based on the respective principal amounts of the outstanding Loans or accrued interest thereon, as appropriate).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole U.S. Dollar.

SECTION 2.17. Sharing of Setoffs and Realization of Security.  Except to the extent that this Agreement provides for payments to be disproportionally allocated to or retained by a particular Lender or group of Lenders (including in connection with purchases of Term Loans or Other Term Loans pursuant to Purchase Offers contemplated by Section 2.23, exchanges of Term Loans or Other Term Loans pursuant to Permitted Debt Exchanges pursuant to Section 2.24 and the payment of interest or fees at different rates and repayment of principal amounts of Term Loans or Other Term Loans at different times as a result of Extensions permitted under Section 2.25), each Lender agrees that if it shall through the exercise of a right of banker’s lien, combination of accounts, setoff or counterclaim against any Loan Party, or pursuant to a secured claim under any applicable Insolvency Law or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Insolvency Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans and accrued interest thereon as a result of which the unpaid principal portion of its Loans and accrued interest thereon shall be proportionately less than the unpaid principal portion of the Loans and accrued interest thereon of any other Lender (or other Lender with the same payment entitlements as such Lender), such Lender shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and accrued interest thereon of such other Lender, so that the benefit of all such payments shall be shared by the relevant Lenders ratably in accordance with the aggregate amount of the principal of and accrued interest on their respective Loans; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation pursuant to the foregoing arrangements may, subject to the terms of Section 9.06, exercise any and all rights of banker’s lien, combination of accounts or setoff with respect to any and all moneys owing by the Loan Parties to such Lender by reason thereof as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.18. Payments.  (a)  The Borrower shall make each payment (including payment of principal of or interest on any Loan or any Fees) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available funds, without defense, setoff or counterclaim.  All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars.  Each such payment (other than payments pursuant to Sections 2.14, 2.15, 2.19 and 9.05, which shall be made to the Persons entitled thereto) shall be made to such account of the Administrative Agent, as the Administrative Agent shall specify by notice to the Borrower.  Any payments received by the Administrative Agent after the specified time for receipt of such payment on any day shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute to the applicable Lenders all payments received by it for their respective accounts, promptly following receipt thereof.

(b)  Whenever any payment (including any payment of principal of or interest on any Borrowing or any Fees) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19. Taxes.  (a)  Any and all payments by the Loan Parties hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including interest, additions to tax or penalties) with respect thereto, excluding, with respect to the Administrative Agent or any Lender (or any transferee or assignee of any of the foregoing, including a participation holder (any such entity being called a “Transferee”)) branch profits taxes and taxes imposed on the net income of the Administrative Agent or such Lender (or Transferee), as the case may be, and franchise taxes imposed on the Administrative Agent or such Lender (or Transferee), as the case may be, by the United States or any jurisdiction under the laws of which the Administrative Agent or such Lender (or Transferee) is organized or in which the Administrative Agent or such Lender (or Transferee) has its principal office or lending office or any political subdivision or taxing authority thereof or therein or in any other jurisdiction in which the Administrative Agent or such Lender (or Transferee) is otherwise doing business (or, if a treaty applies, a jurisdiction in which the Administrative Agent or such Lender (or Transferee) has a permanent establishment) other than any jurisdiction in which the Administrative Agent or such Lender (or Transferee) is treated as doing business (or, if a treaty applies, is treated as having a permanent establishment) solely by reason of having executed, delivered or performed its obligations or received a payment under this Agreement or any other Loan Document (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Taxes are required to be deducted from or in respect of any sum payable hereunder by any Loan Party to any Lender (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender (or Transferee) or the Administrative Agent, as the case may be, shall receive an  amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that, if a Lender assigns, participates or otherwise transfers all or any portion of its rights under this Agreement or any other Loan Document or changes its lending office for the purposes of this Agreement and as a result of circumstances existing at the date of the assignment, participation, other transfer or change in lending office, the Borrower would be obligated to pay any amount under this paragraph (a), then the Transferee or Lender acting through its new lending office shall only be entitled to receive payment under this paragraph (a) to the same extent that the previous Lender or the Lender acting through its previous lending office would have been entitled if no such assignment, participation, other transfer or change in lending office had taken place unless (x) such assignment, participation or transfer shall have been at the request of the Borrower or (y) such assignment, participation or transfer shall have been made pursuant to Section 2.17.

(b)  The Borrower agrees to pay any current or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (including mortgage recording taxes and similar fees) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Acceptance entered into at the request of the Borrower or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)  The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes on amounts payable under this Section 2.19) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority.  Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor (which demand shall identify the nature and amount of Taxes and Other Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such Taxes or Other Taxes, unless the Lender (or Transferee) or the Administrative Agent, as the case may be, determines, in its sole discretion, that such portion of any such assessment is confidential).  If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.19, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower’s expense.  If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.19, it shall promptly notify the Borrower of such refund and shall, within 30 days of receipt, repay such refund (to the extent of amounts that have been paid by the Borrower under this Section 2.19 with respect to such refund and not previously reimbursed) to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than the interest, if any, included in such refund net of any Taxes payable with respect to receipt of such refund), provided that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent, as the case may be, is required to repay such refund.

(d)  Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at the addresses referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to such Lender (or Transferee) or the Administrative Agent, as the case may be.

(e)  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f)  (i)Each of the Administrative Agent and any Lender (or Transferee) that is not a U.S. person (within the meaning of Section 7701(a)(30) of the Code) (a “Non-U.S. Person”) agrees that it shall on the date it becomes the Administrative Agent or a Lender (or Transferee) hereunder, deliver to the Borrower and the Administrative Agent (A) one duly completed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI (or replacement or successor forms thereto), or (B) in the case of Lenders (or Transferees thereof) exempt from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, one duly completed copy of a United States Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) and a certificate representing that such Non-U.S. Person is not a bank for purposes of Section 881(c) of the Code, or any successor applicable form of any thereof, certifying in each case that the Administrative Agent  or such Lender (or Transferee), as the case may be, is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes.  Each of the Administrative Agent and the Lenders (or Transferee) that, pursuant to the immediately preceding sentence is required to deliver to the Borrower and the Administrative Agent any such form or certification, further undertakes to deliver to the Borrower and the Administrative Agent further copies of any such form or certification or other manner of certification reasonably satisfactory to the Borrower on or before the date that any such form or certification expires or becomes obsolete or of the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower or the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying that the Administrative Agent or such Lender (or Transferee), as the case may be, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, unless there has occurred, on or prior to the date on which any delivery of any such form or certification would otherwise be required, any change in law, rule, regulation, treaty, convention or directive, or any change in the interpretation or application of any thereof (“Change of Law”) that renders all such forms or certification inapplicable or which would prevent the Administrative Agent or such Lender (or Transferee), as the case may be, from duly completing and delivering any such form or certification with respect to it.  In the event of such Change of Law, the Administrative Agent or such Lender (or Transferee), as the case may be, shall advise the Borrower that under applicable law it shall be subject to withholding of United States Federal income tax at the full statutory rate, a reduced rate of withholding or without deduction or withholding.  Each of the Administrative Agent and the Lenders that is a Non-U.S. Person and that is a party hereto as of the date hereof hereby represents and warrants that, as of the date hereof, all payments made to it hereunder are exempt from withholding of United States Federal income taxes (i) because such payments are effectively connected with a United States trade or business conducted by such Non-U.S. Person; (ii) pursuant to the terms of an income tax treaty between the United States and such Non-U.S. Person’s country of residence; or (iii) because such payments are portfolio interest exempt pursuant to Section 871(h) or 881(c) of the Code.

(ii) Notwithstanding anything contained in clause (i) above, in the case of an assignment, participation or transfer made at the request of the Borrower or an assignment, participation or transfer made pursuant to Section 2.17, if a Transferee, in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties hereunder, such Transferee shall use its reasonable best efforts to provide the Borrower and the Administrative Agent with the appropriate forms and certifications that will permit such payments to be made without withholding or at a reduced rate.

(iii) The Administrative Agent and each Lender (or Transferee) that is a U.S. person within the meaning of Section 7701(a)(30) of the Code (other than any such person that is treated as a corporation for United States federal income tax purposes) shall deliver to the Administrative Agent on or before the date such Person becomes a party to this Agreement a duly completed United States Internal

Revenue Service Form W-9 (or successor form) establishing that such Person is not subject to U.S. federal backup withholding.

(iv) Notwithstanding any provision of this Section 2.19 above to the contrary, the Borrower shall not have any obligation to pay any Taxes or Other Taxes or to indemnify any Lender (or Transferee) or the Administrative Agent for such Taxes or Other Taxes pursuant to this Section 2.19 to the extent that such Taxes or Other Taxes result from (i) the failure of such Lender (or Transferee) or the Administrative Agent to comply with its obligations pursuant to this paragraph (f) or (ii) any representation made hereunder or on any such form or certification (or successor applicable form or certification) by the Lender (or Transferee) or the Administrative Agent incurring such Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.  Nothing contained herein shall require the Administrative Agent or any Lender (or Transferee) to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower or any other person.

SECTION 2.20. Duty to Mitigate; Replacement of Lenders.  (a)  Any of the Administrative Agent or the Lenders (or Transferees) claiming any additional amounts payable pursuant to Section 2.14 or 2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if, the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee) or the Administrative Agent, as the case may be, require it to incur additional costs or be otherwise disadvantageous to such Lender (or Transferee) or the Administrative Agent.

(b)  In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or is a Defaulting Lender, or the Borrower shall be required to make additional payments to any Lender under Section 2.19, the Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04(b)) approved by the Administrative Agent, which approval shall not be unreasonably withheld, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04(b)) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority, (ii) such assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of the Loans made by such Lender hereunder and (iii) the Borrower shall pay to the affected Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder (it being understood that, in the case of any such assignment of a Defaulting Lender’s Commitment prior to the funding thereof, the replacement Lender shall be entitled to any fees that would be payable on the Funding Date in respect of such funded amount or Commitment (including if such assignment to a replacement Lender takes place after the Funding Date)).

(c)  If, in connection with any proposed amendment, modification, change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by Section 9.08(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)) upon notice to such Lender and the Administrative Agent, to replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if such Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with an assignee (in accordance with and subject to the restrictions contained in Section 9.04(b)) approved by the Administrative Agent, which approval shall not be unreasonably withheld, so long as at the time of such replacement, each such assignee consents to the proposed amendment, modification, change, waiver, discharge or termination; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority, (ii) such assignee shall pay to the non-consenting Lender in immediately available funds on the date of such assignment the principal of the Loans made by such Lender hereunder and subject to such assignment and (iii) the Borrower shall pay to the non-consenting Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder and subject to such assignment and all other amounts accrued for such Lender’s account or owed to it hereunder with respect to such Loans.

SECTION 2.21. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:  (a) such Defaulting Lender’s right to the fees set forth in Section 2.05(a) shall terminate; and (b) the Commitments, Term Loans and Other Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 2.22. Incremental Commitments.  (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (x) Incremental Term Loan Commitments from one or more Incremental Term Lenders, which may include any existing Lender, and (y) in the event that the Revolving Facility is terminated (other than in connection with the incurrence of Permitted Refinancing Indebtedness in respect thereof) and the Liens granted to secure obligations thereunder released, lending commitments hereunder in respect of one or more revolving facilities (“Incremental Revolving Commitments”) from one or more lenders, which may include any existing Lender; provided that (i) each Incremental Term Lender (if not already a Lender hereunder) and each lender (an “Incremental Revolving Lender” and, together with any Incremental Term Lender, an “Incremental Lender”) in respect of any such revolving facility (an “Incremental Revolving Facility” and, together with the Other Term Loans of any Class, an “Incremental Facility”), shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and (ii) the aggregate amount of Incremental Term Loan Commitments and Incremental Revolving Commitments shall not exceed the initial Incremental Commitment Amount minus any reductions thereof pursuant to Section 2.13(c).  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Commitments, as applicable, being requested (which shall not exceed the then-current Incremental Commitment Amount and shall be in minimum increments of $5,000,000 and a minimum amount of $20,000,000 or equal to the remaining Incremental Commitment Amount) and (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Commitments, as applicable, are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (which time periods for notice may be modified or waived at the discretion of the Administrative Agent)).  Each Class of Incremental Term Commitments established under this Section 2.22 is referred to herein as “Other Term Loans” and will rank pari passu in right of payment with the Term Loans and will benefit equally and ratably from the Liens under the Security Documents.  Each Class of Other Term Loans will have terms and conditions substantially identical to those applicable to the Term Loan Commitments and the Term Loans (other than with respect to pricing, amortization, maturity and any different drawing conditions that are agreed to in the applicable Incremental Term Loan Assumption Agreement) and will be otherwise on the terms and subject to the conditions reasonably satisfactory to the Administrative Agent.  The extensions of credit pursuant to each Class of Incremental Revolving Commitments established under this Section 2.22 (which may include both loans and letters of credit) will rank pari passu in right of payment and (except with respect to certain cash collateral required to be posted under certain circumstances to secure letter of credit reimbursement obligations) will benefit equally and ratably with the Term Loans from the Liens under the Security Documents with respect to the Collateral and may have such other customary terms and provisions (including with respect to pricing, amortization of commitments, maturity and lending conditions) as may be agreed to in the applicable Incremental Revolving Facility Assumption Agreement and as are reasonably satisfactory to the Administrative Agent, provided that, so long as Term Loans or Other Term Loans of any Class are outstanding hereunder, the Incremental Revolving Commitments of any Class and loans or other credit extensions thereunder shall not be subject to mandatory reductions or prepayments from (or calculated on the basis of) the Net Cash Proceeds from Asset Sales or issuances of Indebtedness or from portions of Excess Cash Flow that, in any case, are required hereunder, prior to giving effect to any Incremental Revolving Facility, to be applied to the prepayment of Term Loans or Other Term Loans.

(b)  The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement or Incremental Revolving Facility Assumption Agreement, as the case may be, and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender.  Each Incremental Term Loan Assumption Agreement shall specify the terms of the Other Term Loans to be made thereunder; provided that, without the prior written consent of Term Lenders holding a majority of the principal amount of the outstanding Term Loans, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and (iii) if the interest rate spread applicable to any Other Term Loans (which, for this purpose, shall be deemed to include all upfront or similar fees or original issues discount, but excluding any underwriting, arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders (collectively, “Upfront Payments”), in each case, paid to the Incremental Lenders in respect of such Other Term Loans) exceeds the interest rate spread applicable to the Term Loans (taking into account the Upfront Payments paid to the Lenders in respect of the establishment of the Term Loans) by more than 0.25%, then the interest rate spread applicable to the Term Loans shall be increased so that it equals (after taking into account Upfront Payments made in respect of the establishment of the Term Loans) the interest rate spread applicable to the Other Term Loans.  For purposes of the foregoing, any original issue discount associated with the Term Loans or any Other Term Loans will be converted to an interest rate spread equivalent by dividing the percentage amount of such original issue discount by the lesser of (A) the Weighted Average Life to Maturity of such Loans and (B) four.

(c)  (i) Each Incremental Facility Agreement shall require the consent of only the Borrower, the Administrative Agent and the Incremental Lenders providing the applicable Incremental Facility, but, in each case, not the consents of any other Lenders.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Agreement, this Agreement and the other Loan Documents (other than the Intercreditor Agreement) shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby, including the amount and final maturity thereof, any provisions relating to amortization and the interest to accrue and be payable thereon and any fees to be payable in respect thereof, and to effect such other changes (including changes to the provisions of Sections 2.16 and 9.08(b), the definition of “Required Lenders” and any other provisions of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights under the Loan Documents or make any determination or grant any consent under the Loan Documents) as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of such Incremental Facility.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(d)  Notwithstanding the foregoing, no Incremental Facility Agreement shall become effective under this Section 2.22 unless (i) on the date of such effectiveness and after giving effect to the making of any Other Term Loans contemplated thereby or the full utilization of the Incremental Revolving Commitments contemplated thereby, the Consolidated Senior Secured Leverage Ratio would be less than 3.00 to 1.00, (ii) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.03 shall be satisfied and (iii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as it shall reasonably request relating to such Incremental Facility, consistent with those delivered on the Funding Date pursuant to Section 4.02.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Agreement.

SECTION 2.23. Loan Repurchases.  (a)  Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Term Loans or Other Term Loans of one or more Classes (as determined by the Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by JPMorgan Securities Inc. or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans or Other Term Loans in connection with any Purchase Offer;

(iii) the maximum principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans or Other Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $15,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv) after giving effect to any purchase of Term Loans or Other Term Loans of the applicable Class or Classes pursuant to this Section 2.23, the sum of (x) the amount of availability under the Revolving Facility and (y) the aggregate amount of all unrestricted cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries shall not be less than $350,000,000;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans or Other Term Loans of the applicable Class or Classes so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) prior to commencing any Purchase Offer, the Borrower shall have discussed such proposed Purchase Offer with each of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans or Other Term Loans through such Purchase Offer shall not be deemed to be a “distressed exchange”;

(vii) at the time of each purchase of Term Loans or Other Term Loans pursuant to a Purchase Offer, neither S&P nor Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Term Loans or Other Term Loans through such Purchase Offer shall be deemed to be a “distressed exchange”;

(viii) no more than one Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Purchase Offers (regardless of Class) may be made in any one year;

(ix) the Borrower represents and warrants that no Loan Party shall have any Borrower Restricted Information that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such Borrower Restricted Information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer; and

(x) at the time of each purchase of Term Loans or Other Term Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (vi) through (vii) and (ix).

(b)  The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans or Other Term Loans pursuant to such Purchase Offer.  If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Term Loan Lender or Incremental Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans or Other Term Loans of any Class or Classes made by the Borrower pursuant to this Section 2.23, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans or Other Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 hereof.

(c)  The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.23 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.16, Section 2.17 and Section 9.04 will not apply to the purchases of Term Loans or Other Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.23. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

SECTION 2.24. Permitted Debt Exchanges.  (a)  Pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made by the Borrower to Lenders under any applicable Class of Term Loans or Other Term Loans that is to be so exchanged (on the same terms for each such Term Loan or Extended Term Loan of a given Class), the Borrower may from time to time following the Funding Date consummate one or more exchanges of Term Loans or Other Term Loans for Permitted Notes (each, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the Lenders of the relevant Class or at the time of consummation of such Permitted Debt Exchange;

(ii) except as prohibited by applicable securities laws, including in the case of a Permitted Debt Exchange effected as an offering under Rule 144A under the Securities Act of 1933, as amended, restrictions on the Persons that can be offerees in connection therewith, each Permitted Debt Exchange Offer shall be made on the same terms to all Lenders of the relevant Class of Term Loans or Other Term Loans subject to such Permitted Debt Exchange Offer;

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans or Other Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which such Lender assigns its interest in the Term Loans or Other Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower);

(iv) if the aggregate principal amount of all Term Loans or Other Term Loans (calculated on the face amount thereof) tendered by Lenders in a Permitted Debt Exchange Offer (it being understood that no Lender will have any obligation to tender any principal amount of Term Loans or Other Term Loans held by it) shall exceed the maximum aggregate principal amount of Term Loans or Other Term Loans offered to be acquired by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Permitted Notes for Term Loans and Other Term Loans tendered by such Lenders ratably up to such maximum based on the principal amounts tendered by each Lender;

(v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders of the relevant Class of Term Loans or Other Term Loans that are eligible to receive such offer under applicable securities laws based on the principal amounts of outstanding Term Loans or Other Term Loans under such Class held by each such Lender;

(vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders of the relevant Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent; and

(vii) any applicable Minimum Tender Condition (as defined below) shall be satisfied.

Notwithstanding anything to the contrary contained in this Section 2.24(a) (and so long as communicated to all of the Lenders of the relevant Class), a Permitted Debt Exchange may be structured, at the option of the Borrower, as (x) a cash purchase (at par or less than par) of Term Loans or Other Term Loans pursuant to such Permitted Debt Exchange Offer ratably as provided in clauses (iv) and (v) of the immediately preceding sentence and (y) a simultaneous issuance and sale of Permitted Notes to each participating Lender in an amount necessary to provide cash proceeds equal to those required to effect such cash purchase of such Lender’s Term Loans or Other Term Loans, with the proceeds of such issuance and sale of Permitted Notes to be provided by each such participating Lender and applied to payment of the cash purchase provided for in the preceding clause (x).

(b)  A Permitted Debt Exchange (and the cancellation of the exchanged Term Loans or Other Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments of Loans for purposes of Sections 2.12 or Section 2.13 hereof, and no Permitted Debt Exchange Offer shall be required to be in any minimum amount or any minimum increment thereof, provided that the Borrower shall specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Permitted Debt Exchange Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent) of Term Loans or Other Term Loans be tendered.  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.16, Section 2.17 and Section 9.04 will not apply to the exchanges of Term Loans or Other Term Loans pursuant to Permitted Debt Exchanges made pursuant to and in accordance with the provisions of this Section 2.24.

(c)  In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24 and without conflict with Section 2.24(d).

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall be solely responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws, including without limitation the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, in connection with each Permitted Debt Exchange, it being understood and agreed that neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange.  Without limiting the foregoing, the Borrower acknowledges that such requirements will include (i) the preparation and distribution, in accordance with such laws, rules and regulations, an offer to exchange and related offering memorandum or prospectus and other disclosure documents with respect to the Permitted Notes and the relevant Permitted Debt Exchange Offer, (ii) the appointment of a dealer manager with respect to each such Permitted Debt Exchange, (iii) the taking of appropriate action to ascertain the eligibility of each Lender of the relevant Class to receive the Permitted Debt Exchange Offer and not make any such offer to a Lender that is not so eligible and (iv) the compliance with all applicable laws, rules and regulations relating to the time periods during which a Permitted Debt Exchange Offer must remain open and to the acceptance of tenders thereunder.

SECTION 2.25. Extensions of Loans.  (a)  The Borrower may from time to time, pursuant to the provisions of this Section 2.25, agree with one or more Lenders holding Term Loans or Other Term Loans of any Class to extend the maturity date, and otherwise modify the terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans of such Class or any portion thereof (each, such modification an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.25, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender.  In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses.  In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.  After giving effect to any Extension, the Term Loans or Other Term Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(b)  Each Extension shall be subject to the following:

(i) no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) except as to interest rates, fees, scheduled amortization, final maturity date and Incremental Facilities under Section 2.22 (which shall, subject to immediately clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans, or Other Term Loans, of any Lender extended pursuant to any Extension shall have the same terms as the Class of Term Loans or Other Term Loans subject to the related Extension Offer; provided that at no time shall there be more than six different Classes of Term Loans and Other Term Loans;

(iii) the final maturity date of any Term Loans or Other Term Loans of a Class to be extended pursuant to an Extension shall be later than the final maturity date of such Class, and the Weighted Average Life to Maturity of any Term Loans or Other Term Loans of a Class to be extended pursuant to an Extension shall be longer than the Weighted Average Life to Maturity of such Class;

(iv) if the aggregate principal amount of Term Loans or Other Term Loans of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans or Other Term Loans, as the case may be, of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(vi) any applicable Minimum Extension Condition shall be satisfied; and

(vii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.03 shall be satisfied (with all references in such Section to a Credit Event being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Financial Officer of the Borrower.

(c)  If at the time any Extension of Term Loans or Other Term Loans (as so extended, “Current Extension Loans”) becomes effective, there will be Loans of any Class attributable to a prior Extension that will remain outstanding (“Prior Extension Loans”), then, if the interest rate spread applicable to any such Current Extension Loans (which, for this purpose, shall be deemed to include all Upfront Payments to the Lenders thereof, calculated as provided in Section 2.22(b)) exceeds the interest rate spread applicable to such Prior Extension Loans (taking into account the Upfront Payments paid to the Lenders in respect of the establishment of the Prior Extension Loans) by more than 0.25%, then the interest rate spread applicable to such Prior Extension Loans shall be increased so that it equals (after taking into account Upfront Payments made in respect of the establishment of such Prior Extension Loans) the interest rate spread applicable to the Current Extension Loans (calculated as provided above).

(d)  The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.16, Section 2.17 and Section 9.04 will not apply to Extensions of Term Loans or Other Term Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.25, including to any payment of interest or fees in respect of any Term Loans or Other Term Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e)  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Credit Agreement and the other Loan Documents as may be necessary in order establish new Classes of Term Loans or Other Term Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.25. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(f)  In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.25

SECTION 2.26. Term Loan Refinancing Protection.  In the event that, prior to the second anniversary of the Funding Date, any Lender receives a Refinancing Prepayment (as defined below), then, at the time thereof, the Borrower shall pay to such Lender a prepayment premium equal to 1.0% of the amount of such Refinancing Prepayment.  As used herein, with respect to any Lender, a “Refinancing Prepayment” is the amount of principal of the Term Loans of such Lender that is either (a) prepaid by the Borrower pursuant to Section 2.12 or Section 2.13(c) (as a result of the issuance of Permitted Notes) substantially concurrently with the incurrence by the Borrower or any of its Subsidiaries of new loans or other Indebtedness (other than Capital Lease Obligations) (whether pursuant to Incremental Term Commitments, Permitted Notes or otherwise, but excluding any such incurrence of Indebtedness consummated at the time a Change in Control occurs) or (b) received by such Lender as a result of the mandatory assignment of such Term Loans under the circumstances described in Section 2.20(c) following the failure of such Lender to consent to an amendment of this Agreement that would have the effect of reducing the Applicable Rate with respect to such Term Loans; provided, however that no such prepayment premium shall be payable (i) with respect to Term Loans up to an aggregate principal amount of $500,000,000 that are prepaid on or prior to the date three months after the Funding Date with proceeds from the issuance of Permitted Unsecured Notes or (ii) if all outstanding Term Loans are prepaid in their entirety on or prior to the third mensiversary of the Funding Date with proceeds from a senior secured note offering.

ARTICLE III

Representations and Warranties

Each of SSCC and SSCE represents and warrants, as of the Closing Date, the Funding Date, the date of each Credit Event that occurs after the Funding Date and each other date specifically contemplated hereby, to each of the Lenders as follows:

SECTION 3.01. Organization; Powers.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required by the nature of its business, the character and location of its property, business or customers, or the ownership or leasing of its properties, except for such jurisdictions in which the failure so to qualify, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization; Absence of Conflicts.  The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder, the use of the proceeds of the Loans, the creation of the security interests contemplated by the Security Documents and the other transactions contemplated by the Loan Documents (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, other than any law, statute, rule or regulation the violation of which could not reasonably be expected to result in a Material Adverse Effect, or of the certificate of incorporation or other constitutive documents or by-laws of any Loan Party or any of its subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or other material instrument to which any Loan Party or any of its subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or give rise to a rights thereunder to require any payment, repurchase or redemption to be made by any Loan Party, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, or (iii) result in the creation or imposition of any Lien (other than any Lien created hereunder or under the Security Documents) upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any of its subsidiaries.

SECTION 3.03. Enforceability.  This Agreement has been duly executed and delivered by SSCC and SSCE and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of SSCC, SSCE and the other Loan Parties, as applicable, enforceable against each of them in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)).

SECTION 3.04. Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and similar security or collateral filings and registrations under applicable laws in other jurisdictions, (b) recordation of the Mortgages, (c) filings with the United States Patent and Trademark Office and the United States Copyright Office, (d) the entry by the Bankruptcy Court of the Confirmation Order referred to in Section 4.02 and (d) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements.  Each of SSCC and SSCE has delivered to the Lenders (a) its audited financial statements for the fiscal year ended December 31, 2008, together with its annual report on Form 10-K, if any, filed with the Securities and Exchange Commission with respect to such fiscal year and (b) its unaudited financial statements for the fiscal quarter ended September 30, 2009, together with its quarterly report on Form 10-Q filed with the Securities and Exchange Commission with respect to such fiscal quarter.  All financial statements set forth or referred to in the materials specified in the preceding sentence were prepared in conformity with GAAP, except, in the case of unaudited financial statements, for the absence of footnote disclosure and for year-end audit adjustments.  All such financial statements fairly present in all material respects the consolidated financial position of such Persons and their respective subsidiaries as at the date thereof and the consolidated results of operations and cash flows of such Persons and their respective subsidiaries for each of the periods covered thereby.  Except as disclosed in such financial statements, neither SSCC nor any of the Subsidiaries had at the date of such financial statements any material contingent obligation, material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment or obligations to retired employees for medical or other employee benefits that is not reflected in the foregoing financial statements or the notes thereto.

SECTION 3.06. No Material Adverse Effect.  Since December 31, 2008, other than the commencement of the Bankruptcy Proceedings and those events and conditions which customarily occur as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the CCAA, there has been no event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.  (a)  Except as set forth on Schedule 3.07, each of SSCC and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted.  All such title to, or leasehold interest in, material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 and Liens with respect to which the Administrative Agent will receive on or prior to the Funding Date duly executed releases and termination statements in connection therewith.

(b)  Each of SSCC and the Subsidiaries has complied with all obligations under all leases to which it is a party and enjoys peaceful and undisturbed possession under all such leases, except where the failure thereof could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date a list of all the Subsidiaries of SSCC, their jurisdiction of organization and the percentage ownership interest in each Subsidiary held by SSCC or any other Subsidiary.

SECTION 3.09. Litigation; Compliance with Laws.  (a)  Except as set forth in Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of SSCC or the Borrower, threatened against or affecting SSCC, the Borrower or any of the Subsidiaries or any business or property of any such Person that (i) purports to affect the legality, validity or enforceability of any Loan Document or the Transactions or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)  None of SSCC , the Borrower and any of the Subsidiaries nor any of their respective properties or assets is (i) in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule, regulation, statute (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Properties, where such violations could reasonably be expected to have a Material Adverse Effect or (ii) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such defaults, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.  (a)  None of SSCC, the Borrower and the Subsidiaries is engaged or will engage, principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.11. Investment Company Act.  None of SSCC, the Borrower or the Subsidiaries is an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12. Tax Returns.  Each of SSCC, the Borrower and the Subsidiaries has filed or caused to be filed all Federal, foreign, state, provincial, regional and local income and other material tax returns required to have been filed by it or with respect to it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it or with respect to it, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or Canadian GAAP, as applicable.

SECTION 3.13. No Material Misstatements.  The information provided by or on behalf of SSCC and SSCE and contained in the Confidential Information Memorandum (including all attachments and exhibits thereto), as supplemented, and other information furnished in writing by or on behalf of SSCC or the Borrower to any Arranger or any Lender in connection with the transactions contemplated by this Agreement and the other Loan Documents, when taken as a whole, as of the date such information was so furnished, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading, provided that to the extent any such information therein was based upon or constitutes a forecast or projection or pro forma financial information, each of SSCC and the Borrower represents only that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the information actually known to Responsible Officers of such Person at the time in the preparation of such information.

SECTION 3.14. Employee Benefit Plans.  (a)  Each of SSCC, the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or could reasonably be expected to occur that, when taken together with all other ERISA Events that have occurred or could reasonably be expected to occur, could reasonably be expected to have a Material Adverse Effect.  For purposes of determining whether an ERISA Event, by itself or together with other ERISA Events, could reasonably be expected to have a Material Adverse Effect, the amounts to be considered relating to a Plan’s or Multiemployer Plan’s funded status or with respect to withdrawal liability are changes in or resulting from the following:

(i) a Plan’s or Multiemployer Plan’s funded status since the most recent valuation or other statement of financial condition prior to the Closing Date; or

(ii) withdrawal liability with respect to a Multiemployer Plan that exceeds the most recent estimate of withdrawal liability for such Multiemployer Plan received before the Closing Date.

(b)  The Canadian Pension Plans are duly registered under the ITA and any other applicable laws which require registration, have been administered in all material respects in accordance with the ITA and such other applicable laws, and no event has occurred which could reasonably be expected to cause the loss of such registered status.  Except as set forth on Schedule 3.14(b), all material obligations of SSC Canada and the other Canadian Subsidiaries required to be performed by SSC Canada or the other Canadian Subsidiaries in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis.  As of the Closing Date, there are no outstanding disputes concerning the assets of the Canadian Pension

Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 3.14(b), no promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made, except as provided for in a collective bargaining agreement or where such improvement could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.14(b), all contributions or premiums required to be made or paid by SSC Canada and each of its Subsidiaries to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 3.14(b), as of the date of the most recent actuarial valuations with Governmental Authorities, none of the Canadian Pension Plans or the Canadian Benefit Plans has any unfunded actuarial liabilities or solvency deficiencies (within the meaning of the Quebec Supplemental Pension Plans Act and other applicable laws) in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Environmental and Safety Matters.

(a)  Except as set forth on Schedule 3.15:

(i) Each of SSCC, the Borrower and the Subsidiaries has obtained all permits, licenses and other authorizations that are required and material with respect to the operation of the business of SSCC and the Subsidiaries, taken as a whole, under any Environmental Law, and each such permit, license and authorization is in full force and effect, except where the failure thereof could not reasonably be expected to have a Material Adverse Effect.

(ii) Each of SSCC, the Borrower and the Subsidiaries is in compliance with all material terms and conditions of the permits, licenses and authorizations specified in paragraph (a) above, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or pursuant to any Environmental Law applicable to it and its business, assets, operations and properties, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(iii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of SSCC or the Borrower, after inquiry, threatened against SSCC, the Borrower or any of the Subsidiaries under any Environmental Law that could reasonably be expected to result have a Material Adverse Effect.

(iv) None of SSCC, the Borrower and the Subsidiaries has received notice (A) that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any comparable state law or Canadian federal or provincial law that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively, “Hazardous Materials”) that it or any of their respective predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any Governmental Authority or private party is conducting a remedial investigation or other action pursuant to any Environmental Law or (B) otherwise alleging that it has any liability, obligation or cost pursuant to any Environmental Law, except in the cases of (A) and (B) for any such notices that could not reasonably be expected to have a Material Adverse Effect.

(v) There have been no Releases of Hazardous Materials at, in, on, under or from any location, and neither SSCC nor any of the Subsidiaries has otherwise become subject to any liability or obligation, whether contingent or otherwise, relating to any Environmental Law, that could reasonably be expected to have a Material Adverse Effect.

(vi) To the best knowledge of SSCC and the Borrower, there is no asbestos in, on, or at any Real Properties or any facility or equipment of SSCC, the Borrower or any of the Subsidiaries, except to the extent that the presence of, or exposure to, such material could not reasonably be expected to have a Material Adverse Effect.

(vii) As of the Closing Date, to the knowledge of SSCC and the Borrower, none of the Real Properties are (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA.

(viii) To the knowledge of SSCC and the Borrower, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be anticipated to interfere with or prevent compliance with any Environmental Law, or which may give rise to liability under any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, the emission, discharge, release or threatened release into the environment of, or exposure to, any Hazardous Material that could reasonably be expected to have a Material Adverse Effect.

(b)  Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.15 that, individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.16. Solvency.  Immediately after giving effect to the Transactions to occur on the Funding Date, (a) the present fair saleable value of the assets of the Borrower and the Subsidiaries, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, as they become absolute and mature, (b) the Borrower and the Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, and (c) neither SSCC nor the Borrower intends to, nor does it intend to permit any of its subsidiaries to, and does not believe that it or any such subsidiary will, incur debts beyond its ability to pay such debts as they become absolute and mature (taking into account the timing and amounts of cash to be received by each of them or any such subsidiary and the amounts to be payable on or in respect of its obligations).

SECTION 3.17. Security Documents.  (a)  The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the beneficiaries named therein, a legal, valid and enforceable security interest in the Collateral (as defined therein) (other than vessels) and proceeds thereof and (i) when the Pledged Collateral (as defined therein) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form have been duly filed in the offices specified on Schedule 3.17(a), the Lien created under the Guarantee and Collateral Agreement (other than with respect to the aforesaid Pledged Collateral) will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, and the proceeds thereof, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement with respect to the Revolving Facility Collateral.

(b)  When the IP Security Agreements are duly filed with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and when financing statements in appropriate form have been duly filed in the offices specified on Schedule 3.17(a), the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the registered intellectual property described therein and owned by the applicable Loan Parties and in which a security interest may be perfected by filing a security agreement in the United States, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, designs, patents, patent applications and copyrights acquired by a Loan Party after the Funding Date).

(c)  The Mortgages, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the beneficiaries named therein, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are duly filed or registered in the appropriate recording offices where such Mortgaged Properties are located or as otherwise reasonably requested by the Administrative Agent, the Mortgages will constitute a fully perfected or published Lien on, and security interest or hypothec in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens or other encumbrances permitted by the relevant Mortgage.

(d)  Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in all rights, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement with respect to the Revolving Facility Collateral.

SECTION 3.18. Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes against SSCC, the Borrower or any of the Subsidiaries pending or, to the knowledge of SSCC or the Borrower, threatened, except as set forth on Schedule 3.18.  The hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which SSCC, the Borrower or any of the Subsidiaries is a party or by which SSCC, the Borrower or any of the Subsidiaries is bound on the Closing Date.

SECTION 3.19. Location of Real Property.  Schedule 3.19 sets forth as of the Closing Date all material real property owned by SSCC, the Borrower or any of the Subsidiaries in the United States.  All the real property set forth on Schedule 3.19 is, as of the Closing Date, owned in fee by SSCC, the Borrower or a Subsidiary.

SECTION 3.20. Patents, Trademarks, etc.  Each of SSCC, the Borrower and the Subsidiaries owns, or is licensed or otherwise authorized to use, all patents, designs, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are used in or necessary for the conduct of its business as currently conducted, except where the lack thereof could not reasonably be expected to have a Material Adverse Effect.  The use of such patents, designs, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by SSCC, the Borrower and the Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of SSCC, the Borrower and the Subsidiaries that is material to SSCC, the Borrower and the Subsidiaries, taken as a whole.

ARTICLE IV

Conditions

The obligation of each Lender to make Loans hereunder (each, a “Credit Event”) and the effectiveness of this Agreement are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions specified to be applicable thereto:

SECTION 4.01. Conditions Precedent to the Effectiveness of this Agreement on the Closing Date.  This Agreement and the rights and obligations of the parties hereunder will become effective on the date on which each of the following conditions has been satisfied (or waived in accordance with Section 9.08):

(a)  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion of each of Winston & Strawn LLP, counsel for the Loan Parties, substantially to the effect set forth in Exhibit J-1, and Craig A. Hunt, Senior Vice President, Secretary and General Counsel for SSCC and SSCE, substantially to the effect set forth in Exhibit J-2, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such customary legal matters relating to this Agreement as the Administrative Agent shall reasonably request and with such changes as are reasonably acceptable to the Administrative Agent.  SSCC and SSCE hereby instruct their counsel to deliver such opinions.

(c)  All legal matters incident to this Agreement, the Borrowings and other extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent and the Lenders.

(d)  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each of SSCC and SSCE, certified as of a recent date by the Secretary of State or other relevant Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing (or the equivalent thereof) of each of SSCC and SSCE as of a recent date from such Secretary of State or other Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each of SSCC and SSCE dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of SSCC or

SSCE, as applicable, as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of SSCC or SSCE, as applicable, authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of SSCC or SSCE, as applicable, have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement on behalf of SSCC or SSCE, as applicable; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and such other documents as the Administrative Agent may reasonably request.

(e)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of and on behalf of the Borrower, confirming compliance as of the Closing Date with the condition precedent set forth in Section 4.03(b) with the same effect as if each reference to the date of a Credit Event therein were a reference to the Closing Date.

(f)  The Administrative Agent shall have received (i) management’s financial projections for SSCC and the Subsidiaries through 2014, including but not limited to quarterly projections for 2010, reflecting the Transactions and the Plan of Reorganization as disclosed in the Disclosure Statement as of the Closing Date and including the material assumptions on which such projections were based, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (ii) an unaudited pro forma consolidated balance sheet of SSCC and the Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements are publicly available, adjusted to give pro forma effect to implementation of the Plan of Reorganization and the Transactions as if such transactions had occurred on such date, which, in each case, shall be prepared in good faith and based upon reasonable assumptions.

(g)  The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Administrative Agent approving the Borrower’s execution, delivery and performance of the Credit Agreement, including the payment of fees, expenses, indemnities and other amounts contemplated hereby, and approving as an administrative expense claim against the Borrower the indemnification, cost reimbursement obligations and fee obligations accruing or payable in respect of periods or events occurring on or  prior to the Funding Date.

SECTION 4.02. Conditions Precedent to the Making of the Term Loans on the Funding Date.  The obligations of the Lenders hereunder to make the Term Loans on the Funding Date are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a)  The Administrative Agent shall have received a favorable written opinion of each of (i) Winston & Strawn LLP, counsel for the Loan Parties, and Craig A.

Hunt, Senior Vice President, Secretary and General Counsel for SSCC and SSCE, in each case in form and substance reasonably satisfactory to the Administrative Agent and (ii) such local counsel reasonably acceptable to the Administrative Agent, in each case (A) dated the Funding Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such customary legal matters relating to the Loan Documents as the Administrative Agent shall reasonably request.  SSCC and the Borrower hereby instruct their counsel to deliver such opinions.

(b)  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other relevant Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing (or the equivalent thereof) of each Loan Party as of a recent date from such Secretary of State or other Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Funding Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Funding Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and such other documents as the Administrative Agent may reasonably request.

(c)  The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of and on behalf of the Borrower, confirming compliance with the conditions precedent set forth in Section 4.03(b) and (c).

(d)  The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, payment or reimbursement of all Fees and expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document or in respect of the execution and delivery of this Agreement.

(e)  The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03.

(f)  The Collateral and Guarantee Requirement shall have been satisfied, including with respect to each Domestic Subsidiary that is a Material Subsidiary based on the most recently available consolidated financial statements of SSCC or that is or will be a guarantor under the Revolving Facility, and the requirements of the covenant set forth in Section 6.15 shall have been satisfied.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Funding Date and duly executed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and with copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar document) are permitted under Section 6.02 or have been, or substantially contemporaneously with the Funding Date will be, released.

(g)  None of the Mortgaged Properties shall be subject to any Lien other than those expressly permitted under Section 6.02 and other encumbrances permitted by the relevant Mortgage.

(h)  The Administrative Agent shall have received copies of, or an insurance broker’s or agent’s certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which policies shall be endorsed or otherwise amended to include a loss payable endorsement with respect to the Collateral and to name the Administrative Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(i)  The Administrative Agent shall have received (i) an unaudited pro forma consolidated balance sheet of the Borrower and the Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements are publicly available, adjusted to give pro forma effect to the implementation of the Plan of Reorganization, the consummation of the Transactions and the entry into and any borrowings on the Funding Date under the Revolving Facility as if such transaction had occurred on such date, which, in each case, shall be prepared in good faith and based upon reasonable assumptions and (ii) a certificate, dated the Funding Date and signed by a Financial Officer of the Borrower, certifying that as of the Funding Date, the Borrower and its Subsidiaries have not incurred any material liabilities not reflected in such pro forma consolidated balance sheet, other than liabilities incurred in the ordinary course of business.

(j)  The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, which order (the “Confirmation Order”) (i) shall be in form and substance reasonably satisfactory to the Administrative Agent, (ii) shall authorize this Agreement and the Transactions and the Revolving Facility and (iii) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed.  The effective date of the Plan of Reorganization shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied (or shall be concurrently satisfied) or waived pursuant to the terms of the Plan of Reorganization) and the Funding Date Merger shall have been consummated.  Since the Closing Date, there shall have been no amendment or modification of the terms and conditions of the Plan of Reorganization as reflected in the Disclosure Statement on the Closing Date (including without limitation the incurrence or continuation of Indebtedness or Liens not specifically contemplated by the Disclosure Statement on the Closing Date to exist after the effective date of the Plan of Reorganization) that could reasonably be expected to adversely affect the interests of the Lenders in any significant respect that has not been approved by the Supermajority Lenders.

(k)  The Administrative Agent shall be reasonably satisfied that, and shall have received a certificate from a Financial Officer of the Borrower dated the Funding Date and confirming that,  following consummation of the transactions expected to occur substantially simultaneously with the funding of the Term Loans on the Funding Date, no event, circumstance or condition will exist that would constitute a Default or Event of Default hereunder had the affirmative and negative covenants contained in Articles V and VI and the Events of Default been applicable at all times after the Closing Date, other than any such event, condition or circumstance directly attributable to the Plan of Reorganization as reflected in the Disclosure Statement on the Closing Date or to changes therein not requiring approval of the Supermajority Lenders pursuant to Section 4.02(j) above (it being understood that any such non-compliance with covenants or Event of Default prior to the Funding Date that has been cured or otherwise is not continuing as of the Funding Date (and any noncompliance with the notification requirements of Section 5.05 relating to any such noncompliance attributable to the Plan of Reorganization or otherwise cured or not continuing) will not be deemed to result in a failure of this condition).

(l)  After giving pro forma effect to the implementation of the Plan of Reorganization and the transactions contemplated thereunder, the funding of the Term Loans and any Borrowings on the Funding Date under the Revolving Facility, the Borrower’s Consolidated Leverage Ratio for the most recent twelve-month period for which financial statements are available, but in any event, the most recent twelve-month period ending at least 30 days prior to the Funding Date shall not exceed 3.50 to 1.00 if the Funding Date occurs on or prior to April 30, 2010 or 3.85 to 1.00 if the Funding Date occurs thereafter.  The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of the Borrower, certifying as to compliance with the foregoing condition.

(m)  The Revolving Facility Documents shall contain terms that conform in all material respects to the term sheet disclosed to the Administrative Agent and provided to the Lenders prior to the Closing Date and are otherwise reasonably satisfactory to the Borrower and the Administrative Agent, and the Administrative Agent shall have received reasonably satisfactory evidence that the conditions to the effectiveness of the Revolving Facility Documents shall have been (or will be), substantially simultaneously with the Funding Date, satisfied or waived in accordance with their terms and that the amount of availability under the Revolving Facility plus the Borrower’s unrestricted cash and unrestricted cash equivalents on the Funding Date (after giving effect to all payments and transfers to be effected on or as of the Funding Date, including all such payments and transfers contemplated by the Plan of Reorganization) is greater than $500,000,000 if the Funding Date occurs on or prior to April 30, 2010 or greater than $450,000,000 if the Funding Date occurs thereafter.

SECTION 4.03. All Credit Events.  On the date of each Credit Event:

(a)  The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03 or 2.22, as the case may be.

(b)  The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c)  At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d)  Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.03.

ARTICLE V

Affirmative Covenants

Each of SSCC and the Borrower covenants and agrees with the Administrative Agent and each Lender that, from and after the Funding Date (subject to the condition precedent to the Funding Date set forth in Section 4.02(k)) and for so long as this Agreement shall remain in effect, or the principal of or interest on any Loan, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05.

(b)  Except where the failure to do so could not be reasonably expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, trademarks, trade names, privileges and franchises necessary or desirable in the normal conduct of its business, and (ii) at all times keep and maintain all property useful and necessary in its business in good working order and condition.

SECTION 5.02. Insurance.  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is usually maintained in the same general area by companies engaged in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it or the use of any products sold by it; and maintain such other insurance as may be required by law.  Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy relating to Collateral, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such policy.  With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H.

SECTION 5.03. Payment of Taxes.  Pay and discharge promptly prior to becoming delinquent all material taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of its property or assets; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books, in accordance with GAAP, adequate reserves with respect thereto and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Property or other material property or asset, there is no material risk of forfeiture of such property.

SECTION 5.04. Financial Statements, Reports, etc.  Furnish to the Administrative Agent and each Lender:

(a)  within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such fiscal year, all audited by Ernst & Young LLP or other independent auditors of recognized national standing and accompanied by an opinion of such accountants (which shall not contain any material qualification or exception (other than “going concern” qualifications or exceptions relating to the Bankruptcy Proceedings in such opinion with respect to the fiscal year ended December 31, 2009) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year (it being understood that such information shall be in reasonable detail and certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of notes);

(c)  concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that, after reasonable inquiry, to the knowledge of such Financial Officer no Default or Event of Default has occurred or, if a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) demonstrating compliance with the covenants contained in Sections 6.01, 6.02, 6.03, 6.04 and 6.06 and (iii) in the case of any such certificate delivered in connection with any delivery of financial statements under paragraph (a) above for a fiscal year ended on or after December 31, 2010, setting forth a computation in reasonable detail reasonably satisfactory to the Administrative Agent of the Excess Cash Flow for such fiscal year (or, in the case of the fiscal year ended December 31, 2010, for the partial fiscal year commencing on July 1, 2010 and ending December 31, 2010);

(d)  concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm opining on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) stating that during the course of their examination of such financial statements, they obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

(e)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than (i) the exhibits to registration statements and (ii) any registration statements on Form S-8 or its equivalent) filed by SSCC or any of the Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to any such Person’s shareholders (other than to SSCC or any of the Subsidiaries), as the case may be;

(f)  in the case of SSCC, as soon as available, and in any event no later than 90 days after the end of each fiscal year, a consolidated annual plan, prepared in accordance with SSCC’s normal accounting procedures applied on a consistent basis, for the next fiscal year of SSCC; and

(g)  promptly from time to time, such other information regarding the operations, business affairs and financial condition of SSCC and the Subsidiaries, or compliance with the terms of any Loan Document, as any Senior Agent, the Administrative Agent or any Lender may reasonably request.

(h)  Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.05. Litigation and Other Notices.  Furnish to each Agent, the Administrative Agent and each Lender written notice of the following promptly upon a Responsible Officer of the Borrower or any Subsidiary obtaining knowledge thereof:

(a)  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)  the filing or commencement of, or any notice to SSCC, the Borrower or any Subsidiary of the intention of any Person to file or commence, any action, suit or proceeding (whether at law or in equity or by or before any Governmental Authority or any arbitrator) against SSCC, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect;

(d)  the occurrence of any ERISA Event that, alone or together with other ERISA Events, could reasonably be expected to result in increased liability of the Borrower, any of the Subsidiaries or any ERISA Affiliates in an aggregate amount more than $30,000,000 greater than the liability as of the Closing Date estimated in good faith with reference to the following:

(i) the Plans’ and Multiemployer Plans’ funded status as of the most recent valuation or other statement of financial condition prior to the Closing Date; or

(ii) withdrawal liability with respect to a Multiemployer Plan as of the most recent estimate of withdrawal liability for such Multiemployer Plan received before the Closing Date; and

(e)  any material casualty or other insured damage to any material portion of any Mortgaged Property or the commencement of any action or proceeding for the taking or expropriation of any Mortgaged Property or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06. Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and applicable law and permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the properties and financial records of SSCC, the Borrower and any Subsidiary during normal business hours and upon reasonable notice and to make extracts from and copies of such financial records (provided that, unless an Event of Default shall have occurred and is continuing, no more than two such visits and inspections may be made in any one year and provided further that, to the extent practicable, the Administrative Agent will coordinate any such visits and inspections with visits and inspections arranged by the Revolver Collateral Agent for lenders under the Revolving Facility) and permit any representatives designated by the Administrative Agent or any Lender to discuss at such reasonable times and at such reasonable intervals as may be reasonably requested the affairs, finances and condition of SSCC, the Borrower or any Subsidiary or any properties of SSCC, the Borrower or any Subsidiary with the officers thereof and (in the presence of SSCC, the Borrower or a Subsidiary, unless a Default or Event of Default shall have occurred and be continuing) independent accountants therefor; provided, however, that all such visits, inspections and inquiries shall be coordinated through the Administrative Agent.

SECTION 5.07. Use of Proceeds.  Use the proceeds of Loans only for the purposes set forth in the introductory statement to this Agreement.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.08. Compliance with Law.  Comply with the requirements of all applicable laws (including Environmental Laws), rules, regulations and decrees, directives and orders of any Governmental Authority that are applicable to it or to any of its properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Further Assurances.  (a)  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, registrations, mortgages and deeds of trust), that may be required under applicable law or which the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority or rank of the security interests created or intended to be created by the Security Documents.  The Borrower will provide to the Administrative Agent, from time to time upon its reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)  Cause (i) each Domestic Subsidiary that is or becomes a Material Subsidiary, (ii) each Domestic Subsidiary that is or becomes a direct parent of any such Material Subsidiary and (iii) each other Domestic Subsidiary that guarantees the obligations under the Revolving Facility, to, as promptly as practicable, and in any event within 30 days after the occurrence of such event or status, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Domestic Subsidiary and direct parent thereof as a Guarantor and with respect to any Equity Interests in or Indebtedness of such Domestic Subsidiary owned by any Loan Party.

(c)  Subject to the final paragraph set forth in the definition of “Collateral and Guarantee Requirement”, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the assets and properties of the Loan Parties as either the Administrative Agent or the Required Lenders shall reasonably request (it being understood that, subject to the limitations set forth in this paragraph (c), it is the intent of the parties that the Obligations shall be secured by substantially all of the assets of the Loan Parties (including real and personal properties acquired after the Funding Date); provided, however that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no leasehold mortgages or deeds of trust or fixture filings shall be required with respect to any leasehold interest of any Loan Party and (ii) no security interests shall be required to be pledged or created with respect to (A) properties set forth on Schedule 5.09(c), (B) any After-Acquired Mortgage Property that is subject to an existing mortgage (or any extension or refinancing thereof) or any After-Acquired Mortgage Property with a Fair Market Value of less than $5,000,000 and (C) any assets located outside of the United States.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including customary legal opinions, title insurance policies or title opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this paragraph (c).

(d)  Notwithstanding anything to the contrary in paragraph (c) above, no security interests shall be required to be created pursuant to paragraph (c) above by any Loan Party with respect to any After-Acquired Mortgage Property with a fair market value (as determined by the applicable Loan Party in its reasonable judgment, it being understood that the purchase price shall be indicative thereof) (the “Fair Market Value”) equal to or greater than $5,000,000, unless and until the aggregate Fair Market Value of all items of After-Acquired Mortgage Property with a Fair Market Value equal to or greater than $5,000,000 and excluded pursuant to this paragraph (d) (and not granted as security for the Obligations pursuant to the next sentence) is at least $50,000,000 in the aggregate for all Loan Parties.  On each occasion that the Fair Market Value of all items of After-Acquired Mortgage Property described in the immediately preceding sentence shall be at least $50,000,000, SSCC and the Borrower shall create, or shall cause to be created, security interests on all such property (and not merely the portion of the property in excess of $50,000,000) to secure the Obligations (and thereafter, such property shall be disregarded for purposes of the calculation under the immediately preceding sentence).

SECTION 5.10. Information Regarding Collateral; Deposit Accounts.  (a) Furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral owned by such Loan Party.

(b) Furnish to the Administrative Agent prompt written notice of (i) the acquisition by any Loan Party of, or any real property otherwise becoming, a property that is required to become a Mortgaged Property after the Funding Date and (ii) the acquisition by any Loan Party of any other material assets after the Funding Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this paragraph (c).

(d) Cause all cash owned by the Borrower and the other Loan Parties at any time (other than (i) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses or that has an ending daily balance of zero, (ii) trust accounts for the benefit of directors, officers or employees, and (iii) deposit accounts (other than lockbox and collection accounts) the daily balance in which does not at any time exceed $3,500,000 for all such accounts; provided, however, that, in the case of each of clauses (i), (ii) and (iii), no Control Agreement over any such excluded account is entered into for the benefit of the Revolver Collateral Agent) to be held in deposit accounts, securities accounts or commodities accounts maintained with a Domestic or Canadian office of any depositary institution, securities intermediary or commodity intermediary, as the case may be, in the name of one or more Loan Parties and will, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account, securities account or commodities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.

SECTION 5.11. Material Contracts.  Maintain in full force and effect (including exercising any available renewal option), and without amendment or modification, each Material Contract, unless the failure so to maintain any such Material Contract (or any amendment or modification thereto) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 5.12. Environmental Matters.  (a)  Promptly give notice to the Administrative Agent upon becoming aware of (i) any violation of any Environmental Law, (ii) any material claim, inquiry, proceeding, investigation or other action, including a request for information or a notice of potential liability under any Environmental Law, by or from any Governmental Authority or any third party claimant or (iii) the discovery of the Release of any Hazardous Material at, on, under or from any of the Real Properties or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner or amount that could reasonably be expected to result in material liability under any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect.

(b)  Upon discovery of the presence on any of the Real Properties of any Hazardous Material that is in material violation of, or that could reasonably be expected to result in material liability under, any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect, take or cause to be taken all necessary steps to initiate and expeditiously complete all remedial, corrective and other responsive action to the extent required pursuant to Environmental Law, and keep the Administrative Agent reasonably informed of such actions and the results thereof.

SECTION 5.13. Maintenance of Ratings.  The Borrower will use commercially reasonable efforts to obtain as promptly as practicable and thereafter maintain continuously in effect a corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the credit facility provided under this Agreement by each of S&P and Moody’s.

SECTION 5.14. Certain Post-Funding Collateral Obligations.  As promptly as practicable after the Funding Date, and in any event within the time period determined by the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”, deliver all Mortgages and Control Agreements that would have been required to be delivered on the Funding Date (or, if later, within 60 days after the Closing Date, in the case of Control Agreements) but for the last sentence of such definition, except to the extent otherwise agreed in writing by the Administrative Agent pursuant to its authority under such definition.

SECTION 5.15. Deposit of Certain Proceeds.  (i) Direct all of its collections with regard to accounts receivable and inventory of Loan Parties directly to deposit accounts or securities accounts maintained with a Domestic or Canadian office or branch of a depositary bank or securities intermediary; provided that collections with regard to such accounts receivable and inventory in aggregate amount not exceed $15,000,000 during any calendar month may be deposited in Canadian depositary accounts of SSC Canada so long as no later than 30 days following the end of each such month, such collections are settled through the intercompany accounting procedures of the Borrower and the Subsidiaries and (ii) pending the application thereof in accordance with Section 2.13, deposit the Net Cash Proceeds received in respect of any Asset Sale occurring on or after the Funding Date (to the extent required to be applied to the prepayment of Term Loans pursuant to Section 2.13) or from the issuance of Permitted Notes in accordance with Section 6.01(m)(i) in a Term Sweep Account.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with the Administrative Agent and each Lender that, from and after the Funding Date (subject to the condition precedent to the Funding Date set forth in Section 4.02(k)) and for so long as this Agreement shall remain in effect, or the principal of or interest on any Loan, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness.  Create, incur, assume or permit to exist any Indebtedness or Attributable Indebtedness; provided that the Borrower and its Subsidiaries may incur Indebtedness if, after giving effect to the incurrence thereof and any substantially simultaneous application of proceeds thereof, the pro forma Interest Coverage Ratio would be greater than 2:00 to 1.00 (such test, the “Incurrence Test”).  Notwithstanding the foregoing, the Borrower and its Subsidiaries may, without duplication, create, incur, assume or permit to exist:

(a) the Indebtedness created hereunder and under the other Loan Documents;

(b) the Indebtedness (other than Indebtedness under the Revolving Facility) existing on the Funding Date after giving effect to the consummation of the Plan of Reorganization and which is contemplated by the Plan of Reorganization on such date and any Permitted Refinancing Indebtedness in respect of thereof;

(c) Indebtedness consisting of Permitted Unsecured Notes issued on or prior to the Funding Date, provided that the requirements of Sections 2.09(c) and (d) are satisfied in connection therewith, and any Permitted Refinancing Indebtedness in respect of thereof;

(d) intercompany loans and advances permitted by Section 6.04 and which, if owed to a Loan Party, are evidenced by a promissory note and pledged pursuant to the Guarantee and Collateral Agreement,

(e) Indebtedness of any Foreign Subsidiary and any Guarantees thereof, provided that such Indebtedness shall not be Guaranteed by or otherwise be recourse to any Loan Party, except as permitted by Section 6.04(c) or (k); provided further that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $35,000,000;

(f) Indebtedness under the Revolving Facility, together with any Permitted Refinancing Indebtedness with respect thereto, including Guarantees thereof, in an aggregate principal amount not at any time in excess of $800,000,000, provided that any incremental financings in excess of $650,000,000 (including any incremental financings in excess of $650,000,000 incurred through Permitted Refinancing Indebtedness) under the Revolving Facility shall be on substantially the same terms (other than fees and other pricing terms (other than interest rates) and, subject to pro forma compliance with the Incurrence Test, interest rates), as in effect for the Revolving Facility immediately prior to the effectiveness of such incremental facility or any Permitted Refinancing Indebtedness in respect of the Revolving Facility, as the case may be;

(g) Indebtedness in respect of (A) performance, surety, appeal or similar bonds, completion guarantees or similar instruments, including letters of credit and bankers acceptances incurred for such purposes (and not for the purpose of borrowing money), in each case provided in the ordinary course of business, (B) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes and (C) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations pursuant to such agreement, incurred in connection with the disposition of any business, assets or Subsidiary;

(h) (i) Capital Lease Obligations and Attributable Indebtedness, (ii) Indebtedness created, incurred or assumed in respect of the purchase, improvement, repair or construction of property, provided that such Indebtedness is created, incurred or assumed within 180 days after the earlier of (x) the placement in service of such property or (y) the final payment on such property, and (iii) Indebtedness consisting of industrial revenue, environmental control and other similar bonds, and Guarantees of and letters of credit supporting such Indebtedness, provided that the aggregate amount of the Indebtedness and Attributable Indebtedness created, incurred or assumed pursuant to this paragraph (h) at any time outstanding shall not exceed $150,000,000;

(i) Indebtedness incurred to pay annual premiums for property and casualty insurance policies maintained by the Borrower or any Subsidiary not exceeding in an aggregate amount at any time outstanding $75,000,000;

(j) Indebtedness of any Person acquired by the Borrower or any Subsidiary in a Permitted Acquisition (“Acquisition Indebtedness”) and assumed by the Borrower or such Subsidiary pursuant to such acquisition (including any

Permitted Refinancing Indebtedness incurred in respect thereof at the time of assumption thereof or from time to time thereafter), provided that (i) such Indebtedness was not incurred in contemplation of such acquisition, (ii) the aggregate principal amount of such Indebtedness and Permitted Refinancing Indebtedness at any time outstanding shall not exceed $50,000,000, (iii) such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof shall not be secured by any assets other than the assets securing the acquired Indebtedness prior to such acquisition and (iv) immediately after the incurrence thereof and giving pro forma effect thereto, the Interest Coverage Ratio shall not be less than the Interest Coverage Ratio immediately prior to such incurrence;

(k) Guarantees with respect to bonds issued to support workers’ compensation, or performance, surety, statutory or appeal bonds and other similar obligations (other than Indebtedness) incurred by the Borrower or any Subsidiary in the ordinary course of business;

(l) Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder;

(m) Indebtedness consisting of Permitted Notes, provided that (i) the Net Cash Proceeds from the issuance and sale thereof are applied to the mandatory prepayment of the Term Loans pursuant to Section 2.13(c), (ii) such Permitted Notes are exchanged for Term Loans or Other Term Loans of one or more Classes pursuant to a Permitted Debt Exchange or (iii) to the extent an amount of such Net Cash Proceeds not in excess of the available Incremental Commitment Amount immediately prior to the time of such issuance of sale are not so applied, the available Incremental Commitment Amount is permanently reduced pursuant to Section 2.13(c) by an amount equal to the amount of such unapplied Net Cash Proceeds;

(n) Permitted Timber Financings in an aggregate principal amount at any time outstanding not in excess of $10,000,000;

(o) Indebtedness of Smurfit-Stone Puerto Rico in an aggregate principal amount at any time outstanding not to exceed $10,000,000 and the Guarantee thereof by the Borrower on an unsecured basis; and

(p) other Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount at any time outstanding not in excess of $75,000,000.

SECTION 6.02. Liens.  (a)  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i) Permitted Liens;

(ii) Liens created under the Loan Documents;

(iii) Liens created under or pursuant to the Revolving Facility Documents securing Indebtedness permitted under Section 6.01(f), provided that any such Liens on the Collateral and rights and remedies with respect thereto are at all times subject to the Intercreditor Agreement (or a successor intercreditor agreement having the same terms as the Intercreditor Agreement or such other terms reasonably acceptable to the Administrative Agent);

(iv) Liens existing as of the Closing Date that are not discharged on the Funding Date and that are listed on Schedule 6.02(a)(iv), provided that (A) such Liens shall apply only to the property or assets to which they apply on the Closing Date and (B) such Liens shall secure only (x) those obligations that they secured on the Closing Date and (y) refinancings of such secured obligations permitted hereunder so long as the principal amount of obligations secured under this clause (iv) does not exceed the sum of the principal amount of such secured obligations being refinanced plus the amount of any premium required to be paid thereon as a result of, and any interest, fees and costs incurred in, such refinancing;

(v) Liens securing Indebtedness permitted by Section 6.01(h), provided that any such Lien shall apply only to the property that is the subject of such Indebtedness and, if such Indebtedness was incurred to finance the acquisition, improvement, repair or construction of such property, the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by the Borrower or a Subsidiary, as applicable) of the such property at the time it was so acquired, improved, repaired or constructed;

(vi) Liens securing Indebtedness permitted by Section 6.01(i), provided that such Liens attach only to insurance policies and proceeds thereof;

(vii) Liens securing Indebtedness constituting mortgage or purchase money financings, Capital Lease Obligations, industrial revenue bonds or similar financings assumed or incurred pursuant to Section 6.01(j) in connection with any acquisition permitted hereunder, provided that (A) such Liens attach only to property or assets acquired in connection with such acquisition, (B) such Liens were not created in contemplation of such acquisition and (C) such Liens shall secure only those obligations that they secure at the time of such acquisition and Permitted Refinancing Indebtedness in respect thereof;

(viii) Liens on property or assets owned by Foreign Subsidiaries securing Indebtedness permitted under Section 6.01(e) and Liens on property or assets owned by Smurfit-Stone Puerto Rico and securing Indebtedness permitted under Section 6.01(o);

(ix) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed;

(x) any Lien consisting of a lease of personal property of such Person to customers of such Person, if such lease constitutes an Investment permitted under Section 6.04(h);

(xi) Liens on assets of the Borrower or any Subsidiary securing up to $30,000,000 of Indebtedness permitted by Section 6.01(p) or the Incurrence Test, provided that no such Lien shall apply to any assets constituting Collateral;

(xii) Liens on timber properties securing Permitted Timber Financings permitted under Section 6.01(n);

(xiii) extensions, renewals or replacements of any Lien referred to in clause (v), (vi) or (vii) above, provided that such extension, renewal or replacement is limited to the Indebtedness and property originally secured and encumbered thereby;

(xiv) Liens securing Indebtedness under Permitted Second Lien Notes permitted under Section 6.01(m) and Permitted Refinancing Indebtedness in respect thereof; and

(xv) Liens not otherwise permitted by the foregoing clauses of this paragraph (a) securing obligations in an aggregate amount outstanding at any time not in excess of $20,000,000.

(b)  Enter into any agreement prohibiting the creation or assumption of any Lien upon properties or assets, whether now owned or hereafter acquired, except any such restriction that exists under (i) this Agreement, (ii) agreements governing any Indebtedness of Foreign Subsidiaries permitted hereunder, (iii) any documents governing secured Indebtedness permitted hereunder, provided that such restrictions only relate to the assets securing such Indebtedness, (iv) any documents governing Indebtedness permitted under Section 6.01(j), (m) or (p), provided that such restrictions are customary market terms for similar credits and do not restrict the granting of Liens to secure Indebtedness incurred under this Agreement or the Revolving Facility, (v) restrictions by reason of customary provisions contained in leases, licenses, governmental contracts and similar agreements entered into in the ordinary course of business, provided that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or agreements), and (vi) any agreement with respect to a permitted sale or disposition of any assets, provided such restrictions are limited to the assets to be sold or disposed of.

SECTION 6.03. Sale/Leaseback Transactions.  Enter into any Sale/Leaseback Transaction, other than any Sale/Leaseback Transaction to the extent that (i) the Capital Lease Obligations or Attributable Indebtedness, as the case may be, would be permitted by Section 6.01(h)(i) and (ii) any Liens associated therewith would be permitted by Section 6.02(a) (provided that, if the Borrower or any of the Subsidiaries enters into such Sale/Leaseback Transaction with respect to any property owned by the Borrower or such Subsidiary more than 12 months prior to such transaction, such Sale/Leaseback Transaction shall be treated as an Asset Sale and shall also be subject to the restrictions of Section 6.13).

SECTION 6.04. Investments, Loans and Advances.  Have outstanding or make any loan or advance to, or have or make any Investment in, any other Person or suffer to exist any such loan, advance or Investment, or any obligation to make such loan, advance or Investment, except as set forth on Schedule 6.04 and except:

(a) Permitted Investments;

(b) loans, advances or other Investments made by (i) the Borrower or any Subsidiary to or in any Guarantor or any wholly owned Domestic Subsidiary or any wholly owned Canadian Subsidiary (provided that any such Investments by a Loan Party to or in any such Subsidiary that is not a Loan Party complies with the requirements of Section 6.13) and (ii) any Foreign Subsidiary (other than a Canadian Subsidiary) to or in any other Foreign Subsidiary;

(c) loans, advances or other Investments made to or in any Subsidiary (other than a Guarantor, a wholly owned Domestic Subsidiary or a wholly owned Canadian Subsidiary), and Guarantees of obligations of any such Subsidiary, in an aggregate amount not to exceed $75,000,000 outstanding at any time;

(d) Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section 6.13;

(e) Investments by SSCC, the Borrower and the Subsidiaries in existence on the Closing Date in the capital stock of their respective subsidiaries;

(f) Investments consisting of Equity Interests, securities or notes received in settlement of accounts receivable incurred in the ordinary course of business from a customer that the Borrower or any Subsidiary has reasonably determined is unable to make cash payments in accordance with the terms of such account receivable;

(g) accounts receivable created or acquired, and deposits, prepayments and other credits to suppliers made, in the ordinary course of business;

(h) any Investments consisting of (i) any contract pursuant to which the Borrower or any Subsidiary obtains the right to cut, harvest or otherwise acquire timber on property owned by any other Person, whether or not the Borrower’s or such Subsidiary’s obligations under such contract are evidenced by a note or other instrument, or (ii) loans or advances to customers of the Borrower or any Subsidiary, including leases of personal property of the Borrower or such Subsidiary to such customers, provided that the contracts, loans and advances constituting permitted Investments pursuant to this paragraph (h) shall not exceed $20,000,000 at any time outstanding;

(i) prepaid expenses and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(j) loans to officers and employees not to exceed $5,000,000 at any time outstanding;

(k) other loans, advances and Investments in an aggregate amount at any time outstanding not to exceed the sum of (i) $100,000,000 plus (ii) the Net Cash Proceeds received by the Borrower after the Funding Date from any issuance of Equity Interests of the Borrower, so long as such issuance was consummated for the purpose of financing, and such Net Cash Proceeds were applied reasonably promptly after receipt thereof to finance, any such Investment;

(l) Investments constituting Guarantees permitted under Section 6.01 and Investments permitted under Section 6.05(f); and

(m) Investments consisting of Hedging Agreements permitted hereunder.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, assign, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (when taken as a whole in combination with the other assets and properties of SSCC, the Borrower and the Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except:

(a) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Domestic Subsidiary may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Domestic Subsidiary (other than the Borrower) may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any wholly owned Domestic Subsidiary (other than the Borrower) in a transaction in which the surviving corporation is a wholly owned Domestic Subsidiary and (iii) any Canadian Subsidiary may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, SSC Canada in a transaction in which SSC Canada is the surviving corporation, (iv) any Canadian Subsidiary (other than SSC Canada) may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any wholly owned Canadian Subsidiary (other than SSC Canada) in a transaction in which the surviving entity is a wholly owned Canadian Subsidiary; provided that, in each case, (x) if any Person other than a wholly owned Domestic Subsidiary or wholly owned Canadian Subsidiary, as the case may be, receives any consideration, such transaction is also permitted by Section 6.04 and (y) the surviving entity shall, at the time of such merger or consolidation, be in compliance with the requirements of Section 5.09(b);

(b) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any wholly owned Foreign Subsidiary (other than any Canadian Subsidiary) may merge into, amalgamate or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any other wholly owned Foreign Subsidiary in a transaction in which the surviving entity is a wholly owned Foreign Subsidiary, provided that no Person other than a Loan Party or a wholly owned Foreign Subsidiary receives any consideration and the Collateral and Guarantee Requirement shall be satisfied with respect to voting Equity Interests of such surviving or acquiring Foreign Subsidiary that are owned by a Loan Party;

(c) the Funding Date Merger and the other transactions contemplated by the Plan of Reorganization as described in the Disclosure Statement on the Closing Date may be consummated on or prior to the Funding Date;

(d) purchases of inventory, equipment and real property in the ordinary course of business;

(e) Investments permitted by Section 6.04; and

(f) any Loan Party may acquire all or substantially all the assets of a Person or line of business, unit or division of such Person, in each case primarily located in the United States or Canada, or not less than 100% of the Equity Interests of such a Person (other than directors’ qualifying shares) (in each case referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a similar line of business as that of the Borrower and the Subsidiaries, (ii) the acquisition shall not be preceded by, or effected pursuant to, an unsolicited tender offer or proxy solicitation, (iii) at the time of such transaction both before and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing, (iv) after giving pro forma effect to such acquisition, the Borrower could incur at least $1.00 of additional indebtedness under the Incurrence Test, provided that if a such acquisition is made for stock consideration and does not involve the acquisition, assumption or issuance of debt, such acquisition may be effected if, at the time of such acquisition and after giving pro forma effect thereto, the Interest Coverage Ratio shall not be less than the Interest Coverage Ratio immediately prior to the consummation of such acquisition, (v) at the time of such acquisition and after giving pro forma effect thereto, the Consolidated Senior Secured Leverage Ratio shall be less than or equal to 3.00 to 1.00 and (vi) upon consummation of such acquisition, the Acquired Entity, unless such Acquired Entity is a Canadian Subsidiary, and each Domestic Subsidiary thereof shall become a Loan Party if such Acquired Entity or subsidiary would be a Material Subsidiary based on a pro forma calculation for the most recent period of four consecutive fiscal quarters in respect of which financial statements have been delivered; and SSCC and the Borrower shall comply, and shall cause the Subsidiaries to comply, with the other  provisions of Section 5.09 applicable to such Acquired Entity or subsidiary, or to its Equity Interests, substantially concurrently with the consummation of such acquisition or by such later date reasonably agreed by the Administrative Agent with respect to specific compliance items (any acquisition of an Acquired Entity meeting all of the criteria set forth in this paragraph (f) being referred to herein as a “Permitted Acquisition”).

SECTION 6.06. Restricted Payments.  (a)  Declare or make, directly or indirectly, any Restricted Payment or set aside any amount for any such purpose.

(b)  Notwithstanding the provisions of paragraph (a) above:

(i)  the transactions contemplated by the Plan of Reorganization to occur on the Funding Date may be consummated on the Funding Date;

(ii)  the Borrower may make Restricted Payments in any fiscal year commencing on or after January 1, 2011 in an aggregate amount not to exceed the sum of (A) the lesser of (x) the Borrower’s Portion of Excess Cash Flow and (y) $50,000,000 plus (B) if the Borrower’s Portion of Excess Cash Flow exceeds $50,000,000 and the Additional RP Condition is satisfied, an additional amount up to the amount of such excess; and

(iii)  the Borrower may make Restricted Payments for the repurchase, retirement or other acquisition for value of Equity Interests of the Borrower held by any future, present or former employee or director of the Borrower or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan of the Borrower or its Subsidiaries, provided that the aggregate amount of such Restricted Payments in any fiscal year shall not exceed $5,000,000;

provided that at the time of any such Restricted Payment made pursuant to clause (ii) or (iii) above and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing.  For purposes hereof, “Additional RP Condition” means, with respect to any Restricted Payment proposed to be made in any fiscal year pursuant to clause (b)(ii)(B) above, that at the time of such Restricted Payment and immediately after giving effect thereto (A) no loans are outstanding under the Revolving Facility (other than issued and outstanding letters of credit that do not back Indebtedness for borrowed money), (B) the Borrower could incur at least $1.00 of additional indebtedness under the Incurrence Test and (C) in such fiscal year the Borrower has made mandatory prepayments of Term Loans under Section 2.13(b) and voluntary prepayments of Term Loans under Section 2.12(a) in an aggregate principal amount equal to at least 50% of Excess Cash Flow for the immediately preceding fiscal year.

SECTION 6.07. Transactions with Stockholders and Affiliates.  Except to the extent specifically permitted by the terms of this Agreement, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity securities of such Person or with any Affiliate of such Person or of any such holder, on terms that are less favorable to such Person than those that could be obtained at the time from Persons that are not such a holder or Affiliate, provided that the foregoing restriction shall not apply to (a) any transaction between or among the Loan Parties or any transaction between or among Foreign Subsidiaries, (b) any transaction or series of transactions between the Borrower and any Subsidiary or between the Subsidiaries on a basis that is not systematically disadvantageous to any Loan Party, (c) customary fees paid to members of the Board of Directors of the Borrower or SSCC or any of the Subsidiaries, (d) customary compensation (including salaries and bonuses) paid to officers and employees of SSCC, the Borrower or any Subsidiary, (e) management and financial services provided by SSCC, the Borrower or any Subsidiary to any other Subsidiary or any other entity in which SSCC, the Borrower or such Subsidiary has Investments to the extent that such services are provided by SSCC, the Borrower or such Subsidiary in the ordinary course of its business and senior management of such Person has determined that the providing of such services is in the best interests of such Person and (f) the transactions effected on the Funding Date in connection with the effectiveness of, and pursuant to the terms of, the Plan of Reorganization.

SECTION 6.08. Business.  Engage at any time in any business other than the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and businesses that are reasonably similar or reasonably related thereto, or are reasonable extensions thereof.

SECTION 6.09. Limitations on Debt Prepayments.  Optionally prepay, repurchase or redeem or otherwise optionally defease or segregate funds with respect to (collectively, “prepay”) any Permitted Notes or other long-term capital markets Indebtedness; provided, however, that the foregoing will not prohibit (i) any refinancing of such Indebtedness pursuant to the issuance of Permitted Refinancing Indebtedness with respect thereto that is otherwise permitted by this Agreement, (ii) the transactions effected on the Funding Date in connection with the effectiveness of, and pursuant to the terms of, the Plan of Reorganization, (iii) any repayments or prepayments in respect of obligations under the Revolving Facility and (iv) any prepayment, repurchase, redemption or defeasance of Indebtedness up to $200,000,000 in aggregate principal amount, if at the time thereof and after giving effect thereto, (A) the Consolidated Senior Secured Leverage Ratio would be less than 2.50 to 1.00 and (B) the sum of (1) the amount of availability under the Revolving Facility and (2) the aggregate amount of all unrestricted cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries shall not be less than $350,000,000.

SECTION 6.10. Amendment of Certain Documents.  (a)  Amend, modify or grant any waiver with respect to any indenture, note or any other instrument evidencing Indebtedness of SSCC, the Borrower or any Subsidiary in an aggregate principal amount in excess of $100,000,000 (other than any such Indebtedness owed to SSCC, the Borrower or any Subsidiary), if such amendment, modification, or waiver has the effect of (i) increasing the amounts due in respect of any such indenture, note or other instrument or, other than with respect to the Revolving Facility, any interest rate thereunder, unless any such increase in amount would be permitted under Section 6.01 and except that any increase in any interest rate resulting from such amendment or modification will be permitted if, after giving pro forma effect thereto, the Borrower could incur at least $1.00 of additional indebtedness under the Incurrence Test, (ii) subjecting any property of SSCC, the Borrower or any Subsidiary to any Lien, other than Liens permitted under Section 6.02, (iii) shortening the maturity or weighted average life of any such Indebtedness or (iv) creating or changing covenants, events of default and other terms and conditions such that the covenants, events of default and other terms and conditions become materially more adverse, when taken as a whole, to the Lenders.

(b)  Cause or suffer to exist any amendment, restatement, supplement or other modification to the certificate of incorporation (including any certificate of designation with respect to any preferred stock) or by-laws of SSCC, the Borrower or any Subsidiary without the prior written consent of the Required Lenders, unless such amendment, restatement, supplement or modification is not materially adverse to the interests of the Lenders hereunder or under the other Loan Documents (provided that the foregoing will not prohibit the consummation of the Funding Date Merger).

SECTION 6.11. Limitation on Dispositions of Stock of Subsidiaries.  Directly or indirectly sell or otherwise dispose of, or permit any Subsidiary to issue to any other Person (other than to any other Loan Party or a wholly owned Subsidiary), any Equity Interests of any Subsidiary, except issuances to qualified directors if and to the extent required by applicable law, provided that nothing in this Section 6.11 shall prohibit (i) any disposition or issuance permitted by Sections 6.05 and 6.13 if such disposition or issuance is structured as the disposition or issuance of stock or other Equity Interests or (ii) the issuance of Equity Interests on a pro rata basis to its equity holders by any Subsidiary that is not wholly owned.

SECTION 6.12. Restrictions on Ability of Subsidiaries to Pay Dividends.  Permit any Subsidiary to, directly or indirectly, voluntarily create or otherwise voluntarily cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or (b) make or repay loans or advances to any Loan Party, except for (i) encumbrances or restrictions under this Agreement and the other Loan Documents, (ii) encumbrances or restrictions under the indentures governing the Permitted Notes (or any Permitted Refinancing Indebtedness permitted hereunder with respect thereto or any other indenture or other document governing Indebtedness permitted hereby so long as the encumbrances and restrictions thereunder are no more onerous to any Subsidiary than those contained in this Agreement), (iii) encumbrances or restrictions under the Revolving Facility Documents as in effect on the Funding Date (and under the Revolving Facility Documents as amended from time to time or any Permitted Refinancing Indebtedness in respect thereof, in each case, so long as the encumbrances and restrictions thereunder are no more onerous, when taken as a whole, to any Subsidiary than those contained in the Revolving Facility Documents as in effect on the Funding Date), (iv) customary encumbrances or restrictions in joint venture agreements and similar agreements that relate solely to the activities of such joint venture, (v) customary encumbrances or restrictions contained in agreements relating to the sale of all or a substantial part of the Equity Interests or assets of any Subsidiary pending such sale, provided that such encumbrances and restrictions apply only to the Subsidiary to be sold and such sale is permitted hereunder, and (vi) encumbrances or restrictions in documents governing Indebtedness assumed or incurred under Section 6.01(j) or existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any Subsidiary in an acquisition permitted hereunder, provided that such encumbrances and restrictions are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person.

SECTION 6.13. Disposition of Collateral and Other Assets.  (a)  Except for any transfer or disposition permitted by paragraph (b) below, sell, lease, assign, transfer or otherwise dispose of any asset or assets, in a single transaction or a series of related transactions, having a fair market value in excess of $10,000,000, unless (i) fair market value is received for such asset (such fair market value to be determined by the Board of Directors of the Borrower or any applicable Subsidiary in the exercise of its reasonable judgment in the case of any asset or assets with a fair market value in excess of $100,000,000), (ii) except in the case of any Asset Exchange, if the fair market value of such asset or assets is in excess of $50,000,000, at least 75% of the consideration received by SSCC, the Borrower and the Subsidiaries for such asset or assets shall be in cash, cash equivalents and readily marketable securities and (iii) except in the case of any Asset Exchange, any non-cash consideration shall consist of debt obligations of the purchaser, provided that the foregoing shall not restrict SSCC, the Borrower or any Subsidiary from receiving debt obligations of the purchaser in an aggregate principal amount not in excess of $50,000,000 in connection with any single transaction or series of related transactions.

(b)  Notwithstanding anything to the contrary in this Agreement, the Borrower shall not transfer any of its assets to any Subsidiary and none of the Subsidiaries shall transfer any of its assets to any other Subsidiary unless (i) in the case of any asset or assets constituting Collateral, such asset or assets is transferred to a Loan Party and the Administrative Agent is satisfied that the Liens created under the Security Documents on such asset or assets shall be in full force and effect, or (ii) in the case of any asset or assets not constituting Collateral, such transfer is permitted as an Investment under Section 6.04 or is permitted under Section 6.05.

SECTION 6.14. Fiscal Year.  Cause the fiscal year of SSCC or the Borrower to end on a date other than December 31.

SECTION 6.15. Material Subsidiaries.  (a)  Permit, as of the date on which financial statements with respect to the fiscal quarter of the Borrower most-recently ended are delivered (or, if not delivered by such date, on the date required to have been delivered) pursuant to Section 5.04(a) or (b) hereof, the sum of (i) the individual revenues and assets of the Borrower and each Domestic Material Subsidiary that is a Loan Party and (ii) the revenues and assets of each Foreign Subsidiary at least 65% of the voting stock and all of the non-voting Equity Interests of which has been pledged as Collateral to secure the Obligations and of such Foreign Subsidiary’s subsidiaries, calculated on a consolidated basis, in each case for or as of the end of the most recent period of four consecutive fiscal quarters in respect of which financial statements have been (or were required to have been) delivered, when taken together, to account for less than 90% of the Borrower’s consolidated revenues for, or less than 90% of the Borrower’s consolidated assets at the close of, such period of four consecutive fiscal quarters.

(b)  Permit on any day in any fiscal quarter of the Borrower, the aggregate amount of cash held by Domestic Subsidiaries in deposit accounts (other than deposit accounts referred to in Section 5.10(d)(i), (ii) and (iii)) that are not subject to Control Agreements to exceed $15,000,000, unless, during the 30-day period after the last day of such fiscal quarter, one or more of such Domestic Subsidiaries are designated by the Borrower as a Material Subsidiary pursuant to clause (c) of the definition thereof and enter into Control Agreements, with respect to their deposit accounts referred to above, so that, if such Control Agreement has been in effect at all times during such fiscal quarter, such $15,000,000 threshold would not have been exceeded on any day.

ARTICLE VII

Events of Default

From and after the Funding Date, in case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days, in the case of payment of any such interest or Fee, or 10 Business Days in the case of payment of any such other amount;

(d) default shall be made in the due observance or performance by SSCC or the Borrower of any covenant, condition or agreement contained in Section 5.01 (with respect to SSCC or the Borrower), 5.05(a), 5.14 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party or any of their respective Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those defaults specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) SSCC, the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (after giving effect to any applicable grace period), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity, provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or asset securing such Indebtedness;

(g) at any time after the Funding Date, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of SSCC, the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of any such Person, under any Insolvency Law, (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person or (iii) the winding-up or liquidation of any such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) SSCC, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Insolvency Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money, individually or in the aggregate, in an amount in excess of $30,000,000 (in each case to the extent not adequately covered by insurance proceeds as to which the insurance company has acknowledged coverage pursuant to a writing reasonably satisfactory to the Administrative Agent), shall be rendered against SSCC, the Borrower or any of the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated, discharged or satisfied;

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in increased liability of SSCC, its Subsidiaries and ERISA Affiliates in an aggregate amount more than $30,000,000 greater than the liability as of the Closing Date reasonably estimated by the Required Lenders in good faith attributable to either of the following:

(i)  the Plans’ and Multiemployer Plans’ funded status as of the most recent valuation or other statement of financial condition prior to the Closing Date; or

(ii)  withdrawal liability with respect to a Multiemployer Plan as of the most recent estimate of withdrawal liability for such Multiemployer Plan received before the Closing Date;

(k) there shall have occurred a Change in Control or SSCC, the Borrower or any Subsidiary shall make any mandatory prepayment, repurchase or redemption or make any offer to make any such mandatory prepayment, repurchase or redemption of any Indebtedness in an aggregate outstanding principal amount in excess of $30,000,000 on account of any “Change of Control” (however designated) referred to in the indenture, agreement or other instrument governing such Indebtedness;

(l) any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected first priority (or, in the case of the Revolving Facility Collateral, second priority, but second in priority only in respect of the obligations under the Revolving Facility)  Lien on any Collateral (except as otherwise expressly provided in this Agreement or such Security Document) with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $100,000,000, except to the extent that any such loss of perfection, priority or rank results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Security Documents or otherwise take any action within its control (including the filing of Uniform Commercial Code continuation statements or similar filings or registrations under the applicable laws of any other jurisdiction);

(m) any Loan Document shall not be for any reason, or shall be asserted by the Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms; or

(n) the Loan Documents Obligations shall cease to constitute, or shall be asserted by any Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to constitute, senior indebtedness under the subordination provisions of any subordinated Indebtedness of any Loan Party, or any such subordination provisions shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to SSCC or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to the Borrower, take any of or all the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable, in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iii) exercise any remedies available under any Loan Document or otherwise; and in any event with respect to SSCC or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, JPMCB is hereby irrevocably appointed to act as the Administrative Agent for the Lenders.  Each of the Lenders hereby irrevocably authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the foregoing, the Administrative Agent is expressly authorized to execute any and all documents with respect to the Collateral and the rights of the Lenders with respect thereto, including without limitation, the Guarantee and Collateral Agreement and the Intercreditor Agreement on the Funding Date, and to act as Administrative Agent on behalf of the Lenders, in each case as contemplated by and in accordance with the terms and provisions of this Agreement and the Security Documents.

The Administrative Agent shall not be liable as such for any action taken or omitted by it with the consent or at the request of the Required Lenders (or such other number of percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation in any Loan Document or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Loan Parties of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by SSCC, the Borrower or a Lender.  The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, any other Loan Document or any other instruments or agreements.  The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all Lenders.  The Administrative Agent shall be entitled to rely on any instrument or document believed by them in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons.  The Administrative Agent shall also be entitled to rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or any Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  The Administrative Agent may execute any and all duties hereunder by or through agents or employees (and the exculpatory provisions of this Article VIII shall apply to any such agent or employee) and shall be entitled to rely upon the advice of legal counsel with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by any of them in accordance with the advice of such counsel.

The Lenders hereby acknowledge that (a) the Administrative Agent shall not be under any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan

Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (b) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, or shall be liable for the failure to disclose, any information relating to SSCC or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a Lender as the successor, which successor agent shall, unless an Event of Default under paragraph (b), (c), (g) or (h) of Article VII shall have occurred and be continuing, be subject to approval by the Borrower (not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent, in its individual capacity and not as the Administrative Agent, shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any of their respective Subsidiaries or other Affiliates as if it were not the Administrative Agent.

Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of such Lender’s pro rata share (based on its Commitments hereunder (provided that (x) in the case of Term Loans or (y) in the event that such Commitments shall have expired or been terminated, such pro rata share shall be based on the respective principal amounts of the outstanding Loans)) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including fees, disbursements and other charges of counsel and compensation of agents paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Loan Parties and (b) to indemnify and hold harmless the Administrative Agent and any of its respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes (whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority), obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Loan Parties; provided, however, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent agrees to act as a contractual representative upon the express conditions contained in this Article VIII.  Notwithstanding the use of the defined term “Administrative Agent”, it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary or other implied duties to any Lender by reason of this Agreement or any other Loan Document, regardless of whether a Default has occurred and is continuing, and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In such capacity of a contractual representative, the Administrative Agent (a) hereby assumes no fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

No Person named on the cover page to this Agreement as a joint bookrunner, co-lead arranger, syndication agent or documentation agent shall have any duties or responsibilities under this Agreement or any other Loan Document in its capacity as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.  Except as otherwise expressly permitted herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by fax, as follows:

(a) if to SSCC or SSCE, to it at Six CityPlace Drive, Creve Coeur, MO 63141, Attention of Timothy T. Griffith, Vice President and Treasurer (Fax No. (314) 787-6186), with a copy to Brian S. Hart, Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, IL 60601 (Fax No. (312) 558-5700);

(b) if to JPMCB, as Administrative Agent, to JPMorgan Chase Bank, N.A., Loan Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Christian Cho (Fax No. (713) 427-6307) and Sylvia Guttierrez (Fax No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10017, Attention of Peter S. Predun (Fax No. (212) 270-5100);

(c) if to any other Lender, at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in the following paragraph shall be effective as provided in such paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, SSCC or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.  The Administrative Agent shall deliver to the Borrower a copy of each Administrative Questionnaire received by it.

SECTION 9.02. Survival of Agreement.  All covenants, agreements, representations and warranties made by SSCC and the Borrower herein and by the Loan

Parties in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Administrative Agent and shall survive the making by the Lenders of the Loans, regardless of any investigation made by, or on behalf of, the Lenders or the Administrative Agent, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.15, 2.19 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.03. Counterparts; Binding Effect.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of SSCC, the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that neither SSCC nor the Borrower shall have the right to assign its rights or duties hereunder or any interest herein without the prior consent of all the Lenders, and any attempted assignment by any such Person shall be void (it being understood that a merger of SSCC or the Borrower with and into any other Person in which the other Person is the surviving entity shall not be considered an assignment of the Borrower’s duties hereunder and would instead be subject to the restrictions of Section 6.05).  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.04. Successors and Assigns.  (a)  Subject to Section 9.03, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of SSCC, the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)  Each Lender may assign to one or more assignees (treating any Approved Funds that are administered or managed by the same Person or an Affiliate of such Person as a single assignee) all or a portion of its interests, rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a

Lender, an Affiliate of the assigning Lender or an Approved Fund or the Borrower (in connection with acquisitions or repurchases of Term Loans or Other Term Loans by the Borrower pursuant to Purchase Offers or Permitted Debt Exchanges under Section 2.23 or Section 2.24), each of the Administrative Agent and, at any time after the earlier of (A) the date upon which the Administrative Agent reasonably determines that the primary syndication of the Term Loans has been completed (it being understood that the Administrative Agent will promptly notify the Borrower of the occurrence of such date) and (B) 60 days after the Closing Date, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that the consent of the Borrower shall not be required if an Event of Default under paragraph (b), (c), (g) or (h) of Article VII has occurred and is continuing on the date of the Assignment and Acceptance, (ii)  except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or an Approved Fund, the amount of the Commitments and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or an amount equal to the remaining balance of such Lender’s Commitments and Loans of the relevant Class) unless each of the Borrower and the Administrative Agent otherwise consents, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of $3,500, except as otherwise agreed by the Administrative Agent; provided further that, notwithstanding the foregoing, the sale or assignment by any assignor (which acquired an interest in the Commitments and Loans of any Class in an amount less than $1,000,000 pursuant to an exception to clause (ii) of the immediately preceding proviso) to any Person that is not a Lender or an Affiliate of such assignor or an Approved Fund shall be subject to the minimum assignment requirement set forth in the immediately preceding proviso if all the Affiliates of such Lender hold Commitments and Loans of the relevant Class in the amount of $1,000,000 or more in the aggregate.  Upon acceptance and recording pursuant to paragraph (e) below, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each of the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)  The Administrative Agent, acting for this purpose as agent of the Borrower shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and SSCC, the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by SSCC, the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder or the Borrower in connection with acquisitions or repurchases of Loans by the Borrower pursuant to Purchase Offers or Permitted Debt Exchanges under Section 2.23 or Section 2.24), the processing and recordation fee referred to in paragraph (b) above and the written consent to such assignment of any Person whose consent is required pursuant to paragraph (b) above, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)  Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.15, 2.19 and 9.05 to the same extent as if they were Lenders, provided that, except as expressly provided in Section 2.19(a), the Borrower shall not be required to reimburse the participating banks or other entities pursuant to Section 2.14, 2.15, 2.19 or 9.05 in an amount in excess of the amount that would have been payable thereunder to such Lender had such Lender not sold such participation, and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Loan Parties under the Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the participating bank or other entity may be provided with the right to approve amendments, modifications or waivers affecting it that (v) decrease any Fees payable hereunder, (w) decrease the amount of principal of, or the rate at which interest is payable on, the Loans, (x) extend any scheduled principal payment date or date for the scheduled payment of interest on the Loans, (y) increase the amount of or extend the termination date of the Commitments or (z) release a Guarantor from its guarantee under the Guarantee and Collateral Agreement (except as expressly contemplated by any Loan Document) or all or substantially all of the Collateral from the Liens created under the Security Documents (except as expressly contemplated by any Loan Document).

(g)  Notwithstanding the limitations set forth in paragraph (b) above, (i) any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the prior written consent of SSCC or the Administrative Agent, (ii) any Lender which is a fund may pledge all or any portion of its rights under this Agreement to its trustee or other creditor in support of its obligations to its trustee or other creditor without the prior written consent of SSCC or the Administrative Agent and (iii) any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to direct or indirect contractual counterparties in swap agreements related to the Loans, provided that no such assignment pursuant to clause (i), (ii) or (iii) shall release a Lender from any of its obligations hereunder or substitute any such Bank or trustee for such Lender as a party hereto.

(h)  Notwithstanding anything to the contrary contained herein, other than acquisitions or repurchases of Term Loans or Other Term Loans by the Borrower pursuant to Purchase Offers or Permitted Debt Exchanges under Section 2.23 or Section 2.24, neither the Borrower nor any Affiliate of the Borrower may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Term Loans or Other Term Loans hereunder (and any such attempted acquisition shall be null and void).

SECTION 9.05. Expenses; Indemnity.  (a)  SSCC and the Borrower agree, jointly and severally, to pay all reasonable out-of-pocket expenses (i) incurred by the Administrative Agent, the Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of one counsel to the Administrative Agent and the Arrangers taken as a whole and, if necessary, of bankruptcy counsel and one local counsel and one regulatory counsel in any jurisdiction) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents (including all costs relating to due diligence) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or (ii) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder (including the fees, disbursements and other charges of a single lead counsel to the Administrative Agent and the Lenders and such local and regulatory counsel as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of a conflict of interest, one additional counsel per affected party).  SSCC and SSCE further agree to indemnify the Administrative Agent and the Lenders from, and hold them harmless against, any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b)  SSCC and the Borrower agree, jointly and severally, to indemnify each Arranger, the Administrative Agent and each Lender and each of their Affiliates and respective directors, officers, employees, trustees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, disbursements and other charges of counsel to the Indemnitees, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the structuring, arrangement and the syndication of the Credit Facilities provided for herein, (ii) the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (iii) the use of the proceeds of the Loans, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by SSCC, the Borrower or any of the Subsidiaries or any of their respective predecessors or any other liability under any Environmental Law related in any way to SSCC, the Borrower or any of the Subsidiaries or to their respective real properties, assets or operations or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any Indemnitee and whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (or its related parties).

(c)  To the extent permitted by applicable law, neither SSCC nor the Borrower shall assert, or permit any of their Affiliates or related parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

(d)  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 9.05 shall be payable promptly after written demand therefor.

SECTION 9.06. Right of Setoff.  Subject to the Intercreditor Agreement, each Lender and each of its Affiliates is hereby authorized, in addition to any other right or remedy that any Lender or any such Affiliates may have by operation of law or otherwise, at any time and from time to time upon any amount becoming due and payable by any Loan Party under any Loan Document, after the expiration of any grace period with respect thereto, to exercise, without notice to SSCC or the Borrower (any such notice being expressly waived by each such Person), its banker’s lien or right of combination of accounts or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against such due and payable amount.  Each Lender and each of its Affiliates agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or any such Affiliate, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07. Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SECTION 9.08. Waivers; Amendment.  (a)  No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuation of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Loan Parties in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  None of this Agreement, any of the other Loan Documents or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by SSCC, the Borrower, the Administrative Agent and the Required Lenders and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements entered into by the parties to such Loan Document; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the scheduled payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender (other than, prior to its funding of any Loans, a Defaulting Lender) affected thereby, (ii) increase the amount of or extend the termination date of the Commitment of, or decrease or extend the date for payment of any Fee owing to, any Lender without the prior written consent of such Lender (other than a Defaulting Lender (except for the increase in the amount of such Defaulting Lender’s Commitment)), (iii) amend or modify the pro rata requirements of Section 2.16 or the provisions of Section 9.03 concerning the assignment of SSCC’s or the Borrower’s obligations hereunder, the provisions of this Section 9.08 or release a Guarantor from its guarantee under the Guarantee and Collateral Agreement (except as expressly contemplated in Section 9.09 or by the applicable Loan Document) or all or substantially all of the Collateral from the Liens created under the Security Documents (except as expressly contemplated in Section 9.09 or by the applicable Security Document), without the prior written consent of each Lender (other than a Defaulting Lender), (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of  Lenders (other than Defaulting Lenders) holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (other than a Defaulting Lender); provided, further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.  The Lenders hereby authorize the Administrative Agent to enter into such amendments, restatements, supplements or other modifications to (i) the Security Documents as are deemed reasonably necessary by the Administrative Agent to protect and preserve the Liens on the Collateral created or purported to be created thereunder or to reflect or give effect to any transaction permitted under this Agreement and (ii) the Loan Documents to correct any errors or omissions if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents.  Notwithstanding the foregoing provisions of this Section 9.08(b), with the agreement and consents of the Persons referred to therein, and without the necessity of obtaining the approval of any other Lenders hereunder, (i) Incremental Facility Agreements may be entered into as provided in Section 2.22(b) and (ii) Extension Amendments may be entered into pursuant to Section 2.25.

SECTION 9.09. Release of Collateral and Guarantors.  Each Lender hereby directs the Administrative Agent to release the Liens held by it under the Security Documents and the Guarantees made in the Loan Documents as follows:

(a)  upon payment in full in cash of the Loans and all the other Loan Documents Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments, the Administrative Agent is authorized to release all of the Liens created, and all the Guarantees made, under the Loan Documents;

(b)  upon any sale or other disposition of Collateral permitted hereunder, or consummation of any transaction permitted hereunder as a result of which any Guarantor (other than SSCE or SSCC) ceases to be a Subsidiary of SSCC, the Administrative Agent is authorized to release such Liens that relate solely to the Collateral sold or otherwise disposed and the Guarantee made by such Guarantor under the Loan Documents;

(c)  upon consent by the Required Lenders, the Administrative Agent is authorized to release such Liens on any part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 9.08; and

(d)  as required by the Intercreditor Agreement in connection with sales of Revolving Facility Collateral;

provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of SSCC or any of the Subsidiaries in respect of) all interests retained by SSCC or any of the Subsidiaries.  Any execution and delivery by the Administrative Agent of any document evidencing such release shall be without recourse or warranty by the Administrative Agent.

SECTION 9.10. Entire Agreement.  This Agreement, the other Loan Documents and any separate fee letter agreements with respect to fees payable to the Arrangers or the Administrative Agent constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person other than the parties hereto and thereto (and their respective successors and assigns permitted hereby and each other Person that is an Indemnitee) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.14. Confidentiality.  (a)  Each of the Administrative Agent and the Lenders agrees not to disclose to any Person the Information (as defined below) in accordance with the Administrative Agent or such Lender’s customary procedures for non-disclosure of confidential information of third parties of this nature and in accordance with safe and sound lending practices without the prior written consent of the Borrower, which consent shall not be unreasonably withheld, except that the Administrative Agent or any Lender shall be permitted to disclose Information (i) to its and its Affiliates’ officers, directors, employees, partners, trustees, agents and representatives (including its auditors and counsel) or to any pledgee referred to in Section 9.04(g)(ii) or any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such pledgee, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 9.14); (ii) to the extent

(A) required by applicable laws and regulations or by any subpoena or similar legal process or (B) requested or required by any regulatory authority or The National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than a Loan Party or its Affiliates or (C) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by a Loan Party or its Affiliates; (iv) to any actual or prospective assignee of, or prospective purchaser of a participation in, the rights of such Lender hereunder, in each case subject to paragraph (c) below; or (v) in connection with any suit, action or proceeding relating to the enforcement of rights hereunder or under any other Loan Document or in connection with the transactions contemplated hereby.  As used in this Section 9.14, as to any Lender, the term “Information” shall mean the Confidential Information Memorandum and any other materials, documents and information that the Borrower or any of its Affiliates may have furnished or may hereafter furnish to any Lender in connection with this Agreement relating to SSCC, the Borrower or any other Subsidiary or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)  Each of the Administrative Agent and the Lenders agrees that it will use the Information only for purposes related to the transactions contemplated hereby and by the other Loan Documents, provided that (i) if the conditions referred to in any of subclauses (A) through (C) of clause (iii) of paragraph (a) above are met, the Administrative Agent or such Lender may otherwise use the Information and (ii) if the Administrative Agent or such Lender or any of their respective Affiliates is otherwise a creditor of a Loan Party, the Administrative Agent, such Lender or any such Affiliate may use the Information in connection with its other credits to such Loan Party.

(c)  Each Lender agrees that it will not disclose any of the Information to any actual or prospective assignee of such Lender or participant in any rights of such Lender under this Agreement unless such actual or prospective assignee or participant first executes and delivers to such Lender or the Borrower a confidentiality letter containing substantially the undertakings set forth in this Section 9.14.

SECTION 9.15. Jurisdiction; Consent to Service of Process.  (a)  Each of SSCC and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that during the period prior to the effective date of the Plan of Reorganization each of the parties hereto submits to the jurisdiction of the U.S. Bankruptcy Court with respect to matters relating hereto.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

(b)  Each of SSCC and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court or, as applicable, the U.S. Bankruptcy Court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Certain Relationships.  Nothing contained in this Agreement and no action taken by any the Administrative Agent or any Lender pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, an association, a joint venture or other entity.  None of the Administrative Agent or the Lenders has any fiduciary relationship with or any fiduciary duty to SSCC or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

SECTION 9.17. USA Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

SECTION 9.18. Concerning the Intercreditor Agreement.  The Lenders acknowledge that the Revolving Facility is secured by Liens on the Term Facility Collateral and the Revolving Facility Collateral and that the Permitted Second Lien Notes will be secured by Liens on the Term Facility Collateral and the Revolving Facility

Collateral.  In connection with the Borrower’s entry into the Revolving Facility and/or the incurrence of any Permitted Second Lien Notes, the Administrative Agent shall enter into the Intercreditor Agreement, establishing the relative rights of the Secured Parties, the secured parties under the Revolving Facility and the secured parties under the Permitted Second Lien Notes, as the case may be, with respect to the Term Facility Collateral and the Revolving Facility Collateral and such amendments to the Security Documents as shall be appropriate or necessary to cause the Permitted Second Lien Notes to be secured as set forth in the definition of the term “Permitted Second Lien Notes”, provided that the Administrative Agent has received evidence reasonably satisfactory to the Administrative Agent that the terms of the Permitted Second Lien Notes and the definitive documentation entered into in connection therewith comply with the terms hereof.  Each Lender hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreement or the amended Security Documents, as the case may be, (ii) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, (iii) agrees that, upon execution and delivery thereof, such Lender shall be bound by the terms of the Intercreditor Agreement as if it were a signatory thereto and will take no action contrary to the provisions of the Intercreditor Agreement and (iv) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement.  Each Lender hereby further irrevocably authorizes and directs the Administrative Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal or refinancing of any Loans or any Permitted Second Lien Notes as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender.  The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section to the full extent thereof.

SECTION 9.19. Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements.  At any time prior to or within 15 days after any Loan Party or any Subsidiary enters into any Hedging Agreement or Cash Management Agreement, or in the case of Hedging Agreements or Cash Management Agreements in effect on the Funding Date, within 15 days of the Funding Date, if the applicable Loan Party or Subsidiary and counterparty desire that the monetary obligations in respect of such Hedging Agreement or the Cash Management Services Obligations in respect of such Cash Management Agreement be treated as an “Obligation” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the applicable Security Documents, the Borrower may notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent) that (x) such Hedging Agreement is to be a “Qualified Secured Hedging Agreement” or (y) such Cash Management Agreement is to be a “Qualified Secured Cash Management Agreement”, so long as the following conditions are satisfied:

(i) in the case of a Hedging Agreement, such Hedging Agreement is either (x) in effect on the Funding Date with a counterparty that is a Lender or an Affiliate of a Lender, a lender under the Revolving Facility or an Affiliate of such a lender, in each case as of the Funding Date or (y) entered into after the Funding Date with any counterparty that is a Lender or an Affiliate of a Lender or a lender under the Revolving Facility or an Affiliate of such a lender at the time such Hedging Agreement is entered into; and

(ii) in the case of Cash Management Agreements, such Cash Management Agreement is with a counterparty that is a Lender or an Affiliate of a Lender or a lender under the Revolving Facility or an Affiliate of such a lender;

provided that no such Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement can be secured on a first lien basis by the Revolving Facility Collateral (and any request under this Section 9.19 will be deemed to be a representation by the Borrower to such effect); and provided further that no monetary obligations in respect of any Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement shall be treated as “Obligations” hereunder or receive any benefit of the designation under this Section 9.19 after the principal of and interest on each Loan and all Fees payable hereunder have been paid in full and all Commitments and other lending commitments hereunder have expired or terminated.

Until such time as the Borrower delivers (and the Administrative Agent acknowledges) such notice as described above, such Hedging Agreement or Cash Management Agreement shall not constitute a Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be.  The parties hereto understand and agree that the provisions of this Section 9.19 are made for the benefit of the Lenders and their Affiliates and the lenders under the Revolving Facility and their Affiliates, which become parties to Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 9.19 shall not be effective with respect to any Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 9.19 (without the written consent of the relevant parties thereto).  Notwithstanding any such designation of a Hedging Agreement as a Qualified Secured Hedging Agreement or a Cash Management Agreement as a Qualified Secured Cash Management Agreement, no provider or holder of any such Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including without limitation, as to any matter relating to the Collateral or the release of Collateral or Guarantors.  The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Qualified Secured Hedging Agreement and/or Qualified Secured Cash Management Agreement, and shall be entitled in all cases to rely on the applicable counterparty and the applicable Loan Party party to such agreement for the calculation thereof.  Such counterparty and the applicable Loan Party party to any such agreement each agrees to provide the Administrative Agent with the calculations of all such exposures, if any, at such times as the Administrative Agent shall reasonably request, and in any event, not less than monthly (unless other agreed to by the Administrative Agent).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMURFIT-STONE CONTAINER CORPORATION,

by
/s/ Timothy T. Griffith
Name: Timothy T. Griffith
Title: Vice President and Treasurer

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

by
/s/ Timothy T. Griffith
Name: Timothy T. Griffith
Title: Vice President and Treasurer

[Signature Page to the Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and a Lender,

by
/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

[Signature Page to the Credit Agreement]

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

Bank of America, N.A.

by
/s/ Anne Skoronski
Name: Anne Skoronski
Title: Managing Director

For any Lender requiring a second signature line:

by

Name:
Title:

[Signature Page to the Credit Agreement]

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

Deutsche Bank Trust Company, Americas

by
/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

by
/s/ Keith C. Braun
Name: Keith C. Braun
Title: Managing Director

[Signature Page to the Credit Agreement]

SCHEDULES TO CREDIT AGREEMENT

among

SMURFIT-STONE CONTAINER CORPORATION,

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

as Borrower,

THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

DEUTSCHE BANK SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Co-Lead Arrangers,

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent,

and

BANC OF AMERICA SECURITIES LLC,

as Documentation Agent

Schedule 1.01(a)

Material Subsidiaries

Subsidiary	Jurisdiction of Organization	Equity Ownership
Smurfit-Stone Container Enterprises, Inc.	Delaware	Smurfit-Stone Container Corporation – 100%

Smurfit-Stone Container Canada Inc	Nova Scotia

Smurfit-Stone Container Enterprises, Inc. – 100% Common

Stone Container Finance Company of Canada – Class C Shares

Stone Container Finance Company of Canada II – Class C Shares

SLP Finance General Partnership – Class D Shares

MBI Limited/Limitée	New Brunswick	Smurfit-Stone Container Canada Inc. - 50% 3083527 Nova Scotia Company – 50%

Smurfit-MBI	Ontario	Smurfit-Stone Container Canada Inc. – 49.9999% 3083527 Nova Scotia Company – 49.9999% MBI Limited/Limitée - .0002%

Schedule 1.01(b)

Mortgaged Properties

	Property Type	Property Address
1.	Converting Plant	3200 Pinson Valley Parkway Birmingham, AL 35217 (Jefferson County)

2.	Mill	1611 County Road 85 PO Box 508 Stevenson, AL 35772 (Jackson County)

3.	Converting Plant	2200 Industrial Drive Jonesboro, AR 72401 (Craighead County)

4.	Converting Plant	2021 South 5th Street Rogers, AR 72758 (Benton County)

5.	Converting Plant	201 S. Hillview Drive Milpitas, CA 95035 (Santa Clara County)

6.	Converting Plant	1078 Merrill Street Salinas, CA 93901 (Monterey County)

7.	Converting Plant	185 N. Smith Street Corona, CA 91720 (Riverside County)

8.	Converting Plant	13833 E. Freeway Drive Santa Fe Springs, CA 90670 (Los Angeles County)

9.	Converting Plant	15300 Marquardt Avenue Santa Fe Springs, CA 90670 (Los Angeles County)

10.	Converting Plant	5050 E. 50th Avenue Denver, CO 80216 (Denver County)

11.	Mill	125 Depot Road Uncasville, CT 06832 (New London County)

12.	Converting Plant	1400 West Tradeport Drive Jacksonville, FL 32218 (Duval County)

	Property Type	Property Address
13.	Mill	1 Everitt Avenue Panama City, FL 32401 (Bay County)

14.	Mill and Office	9469 Eastport Road Jacksonville, FL 32218 (Duval County)

15.	Mill	600 N. 8th Street Fernandina Beach, FL 32034 (Nassau County)

16.	Converting Plant	1995 Lithonia Industrial Boulevard Atlanta, GA 30058 (DeKalb County)

17.	Converting Plant	65 Enterprise Boulevard SW Atlanta, GA 30336 (Fulton County)

18.	Converting Plant	6180 Jersey Alcovy Road Covington, GA 30209 (Newton County)

19.	Converting Plant	2300 Bridgeport Drive Sioux City, IA 51111 (Woodbury County)

20.	Converting Plant	1540 & 1601 Tri View Avenue Sioux City, IA 51103 (Woodbury County)

21.	Converting Plant	3800 Dixon Street Des Moines, IA 50313 (Polk County)

22.	Converting Plant	1900 Foss Park Avenue North Chicago, IL 60064 (Lake County)

23.	Converting Plant	1415 West 44th Street Chicago, IL 60609 (Cook County)

24.	Converting Plant	1815 Morrissey Drive Bloomington, IL 61702 (McLean County)

	Property Type	Property Address
25.	Converting Plant	Sixth & Zschokke Streets Highland, IL 62249 (Madison County)

26.	Converting Plant	775 Linwood Road Galesburg, IL 61402 (Knox County)

27.	Converting Plant	7601 S. 78th Avenue Bridgeview, IL 60455 (Cook County)

28.	Office and Design/Engineering Center	450 E. North Avenue Carol Stream, IL 60188 (Dupage County)

29.	Converting Plant	3101 State Street Columbus, IN 47202 (Bartholomew County)

30.	Converting Plant	1925 Stone Court Mishawaka, IN 46545 (St. Joseph County)

31.	Mill	Mill Street Hodge, LA 71247 (Jackson Parish)

32.	Converting Plant	47 Maple Street Mansfield, MA 02048 (Bristol County)

33.	Converting Plant	320 Parker Street Springfield, MA 01129 (Hampden County)

34.	Converting Plant	725 Pittman Road Baltimore, MD 21226 (Anne Arundel County)

35.	Converting Plant	50 – 37th Avenue NE Minneapolis, MN 55421 (Hennepin County)

36.	Converting Plant	655 – 41st Avenue North St. Cloud, MN 56301 (Stearns County)

37.	Converting Plant	2705 West Battlefield Street Springfield, MO 65808 (Greene County)

38.	Converting Plant	933 S. Kent Street Liberty, MO 64068

	Property Type	Property Address
(Clay County)

39.	Converting Plant	577 Goddard Avenue Chesterfield, MO 63005 (St. Louis County)

40.	Converting Plant	324 Turner Industrial Park Road Saltillo/Tupelo, MS 38866 (Lee County)

41.	Converting Plant	1679 S. Green Street Tupelo, MS 38802 (Lee County)

42.	Converting Plant	8080 North Point Boulevard Winston-Salem, NC 27106 (Forsyth County)

43.	Converting Plant	662 Washburn Switch Road Shelby, NC 28151 (Cleveland County)

44.	Converting Plant	400 Albemarle Street Lexington, NC 27292 (Davidson County)

45.	Converting Plant	2606 Wilco Boulevard Wilson, NC 27893 (Wilson County)

46.	Converting Plant	51 Robinson Street North Tonawanda, NY 14120 (Niagara County)

47.	Converting Plant	975 N. Freedom Street Ravenna, OH 44266 (Portage County)

48.	Converting Plant	9960 Alliance Road Cincinnati, OH 45242 (Hamilton County)

49.	Mill	500 N. Fourth Street Coshocton, OH 43812 (Coshocton County)

50.	Converting Plant	1010 Mead Street (Mead & Kenskill) Washington Courthouse, OH 43160 (Fayette County)

51.	Converting Plant	108 S. Sycamore Street Jefferson, Ohio 44047 (Ashtabula County)

	Property Type	Property Address
52.	Converting Plant	2111 Old Shawnee Road Muskogee, OK 74403 (Muskogee County)

53.	Converting Plant	9930 N. Burgard Way Portland, OR 97203 (Multnomah County)

54.	Converting Plant	2940 Reach Road Williamsport, PA 17701 (Lycoming County)

55.	Converting Plant	100 McDonald Boulevard Philadelphia, PA 19014 (Delaware County)

56.	Converting Plant	9820 Blue Grass Road Philadelphia, PA 19114 (Philadelphia County)

57.	Converting Plant	4461 Highway 301 South Latta, SC 29565 (Dillon County)

58.	Mill	Paper Mill Road Florence, SC 29501 (Florence County)

59.	Converting Plant	100 East Benson Road Sioux Falls, SD 57104 (Minnehaha County)

60.	Converting Plant	1720 Ninth Avenue Humboldt, TN 38343 (Gibson County)

61.	Converting Plant	550 South Avenue East Collierville, TN 38017 (Shelby County)

62.	Converting Plant	4512 Anderson Road Knoxville, TN 37918 (Knox County)

63.	Converting Plant	700 Garrett Parkway Lewisburg, TN 37091 (Marshall County)

64.	Converting Plant	6701 South Freeway Fort Worth, TX 76134 (Tarrant County)

	Property Type	Property Address
65.	Converting Plant	13343 Interstate 20 (I-20 & Hwy 155) Tyler, TX 75710 (Smith County)

66.	Converting Plant	8440 Tewantin Drive Houston, TX 77061 (Harris County)

67.	Converting Plant	7350 Stiles Road El Paso, TX 79915 (El Paso County)

68.	Converting Plant	2302 W. Marshall Drive Grand Prairie, TX 75051 (Dallas County)

69.	Mill	19th and Main Streets West Point, Virginia 23181 (King William County)

70.	Mill	910 Industrial Street, Hopewell, VA 23860 (City of Hopewell)

71.	Converting Plant	Richmond North 5700 Lewis Road Sandston, VA 23150 (Henrico County)

72.	Converting Plant	9400 Heather Avenue Milwaukee, WI 53224 (Milwaukee County)

73.	Converting Plant	2800 W. Custer Avenue Milwaukee, WI 53209 (Milwaukee County)

74.	Converting Plant	201 Grove Street Castle Rock, WI 53910 (Adams County)

Schedule 2.01

Commitments

Term Loan Commitment
JPMorgan Chase Bank, N.A.	$480,000,000.00
Deutsche Bank Trust Company Americas	$480,000,000.00
Bank of America, N.A.	$240,000,000.00
Total Term Loan Commitments	$1,200,000,000.00

Schedule 3.07

Certain Title Matters

None.

Schedule 3.08

Subsidiaries

Subsidiary	Jurisdiction of Organization	Equity Ownership

A. Domestic Subsidiaries

Smurfit-Stone Container Enterprises, Inc.	Delaware	Smurfit-Stone Container Corporation – 100%

Lot 24D Redevelopment Corporation	Missouri	Smurfit-Stone Container Enterprises, Inc – 100%

Atlanta & St. Andrews Bay Railroad Company	Florida	Smurfit-Stone Container Enterprises, Inc. – 100%

Cameo Container Corporation	Illinois	Smurfit-Stone Container Enterprises, Inc. – 100%

Stone International Services Corporation	Delaware	Smurfit-Stone Container Enterprises, Inc. – 100%

Calpine Corrugated, LLC	California	Smurfit-Stone Container Enterprises, Inc. – 90%

Stone Global, Inc.	Delaware	Smurfit-Stone Container Enterprises, Inc. – 100%

Stone Connecticut Paperboard Properties, Inc.	Delaware	Smurfit-Stone Container Enterprises, Inc. – 100%

Smurfit-Stone Puerto Rico, Inc.	Puerto Rico	Smurfit-Stone Container Enterprises, Inc. – 100%

Smurfit Newsprint Corporation	Delaware	Smurfit-Stone Container Enterprises, Inc. – 100%

SLP Finance I, LLC	Delaware	Smurfit-Stone Container Enterprises, Inc. – 100%

SLP Finance II, LLC	Delaware	Smurfit-Stone Container Enterprises, Inc. – 100%

Timber Capital Holdings LLC	Delaware	Smurfit-Stone Container Enterprises, Inc. – 100%

Timber Note Holdings LLC	Delaware	Timber Capital Holdings LLC – 100%

SMBI Inc.	Delaware	Smurfit-MBI - 100%

B. Canadian Subsidiaries

3242796 Nova Scotia Company	Nova Scotia	Stone Global, Inc. – 100%

3242795 Nova Scotia Company	Nova Scotia	Stone Global, Inc. – 100%

Subsidiary	Jurisdiction of Organization	Equity Ownership

[NewCanco Partnership](1)	Ontario	3242796 Nova Scotia Company – 99% 3242795 Nova Scotia Company– 1%

Stone Container Finance Company of Canada	Nova Scotia	Smurfit-Stone Container Enterprises, Inc. – 100%

Stone Container Finance Company of Canada II	Nova Scotia	Smurfit-Stone Container Enterprises, Inc. – 100%

Smurfit-Stone Container Canada Inc.	Nova Scotia

Smurfit-Stone Container Enterprises, Inc. – 100%

Stone Container Finance Company of Canada – Class C Shares

Stone Container Finance Company of Canada II – Class C Shares

SLP Finance General Partnership – Class D Shares

SLP Finance General Partnership	Quebec	SLP Finance I, LLC – 50% SLP Finance II, LLC – 50%

3083527 Nova Scotia Company	Nova Scotia	Smurfit-Stone Container Canada Inc. - 100%

MBI Limited/Limitée	New Brunswick	Smurfit-Stone Container Canada Inc. - 50% 3083527 Nova Scotia Company – 50%

Smurfit-MBI	Ontario	Smurfit-Stone Container Canada Inc. – 49.9999% 3083527 Nova Scotia Company – 49.9999% MBI Limited/Limitée - .0002%

St. Laurent Display and Packaging Inc.	Ontario	Smurfit-Stone Container Canada Inc. - 100%

Stone Venepal (Celgar) Pulp, Inc.	Canada (federal)	Smurfit-Stone Container Canada Inc. - 45% Celgar Investments, Inc. - 45%

639647 British Columbia Ltd.	British Columbia	Smurfit-MBI - 100%

Francobec Company	Nova Scotia	SLP Finance General Partnership - 100%

605681 N.B. Inc.	New Brunswick	SLP Finance General Partnership - 100%

(1) To be formed prior to the Closing Date.

Subsidiary	Jurisdiction of Organization	Equity Ownership

B.C. Shipper Supplies Ltd.	British Columbia	639647 British Columbia Ltd. - 100%

Specialty Containers Inc.	Alberta	639647 British Columbia Ltd. - 100%

C. Latin American Subsidiaries

Stone Container de Mexico S. de R.L. de C.V.	Mexico	Smurfit-Stone Container Enterprises, Inc. – 99.994% Cameo Container Corporation - .006%

CCA de Baja California S.A. de C.V.	Mexico	Smurfit-Stone Container Enterprises, Inc. – 100%

D. Pacific Subsidiaries

Stone Truepenny International, Inc.	British Virgin Islands	Smurfit-Stone Container Enterprises, Inc. – 100%

Xiamen Stone Millennium Packaging & Paper Industries Co. Ltd.	China	Smurfit-Stone Packaging (Dongguan) Co., Ltd. – 100%

Smurfit-Stone i2i Design Center, Ltd.	British Virgin Islands	Stone Truepenny International, Inc. – 100%

Smurfit-Stone China Trading, Ltd.	British Virgin Islands	Stone Truepenny International, Inc. – 100%

Smurfit-Stone (Asia) Limited	Hong Kong	Stone Truepenny International, Inc. – 100%

Smurfit-Stone Packaging (Dongguan) Co., Ltd.	China	Smurfit-Stone (Asia) Limited – 100%

Smurfit-Stone i2i (China)	China	Smurfit-Stone (Asia) Limited – 100%

Smurfit-Stone HY Holdings, Ltd.	British Virgin Islands	Stone Truepenny International, Inc. – 100%

Celgar Investments, Inc.	British Virgin Islands	Smurfit-Stone Container Canada Inc. – 100%

E.European Subsidiaries

Smurfit-Stone Recycling International Cooperatief U.A.	Netherlands	Smurfit-Stone Container Enterprises, Inc. – 99% Stone Global, Inc. – 1%

Schedule 3.09

Litigation and Compliance with Laws

1.               In 2009, a lawsuit was filed in the United States District Court for the Northern District of Illinois against the four individual committee members for the Administrative Committee (“Administrative Committee”) of the Company’s savings plans and Patrick Moore, our Chief Executive Officer (together, the “Defendants”).  The suit alleges violations of the Employee Retirement Income Security Act (“ERISA”) (the “2009 ERISA Case”) between January 2008 and the date it was filed.  The plaintiffs in the 2009 ERISA Case brought the complaint on behalf of themselves and a class of similarly situated participants and beneficiaries of four of our savings plans (the “Savings Plans”).  The plaintiffs assert that the Defendants breached their fiduciary duties to the Savings Plans’ participants and beneficiaries by allegedly making imprudent investments with the Savings Plans’ assets, making misrepresentations and failing to disclose material adverse facts concerning the Company’s business conditions, debt management and viability, and not taking appropriate action to protect the Savings Plans’ assets.  Even though the Company is not a named defendant in the 2009 ERISA Case, management believes that any indemnification obligations to the Defendants would be covered by applicable insurance.

2.               On January 11, 2010, a second ERISA class action lawsuit was filed in the United States District Court for the Western District of Missouri.  The defendants in this case are the individual committee members for the Administrative Committee, several other of the Company’s executives and the individual members of its Board of Directors.  The suit has similar allegations as the 2009 ERISA Case described above, with the addition of breach of fiduciary duty claims related to our pension plans.  The Company expects that both of these matters will be consolidated in some manner as they purport to represent a similar class of employees and former employees and seek recovery under similar allegations and any of the Company’s indemnification obligations would be covered by applicable insurance.

Schedule 3.14(b)

Canadian Pension Plan Matters

Unpaid Contributions

SSC Canada and the other Canadian Subsidiaries have suspended pension special payments (to amortize unfunded actuarial liabilities and solvency deficiencies) since January 26, 2009. Aggregate minimum outstanding special payments are estimated to C$39,717,264, excluding interest, as of April 30, 2010.

Unfunded Actuarial Liabilities/Solvency Deficiencies (as of the date of the most recent actuarial valuation filed with Governmental Authorities)

Plan	Valuation date	Solvency deficiency			Unfunded actuarial liability

SSCC Plan	December 31, 2006(2)	C$	49,406,800		C$	14,451,500

SSCC (St-Laurent) Union	December 31, 2006(3)	C$	31,009,000		C$	6,465,000

Smurfit – MBI Union	December 31, 2008	C$	44,072,600		C$	9,763,000

Smurfit – MBI Non-Union	December 31, 2006	C$	11,686,800		C$	5,058,700

Smurfit – MBI Executive	December 31, 2007	C$	136,600	(4)	C$	1,121,800

Forest & Sawmill	December 31, 2006	C$	54,800		C$	16,800

(2) A cost certificate as of December 31, 207 revealed an additional solvency deficiency of C$255,900 and an additional unfunded actuarial liability of C$452,900.

(3) A cost certificate as of June 1, 2008 revealed an additional solvency deficiency of C$485,800 and an additional unfunded actuarial liability of C$524,100.

(4) Termination deficiency: C$1,161,800.

Schedule 3.15

Environmental Matters

1.               Various federal, state and local governmental authorities have developed and maintain numerous databases or lists of environmental information, including lists of leaking underground storage tanks, landfill facilities, hazardous waste sites and the like.  The information in these databases may contain errors, and certain databases and lists are posted for public viewing without the opportunity for property owners and operators to correct any errors that appear in them.  Further, the inclusion of a property on an environmental database or list maintained by a governmental agency, in and of itself, may not trigger the need for investigation or remediation.  To the knowledge of SSCC and the Borrower, the following Real Properties appear on the Comprehensive Environmental Response, Compensation, Liability Information System List (“CERCLIS”) maintained by the United States Environmental Protection Agency (“EPA”):

(a)                                  47 Maple Street, Mansfield, Massachusetts -  CERCLIS – No Further Remedial Action Planned

(b)                                 910 Industrial Street, Hopewell, Virginia - CERCLIS – No Further Remedial Action Planned

(c)                                  1 South Everett Street, Panama City, Florida - CERCLIS Archive – No Further Remedial Action Planned

(d)                                 19th & Main Street, West Point, Virginia - CERCLIS Archive – No Further Remedial Action Planned

Schedule 3.17(a)

UCC Lien Filing Offices

1.               Secretary of the State of Delaware

Schedule 3.18

Labor Matters

None.

Schedule 3.19

Real Properties

	Property Type	Property Address
1.	Converting Plant	3200 Pinson Valley Parkway
Birmingham, AL 35217
(Jefferson County)

2.	Mill	1611 County Road 85
PO Box 508
Stevenson, AL 35772
(Jackson County)

3.	Converting Plant	2200 Industrial Drive
Jonesboro, AR 72401
(Craighead County)

4.	Converting Plant	2021 South 5th Street
Rogers, AR 72758
(Benton County)

5.	Converting Plant	201 S. Hillview Drive
Milpitas, CA 95035
(Santa Clara County)

6.	Converting Plant	1078 Merrill Street
Salinas, CA 93901
(Monterey County)

7.	Converting Plant	185 N. Smith Street
Corona, CA 91720
(Riverside County)

8.	Converting Plant	13833 E. Freeway Drive
Santa Fe Springs, CA 90670
(Los Angeles County)

9.	Converting Plant	15300 Marquardt Avenue
Santa Fe Springs, CA 90670
(Los Angeles County)

10.	Converting Plant	5050 E. 50th Avenue
Denver, CO 80216
(Denver County)

11.	Mill	125 Depot Road
Uncasville, CT 06832
(New London County)

12.	Converting Plant	1400 West Tradeport Drive
Jacksonville, FL 32218
(Duval County)

	Property Type	Property Address
13.	Mill	1 Everitt Avenue
Panama City, FL 32401
(Bay County)

14.	Mill and Office	9469 Eastport Road
Jacksonville, FL 32218
(Duval County)

15.	Mill	600 N. 8th Street
Fernandina Beach, FL 32034
(Nassau County)

16.	Converting Plant	1995 Lithonia Industrial Boulevard
Atlanta, GA 30058
(DeKalb County)

17.	Converting Plant	65 Enterprise Boulevard SW
Atlanta, GA 30336
(Fulton County)

18.	Converting Plant	6180 Jersey Alcovy Road
Covington, GA 30209
(Newton County)

19.	Converting Plant	2300 Bridgeport Drive
Sioux City, IA 51111
(Woodbury County)

20.	Converting Plant	1540 & 1601 Tri View Avenue
Sioux City, IA 51103
(Woodbury County)

21.	Converting Plant	3800 Dixon Street
Des Moines, IA 50313
(Polk County)

22.	Converting Plant	1900 Foss Park Avenue
North Chicago, IL 60064
(Lake County)

23.	Converting Plant	1415 West 44th Street
Chicago, IL 60609
(Cook County)

24.	Converting Plant	1815 Morrissey Drive
Bloomington, IL 61702
(McLean County)

	Property Type	Property Address
25.	Converting Plant	Sixth & Zschokke Streets
Highland, IL 62249
(Madison County)

26.	Converting Plant	775 Linwood Road
Galesburg, IL 61402
(Knox County)

27.	Converting Plant	7601 S. 78th Avenue
Bridgeview, IL 60455
(Cook County)

28.	Office and Design/Engineering Center	450 E. North Avenue
Carol Stream, IL 60188
(Dupage County)

29.	Converting Plant	3101 State Street
Columbus, IN 47202
(Bartholomew County)

30.	Converting Plant	1925 Stone Court
Mishawaka, IN 46545
(St. Joseph County)

31.	Mill	Mill Street
Hodge, LA 71247
(Jackson Parish)

32.	Converting Plant	47 Maple Street
Mansfield, MA 02048
(Bristol County)

33.	Converting Plant	320 Parker Street
Springfield, MA 01129
(Hampden County)

34.	Converting Plant	725 Pittman Road
Baltimore, MD 21226
(Anne Arundel County)

35.	Converting Plant	50 – 37th Avenue NE
Minneapolis, MN 55421
(Hennepin County)

36.	Converting Plant	655 – 41st Avenue North
St. Cloud, MN 56301
(Stearns County)

37.	Converting Plant	2705 West Battlefield Street
Springfield, MO 65808
(Greene County)

	Property Type	Property Address
38.	Converting Plant	933 S. Kent Street
Liberty, MO 64068
(Clay County)

39.	Converting Plant	577 Goddard Avenue
Chesterfield, MO 63005
(St. Louis County)

40.	Converting Plant	324 Turner Industrial Park Road
Saltillo/Tupelo, MS 38866
(Lee County)

41.	Converting Plant	1679 S. Green Street
Tupelo, MS 38802
(Lee County)

42.	Converting Plant	8080 North Point Boulevard
Winston-Salem, NC 27106
(Forsyth County)

43.	Converting Plant	662 Washburn Switch Road
Shelby, NC 28151
(Cleveland County)

44.	Converting Plant	400 Albemarle Street
Lexington, NC 27292
(Davidson County)

45.	Converting Plant	2606 Wilco Boulevard
Wilson, NC 27893
(Wilson County)

46.	Converting Plant	51 Robinson Street
North Tonawanda, NY 14120
(Niagara County)

47.	Converting Plant	975 N. Freedom Street
Ravenna, OH 44266
(Portage County)

48.	Converting Plant	9960 Alliance Road
Cincinnati, OH 45242
(Hamilton County)

49.	Mill	500 N. Fourth Street
Coshocton, OH 43812
(Coshocton County)

50.	Converting Plant	1010 Mead Street
(Mead & Kenskill)
Washington Courthouse, OH 43160
(Fayette County)

51.	Converting Plant	108 S. Sycamore Street

	Property Type	Property Address
Jefferson, Ohio 44047
(Ashtabula County)

52.	Converting Plant	2111 Old Shawnee Road
Muskogee, OK 74403
(Muskogee County)

53.	Converting Plant	9930 N. Burgard Way
Portland, OR 97203
(Multnomah County)

54.	Converting Plant	2940 Reach Road
Williamsport, PA 17701
(Lycoming County)

55.	Converting Plant	100 McDonald Boulevard
Philadelphia, PA 19014
(Delaware County)

56.	Converting Plant	9820 Blue Grass Road
Philadelphia, PA 19114
(Philadelphia County)

57.	Converting Plant	4461 Highway 301 South
Latta, SC 29565
(Dillon County)

58.	Mill	Paper Mill Road
Florence, SC 29501
(Florence County)

59.	Converting Plant	100 East Benson Road
Sioux Falls, SD 57104
(Minnehaha County)

60.	Converting Plant	1720 Ninth Avenue
Humboldt, TN 38343
(Gibson County)

61.	Converting Plant	550 South Avenue East
Collierville, TN 38017
(Shelby County)

62.	Converting Plant	4512 Anderson Road
Knoxville, TN 37918
(Knox County)

63.	Converting Plant	700 Garrett Parkway
Lewisburg, TN 37091
(Marshall County)

64.	Converting Plant	6701 South Freeway
Fort Worth, TX 76134
(Tarrant County)

	Property Type	Property Address
65.	Converting Plant	13343 Interstate 20 (I-20 & Hwy 155)
Tyler, TX 75710
(Smith County)

66.	Converting Plant	8440 Tewantin Drive
Houston, TX 77061
(Harris County)

67.	Converting Plant	7350 Stiles Road
El Paso, TX 79915
(El Paso County)

68.	Converting Plant	2302 W. Marshall Drive
Grand Prairie, TX 75051
(Dallas County)

69.	Mill	19th and Main Streets
West Point, Virginia 23181
(King William County)

70.	Mill	910 Industrial Street,
Hopewell, VA 23860
(City of Hopewell)

71.	Converting Plant	Richmond North
5700 Lewis Road
Sandston, VA 23150
(Henrico County)

72.	Converting Plant	9400 Heather Avenue
Milwaukee, WI 53224
(Milwaukee County)

73.	Converting Plant	2800 W. Custer Avenue
Milwaukee, WI 53209
(Milwaukee County)

74.	Converting Plant	201 Grove Street
Castle Rock, WI 53910
(Adams County)

75.	Land only	Hwy 19 South
	(15 acres)	Magnolia, AR
(Columbia County)

76.	Recycling Plant	2710 O Street
Bakersfield, CA 93301
(Kern County)

77.	Recycling Plant	20502 S. Denker Street
Torrance, CA 90501
(Los Angeles County)

	Property Type	Property Address
78.	Converting Plant	74 Pickering Street
Portland, CT 06480
(Middlesex County)

79.	Recycling Plant	5111 N. 26th Street
Tampa, FL 33610
(Hillsborough County)

80.	Forest Resources Office	1200 Franklin Street
Fernandina Beach, FL 32034
(Nassau County)

81.	Recycling Plant	3021 SW First Terrace
Ft. Lauderdale, FL 33316
(Broward County)

82.	Recycling Plant	1580 W. Beaver Street
Jacksonville, FL 33316
(Duval County)

83.	Land	124 Watts Street,
Jacksonville, FL
(Duval County)

84.	Converting Plant	2002 E. 18th Street
Jacksonville, FL 32206
(Duval County)

85.	Recycling Plant	1311 Walker Street
Augusta, GA 30904
(Augusta-Richmond County)

86.	Recycling Plant	626 E. 111th Street
Chicago, IL 60628
(Cook County)

87.	Converting Plant	23315 Young Road
Joliet, IL 60434
(Will County)

88.	Recycling Plant	417 South 37th Avenue
St. Charles, IL 60174
(Kane County)

89.	Recycling Plant	1520 North 5th Avenue
Evansville, IN 47710
(Vanderburgh County)

90.	Recycling Plant	510 Division Street
Kansas City, KS 66103
(Wyandotte County)

91.	Recycling Plant	750 S. 11th Street
Louisville, KY 40245

	Property Type	Property Address
(Jefferson County)

92.	Converting Plant	33677 Costen Road
Pocomoke City, MD 21851
(Worcester County)

93.	Mill	One Superior Way
Ontonagon, MI 49953
(Ontonagon County)

94.	Recycling Plant	5505 Natural Bridge
St. Louis, MO 63120
(St. Louis County)

95.	Mill	14377 Pulp Mill Road
Missoula, MT 59808
(Missoula County)

96.	Land Only (approximately 1 acre)	55 Schenck Street
North Tonawanda, NY 14120
(Niagara County)

97.	Warehouse	52 Campion Road
New Hartford, NY 13413
(Oneida County)

98.	Converting Plant	288 South Illinois Avenue
Mansfield, OH 44905
(Richland County)

99.	Recycling Plant	1015 Marion Road
Columbus, OH 43207
(Franklin County)

100.	Recycling Plant	6328 SE 100th
Portland, OR 97266
(Multnomah County)

101.	Recycling Plant	707 19th Avenue North
Nashville, TN 37203
(Davidson County)

102.	Converting Plant	1125 Haley Road
Murfreesboro, TN 37129
(Rutherford County)

103.	Converting Plant	265 W. Trigg Avenue
Memphis, TN 38106
(Shelby County)

104.	Chip Mill	6367 Kings Highway
Keysville, VA 23947
(Charlotte County)

Additional Properties:

	County	State	Facility Name	Acres
105.	Baldwin	AL	Cow Dip Site	3.0
106.	Blount	AL	Snead Woodyard	11.0
107.	DeKalb	AL	Portersville Woodyard	4.5
108.	Escambia	AL	Huxford Woodyard	62.9
109.	Escambia	AL	Rock Creek Nursery	267.0
110.	Escambia	AL	Parker Farm Seed Orchard	460.0
111.	Henry	AL	Abbeville Woodyard	20.0
112.	Jackson	AL	Port Property	4.2
113.	Pike	AL	Troy Woodyard	56.0
			State Total	888.6

114.	Coconino	AZ	Williams Property	35.0
			State Total	35.0

115.	Trinity	CA	Burnt Ranch Sawmill	94.0
			State Total	94.0

116.	Alachua	FL	High Springs Seed Orchard	234.0
117.	Alachua	FL	Alachua Landfill	543.0
118.	Bay	FL	Sitel Woodyard	155.0
119.	Bradford	FL	Debris Pits	20.5
120.	Bradford	FL	Bradford Woodyard	0.4
121.	Bradford	FL	Railroad ROW	22.6
122.	Clay	FL	Maxville Chipmill	366.3
123.	Duval	FL	Pendarvis Tract	160.0
124.	Gadsen	FL	Gretna Woodyard	2.3
125.	Hardee	FL	Hardee Woodyard	13.7
126.	Madison	FL	Greenville Woodyard	103.0
127.	Jackson	FL	Cottondale Woodyard	27.0
128.	Nassau	FL	Kent Seed Orchard	274.0
129.	Nassau	FL	Cattle Dip Site	7.1
130.	Nassau	FL	Callahan Office	214.0
131.	Nassau	FL	Crawford Road Landfill	516.0
132.	Pasco	FL	Lacoochee Woodyard	18.0
133.	St Johns	FL	Conservation Easement	583.0
			State Total	3,259.9

134.	Screven	GA	Dover Woodyard	6.1
135.	Telfair	GA	McRae Chipmill	11.8

	County	State	Facility Name	Acres
136.	Whitfield	GA	Dalton Woodyard	11.9
			State Total	29.8

137.	Bienville	LA	Bryceland Woodyard	2.1
138.	Bienville	LA	Gibsland Woodyard	1.0
139.	Claiborne	LA	Homer Woodyard	15.9
140.	De Soto	LA	Mansfield Woodyard	7.1
141.	Jackson	LA	Bear Creek Chipmill	16.9
142.	Jackson	LA	Hodge Office	2.5
143.	Rapides	LA	Railroad Switch	0.1
144.	Sabine	LA	Loring/Cade Woodyard	10.0
145.	Winn	LA	Winnfield Woodyard	30.8
			State Total	86.4

146.	Somerset	MD	Pocomoke Chipmill	326.5
			State Total	326.5

147.	Covington	MS	Collins Woodyard	15.3
148.	Rankin	MS	Brandon Woodyard	7.0
149.	Scott	MS	Forest Woodyard	31.3
150.	Simpson	MS	Magee Woodyard	16.2
			State Total	69.8

151.	Franklin	NC	Katesville Woodyard	16.8
152.	Granville	NC	Butner Woodyard	112.0
153.	Hoke	NC	Raeford Woodyard	24.3
154.	Lee	NC	Cameron Woodyard	20.5
155.	Pasquotank	NC	Elizabeth City site	4.4
			State Total	178.0

156.	Kershaw	SC	Elgin Sawmill	0.4
157.	Orangeburg	SC	Orangeburg Sawmill	5.0
			State Total	5.3

158.	Bledsoe	TN	Pikeville Woodyard	8.8
159.	Grundy	TN	Tracy City Woodyard	6.6
160.	White	TN	Sparta Woodyard	21.7
			State Total	37.1

161.	Caroline	VA	Caroline Woodyard	85.2
162.	Charlotte	VA	Keysville Chipmill	42.9

	County	State	Facility Name	Acres
163.	Cumberland	VA	Cumberland Woodyard	2.8
164.	Fluvanna	VA	Palmyra Woodyard	9.4
165.	New Kent	VA	Parhams Woodyard	25.3
166.	Pittsylvania	VA	Eden Chipmill	27.0
			State Total	192.5

			Total	5,202.9

Schedule 5.09(c)

Certain Non-Collateral Properties

	Property Type	Property Address
1.	Land only (15 acres)	Hwy 19 South Magnolia, AR (Columbia County)

2.	Recycling Plant	2710 O Street Bakersfield, CA 93301 (Kern County)

3.	Recycling Plant	20502 S. Denker Street Torrance, CA 90501 (Los Angeles County)

4.	Converting Plant	74 Pickering Street Portland, CT 06480 (Middlesex County)

5.	Recycling Plant	5111 N. 26th Street Tampa, FL 33610 (Hillsborough County)

6.	Forest Resources Office	1200 Franklin Street Fernandina Beach, FL 32034 (Nassau County)

7.	Recycling Plant	3021 SW First Terrace Ft. Lauderdale, FL 33316 (Broward County)

8.	Recycling Plant	1580 W. Beaver Street Jacksonville, FL 33316 (Duval County)

9.	Land	124 Watts Street, Jacksonville, FL 32204 (Duval County)

10.	Converting Plant	2002 E. 18th Street Jacksonville, FL 32206 (Duval County)

11.	Recycling Plant	1311 Walker Street Augusta, GA 30904 (Augusta-Richmond County)

12.	Recycling Plant	626 E. 111th Street Chicago, IL 60628 (Cook County)

	Property Type	Property Address
13.	Converting Plant	23315 Young Road Joliet, IL 60434 (Will County)

14.	Recycling Plant	417 South 37th Avenue St. Charles, IL 60174 (Kane County)

15.	Recycling Plant	1520 North 5th Avenue Evansville, IN 47710 (Vanderburgh County)

16.	Recycling Plant	510 Division Street Kansas City, KS 66103 (Wyandotte County)

17.	Recycling Plant	750 S. 11th Street Louisville, KY 40245 (Jefferson County)

18.	Converting Plant	33677 Costen Road Pocomoke City, MD 21851 (Worcester County)

19.	Mill	One Superior Way Ontonagon, MI 49953 (Ontonagon County)

20.	Recycling Plant	5505 Natural Bridge St. Louis, MO 63120 (St. Louis County)

21.	Mill	14377 Pulp Mill Road Missoula, MT 59808 (Missoula County)

22.	Land Only (approximately 1 acre)	55 Schenck Street North Tonawanda, NY 14120 (Niagara County)

23.	Warehouse	52 Campion Road New Hartford, NY 13413 (Oneida County)

24.	Converting Plant	288 South Illinois Avenue Mansfield, OH 44905 (Richland County)

25.	Recycling Plant	1015 Marion Road Columbus, OH 43207 (Franklin County)

	Property Type	Property Address
26.	Recycling Plant	6328 SE 100th Portland, OR 97266 (Multnomah County)

27.	Recycling Plant	707 19th Avenue North Nashville, TN 37203 (Davidson County)

28.	Converting Plant	1125 Haley Road Murfreesboro, TN 37129 (Rutherford County)

29.	Converting Plant	265 W. Trigg Avenue Memphis, TN 38106 (Shelby County)

30.	Chip Mill	6367 Kings Highway Keysville, VA 23947 (Charlotte County)

Additional Properties:

	County	State	Facility Name	Acres
31.	Baldwin	AL	Cow Dip Site	3.0
32.	Blount	AL	Snead Woodyard	11.0
33.	DeKalb	AL	Portersville Woodyard	4.5
34.	Escambia	AL	Huxford Woodyard	62.9
35.	Escambia	AL	Rock Creek Nursery	267.0
36.	Escambia	AL	Parker Farm Seed Orchard	460.0
37.	Henry	AL	Abbeville Woodyard	20.0
38.	Jackson	AL	Port Property	4.2
39.	Pike	AL	Troy Woodyard	56.0
			State Total	888.6

40.	Coconino	AZ	Williams Property	35.0
			State Total	35.0

41.	Trinity	CA	Burnt Ranch Sawmill	94.0
			State Total	94.0

42.	Alachua	FL	High Springs Seed Orchard	234.0
43.	Alachua	FL	Alachua Landfill	543.0
44.	Bay	FL	Sitel Woodyard	155.0
45.	Bradford	FL	Debris Pits	20.5
46.	Bradford	FL	Bradford Woodyard	0.4

	County	State	Facility Name	Acres
47.	Bradford	FL	Railroad ROW	22.6
48.	Clay	FL	Maxville Chipmill	366.3
49.	Duval	FL	Pendarvis Tract	160.0
50.	Gadsen	FL	Gretna Woodyard	2.3
51.	Hardee	FL	Hardee Woodyard	13.7
52.	Madison	FL	Greenville Woodyard	103.0
53.	Jackson	FL	Cottondale Woodyard	27.0
54.	Nassau	FL	Kent Seed Orchard	274.0
55.	Nassau	FL	Cattle Dip Site	7.1
56.	Nassau	FL	Callahan Office	214.0
57.	Nassau	FL	Crawford Road Landfill	516.0
58.	Pasco	FL	Lacoochee Woodyard	18.0
59.	St Johns	FL	Conservation Easement	583.0
			State Total	3,259.9

60.	Screven	GA	Dover Woodyard	6.1
61.	Telfair	GA	McRae Chipmill	11.8
62.	Whitfield	GA	Dalton Woodyard	11.9
			State Total	29.8

63.	Bienville	LA	Bryceland Woodyard	2.1
64.	Bienville	LA	Gibsland Woodyard	1.0
65.	Claiborne	LA	Homer Woodyard	15.9
66.	De Soto	LA	Mansfield Woodyard	7.1
67.	Jackson	LA	Bear Creek Chipmill	16.9
68.	Jackson	LA	Hodge Office	2.5
69.	Rapides	LA	Railroad Switch	0.1
70.	Sabine	LA	Loring/Cade Woodyard	10.0
71.	Winn	LA	Winnfield Woodyard	30.8
			State Total	86.4

72.	Somerset	MD	Pocomoke Chipmill	326.5
			State Total	326.5

73.	Covington	MS	Collins Woodyard	15.3
74.	Rankin	MS	Brandon Woodyard	7.0
75.	Scott	MS	Forest Woodyard	31.3
76.	Simpson	MS	Magee Woodyard	16.2
			State Total	69.8

77.	Franklin	NC	Katesville Woodyard	16.8

	County	State	Facility Name	Acres
78.	Granville	NC	Butner Woodyard	112.0
79.	Hoke	NC	Raeford Woodyard	24.3
80.	Lee	NC	Cameron Woodyard	20.5
81.	Pasquotank	NC	Elizabeth City site	4.4
			State Total	178.0

82.	Kershaw	SC	Elgin Sawmill	0.4
83.	Orangeburg	SC	Orangeburg Sawmill	5.0
			State Total	5.3

84.	Bledsoe	TN	Pikeville Woodyard	8.8
85.	Grundy	TN	Tracy City Woodyard	6.6
86.	White	TN	Sparta Woodyard	21.7
			State Total	37.1

87.	Caroline	VA	Caroline Woodyard	85.2
88.	Charlotte	VA	Keysville Chipmill	42.9
89.	Cumberland	VA	Cumberland Woodyard	2.8
90.	Fluvanna	VA	Palmyra Woodyard	9.4
91.	New Kent	VA	Parhams Woodyard	25.3
92.	Pittsylvania	VA	Eden Chipmill	27.0
			State Total	192.5

			Total	5,202.9

Schedule 6.02(a)(iv)

Existing Liens

1.                                       Liens securing Capital Lease Obligations and purchase-money Indebtedness of SSCC and its Subsidiaries having an aggregate outstanding amount of approximately $2,524,658 (as of January 31, 2010) as of the Closing Date.  Such Liens cover the property financed by such Capital Lease Obligations and purchase-money Indebtedness.

2.                                       Liens securing the Timber Note Monetization Indebtedness identified below:

•                  The Borrower sold approximately 980,000 acres of owned and leased timberland in Florida, Georgia and Alabama in October 1999. The final purchase price, after adjustments, was $710 million. The Borrower received $225 million in cash, with the balance of $485 million in the form of installment notes. The Borrower entered into a program to monetize the installment notes receivable. The notes were sold without recourse to Timber Note Holdings LLC (“TNH”), a qualified special-purpose entity under the provisions of SFAS No. 140, for $430 million cash proceeds and a residual interest in the notes. As of the Closing Date, the outstanding balance of the Indebtedness of TNH under this facility is $187,056,610.

Such Liens cover the specified notes payable and related assets held by Timber Note Holdings LLC.

3.                                       Liens identified on title reports relating to Mortgaged Properties delivered and acceptable to JPMCB.

4.                                       Liens identified on the attached Lien Search Result Charts.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

UCC FILINGS CHART

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
SMURFIT-STONE CONTAINER ENTERPRISES, INC.

Jefferson Smurfit Corporation (U.S.) PO Box 651564 Charlotte, NC 28265	Citibank, N.A. 388 Greenwich Street New York, NY 10013	Secretary of State, Delaware	09/26/08	X				41877515	07/06/04	Accounts Receivable from The Stanley Works Co. purchased by Citibank, N.A. per the terms of the Supplier Agreement between Jefferson Smurfit Corporation (U.S.) and Citibank, N.A.

Smurfit-Stone Container Enterprises, Inc. 150 North Michigan Ave. Chicago, IL 60601	Harold M. Pitman Company 721 Union Boulevard Totowa, NJ 07512	Secretary of State, Delaware	09/26/08	X				53564029	11/07/05

All goods and inventory delivered on consignment by the Harold M. Pitman Company to the Consignee, used in Consignee’s operations, including but not limited to “graphic arts” films, photographic papers, plates, chemistry, sundries and supplies, spare parts, digital imaging supplies, stationery supplies.

Smurfit-Stone Container Enterprises, Inc. Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	Secretary of State, Delaware	01/13/09	X				20074768429	12/18/07	Debtor’s inventory of Signode Packaging Materials now or hereafter on the premises of on consignment to the Debtor at the Debtor’s plant in Missoula, MT, CMF # 611196-5, Territory 6601

Smurfit-Stone Container Enterprises, Inc. Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	Secretary of State, Delaware	01/13/09	X				20080667715	02/25/08	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Portland, OR, CMF #160492-10, Territory 6121.

Smurfit-Stone Container Enterprises, Inc. Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	Secretary of State, Delaware	01/13/09	X				20080668473	02/25/08	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Milpitas, CA, CMF #511748-10, Territory 6121.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
Smurfit-Stone Container Enterprises, Inc. 6 Cityplace Drive Creve Coeur, MO 63141	American Packaging Capital, Inc. 391 Diablo Road Suite C Danville, CA 94526	Secretary of State, Delaware	01/13/09	X				20081375490	04/21/08

All of Debtor’s right, title and interest in the following: (A) any leases, rental agreement, installment sales agreement, finance agreements, notes and security agreements and other evidence or forms of payment obligations and/or security interests with various obligors (herein referred to as the “Contracts”), whether now existing or hereafter acquired, which are assigned to Secured Party by Debtor pursuant to that certain Vendor Program Agreement — Cost Per Item, dated January 18, 2008, as  the same may be amended from time to time, or otherwise, all guaranties and other supporting obligations of, or other security for the Contracts (the “Related Documents”), all accounts and rights to payment relating to or arising under Contracts, the right to exercise all rights an remedies of Debtor as lessor or creditor under the Contracts and Related Documents, all goods, including equipment and inventory ( the “Equipment”), software and general intangibles which are subject to such Contracts, together with any replacements or substitutions therefore and attachments and accessions thereto; (B) all Usage Payments payable under and as described in any consumables agreement between Debtor and the Obligor(s) on such Contracts, together with any substitutions therefore; and (c) all proceeds of any of the foregoing, including any insurance proceeds.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
Smurfit-Stone Container Enterprises, Inc. 6 Cityplace Drive Creve Coeur, MO 63141	American Packaging Capital, Inc. 391 Diablo Road Suite C Danville, CA 94526	Secretary of State, Delaware	01/13/09	X				20081529351	05/02/08

Assignment of file # 20081375490 filed 04/21/08.  Collateral assigned to TCF Equipment Finance, Inc., 11100 Wayzata Blvd., Suite 801, Minnetonka, MN 55305.  This Amendment evidences of record a partial assignment by Secured Party to Assignee of the Collateral described on the Initial Financing Statement.  Assignee has taken or may take assignment of Secured Party’s right, title and interest in certain of such Collateral pursuant to that certain Program Agreement — Meta Systems Cost Per Item, dated February 21, 2008, between Secured Party and Assignee, as the same may be amended from time to time, or otherwise, including without limitation any Contracts, whether now existing or hereafter acquired, which have been or may be assigned to Assignee, all Related Documents, all accounts and rights to payment relating to or arising under the Contracts, the right to exercise all rights and remedies of Debtor as lessor or creditor under the Contracts and Related Documents, all Equipment, software and general intangibles which are subject to such Contracts, together with any replacements or substitutions therefore and attachments and accessions thereto, all Usage Payments payable under consumables agreement with obligor(s) on such Contracts and substitutions therefore, and all proceeds of any of the foregoing, including any insurance proceeds.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
Smurfit-Stone Container Enterprises, Inc. 150 North Michigan Avenue Chicago, IL 60601	Leaf Funding, Inc. 2005 Market Street 15th Floor Philadelphia, PA 19103	Secretary of State, Delaware	01/13/09	X				20081565041	05/06/08

All of Debtor’s right, title and interest (whether now owned or hereafter acquired) in and to: (a) all lease agreements, rental agreements, conditional sale agreements, loan and security agreements and other forms of equipment financing agreements from time to time assigned, sold or otherwise conveyed by Debtor  to Secured Party; (b) all rent periodic payments, and all other sums due or to become due under such Chattel Paper; (c) all rights of Debtor to or under any guarantees of or collateral for the obligations of the lessee or other guarantees of or collateral for the obligations of the lessee or other obligor under any Chattel Paper (d) the property subject to such Chattel Paper and all vendor./manufacture warranty rights and claims relating to such property; (e) all general intangibles, documents, accounts, chattel paper and instruments associated therewith or relating thereto; and (f) all cash and non-cash proceeds of all of the foregoing in any form.  Together items (a) — (f) are referred to as the “Contract Assets”.  Nothing herein shall be deemed or construed to limit or contravene the absolute and complete assignment, sale, transfer and conveyance of the Contract Assets from Debtor to Secured Party.

Smurfit-Stone Container Enterprises, Inc. 150 North Michigan Avenue Chicago, IL 60601	Leaf Funding, Inc. 2005 Market Street 15th Floor Philadelphia, PA 19103	Secretary of State, Delaware	01/13/09	X				20082146353	06/23/08	Amendment to file # 20081565041 filed 05/06/08. Change name of Secured Party to Integrity Leasing & Financing, Inc., One Union Place, Suite 201. Dedham, MA 02026.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
TIMBER NOTE HOLDINGS LLC

Timber Note Holdings LLC 8182 Maryland Avenue Clayton, MO 63105	The Bank of New York, as Collateral Agent 101 Barclay Street New York, NY 10286	Secretary of State, Delaware	11/26/08	X				43194885	11/12/04

See Exhibit A attached hereto.  Exhibit A:  This Financing Statement is filed in lieu of continuation for the following previously filed financing statement(s), each which remains effective:  Missouri Secretary of State, 11/29/1999 UCC # 3096639 and St. Louis County, Missouri, 11/24/1999 UCC # 13055.  This financing statement covers the following types (or items) of property:  (a) Pledged Notes and the instruments or securities evidencing the Pledged Noted, the Rayonier Note Agreement and all rights relating thereto; (b) all additional indebtedness from time to time owed to Debtor by any obligor on the Pledged Notes and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received; (c) the Liquid Collateral; and (d) to the extent not covered by clauses (a) through (c) above, all proceeds of any or all of the foregoing Collateral.  See UCC financing statement for full Collateral description.

CALPINE CORRUGATED LLC

Calpine Corrugated, LLC 3478 Buskirk Ave., Ste. 336 Pleasant Hill, CA 94523	Signode Packaging Systems 3610 West Lake Avenue Glenview, Il 60025	Secretary of State, California	11/23/08	X				07-7121624010	07/11/07	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Fresno, CA CMF #200193-10, Territory 6122.

Schedule 6.04

Certain Permitted Investments

1.               Investments in Persons other than Subsidiaries

Entity	Ownership Interest
Schiffenhaus Canada, Inc.	33.33% owned by Smurfit-MBI
Schiffenhaus California LLC	25% owned by SMBI Inc.
Aspamill Inc.	45% owned by Smurfit-Stone Container Canada Inc.
Rosenbloom Group, Inc.	45% owned by Smurfit-Stone Container Canada Inc.
Rollcraft, Inc.	45% owned by Smurfit-Stone Container Canada Inc.
Cascapedia Booming Co. Ltd.	50% owned by Smurfit-Stone Container Canada Inc.
Las Vegas Container LLC	50% owned by Smurfit-Stone Container Enterprises, Inc.
Stone Container (Hong Kong) Limited	50% owned by Smurfit-Stone Container Enterprises, Inc.
Stone Container Japan Company Ltd.	50% owned by Smurfit-Stone Container Enterprises, Inc.
Valores Universales S.A. de C.V.	49% owned by Smurfit-Stone Container Enterprises, Inc.
Wakecon Associates	50% owned by Smurfit-Stone Container Enterprises, Inc.
Groveton Paper Board, Inc.	48.6% owned by Smurfit-Stone Container Enterprises, Inc.
Smurfit/CIMIC Holdings Limited	42.5% owned by Smurfit-Stone Container Enterprises, Inc.
WCO Enterprises	50% owned by Smurfit-Stone Container Enterprises, Inc.
Niagara Sheets LLC	24.5% owned by Smurfit-Stone Container Enterprises, Inc.
NewCorr Packaging Limited Partnership	16.4% owned by Smurfit-Stone Container Enterprises, Inc.
NewCorr Realty LLC	16.67% owned by Smurfit-Stone Container Enterprises, Inc.

Hang-Yick Paper Products Co. Ltd.	50% owned by Smurfit-Stone HY Holdings, Ltd.

Borrower holds a loan outstanding to Niagara Sheets LLC having an outstanding principal balance of $730,100 as of December 31, 2008.

2.               Intercompany Loans and Advances to Persons other than Subsidiaries

Borrowing Entity	Lending Entity	Balance
Hang Yick Paper Products Co. Ltd.	Smurfit-Stone Container Enterprises Inc.	$15,500,000

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is the Borrower/an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	[Smurfit-Stone Container Enterprises, Inc.] [Smurfit-Stone Container Corporation, formerly known as Smurfit-Stone Container Enterprises, Inc.](2)

(1)    Select as applicable.

(2)    Select as applicable.

4.                                       Administrative Agent:   JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.                                       Credit Agreement:    The $1,200,000,000 Credit Agreement dated as of [      ], 2010 among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.                                       Assigned Interest:

	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage of Commitment/Loans Assigned(3)
Term Loan Facility	$	$		%

Effective Date:                               , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(3)    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:](5)

[SMURFIT-STONE CONTAINER ENTERPRISES, INC.] [SMURFIT-STONE CONTAINER CORPORATION](6)

By
Title:

(4)    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

(6)    Select as applicable.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-US Person, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws (without regard to conflict of law provisions) of the State of New York.

EXHIBIT B

FORM OF LOAN AUCTION PROCEDURES

This Exhibit B is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.23 of the Credit Agreement, of which this Exhibit B is apart. It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of its Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans or Other Term Loans, as applicable, to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager(or any of their Affiliates) in its capacity as a Lender to sell its Term Loans or Other Term Loans, as applicable, to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Term Loans or Other Term Loans and as to the price to be sought for such Term Loans or Other Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Purchase Offer and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit B have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with each Purchase Offer, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the applicable Class(es)) of the Class or Classes of Term Loans or Other Term Loans (as determined by the Borrower in its sole discretion) that will be the subject of such Purchase Offer (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each Class of Term Loans or Other Term Loans that the Borrower offers to purchase in such Purchase Offer (the “Auction Amount”), which shall be no less than $15,000,000 (across all such Classes) (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which the Borrower would be willing to purchase Term Loans or Other Term Loans of each applicable Class in such Purchase Offer; and (iii) the date on which such Purchase Offer will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m., New York time (as such date and time may be extended by the Auction Manager, the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only two extensions per offer shall be permitted. A Purchase Offer shall be regarded as a “failed purchase offer” in the event that either (x) the Borrower withdraws such Purchase Offer in accordance with the terms hereof or as set forth in Section 2.23(b) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed purchase offer, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Purchase Offer or the occurrence of the Expiration Time of such previous Purchase Offer.

(b) Reply Procedures. In connection with any Purchase Offer, each Lender of the applicable Class wishing to participate in such Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Term Loans or Other Term Loans (the “Reply Price”) of the applicable Class within the Discount Range and (ii) the principal amount of Term Loans or Other Term Loans of the applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans or Other Term Loans of the applicable Class held by such Lender. Lenders may only submit one Return Bid per Class per Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans or Other Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

(c)           Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Purchase Offer within the Discount Range for such Purchase Offer that will allow the Borrower to complete the Purchase Offer by purchasing the full Auction Amount (or such lesser amount of Term Loans or Other Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans or Other Term Loans of the applicable Class from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans or Other Term Loans of the applicable Class included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.

(d)          Proration Procedures. All Term Loans or Other Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans or Other Term Loans of the applicable Class for which Qualifying Bids have been submitted in any given Purchase

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Offer at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans or Other Term Loans of the applicable Class to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e)          Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Term Loans or Other Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f)           Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

“No Default or Event of Default has occurred and is continuing, or would result from this Purchase Offer.

The representations and warranties of the Borrower and each other Loan Party contained in Article III of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, are true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 3.05 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) or (b) of Section 5.04 of the Credit Agreement.

As of the date hereof, except as previously disclosed in writing to the Administrative Agent and the Lenders, the Borrower represents and warrants that no Loan Party, has any MNPI that both (a) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender’s decision to participate in the Purchase Offer.”

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(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw a Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender. However, a Purchase Offer may become void if the conditions to the purchase set forth in Section 2.23 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Term Loans or Other Term Loans that are the subject of a Purchase Offer will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.23 of the Credit Agreement or this Exhibit B. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.23 of the Credit Agreement or this Exhibit B. None of the Administrative Agent, the Auction Manager or any of its Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit B shall not require the Borrower to initiate any Purchase Offer.

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EXHIBIT C

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(See Attached)

Exhibit C

to the Credit Agreement

FORM OF
GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[       ], 2010,

among

SMURFIT-STONE CONTAINER CORPORATION
(formerly known as Smurfit-Stone Container Enterprises, Inc.),

THE SUBSIDIARIES PARTIES HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

THIS COLLATERAL AGREEMENT IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OF EVEN DATE HEREWITH AMONG SMURFIT-STONE CONTAINER CORPORATION, A DELAWARE CORPORATION (FORMERLY KNOWN AS SMURFIT-STONE CONTAINER ENTERPRISES, INC.), THE OTHER SUBSIDIARIES OF SMURFIT-STONE CONTAINER CORPORATION PARTY THERETO, JPMORGAN CHASE BANK, N.A., IN ITS CAPACITY AS ADMINISTRATIVE AGENT FOR, AND ACTING ON BEHALF OF, THE TERM LOAN CREDIT SECURED PARTIES REFERRED TO THEREIN, DEUTSCHE BANK AG NEW YORK BRANCH, IN ITS CAPACITY AS COLLATERAL AGENT FOR, AND ACTING ON BEHALF OF, THE REVOLVING CREDIT SECURED PARTIES REFERRED TO THEREIN AND EACH PERMITTED NOTES AGENT THAT FROM TIME TO TIME BECOMES A PARTY THERETO AS MORE FULLY SET FORTH IN SECTION 7.16 HEREOF.

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ii

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Patent and Trademark Security Agreement
Exhibit III	Form of Copyright Security Agreement

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GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of [       ], 2010, among SMURFIT-STONE CONTAINER CORPORATION (formerly known as Smurfit-Stone Container Enterprises, Inc.)(1), the Subsidiaries parties hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to the Credit Agreement dated as of [     ], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc. (“SSCE”), the Lenders party thereto and JPMCB, as Administrative Agent.  The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Credit Agreement.  (a)  Capitalized terms used in this Agreement, including the preamble and introductory paragraph hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02.  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts Receivable” means all Accounts and other rights to payment for the sale, lease, license, assignment or other disposal of any Inventory or the

(1) Form assumes agreement to be entered into following the merger of Smurfit-Stone Container Corporation into Smurfit-Stone Enterprises, Inc., after which the surviving corporation shall change its name to Smurfit-Stone Container Corporation.

performance of services (whether performed or to be performed), existing on the date of this Agreement or hereafter arising, whether or not earned by performance.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Borrower” has the meaning assigned to such term in the Credit Agreement and includes any successor by merger or consolidation.

“Canadian Collateral” has the meaning assigned to such term in the IntercreditorAgreement.

“Cash Collateral Account” means a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Administrative Agent for the benefit of the Secured Parties.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means all Article 9 Collateral in which a security interest has been granted hereunder and all Pledged Collateral.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) (which landlord waiver or other agreement may also be for the benefit of the Revolver Collateral Agent or Permitted Notes Agent) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any

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right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyright Security Agreement” means the Copyright Security Agreement dated as of the date hereof, among SSCE, the Subsidiaries party thereto and JPMCB, as the Administrative Agent, substantially in the form of Exhibit III.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor:  (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Discharge” has the meaning assigned to such term in the Intercreditor Agreement.

“Excluded Investment Property” means, at any time, Investment Property (other than those subject to Article III) held by any Grantor in the form of Equity Interests or other securities, in each case, (a) that are not publicly traded, (b) with respect to which a grant of a security interest is not prohibited or does not constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such Investment Property and (c) whose book value, together with the aggregate book value of all other Excluded Investment Property, does not exceed $50,000,000 in the aggregate at such time.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Fixtures” means, with respect to any real property of any Grantor, goods that have become so related to such real property that an interest in them arises under real property law, including all plant fixtures, trade fixtures, business fixtures, other fixtures and storage office facilities, and all additions and accessions thereto and replacements therefor.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

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“Grantors” means SSCE and the Subsidiary Parties.

“Guarantors” means the Subsidiary Parties, or the Borrower with respect to any monetary obligations not owed by the Borrower under each Qualified Secured Hedging Agreement that are treated as an “Obligation” pursuant to the terms of Section 9.19 of the Credit Agreement and each Qualified Secured Cash Management Agreement that are treated as an “Obligation” pursuant to the terms of Section 9.19 of the Credit Agreement.

“Guaranteed Party” shall mean the Borrower, each other Guarantor and each Subsidiary party to any Qualified Secured Hedging Agreement or any Qualified Secured Cash Management Agreement.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Security Agreements” means the Patent and Trademark Security Agreement and the Copyright Security Agreement.

“JPMCB” has the meaning assigned to such term in the preliminary statement of this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to intellectual property to which any Grantor is a party, including those listed on Schedule III but excluding any license agreement that validly prohibits the collateral assignment or grant of a security interest by such Grantor.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent and Trademark Security Agreement” means the Patent and Trademark Security Agreement dated as of the date thereof, among SSCE, the Subsidiaries party thereto and JPMCB, as the Administrative Agent, substantially in the form of Exhibit II.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

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“Patents” means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Permitted Notes Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities certificates or instruments now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Revolving Credit Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Revolving Credit Obligations” shall (i) prior to the Funding Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit E to the Credit Agreement, and (ii) from and after the Funding Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each counterparty to any Qualified Secured Hedging Agreement, (d) each Person to whom any Cash Management Services Obligations in respect of any Qualified Secured Cash Management Agreement are owed, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“SSCE” has the meaning assigned to such term in the preliminary statement of this Agreement and includes any successor by merger or consolidation.

“Subsidiary Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary

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Party after the Funding Date, other than any such Subsidiary that is released from its obligations hereunder in accordance with the Credit Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and General Intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee.  Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as the primary obligation and debt of each Guarantor and not merely as a surety, the due, prompt and complete payment and performance of the Obligations.  Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.  Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Guaranteed Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment.  Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any other Guarantor or any Guaranteed Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03.      No Limitations.  (a)  Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation,

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impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than defense of payment in full in cash) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document, Qualified Secured Hedging Agreement, Qualified Secured Cash Management Agreement or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, Qualified Secured Hedging Agreement, Qualified Secured Cash Management Agreement or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).  Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guaranteed Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guaranteed Party, other than the indefeasible payment in full in cash of all the Obligations.  The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Guaranteed Party or exercise any other right or remedy available to them against the Borrower or any other Guaranteed Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guaranteed Party, as the case may be, or any security.

SECTION 2.04. Reinstatement.  Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if

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at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Guaranteed Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guaranteed Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation.  Upon payment by or on behalf of any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guaranteed Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:

(a) the shares of capital stock and other Equity Interests of (i) each Guarantor (other than the Borrower) owned by such Grantor including those listed on Schedule II, (ii)  SSC Canada (or, if applicable, each Foreign Subsidiary that owns, directly or indirectly, any Equity Interests of SSC Canada and the Equity Interests of which are owed directly by such Grantor) owned by such Grantor on the date hereof and listed on Schedule II, (iii) each other Foreign Subsidiary of the Borrower that is a Material Subsidiary and the Equity Interests of which are owned directly by such Grantor including those listed on Schedule II and (iv) any other Equity Interests obtained in the future by such Grantor in (A) any Domestic Subsidiary that is a Material Subsidiary, (B) SSC Canada (or, if applicable, each Foreign Subsidiary that owns, directly or indirectly, any Equity Interests of SSC Canada and the Equity Interests of which are owed directly

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by such Grantor) or (C) any Foreign Subsidiary of the Borrower that is a Material Subsidiary and the Equity Interests of which are owned directly by such Grantor, and the certificates representing all such Equity Interests (all such Equity Interests referred to in clauses (i), (ii), (iii), and (iv) above being referred to as the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include (x)  to the extent that applicable law requires that a Subsidiary issue directors’ qualifying shares, any such qualifying shares, and (y) more than 65% of the issued and outstanding voting Equity Interests of SSC Canada or any other Foreign Subsidiary;

(b)(i) the promissory notes owned by it on the date hereof and listed opposite the name of such Grantor on Schedule II, (ii) each promissory note evidencing intercompany Indebtedness among the Borrower and/or any of its Subsidiaries (including each promissory note evidencing amounts owed in connection with the intercompany settlements referred to in Section 5.15(i) of the Credit Agreement and other intercompany receivables) owned by and owed to such Grantor after the date hereof and (iii) each other promissory note evidencing Indebtedness on or after the date hereof owed to such Grantor other than Indebtedness in a principal amount of less than $5,000,000, so long as the aggregate principal amount of Indebtedness not so pledged under this exclusion does not exceed $10,000,000 (the promissory notes referenced in the preceding clauses (i), (ii) and (iii) being referred to as the “Pledged Debt Securities”);

(c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; and

(d) all Proceeds of any of the foregoing (the items referred to in clauses (a), (b), (c) and (d) of this Section 3.01 above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance, as the case may be, in full of the Obligations; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral.  (a)  Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities at any time owned by such Grantor.

(b)  Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by the Borrower and/or any of its Subsidiaries (including amounts owed in connection with intercompany settlements referred to in Section 5.15(i) of the Credit Agreement and other intercompany receivables) (other than any Investment Property on deposit with a Securities Intermediary) to be evidenced by a duly executed promissory

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note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof.

(c)  Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request.  Each delivery of Pledged Securities after the date of this Agreement shall be accompanied by a schedule describing the Pledged Securities so delivered, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

(d)  The assignment, pledges and security interests granted in Section 3.01 are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

SECTION 3.03. Representations, Warranties and Covenants.  The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a)  Schedule II correctly sets forth, as of the Funding Date, with respect to each Grantor, (i) all of the Equity Interests owned by such Grantor and required to be pledged hereunder on the Funding Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so represented by the Pledged Equity Interests and the number of each certificate representing the same and (ii) all promissory notes owned by each Grantor and required to be pledged hereunder on the Funding Date;

(b)  the Pledged Equity Interests and Pledged Debt Securities, in each case issued by Subsidiaries, have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)  except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any sales, transfers or other dispositions, and mergers, consolidations and amalgamations, made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds

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the same free and clear of all Liens (other than Permitted Liens and other Liens contemplated in the Intercreditor Agreement), (iii) except for Liens contemplated in the Intercreditor Agreement, will not pledge or hypothecate, or otherwise create a consensual Lien on, the Pledged Collateral, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement, Permitted Liens and Liens contemplated in the Intercreditor Agreement), however arising, of all Persons whomsoever;

(d)  except for restrictions and limitations imposed by the Loan Documents, the Revolving Credit Documents, the Permitted Notes Documents, the Intercreditor Agreement or applicable laws (including securities laws) generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to (i) any option, right of first refusal, shareholders agreement or charter or by-law provisions that might prohibit, impair, delay (except pursuant to any applicable notice or like provisions) or otherwise adversely affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of its rights and remedies hereunder with respect thereto, or (ii) any other contractual restriction of any nature that might prohibit the pledge of such Pledged Collateral hereunder or prohibit or in any material manner impair, delay or otherwise adversely affect the sale or disposition of such Pledged Collateral pursuant hereto or the exercise by the Administrative Agent of its rights and remedies hereunder with respect thereto;

(e)  each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)  no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)  by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(h)  the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests.  Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC,

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such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate.  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

SECTION 3.05. Registration in Nominee Name; Denominations.  The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent.  The Administrative Agent shall, at any time after the occurrence and during the continuance of an Event of Default, have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06. Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors in writing that their rights under this Section 3.06 are being suspended:

(i)  Each Grantor shall be entitled to exercise any and all voting and/or other rights and powers inuring to an owner of Pledged Equity Interests or Pledged Debt Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Equity Interests or Pledged Debt Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Administrative Agent or the Secured Parties to exercise the same.

(ii)  The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting rights and powers it is entitled to exercise pursuant to paragraph (i) above and to receive the cash dividends, interest, principal and other distributions it is entitled to receive and retain pursuant to paragraph (iii) below.

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(iii)  Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal, cash, instruments and other property and all distributions from time to time received, receivable or otherwise paid on or distributed in respect of, in exchange for or upon conversion of, the Pledged Equity Interests of Pledge Debt Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement).

(b)  Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(iii) above, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) above, and the obligations of the Administrative Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and, subject to the rights of the Revolver Collateral Agent and the Permitted Notes Agent under the Intercreditor Agreement, shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and that remain in such account.

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(c)  Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) above, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above, and the obligations of the Administrative Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become, subject to the rights of the Revolver Collateral Agent and the Permitted Notes Agent under the Intercreditor Agreement, vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d)  Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest.  (a)  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)	all Accounts;

(ii)	all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii)	all cash and all Deposit Accounts and all monies deposited therein;

(iv)	all Equipment (including all Fixtures);

(v)

all Documents;

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(vi)	all General Intangibles (including Intellectual Property);

(vii)	all Instruments;

(viii)	all Inventory;

(ix)	all Investment Property (including all Commodities Contracts, Commodities Accounts, Securities and Securities Accounts and Security Entitlements or Financial Assets credited thereto);

(x)	all Letter of Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xi)	all Commercial Tort Claims described on Schedule IV, as such Schedule may be supplemented from time to time;

(xii)	Contracts, together with all Contract Rights arising thereunder;

(xiii)	all Goods;

(xiv)	all Supporting Obligations;

(xv)

all books and Records pertaining to the Article 9 Collateral; and

(xvi)  all products and Proceeds of the foregoing (including, without limitation, all insurance and claims for insurance effected or held for the benefit of the Grantors or the Secured Parties in respect thereof and all collateral security and guarantees given by any Person with respect to any of the foregoing).

(b)  Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings with respect to Fixtures appurtenant to any Mortgaged Property) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or other applicable law of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.  Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.

(c)  The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d)  Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to (i) any shares of capital stock or other Equity Interests (other than those subject to Article III) held by any Grantor with respect to which a grant of a security interest is prohibited or shall constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such capital stock or Equity Interests, (ii) any contract or other agreement to which any Grantor is a party or to any of its rights, title or interest arising thereunder if and for so long as the grant of such security interest is prohibited or shall constitute or result in a breach or termination under the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), (iii) any rights, assets or property to the extent and for so long as any valid enforceable law or regulation applicable to such rights, assets or property prohibits the creation of a security interest therein and (iv) any rights, assets or property to the extent and for so long as the grant of such security interest would result in material and adverse tax consequences; provided, however, that such security interest shall attach immediately at such time as (A) with respect to clauses (i) and (ii), the condition causing such prohibition, unenforceability, breach or termination shall be remedied or shall otherwise cease to exist, (B) with respect to clause (iii), the expiration of such prohibition and (C) with respect to clause (iv), the termination or lapse of such result, and, to the extent severable, shall attach immediately to any portion of such contract, agreement, rights, assets or property that does not result in any of the consequences specified in this paragraph, including any Proceeds of such contract, agreement, rights, assets or property.

SECTION 4.02. Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a)  Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform

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its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Funding Date.  The Uniform Commercial Code financing statements (including fixture filings, as applicable) prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Funding Date in the case of filings, recordings or registrations required by Section 5.09 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights and other than filings, recordings or registrations with respect to federally documented vessels, registered vehicles and railcars and other similar rolling stock) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing a Uniform Commercial Code financing statement in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in the United States for any such Article 9 Collateral, except as provided under applicable law with respect to the filing of continuation statements.  Each Grantor shall execute and deliver to the Administrative Agent on the date hereof each of the IP Security Agreements, containing (i) in the case of the Patent and Trademark Security Agreement, a description of all Article 9 Collateral consisting of the United States Patents and a description of all Article 9 Collateral consisting of United States registered Trademarks (and Trademarks for which United States registration applications are pending) and (ii) in the case of the Copyright Security Agreement, a description of all Article 9 Collateral consisting of Copyrights, for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office or the United State Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in the United States for any such United States Patents, Trademarks and Copyrights (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

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(c)  The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing Uniform Commercial Code financing statements in the United States (or any political subdivision thereof) and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, on or promptly after the Funding Date.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens or as otherwise contemplated in the Intercreditor Agreement.

(d)  The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens or other Liens contemplated in the Intercreditor Agreement.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, or (ii) any assignment in which any Grantor assigns any Collateral as security or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, except in each case of clauses (i) and (ii) for Permitted Liens or as otherwise contemplated in the Intercreditor Agreement.

(e)  Schedule III hereto sets forth, as of the date hereof, for each Grantor (i) all United States registered Patents and Patent applications owned by such Grantor, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) thereof, (ii) all United States registered Trademarks and Trademark applications owned by such Grantor, including the name of the registered owner, the registration or application number and the expiration date (if already registered) thereof, and (iii) all United States registered Copyrights and Copyright applications owned by such Grantor, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright or Copyright application.

(f)  Schedule IV hereto sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a compliant or a counterclaim has been filed by any Grantor seeking damages that exceed $5,000,000 in reasonable estimated value and which arose in the course of such Grantor’s business.

SECTION 4.03. Covenants.  (a)   Each Grantor agrees promptly to notify the Administrative Agent in writing of any change (i) in corporate name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization.  Each Grantor agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph (a).  Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial

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Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral.  Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b)  Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged and, at such time or times, after the occurrence and during the continuance of an Event of Default as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail satisfactory to the Administrative Agent showing the identity, amount and location of any and all Article 9 Collateral.

(c)  Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Liens other than any Permitted Lien or other Liens contemplated in the Intercreditor Agreement.

(d)  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 30 days after it has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.  Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 45 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(e)  The Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right, at the Grantors’ own cost and

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expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants, all in accordance with and subject to the terms and conditions relating to inspections as set forth in Section 5.06 of the Credit Agreement, and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting, with advance notice to and in coordination with the Grantors (unless an Event of Default has occurred and is continuing) Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Lender (it being understood that any such information shall be deemed to be “Information” subject to the provisions of Section 9.14 of the Credit Agreement).

(f)  At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement after written notice thereof is delivered to the Borrower by the Administrative Agent, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided that nothing in this paragraph (f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(g)  Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, Agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(h)  None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement.  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral except that unless and until the Administrative Agent shall notify the Grantors in writing that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral, the Grantors may use and dispose of the Article 9 Collateral in

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any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(i)  None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business.

(j)  The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 5.02 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, upon notice to the Borrower obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable.  All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

(k)  Each Grantor shall maintain, in form and manner reasonably satisfactory to the Administrative Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

(l)  Each Grantor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, including, but not limited to, originals or copies of all material documentation (including each Contract) with respect thereto, material records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Grantor will make the same available, in accordance with and subject to the terms and conditions relating to inspections set forth in the Credit Agreement to the Administrative Agent for inspection at such Grantor’s own cost and expense.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Administrative Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts)

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and such books and records to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  If the Administrative Agent so directs, upon the occurrence and during the continuance of an Event of Default, such Grantor shall legend, in form and manner satisfactory to the Administrative Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein.

(m)  Upon the occurrence and during the continuance of an Event of Default, if the Administrative Agent so directs any Grantor in writing, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to a Cash Collateral Account, (y) that the Administrative Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Administrative Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor.  Without notice to or assent by any Grantor, the Administrative Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, a Cash Collateral Account toward the payment of the Obligations in the manner provided in Section 5.02 of this Agreement.  The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Administrative Agent, shall be borne by the relevant Grantor.  The Administrative Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that the failure by the Administrative Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Administrative Agent created by this clause (m).

(n)  Except as permitted by clause (i) above, each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.

(o)  Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts and Contracts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts or such Contracts, as the case may be.  Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) or any Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating to such

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Account or Contract, as the case may be, pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) or any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

SECTION 4.04. Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)  Instruments and Tangible Chattel Paper.  In accordance with and in furtherance of Article III, if any Grantor shall at any time hold or acquire any Instruments (other than any Instrument with a face amount of less than $5,000,000 so long as the aggregate principal amount of Instruments under this exclusion does not exceed $10,000,000 ) or Tangible Chattel Paper with a value of $2,500,000 or more, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent (or the Revolver Collateral Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b)  Deposit Accounts.  For each Deposit Account (or any other demand, time, savings, passbook or similar account whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States) that any Grantor at any time opens or maintains (other than (i) any disbursement Deposit Account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses or that has an ending daily balance of zero, (ii) trust accounts for the benefit of directors, officers or employees and (iii) Deposit Accounts, other than lockbox or collection accounts, the daily balance in which does not at any time exceed $3,500,000 for all such accounts, provided, however, that, in the case of each of clauses (i), (ii) and (iii), no Control Agreement over any such excluded account is entered into for the benefit of the Revolver Collateral Agent), such Grantor shall cause the depositary bank to enter into a Control Agreement with such Grantor and the Administrative Agent (which Control Agreement may also be for the benefit of the Revolver Collateral Agent); provided that no such Control Agreement shall be required to be entered into until the later of (A) the Funding Date, (B) 60 days after the Closing Date and (C) in the case of Deposit Accounts opened after the Funding Date, at the time of the establishment of the respective Deposit Account (or, in each case, such later date as agreed in writing by the Administrative Agent).  The Administrative Agent agrees with each Grantor that

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the Administrative Agent shall not exercise dominion and control over, or give any instructions or withhold any withdrawal rights from any Grantor, with respect to such accounts or any funds in such accounts, unless an Event of Default has occurred and is continuing.

(c)  Investment Property.  Except with respect to any Equity Interest issued by any Subsidiary, if any Grantor shall at any time hold or acquire any certificated securities (other than any Excluded Investment Property) required to be pledged hereunder, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent (or the Revolver Collateral Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.  Except with respect to any Equity Interest issued by any Subsidiary, if any securities (other than any Excluded Investment Property) now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, (i) cause such securities to be certificated and comply with the requirements of the foregoing sentence, (ii) cause the issuer to agree to comply with instructions from the Administrative Agent (or the Revolver Collateral Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) as to such securities, without further consent of any Grantor or such nominee, or (iii) arrange for the Administrative Agent (or the Revolver Collateral Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement),  to become the registered owner of such securities.  If any Grantor holds any Investment Property (other than any Excluded Investment Property), whether certificated or uncertificated, or other Investment Property (other than any Excluded Investment Property) now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, except with respect to any Equity Interest issued by any Subsidiary, Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to a Control Agreement (which Control Agreement may also be for the benefit of the Revolver Collateral Agent or Permitted Notes Agent) in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply with Entitlement Orders or other Instructions from the Administrative Agent (or the Revolver Collateral Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to such Securities Intermediary as to such Security Entitlements or to apply any value distributed on account of any Commodity Contract as directed by the Administrative Agent (or the Revolver Collateral Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to such Commodity Intermediary, as the case may be, in

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each case without further consent of any Grantor, such nominee, or any other Person, or (ii) in the case of Financial Assets or other Investment Property (other than any Excluded Investment Property) held through a Securities Intermediary, arrange for the Administrative Agent (or the Revolver Collateral Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such Investment Property; provided that no Control Agreement shall be required to be entered into pursuant to this Section 4.04(c) until the later of (A) the Funding Date, (B) 60 days after the Closing Date and (C) in the case of Securities Accounts or Commodities Accounts opened after the Funding Date, at the time of the establishment of the respective Deposit Account (or, in each case, such later date as agreed in writing by the Administrative Agent).  The Administrative Agent agrees with each of the Grantors that the Administrative Agent (or the Revolver Collateral Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) shall not give any such Entitlement Orders or Instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not exercise dominion and control over withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur.

(d)  Term Sweep Account.  For each Term Sweep Account that any Grantor at any time opens (a) that is a Deposit Account, such Grantor shall cause the depositary bank to enter into a Control Agreement with such Grantor and the Administrative Agent in respect thereof or (b) is a Securities Account, such Grantor shall cause the Securities Intermediary in respect thereof to enter into a Control Agreement with such Grantor and the Administrative Agent in respect thereof, in each case, as promptly as practicable, but in any event no later than 15 days of opening such Term Sweep Account (which Control Agreement may also be for the benefit of the Revolver Collateral Agent and Permitted Notes Agent).

(e)  Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, and subject to the rights of the Revolver Collateral Agent and Permitted Notes Agent under the Intercreditor Agreement, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be,

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Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(f)  Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a face amount greater than $2,500,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, and subject to the rights of the Revolver Collateral Agent and Permitted Notes Agent under the Intercreditor Agreement, such Grantor shall use commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(g)  Commercial Tort Claims.  If any Grantor shall at any time hold a Commercial Tort Claim in which such Grantor is claimant that exceeds $5,000,000 in reasonable estimated value, the Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Administrative Agent, subject to the rights of the Revolver Collateral Agent and Permitted Notes Agent under the Intercreditor Agreement, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.  Each such summary description delivered after the date of this Agreement shall be attached hereto as a supplement to Schedule IV and made a part hereof.

(h)  Collateral Access Agreements.  Each Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement from (i) the lessor of each leased property which is leased by such Grantor or the mortgagee of any real property owned by such Grantor and which is subject to a mortgage or deed of trust (other than a mortgage or deed of trust that is contemplated in the Intercreditor Agreement), in each case where the fair market value of the

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Collateral located at such leased or mortgaged property exceeds $5,000,000 and (ii) the bailee or consignee with respect to any third party warehouse, processor converter facility or other similar location where Collateral with a fair market value exceeding $2,000,000 is stored or located, which agreement or letter shall provide access rights and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  Each Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located, except where the failure to pay or perform could not reasonably be expected to have a Material Adverse Effect.

(i)  Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Administrative Agent may reasonably require and consistent with the other terms and conditions of this Agreement and the Credit Agreement.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.  (a)  Each Grantor agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent may become invalidated or dedicated to the public, except where failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect, and agrees that it shall continue to mark any products covered by a Patent that is material to the conduct of such Grantor’s business with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b)  Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

(c)  Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the business of the Borrower and its Subsidiaries, taken as a whole, continue to publish, reproduce, display, adopt and

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distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws, except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

(d)  Each Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, its right to register the same, or its right to keep and maintain the same.

(e)  Each Grantor agrees to promptly notify the Administrative Agent if such Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) which is material to the Grantor’s business taken as a whole with the United States Patent and Trademark Office or the United States Copyright Office, and, upon request of the Administrative Agent, such Grantor agrees to execute and deliver IP Security Agreements (in a form similar to the IP Security Agreements executed and delivered on the date hereof) as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file such agreements for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.]

(f)  Each Grantor will take all reasonably necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of the business of the Borrower and the Subsidiaries, taken as a whole, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties; provided that, to the extent consistent with the Credit Agreement, no Grantor shall be obligated to pursue, preserve or maintain any Patent, Trademark or Copyright in the event such Grantor determines, in its reasonable business judgment, that the preservation of such Patent, Trademark or Copyright is no longer desirable in the conduct of its business.

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(g)  Upon and during the continuance of an Event of Default, each Grantor shall, if requested by the Administrative Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent (or the Revolver Collateral Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under this Agreement, the Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate.  The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

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The Administrative Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine.  The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

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SECTION 5.02. Application of Proceeds.  The Administrative Agent shall, subject to the applicable provisions of the Intercreditor Agreement, apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, and the amounts paid or caused to be paid by any Guarantor in accordance with Article II, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the extent that the Revolver Collateral Agent shall have notified the Administrative Agent that the Discharge of Revolving Credit Obligations has occurred, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the Intercreditor Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.  It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

SECTION 5.03. Grant of License to Use Intellectual Property.  For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer

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software and programs used for the compilation or printout thereof.  The use of such license by the Administrative Agent may only be exercised, at the option of the Administrative Agent, upon the occurrence and during the continuation of an Event of Default after written notice is given to the Borrower of the Administrative Agent’s election to exercise such license; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.  In operating under the license granted by each Grantor pursuant to this Section 5.03, the Administrative Agent agrees that the goods sold and services rendered under any Trademarks shall be of a nature and quality substantially consistent with those theretofore offered under such Trademarks by such Grantor and such Grantor shall have the right to inspect during the term of such license, at any reasonable time or times upon reasonable notice to the Administrative Agent, and at such Grantor’s own cost and expense, representative samples of goods sold and services rendered under such Trademarks.

SECTION 5.04. Securities Act.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence

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of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.05. Registration.  Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Administrative Agent, use commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Collateral.  Each Grantor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective affiliates and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Administrative Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Administrative Agent or any other Secured Party expressly for use therein.  Each Grantor further agrees, upon such written request referred to above, to use commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations.  Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05.  Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part

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an obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation.  Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination.  (a)  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of any Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b)  Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed to it by, or by it to, as the case may be, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

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SECTION 7.02. Waivers; Amendment.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 7.03. Administrative Agent’s Fees and Expenses; Indemnification.  (a)  The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b)  Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Administrative Agent against, and hold the Administrative Agent harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against the Administrative Agent arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing, or any agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or wilful misconduct of the Administrative Agent.

(c)  Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents.  The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity

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or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party.  All amounts due under this Section 7.03 shall be payable on written demand therefor.

SECTION 7.04. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 7.06. Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging shall be as effective as delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly permitted by the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be

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ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08. Right of Set-Off.  (a)  Each Loan Party expressly agrees to the provisions set forth in Section 9.06 of the Credit Agreement with the same force and effect as if such provisions were set forth in full herein.

(b)  Notwithstanding anything to the contrary contained in this Agreement, at any time that the Obligations shall be secured by any real property located in the State of California, no Secured Party shall exercise any right of set-off, lien or counterclaim or take any court or administrative action or institute any proceedings to enforce any provision of this Agreement without the prior consent of the Administrative Agent or the Required Lenders or, to the extent required by Section 9.08(b) of the Credit Agreement, all of the Lenders, if such setoff or action or proceeding would or might (pursuant to Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the liens granted to the Administrative Agent pursuant to this Agreement or the other Security Documents or the enforceability of the Obligations hereunder, and any attempted exercise by any Secured Party or the Administrative Agent of any such right without obtaining such consent of the Required Lenders or the Administrative Agent shall be null and void.  It is understood and agreed that the foregoing sentence of this Section 7.08(b) is for the sole benefit of the Secured Parties and may be amended, modified or waived in any respect by the Required Lenders (without any requirement of prior notice to or consent by any Loan Party or any other Person) and does not constitute a waiver of any rights against any Loan Party or against any Collateral.

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of Title 14 of the New York General Obligations Law but excluding all other choice of law and conflicts of laws rules thereof.

(b)  Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be

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conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or Guarantor, or its properties in the courts of any jurisdiction.

(c)  Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12. Security Interest Absolute.  All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any

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departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

SECTION 7.13. Termination or Release.  (a)  This Agreement, the Guarantees made herein, the Security Interest, the grant of a security interest in the Pledged Collateral and all other security interests granted hereby shall terminate upon the payment in full in cash of the Loans and all the other Loan Documents Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments and Incremental Revolving Commitments and reduction of all exposure under any letters of credit issued under the Credit Agreement to zero (or the making of other arrangements satisfactory to the issuers thereof).

(b)  A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)  Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.09 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)  At any time that a Grantor desires that the Administrative Agent take any action to acknowledge or give effect to any release of a Grantor or Collateral pursuant to the foregoing Section 7.13(a), (b) or (c), the Borrower shall deliver to the Administrative Agent a certificate signed by a principal executive officer of the Borrower stating that the release of the respective Grantor or Collateral is permitted pursuant to such Section 7.13(a), (b) or (c).  In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any of the Subsidiaries in respect of) all interests in Collateral retained by the Borrower or any of the Subsidiaries.  Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Administrative Agent.

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(e)  The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of any Subsidiary Party or Collateral by it in accordance with (or which the Administrative Agent in good faith believes to be in accordance with) this Section 7.13.

SECTION 7.14. Additional Subsidiaries.  Pursuant to Sections 5.09, 6.05(f) and 6.15 of the Credit Agreement, certain Domestic Subsidiaries are required to enter into this Agreement as a Subsidiary Party.  Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein.  The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.15. Administrative Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property

40

covered thereby.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

SECTION 7.16. Recourse.  This Agreement is made with full recourse to each Loan Party and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Loan Party contained herein, in the Loan Documents, Qualified Hedging Agreements or Qualified Secured Cash Management Agreements and otherwise in writing in connection herewith or therewith.

SECTION 7.17. Intercreditor Agreement; Possession and Control of Revolving Facility Collateral.  Notwithstanding anything herein to the contrary, the Liens granted to the Administrative Agent under this Agreement and the exercise of the rights and remedies of the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.  At any time prior to the Discharge of Revolving Credit Obligations, no Grantor shall be required to take or refrain from taking any action at the request of the Administrative Agent with respect to any Revolving Facility Collateral if such action or inaction would be inconsistent with (i) any action or inaction affirmatively requested by the Revolver Collateral Agent in accordance with the Revolving Facility Documents or (ii) any action or inaction affirmatively required by any of the provisions of the Revolving Facility Documents.  Without limiting the foregoing, at any time prior to the Discharge of Revolving Credit Obligations, any provision hereof (a) requiring Grantors to deliver possession of any Revolving Facility Collateral to the Administrative Agent or its representatives, or to cause the Administrative Agent or its representatives to control any Revolving Facility Collateral, shall be deemed to have been complied with if and for so long as the Revolver Collateral Agent shall have such possession or control for the benefit of the Secured Parties and as bailee or sub-agent of the Administrative Agent as provided in the Intercreditor Agreement or (b) requiring Grantors to name the Administrative Agent as an additional insured or a loss payee under any insurance policy or a beneficiary of any letter of credit, such requirement shall have been complied with if any such insurance policy or letter of credit also names the Revolver Collateral Agent as an additional insured, loss payee or beneficiary, as the case may be, in each pursuant to the terms of the Intercreditor Agreement.  Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, in the event the Revolving Credit Documents or the Permitted Notes Documents provide for the grant of a security interest or pledge over the assets of any Grantor (other than Canadian Collateral) and such assets do not otherwise constitute Collateral under this Agreement or any other Loan Document, such Grantor shall (a) promptly grant a security interest in or pledge such assets to secure the Obligations (including by consenting to any control agreement with respect to Investment Property in any Securities Account), (b) promptly take any actions necessary to perfect such security interest or pledge that is required under the Revolving Credit Documents or Permitted Notes Documents, as applicable, and (c) take all other steps reasonably requested by the Administrative Agent in connection with the foregoing.

41

SECTION 7.18. Waivers by Loan Parties with Respect to California Real Property.  (a)  Each Loan Party hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by real property located in the State of California, such Loan Party shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing such Loan Party’s or any Secured Parties’ right to proceed against the Borrower, any other Guaranteed Party or any other guarantor of the Obligations.

(b)  Each Loan Party hereby waives (to the fullest extent permitted by applicable law) all rights and benefits under Section 580a, 580b, 580d and 726 of the California Code of Civil Procedure.  Each Loan Party hereby further waives (to the fullest extent permitted by applicable law), without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to such Loan Party under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.

(c)  Until the Obligations have been paid in full in cash, each Loan Party waives its rights of subrogation and reimbursement and any other rights and defenses available to such Loan Party by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (1) any defenses such Loan Party may have to this Agreement by reason of an election of remedies by the Secured Parties and (2) any rights or defenses such Loan Party may have by reason of protection afforded to the Borrower or any other Guaranteed Party pursuant to the antideficiency or other laws of California limiting or discharging the Borrower’s or such other Guaranteed Party’s indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.  In furtherance of such provisions, each Loan Party hereby waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure, destroys such Loan Party’s rights of subrogation and reimbursement against the Borrower or any other Guaranteed Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

42

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

Schedule I to

the Guarantee and

Collateral Agreement

SUBSIDIARY PARTIES

Schedule II to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Holder	Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Holder	Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to

the Guarantee and

Collateral Agreement

U.S. COPYRIGHTS OWNED BY [NAME OF GRANTOR]

[Create a separate page of Schedule III for each Grantor and state if no copyrights are owned.  List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

Pending U.S. Copyright Applications for Registration

Title	Author	Class	Date Filed

LICENSES

[Create a separate page of Schedule III for each Grantor, and state if any Grantor is not a party to a license/sublicense.]

I.  Material Licenses/Sublicensees of [Name of Grantor] as Licensor on Date Hereof

A.  Copyrights

[List material U.S. copyrights in numerical order by Registration No.]

U.S. Copyrights

Licensee Name and Address	Date of License/ Sublicense	Title of U.S. Copyright	Author	Reg. No.

B.  Patents

[List material U.S. patent nos. and U.S. patent application nos. in numerical order.]

U.S. Patents

Licensee Name and Address	Date of License/ Sublicense	Issue Date	Patent No.

U.S. Patent Applications

Licensee Name and Address	Date of License/ Sublicense	Date Filed	Application No.

2

C.  Trademarks

[List material U.S. trademark nos. and U.S. trademark application nos. in numerical order.]

U.S. Trademarks

Licensee Name and Address	Date of License/ Sublicense	U.S. Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Licensee Name and Address	Date of License/ Sublicense	U.S. Mark	Date Filed	Application No.

3

II. Material  Licensees/Sublicenses of [Name of Grantor] as Licensee on Date Hereof

A.  Copyrights

[List material U.S. copyrights in numerical order by Registration No.]

U.S. Copyrights

Licensor Name and Address	Date of License/ Sublicense	Title of U.S. Copyright	Author	Reg. No.

B.  Patents

[List material U.S. patent nos. and U.S. patent application nos. in numerical order.]

U.S. Patents

Licensor Name and Address	Date of License/ Sublicense	Issue Date	Patent No.

U.S. Patent Applications

Licensor Name and Address	Date of License/ Sublicense	Date Filed	Application No.

C.  Trademarks

[List material U.S. trademark nos. and U.S. trademark application nos. in numerical order.]

4

U.S. Trademarks

Licensor Name and Address	Date of License/ Sublicense	U.S. Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Licensor Name and Address	Date of License/ Sublicense	U.S. Mark	Date Filed	Application No.

5

PATENTS OWNED BY [NAME OF GRANTOR]

[Create a separate page of Schedule III for each Grantor and state if no patents are owned.  List in numerical order by Patent No./Patent Application No.]

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

6

TRADEMARK/TRADE NAMES OWNED BY [NAME OF GRANTOR]

[Create a separate page of Schedule III for each Grantor and state if no trademarks/trade names are owned.  List in numerical order by trademark registration/application no.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Application No.

7

Schedule IV to

the Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.        dated as of [            ], to the Guarantee and Collateral Agreement dated as of [      ], 2010, among SMURFIT-STONE CONTAINER ENTERPRISES, INC., a Delaware corporation (“SSCE”), SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation, each Subsidiary party thereto (each such subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and SSCE are referred to collectively herein as the “Grantors”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent (in such capacity, the “Administrative Agent”).

A.  Reference is made to the Credit Agreement dated as of [     ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, SSCE , the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement referred to therein.

C.  The Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans to the Borrower.  Section 7.14 of Guarantee and Collateral Agreement provides that additional Domestic Subsidiaries of the Borrower may become Subsidiary Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans to the Borrower and as consideration for Loans previously made to the Borrower.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 7.14 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party, Grantor and Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party, Grantor and Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary.  Each reference to a “Guarantor” or “Grantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary.  The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule with the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, (b) set forth on Schedule II attached hereto is a true and correct schedule, as of the date hereof, of (i) all the Equity Interests owned by the New Subsidiary required to be pledged under Article III, setting forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so owned by the New Subsidiary and the number of each certificate representing the same, and (ii) all debt securities and promissory notes owned by the New Subsidiary required to be pledged under Article III or Section 4.04 (c) set forth on Schedule III attached hereto is a true and correct schedule, as of the date hereof, of all Intellectual Property of the New Subsidiary that would have been required to be set forth on Schedule III to the Guarantee and Collateral Agreement and (d) set forth on Schedule IV attached hereto is a true and correct schedule, as of the date hereof, of all Commercial Tort Claims required to be disclosed under Section 4.04(g) of the Guarantee and Collateral Agreement.  The New Subsidiary shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the New Subsidiary setting forth the information (other than that set forth on the Schedules described above) required pursuant to the Perfection Certificate.

2

SECTION 5.  Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

3

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent,

by

Name:
Title:

Schedule I

to Supplement No.       to the

Guarantee and

Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

Schedule II

to the Supplement No.       to the

Guarantee and

Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III

to the Supplement No.        to the

Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

Schedule IV

to the Supplement No.      to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit II to the

Guarantee and

Collateral Agreement

[FORM OF] PATENT AND TRADEMARK SECURITY AGREEMENT dated as of [  ] [  ], 20[  ] (this “Agreement”), among [     ] (the “Grantors”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of [     ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMCB, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of [      ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Smurfit-Stone Container Corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.), the Subsidiaries party thereto and JPMCB, as Administrative Agent.  The Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned on, among other things, the execution and delivery of this Agreement.  The Grantors are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 2.  Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Patents now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I (the “Patent Collateral”) and any Trademarks now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule II (the “Trademark Collateral”, and together with the Patent Collateral, the “Patent and Trademark Collateral”).

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent and Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent and Trademark Security Agreement as of the day and year first above written.

[ ]

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent,

by

Name:
Title:

Schedule I

Schedule II

Exhibit III to the

Guarantee and

Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [  ] [  ], 20[  ] (this “Agreement”), among [     ] (the “Grantors”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of [     ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMCB, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of [      ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Smurfit-Stone Container Corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.), the Subsidiaries party thereto and JPMCB, as Administrative Agent.  The Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned on, among other things, the execution and delivery of this Agreement.  The Grantors are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 2.  Grant of Security Interest.  As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Copyrights now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I, and any Copyright Licenses under which such Grantor is a licensee, including those listed on Schedule II (collectively, the “Copyright Collateral”).

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement as of the day and year first above written.

[ ],

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent,

by

Name:
Title:

Schedule I

Schedule II

EXHIBIT D

FORM OF INTERCREDITOR AGREEMENT

(See Attached)

EXHIBIT D

to the Credit Agreement

FORM OF

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

dated as of

[        ], 2010

among

SMURFIT-STONE CONTAINER CORPORATION
(formerly known as Smurfit-Stone Container Enterprises, Inc.),

the Subsidiaries party hereto,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent for the Term Loan Credit Secured Parties

DEUTSCHE BANK AG NEW YORK BRANCH
as Collateral Agent for the Revolving Credit Secured Parties

and

each Permitted Notes Agent
from time to time party hereto

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

Section 1.01. New York UCC	2
Section 1.02. Other Defined Terms	2
Section 1.03. Terms Generally	17

ARTICLE II

Lien Priorities

Section 2.01. Relative Priorities	17
Section 2.02. Prohibition on Contesting Liens	18
Section 2.03. No New Liens	18
Section 2.04. Effectiveness of Lien Priorities	20

ARTICLE III

Enforcement

Section 3.01. Exercise of Remedies	20

ARTICLE IV

Payments

Section 4.01. Application of Proceeds	24
Section 4.02. Payments Over in Violation of Agreement	24

ARTICLE V

Other Agreements

Section 5.01. Releases	24
Section 5.02. Insurance	25
Section 5.03. Amendments to Prior Credit Documents and Junior Credit Documents	26
Section 5.04. Legend	28
Section 5.05. Bailee for Perfection	29
Section 5.06. Entry Upon Premises by Controlling Agent	30
Section 5.07. Rights under Permits, Licenses and Intellectual Property	33
Section 5.08. Permitted Notes	33
Section 5.09. When Discharge of Obligations Deemed Not To Have Occurred	34

i

ii

Section 8.15. Authorization	47
Section 8.16. No Third Party Beneficiaries	47
Section 8.17. Provisions Solely To Define Relative Rights	47
Section 8.18. Additional Grantors	48
Section 8.19. Term Loan Credit Agent and Revolving Credit Agent	48

iii

SCHEDULES:

Schedule I	— Notice Addresses
Schedule II	— Grantors

EXHIBITS:

Exhibit I	— Form of Supplement
Exhibit II	— Form of Joinder Agreement

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT dated as of [•], 2010 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.) (“SSCC”);(1) the other SUBSIDIARIES of SSCC whose signatures appear below or who in the future become parties hereto as provided in Section 8.18; JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent for, and acting on behalf of, the Term Loan Credit Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Term Loan Credit Agent”); and DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as Collateral Agent for, and acting on behalf of, the Revolving Credit Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Revolving Credit Agent”); and each Permitted Notes Agent that from time to time becomes a party hereto pursuant to Section 5.07.  Capitalized terms used and not otherwise defined in this Agreement are used with the meanings specified in Article I.

SSCC, the Term Loan Credit Lenders from time to time party thereto and the Term Loan Credit Agent have entered into the Term Loan Credit Agreement, under which the Term Loan Credit Lenders have agreed, upon the terms and subject to the conditions set forth therein, to extend credit to SSCC.  The Term Loan Credit Obligations will be incurred or guaranteed by the Grantors as provided in the Term Loan Credit Agreement and secured by Liens on the Term Loan Credit Collateral as provided in the Term Loan Credit Collateral Documents.

On or prior to the date hereof, SSCC, the subsidiaries of SSCC party thereto, the Revolving Credit Lenders from time to time party thereto and the Revolving Credit Agent are entering into, or have entered into, as the case may be, the Revolving Credit Agreement, under which the Revolving Credit Lenders are agreeing, upon the terms and subject to the conditions set forth therein, to extend credit to SSCC and certain of its Subsidiaries.  The Revolving Credit Obligations will be incurred or guaranteed by, amongst others, the Grantors and secured by Liens, including those on the Revolving Credit Collateral, as provided in the Revolving Credit Collateral Documents.

The Term Loan Credit Documents and the Revolving Credit Documents provide, among other things, that the parties hereto will enter into this Agreement to set forth their relative rights and remedies with respect to the Common Collateral.

(1) Form assumes agreement to be entered into following the merger of Smurfit-Stone Container Corporation into Smurfit-Stone Enterprises, Inc., after which the surviving corporation shall change its name to Smurfit-Stone Container Corporation.

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The Term Loan Credit Documents and Revolving Credit Documents permit SSCC to issue Permitted Notes secured by the Common Collateral whose Liens on the Common Collateral will be subordinated to the Term Loan Credit Liens with respect to the Non-ABL Collateral but senior to the Revolving Credit Liens and will be subordinated to the Term Loan Credit Liens and Revolving Credit Liens with respect to the ABL Collateral; provided that, among other things, such Permitted Notes be subject to an Agreement setting forth the relative rights and remedies of the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties and the holders of such debt with respect to the Common Collateral.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Term Loan Credit Agent (for itself and on behalf of the Term Loan Credit Secured Parties), the Revolving Credit Agent (for itself and on behalf of the Revolving Credit Secured Parties) and each Permitted Notes Agent (for itself and on behalf of the Permitted Notes Secured Parties under the applicable Permitted Notes Documents) agree as follows:

ARTICLE I

Definitions

Section 1.01.  New York UCC.  All capitalized terms used without definition herein that are defined in the UCC as in effect in the State of New York shall have the meanings specified therein.

Section 1.02.  Other Defined Terms.  As used in the Agreement, the following terms shall have the following meanings:

“ABL Collateral” means any and all present and future right, title and interest of the Grantors in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located to the extent constituting Common Collateral:  (a) all Accounts Receivable and related Records; (b) all Chattel Paper; (c) all Deposit Accounts, Commodities Accounts, Securities Accounts and all lock-boxes at any bank, including all Money and Certificated Securities, Uncertificated Securities, Securities Entitlements and Investment Property or other assets credited thereto or deposited therein (including all cash, cash equivalents, marketable securities and other funds held in or on deposit in any such Deposit Account, Commodity Account or Securities Account but excluding all equity interests of or owned by any of the Grantors and all such assets relating to Intellectual Property), and all cash, cash equivalents, checks and other negotiable instruments, funds and other evidences of payments (but excluding the Non-ABL Sweep Collateral Account and any cash or other assets held in the Non-ABL Sweep Collateral Account in accordance with the Term Loan Credit Agreement as in effect on the date hereof or, provided that any amendment or modification to the terms thereof with respect to such Non-ABL Sweep Account are not materially adverse to the Revolving Credit Lenders, the Term Loan Credit Agreement as Amended from time to time); (d) all Inventory; (e) to the extent evidencing, governing,

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securing or otherwise related to the items referred to in the preceding clauses (a), (b), (c) and (d) of this definition, all contracts, contract rights, payment intangibles, Documents, Instruments, Letter of Credit Rights and Commercial Tort Claims and other claims or causes of action; (f) all books, Records and data processing software directly relating to, or arising from any of the foregoing; and (g) all substitutions, replacements, products, Supporting Obligations and Proceeds (including, insurance proceeds, income, payments, damages and proceeds of suit) of any and all of the foregoing.  For the avoidance of doubt, ABL Collateral shall not include Intellectual Property.

“ABL Collateral Enforcement Actions” has the meaning assigned to such term in Section 5.06(a).

“ABL Collateral Enforcement Notice” has the meaning assigned to such term in Section 5.06(a).

“Accounts Receivable” means all Accounts and other rights to payment for the sale, lease, license, assignment or other disposal of any Inventory or the performance of services (whether performed or to be performed), existing on the date of this Agreement or hereafter arising, whether or not earned by performance.

“Agent” means (a) with respect to the Term Loan Credit Secured Parties, the Term Loan Credit Agent, (b) with respect to the Revolving Credit Secured Parties, the Revolving Credit Agent and (c) with respect to the Permitted Notes Secured Parties of any Series, the Permitted Notes Agent with respect to such Series.

“Amend” means, in respect of any Indebtedness, obligation or agreement, to amend, restate, modify, waive, supplement, restructure, extend, increase or renew such Indebtedness, in whole or in part.  “Amended” and “Amendment” shall have correlative meanings.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Canadian Collateral” means any and all of the assets of a Canadian Revolving Credit Loan Party on which any Lien has been granted or is purported to be granted pursuant to a Revolving Credit Collateral Document by such Canadian Revolving Credit Loan Party to secure any Revolving Credit Obligations.

“Canadian Intercompany Notes” means each promissory note evidencing any loan or advance from time to time made by any Grantor to a Canadian Revolving Credit Loan Party, in each case where the obligations evidenced thereby are secured by a Lien on assets of such Canadian Revolving Credit Loan Party.

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“Canadian Intercompany Notes Documents” means the Canadian Intercompany Notes and all other instruments, agreements and other documents evidencing or governing the loan evidenced by any Canadian Intercompany Note, providing for any security interest or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Canadian Revolving Credit Loan Party” means each Revolving Credit Loan Party that is incorporated, organized, or established in Canada or any province or territory thereof.

“Cash Management Services” shall mean (a) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit card and merchant card services.

“Cash Management and Hedging Obligations” shall mean the Term Loan Credit Cash Management and Hedging Obligations and the Revolving Credit Cash Management and Hedging Obligations.

“Class”, when used in reference to (a) any Obligations, refers to whether such Obligations are the Term Loan Credit Obligations, the Revolving Credit Obligations or the Permitted Notes Obligations of any Series, (b) any Agent, refers to whether such Agent is the Term Loan Credit Agent, the Revolving Credit Agent or the Permitted Notes Agent of any Series, (c) any Secured Parties, refers to whether such Secured Parties are the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties or the Permitted Notes Secured Parties of any Series and (d) any Credit Documents, refers to whether such Credit Documents are the Term Loan Credit Documents, the Revolving Credit Documents or the Permitted Notes Documents with respect to Permitted Notes of any Series.

“Collateral” means all Term Loan Credit Collateral, all Revolving Credit Collateral and all Permitted Notes Collateral.

“Collateral Documents” means the Term Loan Credit Collateral Documents, the Revolving Credit Collateral Documents and the Permitted Notes Collateral Documents.

“Common Collateral” means all Collateral that secures two or more Classes of Obligations.  For the avoidance of doubt, “Common Collateral” shall not include Canadian Collateral or any other assets of any Person that is not both a Term Loan Credit Loan Party or a Permitted Notes Loan Party, on the one hand, and a Revolving Credit Loan Party, on the other hand.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” shall have a correlative meaning.

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“Controlling Agent” means, with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral, the Agent with respect to the Prior Secured Parties secured by such Common Collateral and in respect of which Common Collateral all Other Secured Parties are Junior Secured Parties.  The parties hereto acknowledge that (a) prior to the Discharge of the Term Loan Credit Obligations, the Term Loan Credit Agent is the Controlling Agent with respect to the Non-ABL Collateral, (b) prior to the Discharge of the Revolving Credit Obligations, the Revolving Credit Agent is the Controlling Agent with respect to the ABL Collateral, (c) after the Discharge of the Term Loan Credit Obligation and prior to the Discharge of the Permitted Notes Obligations, the Designated Permitted Notes Agent will be the Controlling Agent with respect to the Non-ABL Collateral and (d) after the Discharge of the Revolving Credit Obligation and prior to the Discharge of the Term Loan Credit Obligations, the Term Loan Credit Agent will be the Controlling Agent with respect to the ABL Collateral.

“Controlling Secured Parties” means, with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral and any Secured Parties, the Prior Secured Parties with respect to such Common Collateral and in respect of which Common Collateral all Other Secured Parties are Junior Secured Parties.

“Credit Documents” means the Term Credit Documents, the Revolving Credit Documents and the Permitted Notes Documents.

“Designated Permitted Notes Agent” means (a) if there is only one Series of Permitted Notes, the Permitted Notes Agent with respect to such Series and (b) if there is more than one Series of Permitted Notes, the Person designated from time to time by the Permitted Notes Agents with respect to Permitted Notes Documents under which at least a majority of the then aggregate amount of Permitted Notes Obligations are outstanding, in a notice to the Term Loan Credit Agent, the Revolving Credit Agent and SSCC, as the “Designated Permitted Notes Agent”.

“DIP Financing” has the meaning set forth in Section 6.01(b).

“DIP Financing Liens” has the meaning set forth in Section 6.01(b).

“Discharge” means, subject to Section 5.09, with respect to any Class of Obligations:

(a)  payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all such Obligations (other than Cash Management and Hedging Obligations);

(b)  payment in full in cash of all other Obligations (other than Cash Management and Hedging Obligations) of such Class that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid

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(other than claims, causes of action or other liabilities in respect of which no claim or demand for payment has been made at such time);

(c)  termination or expiration of all commitments, if any, to extend credit that would give rise to Obligations (other than Cash Management and Hedging Obligations) of such Class;

(d)  termination or cash collateralization of all letters of credit and bankers’ acceptances the reimbursement or payment obligations in respect of which constitute Obligations (other than Cash Management and Hedging Obligations) of such Class (any such cash collateralization to be in an amount and manner reasonably satisfactory to the Agent for such Class of Obligations, but in no event shall such amount be greater than 105% of the aggregate undrawn face amount in the case of letters of credit or 105% of the principal amount in the case of bankers’ acceptances);

(e)  adequate provision (as agreed to by each Agent or otherwise determined by a court of competent jurisdiction) has been made for any contingent or unliquidated Obligations (other than Cash Management and Hedging Obligations) of such Class in respect of claims, causes of action or other monetary liabilities that have been asserted, or threatened in writing (and which would reasonably be expected to be asserted), against the Secured Parties of such Class, and of which the Agent of such Class shall have informed the other Agents in writing concurrently with the satisfaction of each of the requirements set forth in clauses (a) through (d) above; and

(f)  in the case of the Discharge of the Revolving Credit Obligations, to the extent that the requirements set forth above have been satisfied with the proceeds of a foreclosure on Collateral or other enforcement action by the Revolving Credit Agent with respect to the Revolving Credit Obligations under the Revolving Credit Collateral Documents, the payment in full in cash of all Revolving Credit Cash Management and Hedging Obligations that are due and payable at such time.

“Discharge of Prior Obligations” means, subject to the provisions of Section 5.09, (a) with respect to the Term Loan Credit Liens on the ABL Collateral and the Term Loan Credit Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Revolving Credit Obligations, (b) with respect to the Revolving Credit Liens on the Non-ABL Collateral and the Revolving Credit Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Term Loan Credit Obligations and the Permitted Notes Obligations and (c) (i) with respect to the Permitted Notes Liens on the ABL Collateral and the Permitted Notes Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Revolving Credit Obligations and the Term Loan Credit Obligations and (ii) with respect to the Permitted Notes Liens on the Non-ABL Collateral and the Permitted Notes Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Term Loan Credit Obligations.

“Disposition” has the meaning set forth in Section 5.01(b).  “Dispose”, when used as a verb, shall have a correlative meaning.

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“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States or any State thereof (including the District of Columbia).

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means the United States or any foreign nation’s government and any Federal, state, provincial, regional, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Grantors” means, at any time, SSCC and each Domestic Subsidiary that, at such time, has, pursuant to any Collateral Document, granted a Lien on any Common Collateral owned by it to secure any Term Loan Credit Obligation, Revolving Credit Obligation or Permitted Notes Obligation pursuant to any Credit Document; provided that solely for purpose of Section 2.03, a Domestic Subsidiary shall be deemed to be a “Grantor” if it is required pursuant to the Credit Documents of a Class to grant a Lien on assets owed by it to secure Obligations of such Class.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of SSCC or the Subsidiaries shall be a Hedging Agreement.

“Incremental Revolving Facility” means an incremental revolving facility established under the Term Loan Credit Agreement.

“Indebtedness” means and includes all liabilities, absolute or contingent, that constitute “Indebtedness” within the meaning of the Term Loan Credit Agreement or any equivalent term under the Revolving Credit Agreement or the Permitted Notes Indenture.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor or Canadian Revolving Credit Loan Party; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to any Grantor or Canadian Revolving Credit Loan Party, or with respect to a material portion of the assets of any of the foregoing; (c) any liquidation, dissolution, reorganization or

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winding up of any Grantor or Canadian Revolving Credit Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor or Canadian Revolving Credit Loan Party; provided, in the case of any involuntary case or proceeding, that such case or proceeding shall have continued for 60 days without having been dismissed or discharged.

“Junior Agent” means, with respect to any Common Collateral and any Prior Secured Party, each Agent representing Secured Parties whose Liens on such Common Collateral are Junior Liens.

“Junior Collateral Documents” means, with respect to any Junior Liens, the Collateral Documents pursuant to which such Junior Liens are granted.

“Junior Credit Documents” means (a) with respect to Junior Obligations that are Term Loan Credit Obligations, the Term Loan Credit Documents, (b) with respect to Junior Obligations that are Revolving Credit Obligations, the Revolving Credit Documents and (c) with respect to Junior Obligations that are Permitted Notes Obligations, the Permitted Notes Documents.

“Junior Liens” means (a) with respect to the ABL Collateral (i) prior to the Discharge of the Revolving Credit Obligations, any Term Loan Credit Liens and Permitted Notes Liens and (ii) from and after the Discharge of the Revolving Credit Obligations and prior to the Discharge of the Term Loan Credit Obligations, any Permitted Notes Lien and (b) with respect to the Non-ABL Collateral (i) prior to the Discharge of the Term Loan Credit Obligations, any Permitted Notes Liens and Revolving Credit Liens and (ii) from and after the Discharge of the Term Loan Credit Obligations and prior to the Discharge of the Permitted Notes Obligations, any Revolving Credit Liens.

“Junior Obligations” means (a) with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral or any Prior Liens thereon, any Obligations that are secured by Junior Liens on such Common Collateral and (b) with respect to any Prior Obligations or Prior Secured Parties secured by any Common Collateral consisting of ABL Collateral or Non-ABL Collateral, any Obligations that are secured by Junior Liens on such Common Collateral, but, in each case, only insofar as such Obligations are secured by such Junior Liens, it being agreed that, to the extent provided herein, Obligations secured by Junior Liens on the ABL Collateral or the Non-ABL Collateral, as the case may be, may also be secured by Prior Liens on other Common Collateral and insofar as they shall be secured by such Prior Liens on such other Common Collateral shall constitute Prior Obligations with respect thereto.

“Junior Secured Parties” means, as to any Common Collateral consisting of ABL Collateral and Non-ABL Collateral and any Prior Secured Party, any Secured Parties to the extent the Obligations held by such Secured Parties, or in respect of which such Secured Parties are the obligee, are secured by Junior Liens on such Common Collateral pursuant to the terms of this Agreement.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Parties” means the Term Loan Credit Loan Parties, the Revolving Credit Loan Parties and the Permitted Notes Loan Parties.

“New Agent” has the meaning set forth in Section 5.09.

“Non-ABL Collateral” means all Common Collateral that is not ABL Collateral.

“Non-ABL Controlling Agent” means the Controlling Agent with respect to the Non-ABL Collateral.

“Non-ABL Sweep Account” means (a) the “Term Sweep Account” as defined in the Term Loan Credit Agreement and (b) each other Deposit Accounts or Securities Accounts holding only the Proceeds of any sale or disposition of any Non-ABL Collateral and the proceeds or investment thereof for the same purposes and in substantially the same manner as the Non-ABL Sweep Account defined in clause (a) hereof.

“Notice of New Refinancing Obligations” has the meaning set forth in Section 5.09.

“Obligations” means all Term Loan Credit Obligations, all Revolving Credit Obligations and all Permitted Notes Obligations.

“Other Secured Parties” means (a) with respect to any Term Loan Credit Secured Party, the Revolving Credit Secured Parties and the Permitted Notes Secured Parties, (b) with respect to any Revolving Credit Secured Party, the Term Loan Credit Secured Parties and the Permitted Notes Secured Parties and (c) with respect to any Permitted Notes Secured Party, the Term Loan Credit Secured Parties and the Revolving Credit Secured Parties.

“Permitted Notes” means Indebtedness incurred by the Borrower in the form of notes or bonds, the incurrence of which (a) reduces the aggregate principal amount permitted to be incurred under the incremental facility under the Term Loan Agreement or any Refinancing Agreement with respect to Term Loan Credit Obligations or (b) constitutes a Refinancing of loans under the Term Loan Credit Agreement (including, for the avoidance of doubt, pursuant to an exchange of Term Loans for such Permitted Notes), in each case as permitted under the Term Loan Credit Agreement and the Revolving Credit Agreement or any Refinancing Agreement with respect to Term Loan Credit Obligations.

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“Permitted Notes Agent” has the meaning set forth in Section 5.08(a).

“Permitted Notes Collateral” means any assets of SSCC or any other Grantor on which any Lien has been granted or is purported to be granted pursuant to a Permitted Notes Collateral Document by SSCC or any other Grantor to secure any Permitted Notes Obligation.

“Permitted Notes Collateral Documents” means each Permitted Notes Mortgage and each other security agreement, instrument and document now existing or entered into after the date hereof that grants a Lien on any assets of SSCC or any of the Subsidiaries constituting Common Collateral to secure any Permitted Notes Obligations; provided that the Permitted Notes Collateral Documents shall be substantially the same as the Term Loan Collateral Documents (with such differences as are reasonably satisfactory to the Term Loan Credit Agent and the Revolving Credit Agent).

“Permitted Notes Documents” means, with respect to any Series of Permitted Notes, each promissory note, indenture, Permitted Notes Collateral Document and each other operative agreement evidencing or governing the Permitted Notes of such Series, each as Amended from time to time.

“Permitted Notes Liens” means Liens on the Common Collateral securing the Permitted Notes Obligations, including all such Liens created under the Permitted Notes Collateral Documents.

“Permitted Notes Loan Party” means SSCC and each Subsidiary that incurs or guarantees the Permitted Notes Obligations pursuant to the Permitted Notes Documents.

“Permitted Notes Mortgage” means each mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document that grants a Lien on any real property owned or leased by SSCC or any other Grantor to secure any Permitted Notes Obligations.

“Permitted Notes Obligations” means, with respect to any Series of Permitted Notes, (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, the Permitted Notes, (b) all other amounts payable to the Permitted Notes Secured Parties under the Permitted Notes Documents and (c) all Amendments or Refinancings of the foregoing; provided that the resulting Indebtedness is secured by Common Collateral and is otherwise effected in accordance with the provisions hereof.

“Permitted Notes Secured Parties” has the meaning set forth in Section 5.08(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Pledged Collateral” has the meaning set forth in Section 5.05.

“Prior Agent” means, with respect to any Collateral and any Junior Secured Party, each Collateral Agent representing Secured Parties whose Liens on such Collateral are Prior Liens.

“Prior Collateral Documents” means, with respect to any Junior Agent or any other Junior Secured Parties, any Collateral Documents to the extent that the Obligations created thereunder are Prior Obligations.

“Prior Lien Collateral” means, with respect to any Junior Agent or any other Junior Secured Party, the Common Collateral securing such Junior Secured Party’s Junior Liens that also secures Prior Liens of an Other Secured Party.

“Prior Liens” means (a) with respect to the ABL Collateral (i) prior to the Discharge of the Revolving Credit Obligations, any Revolving Credit Lien and (ii) prior to the Discharge of the Term Loan Credit Obligations, any Term Loan Credit Lien and (b) with respect to the Non-ABL Collateral (i) prior to the Discharge of the Term Loan Credit Obligations, any Term Loan Credit Lien and (ii) prior to the Discharge of the Permitted Notes Obligations, any Permitted Notes Lien.

“Prior Obligations” means (a) with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral or any Junior Liens thereon, any Obligations that are secured by Prior Liens on such Common Collateral and (b) with respect to any Junior Obligations or Junior Secured Parties secured by any Common Collateral consisting of ABL Collateral or Non-ABL Collateral, any Obligations that are secured by Prior Liens on such Common Collateral, but, in each case, only insofar as such Obligations are secured by such Prior Liens, it being agreed that, to the extent provided herein, it being agreed that, to the extent provided herein, Obligations secured by Prior Liens on the ABL Collateral or Non-ABL Collateral, as the case may be, may also be secured by Junior Liens on other Common Collateral and insofar as they shall be secured by such Junior Liens on such other Common Collateral shall constitute Junior Obligations with respect thereto.

“Prior Secured Parties” means, with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral and any Junior Secured Parties, any Secured Parties to the extent that the Obligations held by such Secured Parties, or in respect of which such Secured Parties are the obligees, are secured by Prior Liens on such Common Collateral pursuant to the terms of this Agreement.

“Recovery” has the meaning set forth in Section 6.05.

“Refinance” means, in respect of any Indebtedness, to refinance or replace, or to issue other indebtedness in exchange for or replacement of, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.  Notwithstanding anything to the contrary herein, each party hereto acknowledges and agrees that no Incremental Revolving Facility established after the

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termination of the Revolving Credit Agreement shall constitute a Refinancing of the Revolving Credit Obligations under this Agreement.

“Refinanced Obligations” has the meaning set forth in Section 5.09.

“Refinancing Obligations” has the meaning set forth in Section 5.09.

“Related Secured Parties” means (a) in the case of the Term Loan Credit Agent, the Term Loan Credit Secured Parties, (b) in the case of the Revolving Credit Agent, the Revolving Credit Secured Parties and (c) in the case of the Permitted Notes Agent, the Permitted Notes Secured Parties.

“Revolving Credit Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Revolving Credit Agreement” means the revolving facility (and, as applicable, term loan facility) agreement, dated as of [•], 2010, among SSCC, certain Subsidiaries, the lenders party thereto and Deutsche Bank AG New York Branch, as the administrative agent, as Amended from time to time.

“Revolving Credit Cash Management and Hedging Obligations” means [(a) any and all obligations of the Revolving Credit Loan Parties or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services; provided that the obligations of the Revolving Credit Loan Parties or any Subsidiaries with respect to Cash Management Services described in clause (b) of the definition thereof shall not exceed an aggregate principal amount of $10,000,000, in each case to the extent such obligations are designated by SSCC as “obligations” secured by the Revolving Credit Collateral pursuant to the procedures set forth in the Revolving Credit Agreement and (b) all obligations owing by the Revolving Credit Loan Parties or any Subsidiaries to counterparties to Hedging Agreements, in each case to the extent such obligations are permitted to be and are designated by SSCC as “obligations” secured by the Revolving Credit Collateral pursuant to the procedures set forth in the Revolving Credit Agreement.](1)

“Revolving Credit Collateral” means all assets of SSCC or any other Grantor on which any Lien has been granted or is purported to be granted pursuant to a

(1) The definition of Revolving Credit Cash Management and Hedging Obligations may be amended following the effectiveness of the Term Loan Credit Agreement if consented by the Term Loan Credit Agent, provided that no such consent shall be provided without the consent of the “Required Lenders” (as defined in the Term Loan Credit Agreement) if such revised definition is materially adverse to the Term Loan Credit Lenders.

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Revolving Credit Collateral Document by SSCC or any other Grantor to secure any Revolving Credit Obligation.

“Revolving Credit Collateral Documents” means the Revolving Credit Guarantee and Collateral Agreement, the Revolving Credit Mortgages and each other security agreement, instrument and document now existing or entered into after the date hereof (or Amended from time to time) that grants a Lien on any assets of SSCC or any of the Subsidiaries constituting Common Collateral to secure any Revolving Credit Obligations.

“Revolving Credit Documents” means the Revolving Credit Agreement and the Revolving Credit Collateral Documents.

“Revolving Credit Guarantee and Collateral Agreement” means the guarantee and security agreement, as Amended from time to time, pursuant to which SSCC and each Revolving Credit Loan Party guarantees certain of the Revolving Credit Obligations and SSCC and each Domestic Subsidiary party thereto grants or purports to grant security interests to the Revolving Credit Agent and the Revolving Credit Secured Parties on the assets of SSCC and each Domestic Subsidiary party thereto.  [As of the date hereof, the Revolving Credit Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of [             ], 2010, among SSCC, the Subsidiaries party thereto and the Revolving Credit Agent.]

“Revolving Credit Lenders” [means, at any time, Persons that are at such time “Lenders” under and as defined in the Revolving Credit Agreement.](2)

“Revolving Credit Liens” means Liens on the Common Collateral securing the Revolving Credit Obligations, including all such Liens created under the Revolving Credit Collateral  Documents.

“Revolving Credit Loan Parties” [means the “Loan Parties” as defined in the Revolving Credit Agreement.](3)

“Revolving Credit Mortgage” means each mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document that grants a Lien on any real property owned or leased by SSCC or any other Grantor to secure any Revolving Credit Obligations.

“Revolving Credit Obligations” means (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with

(2) Definition to be substantially the same as the lenders and letter of credit issuing banks under the Revolving Credit Agreement.

(3) Definition to be substantially the same as SSCC and each Subsidiary that incurs or guarantees the Revolving Credit Obligations.

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respect to, the commitments, loans and letters of credit under the Revolving Credit Agreement, (b) all other amounts payable to the Revolving Credit Secured Parties under the Revolving Credit Documents (including with respect to guarantee obligations of any Revolving Credit Loan Party from time to time owed to any Revolving Credit Secured Party, reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit, fees, expenses and indemnification obligations), (c) all Amendments or Refinancings of the foregoing; provided that the resulting Indebtedness is secured by Common Collateral and is otherwise effected in accordance with the provisions thereof and (d) all Revolving Credit Cash Management and Hedging Obligations.

“Revolving Credit Secured Parties” [means the “Secured Parties” as defined in the Revolving Credit Agreement](4).

“Rising Prior Agent” means, at any time that the Prior Obligations secured by a Prior Lien of  a Controlling Agent shall have been Discharged, the Junior Agent that becomes the Controlling Agent at the time of such Discharge hereunder or, if there are no remaining Prior Agents, the Junior Agent.

“Rule 3-16 Collateral” means securities of any Subsidiary (the “Affected Subsidiary”), which if pledged to secure the Permitted Notes Obligations, would require, pursuant to Rule 3-16 of Regulation S-X (as such rule is amended, modified or interpreted by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1934 (or any other similar applicable rule, regulation or law), the filing by SSCC or any other Subsidiary with the SEC (or any other Governmental Authority) of separate financial statements of such Affected Subsidiary that are not already required to be filed with the SEC (or such Governmental Authority) by SSCC or any Subsidiary.

“Secured Parties” means the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties and the Permitted Notes Secured Parties.

“Series”, when used in reference to Permitted Notes Obligations, refers to such Permitted Notes Obligations as shall have been issued or incurred pursuant to the same indentures or other agreements and with respect to which the same Person acts as the Agent.

“SSCC” has the meaning assigned to such term in the preamble to this Agreement.

(4) Definition to be substantially the same as (i) the Revolving Credit Lenders, the Revolving Credit Agent and any other issuing lender, swingline lender, fronting lender, administrative agent or collateral or co-collateral agent under the Revolving Credit Agreement, (ii) any holders of Revolving Credit Cash Management and Hedging Obligations, (iii) the beneficiaries of each indemnification obligation undertaken by any Revolving Credit Loan Party under any Revolving Credit Document and (iv) the successors and assigns of each of the foregoing.

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“subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of SSCC.

“Term Loan Credit Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Term Loan Credit Agreement” means the Credit Agreement dated as of [•], 2010, among SSCC, the lenders party thereto and JPMorgan Chase Bank N.A., as administrative agent, as Amended from time to time.

“Term Loan Credit Cash Management and Hedging Obligations” (a) any and all obligations of the Term Loan Credit Loan Parties or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services; provided that the obligations of the Term Loan Credit Loan Parties or any Subsidiaries with respect to Cash Management Services described in clause (b) of the definition thereof shall not exceed an aggregate principal amount of $10,000,000, in each case to the extent such obligations are designated by SSCC as “obligations” secured by the Term Loan Credit Collateral pursuant to the procedures set forth in the Term Loan Credit Agreement and (b) all obligations owing by the Term Loan Credit Loan Parties or any Subsidiaries to counterparties to Hedging Agreements, in each case, to the extent such obligations are permitted to be and are designated by SSCC as “obligations” secured by the Term Loan Credit Collateral pursuant to the procedures set forth in the Term Loan Credit Agreement.

“Term Loan Credit Collateral” means all assets of SSCC or any other Grantor on which any Lien has been granted or is purported to be granted pursuant to a Term Loan Credit Collateral Document by SSCC or any other Grantor to secure any Term Loan Credit Obligations.

“Term Loan Credit Collateral Documents” means the Term Loan Credit Guarantee and Collateral Agreement, the Term Loan Credit Mortgages and each other security agreement, instrument and document now existing or entered into after the date hereof  (or Amended from time to time) that grants a Lien on any assets of SSCC or any of the Subsidiaries constituting Common Collateral to secure any Term Loan Credit Obligations.

“Term Loan Credit Documents” means the Term Loan Credit Agreement and the Term Loan Credit Collateral Documents.

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“Term Loan Credit Guarantee and Collateral Agreement” means the guarantee and security agreement, as Amended from time to time, pursuant to which SSCC and each Term Loan Credit Loan Party guarantees certain of the Term Loan Credit Obligations and SSCC and each Domestic Subsidiary party thereto grants or purports to grant security interests to the Term Loan Credit Agent and the Term Loan Credit Secured Parties on the assets of SSCC and each Domestic Subsidiary party thereto.  As of the date hereof, the Term Loan Credit Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of [             ], 2010, among SSCC, the Subsidiaries party thereto and the Term Loan Credit Agent.

“Term Loan Credit Guarantors” means the “Guarantors” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Lenders” means, at any time, Persons that are at such time “Lenders” under and as defined in the Term Loan Credit Agreement.

“Term Loan Credit Liens” means Liens on the Common Collateral securing the Term Loan Credit Obligations, including all such Liens created under the Term Loan Credit Collateral Documents.

“Term Loan Credit Loan Parties” means the “Loan Parties” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Mortgage” means each mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document that grants a Lien on any real property owned or leased by SSCC or any other Grantor to secure any Term Loan Credit Obligations.

“Term Loan Credit Obligations” means (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, the commitments and loans under the Term Loan Credit Agreement, (b) all other amounts payable to the Term Loan Credit Secured Parties under the Term Loan Credit Documents (including with respect to guarantee obligations of any Term Loan Credit Loan Party from time to time owed to any Term Loan Credit Secured Party, fees, expenses and indemnification obligations), (c) all Amendments or Refinancings (other than Permitted Notes) of the foregoing; provided that the resulting Indebtedness is secured by Common Collateral and is otherwise effected in accordance with the provisions thereof and (d) all Term Loan Credit Cash Management and Hedging Obligations.

“Term Loan Credit Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Guarantee and Collateral Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

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Section 1.03.  Terms Generally.  The definitions of terms set forth herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time Amended (subject to any restrictions on such Amendments set forth herein), (b) any definition of or reference to any statute, regulation or other law herein shall be construed (i) as referring to such statute, regulation or other law as from time to time Amended (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Lien Priorities

Section 2.01.  Relative Priorities.  Notwithstanding (a) the date, time, method, manner or order of grant, attachment or perfection of any Junior Lien or Prior Lien on any Common Collateral, (b) any provision of the UCC or any other applicable law or of  the Term Loan Credit Documents, the Revolving Credit Documents or any Permitted Notes Documents, (c) any defect or deficiency in, or failure to perfect, any Prior Lien, (d) the possession or control by any Agent or any bailee of all or any part of the Common Collateral or (e) any other circumstance whatsoever, each Agent, on behalf of itself and its Related Secured Parties, hereby agrees that:

(i) any Prior Lien on any Common Collateral now or hereafter held by or on behalf of any Prior Agent or any Prior Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, court order, subrogation or otherwise, shall be senior in all respects and prior to all Junior Liens on such Common Collateral; and

(ii) any Junior Lien on any Common Collateral now or hereafter held by or on behalf of any Junior Agent or any Junior Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, court order, subrogation or otherwise, shall be junior and subordinated in all respects to all Prior Liens on such Common Collateral.

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Any and all foreclosure Proceeds relating to any Common Collateral shall be distributed in accordance with the priorities of the Liens with respect to Common Collateral established hereby, (A) in the case of the Non-ABL Collateral, (1) FIRST to the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (2) SECOND, following the Discharge of the Term Loan Credit Obligations, to the Designated Permitted Notes Agent for the benefit of the Permitted Notes Secured Parties, (3) THIRD, following the Discharge of the Term Loan Credit Obligations and the Discharge of the Permitted Notes Obligations, to the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties and (4) FOURTH, following the Discharge of all Obligations, to the applicable Grantor and (B) in the case of the ABL Collateral, (1) FIRST to the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties, (2) SECOND, following the Discharge of the Revolving Credit Obligations, to the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (3) THIRD, following the Discharge of the Revolving Credit Obligations and the Discharge of the Term Loan Credit Obligations, and subject to the terms of, and the rights of the Grantors under, the Permitted Notes Documents, the Designated Permitted Notes Agent with respect to such series for the benefit of the Permitted Notes Parties and (4) FOURTH, following the Discharge of all Obligations, to the applicable Grantor.  All Prior Liens in respect of any Common Collateral shall be and remain (until the Discharge of the Class of Obligations secured by such Prior Liens) senior in right, priority, operation, effect and in all other respects to the Liens securing any other Class of Obligations that are Junior Liens in respect of such Common Collateral, whether or not such Prior Liens are subordinated to any Lien securing any other obligation of SSCC or the other Grantors.

Section 2.02.  Prohibition on Contesting Liens.  Each Agent, on behalf of itself and its Related Secured Parties, agrees that none of them will (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of any Prior Lien or any Junior Lien, the validity or enforceability of any Credit Documents or Obligations, the relative rights and duties of the Agents and Secured Parties granted or established under the Credit Documents or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the right of any Agent or Secured Party to enforce this Agreement (including the priority of Liens set forth in Section 2.01).

Section 2.03.  No New Liens.  Whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, SSCC and the other parties hereto agree that none of SSCC and any other Grantor shall grant, and no Secured Party shall accept, any additional Lien on any asset of SSCC or such other Grantor to secure any Obligation unless SSCC or such other Grantor has granted or concurrently grants a Lien on such asset to secure the other outstanding Obligations (all such Liens to have the relative priorities set forth herein based on whether the assets subject to such additional Liens constitute ABL Collateral or Non-ABL Collateral); provided that, with respect to any Lien granted under a Term Loan Credit Mortgage or a Permitted Notes Mortgage with respect to any real property located in the State of New York, such Lien may be granted without a prior or concurrent grant

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of a Lien thereon to secure the Revolving Credit Obligations so long as, prior to the grant of such Lien under such Term Loan Credit Mortgage or Permitted Notes Mortgage, SSCC or the applicable Grantor shall have given notice thereof to the Revolving Credit Agent and the Revolving Credit Agent shall have notified SSCC that, pursuant to its authority under the Revolving Credit Agreement, the Revolving Credit Agent shall forego such grant of a Lien to secure the Revolving Credit Obligations; provided further that, with respect to any Lien granted under a Term Loan Collateral Document or a Revolving Credit Collateral Document with respect to any Rule 3-16 Collateral, such Lien may be granted without a prior or concurrent grant of a Lien thereon to secure the Permitted Notes Obligations so long as, prior to the grant of such Lien under such Term Loan Credit Collateral Document or Revolving Credit Collateral Document, SSCC or the applicable Grantor shall have given notice thereof to the Permitted Notes Agent and the Permitted Notes Agent shall have notified SSCC that, pursuant to its authority under the Permitted Notes Documents, the Permitted Notes Agent shall forego such grant of a Lien to secure the Permitted Notes Obligations.  If a Junior Agent or a Junior Secured Party shall (nonetheless and in breach hereof) hold any Lien on any assets of any Grantor securing any Junior Obligations that are not also subject to a Lien in respect of the Prior Obligations under the Prior Credit Documents and if the Discharge of Prior Obligations has not occurred, then such Junior Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Prior Agents as a security for the Prior Obligations (subject to the lien priority and the other terms hereof) and shall promptly following knowledge thereof notify the Prior Agents in writing of the existence of such Lien and in any event take such actions as may be reasonably requested by any Prior Agent to assign or release such Liens to such Prior Agent (and/or its designee) as security for the applicable Prior Obligations; provided that if the instructions of the Prior Agents conflict, the request of the Controlling Agent shall control.  If a Prior Agent or a Prior Secured Party shall (nonetheless and in breach hereof) hold any Lien on any assets of any Grantor securing any Prior Obligations that are not also subject to a Lien in respect of the Junior Obligations under the Junior Credit Documents and if the Discharge of such Junior Obligations has not occurred, then such Prior Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Junior Agents as a security for the Junior Obligations (subject to the lien priority and the other terms hereof) and shall promptly following knowledge thereof notify the Junior Agents in writing of the existence of such Lien.  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any Prior Agent or any Prior Secured Parties, each Junior Agent, for itself and on behalf of its Related Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section shall be subject to Section 4.02.  In furtherance of the foregoing, and without limiting Section 8.10, each Grantor agrees, upon request by the Agent with respect to Obligations of any Class, to identify the Collateral of any other Class that could reasonably constitute Common Collateral and the Grantors with respect thereto.  For the avoidance of doubt and subject to Section 5.09, in the event letters of credit or bankers’ acceptances are cash collateralized in connection with the Discharge of

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Obligations of a Class pursuant to clause (d) of the definition of Discharge, such cash collateral shall no longer be required to secure the Obligations of any other Class.

Section 2.04.  Effectiveness of Lien Priorities.  Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of:  (i) the invalidity, irregularity or unenforceability of all or any part of the Credit Documents; (ii) any amendment, change or modification of any Credit Documents; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, SSCC or any Loan Party under a Credit Document, or its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.

ARTICLE III

Enforcement

Section 3.01.  Exercise of Remedies.  (a)  Until the Discharge of Prior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, each Junior Agent and each Junior Secured Party will not:

(i) exercise or seek to exercise any rights or remedies with respect to any Common Collateral subject to any Prior Lien (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which such Junior Agent or such Junior Secured Party is a party) or institute or commence, or join with any Person (other than the Controlling Agent) in commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution);

(ii) contest, protest or object to any foreclosure proceeding or action brought by any Prior Agent or any Prior Secured Party or any other exercise by any Prior Agent or any Prior Secured Party of any rights and remedies relating to any Common Collateral subject to such Prior Agent’s or such Prior Secured Party’s Prior Lien, whether under the applicable Prior Credit Documents or otherwise; or

(iii) object to the forbearance by any Prior Agent or any Prior Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to any Common Collateral subject to such Prior Agent’s or such Prior Secured Party’s Prior Lien;

provided that the Junior Liens granted on such Common Collateral shall attach to any Proceeds of such Common Collateral resulting from actions taken by any Prior Agent or

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any Prior Secured Party in accordance with this Agreement, subject to the relative priorities set forth in Article II.

(b)  Subject to the terms and conditions of this Agreement, until the Discharge of Prior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, the Controlling Agent and Controlling Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding any release, Disposition or restrictions with respect to any Common Collateral subject to their Prior Liens without any consultation with or the consent of any other Agent or its Related Secured Parties; provided that the Liens of such other Agent and its Related Secured Parties on such Common Collateral shall remain on the Proceeds of such Common Collateral released or Disposed of, subject to the relative priorities set forth in Article II.  In exercising rights and remedies with respect to the Common Collateral subject to their Prior Liens, the Controlling Agent and each Controlling Secured Party may enforce the provisions of the applicable Prior Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the right of any agent appointed by them to sell or otherwise Dispose of such Common Collateral upon foreclosure, to incur expenses in connection with such sale or Disposition and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c)  Notwithstanding the foregoing provisions of this Section, any Junior Agent and any Junior Secured Party may:

(i) file a claim or statement of interest with respect to its Junior Obligations in any Insolvency or Liquidation Proceeding that has been commenced by or against SSCC or any other Grantor;

(ii) take any action (not adverse to the priority status of any Prior Liens on the Common Collateral or the rights of any Prior Agent or any Prior Secured Party to exercise rights and remedies in respect thereof) in order to create, perfect, preserve or protect its Junior Lien on the Common Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties, including any claims secured by the Common Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise, in each case, in accordance with the terms of this Agreement, with respect to the Common Collateral subject to any Prior Liens;

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(v) exercise their rights and remedies as unsecured creditors, as provided in paragraph (e) of this Section; and

(vi) exercise the rights and remedies provided for in Section 6.03.

Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will not take or receive any Common Collateral subject to any Prior Lien or any Proceeds of any such Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to such Common Collateral in violation of this Agreement unless and until the Discharge of the Prior Obligations has occurred.  Without limiting the generality of the foregoing, until the Discharge of Prior Obligations has occurred, except as expressly provided in Section 6.03 and this paragraph (c), the sole right of each Junior Agent and each Junior Secured Party with respect to any Common Collateral subject to any Prior Lien is to hold a Junior Lien on such Common Collateral pursuant to the applicable Junior Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, remaining after the Discharge of Prior Obligations has occurred.

(d)  Each Junior Agent, for itself and on behalf of its Related Secured Parties:

(i) agrees that it and such Junior Secured Parties will not take any action that would hinder or delay any exercise of rights or remedies under the Prior Credit Documents with respect to, or the realization of the full value of, the Common Collateral on which any Prior Agent has Prior Liens or would otherwise be prohibited hereunder, including any Disposition of any Common Collateral subject to any Prior Lien, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Prior Lien or Prior Collateral Document with respect to the Common Collateral or change the priority of Liens set forth in Section 2.01;

(ii) agrees that it and such Junior Secured Parties will not, until the Discharge of Prior Obligations has occurred, assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any Common Collateral subject to any Prior Lien or any other similar rights a junior secured creditor may have under applicable law;

(iii) waives any and all rights it or such Junior Secured Parties may have as junior lien creditors or otherwise to object to the manner in which any Prior Agent or any Prior Secured Party seeks to enforce or collect any Prior Obligations or to enforce or realize on the Prior Liens undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of such Prior Agent or such Prior Secured Party is adverse to the interests of the Junior Secured Parties; and

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(iv) acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Collateral Documents or any other Junior Credit Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any Prior Agent or any Prior Secured Party with respect to the Common Collateral subject to any Prior Lien as set forth in this Agreement and the Prior Credit Documents.

(e)  Except to the extent inconsistent with this Agreement, any Junior Agent and any Junior Secured Party may exercise rights and remedies available to it as an unsecured creditor of SSCC or any other Grantor in accordance with the terms of the applicable Junior Credit Documents and applicable law; provided that in the event that any Junior Secured Party becomes a judgment Lien creditor in respect of any Common Collateral subject to any Prior Lien as a result of its enforcement of its rights as an unsecured creditor with respect to the applicable Junior Obligations, such judgment Lien shall be subject to the terms of this Agreement to the same extent as the other Liens securing the Junior Obligations.  Nothing in this Agreement shall prohibit the receipt by any Junior Agent or any Junior Secured Party of the required or permitted payments of interest, principal and other amounts owed in respect of the Junior Obligations so long as such receipt is not the direct or indirect result of the exercise by such Junior Agent or such Junior Secured Party of rights or remedies as a secured creditor (including the exercise of any right of setoff) or enforcement in contravention of this Agreement of any Junior Lien held by any of them.  Nothing in this Agreement shall be construed to impair or otherwise adversely affect (i) any rights or remedies the Term Loan Credit Agent or any Term Loan Credit Secured Party may have (1) with respect to any Non-ABL Collateral subject to a Term Loan Credit Lien and (2) following the Discharge of the Revolving Credit Obligations, with respect to any ABL Collateral subject to a Term Loan Credit Lien, (ii) rights or remedies the Revolving Credit Agent or any Revolving Credit Secured Party may have (1) with respect to any ABL Collateral subject to a Revolving Credit Lien and (2) following the Discharge of the Revolving Credit Obligations and the Discharge of the Permitted Notes Obligations, with respect to any Non-ABL Collateral subject to a Revolving Credit Lien and (iii) any rights or remedies the Permitted Notes Agent or any Permitted Notes Secured Party may have (1) following the Discharge of the Term Loan Credit Obligations, with respect to any Non-ABL Collateral subject to a Permitted Notes Lien and (2) following the Discharge of Revolving Credit Obligations and the Discharge of the Term Loan Credit Obligations, with respect to any ABL Collateral subject to a Permitted Notes Lien.

(f)  Subject to Section 2.03 in the case of clause (i) below, nothing in this Agreement shall restrict the Revolving Credit Agent or any Revolving Credit Secured Party from exercising any right or remedy or taking any other action with respect to (i) Revolving Credit Collateral that does not constitute Common Collateral and (ii) any Canadian Collateral.

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ARTICLE IV

Payments

Section 4.01.  Application of Proceeds.  So long as the Discharge of Prior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, Common Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon any exercise of remedies shall, subject to Section 5.09, be applied to the applicable Prior Obligations in the order, if any, required by Sections 2.01 and 6.07 and otherwise as specified in the relevant Prior Credit Documents.  Upon the Discharge of Prior Obligations, the Controlling Agent shall deliver to the Rising Prior Agent any Common Collateral and Proceeds of Common Collateral held by it in the form in which received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by such Rising Prior Agent to its related Class of Obligations in the order, if any, required by Sections 2.01 and 6.07 and otherwise as specified in the relevant Collateral Documents.

Section 4.02.  Payments Over in Violation of Agreement.  So long as the Discharge of Prior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, if any Junior Agent or any Junior Secured Party receives any Common Collateral subject to any Prior Lien or any Proceeds of any such Common Collateral in connection with (i) the exercise of any right or remedy (including any right of setoff) relating to such Collateral in contravention of this Agreement or (ii) the transfer of such Common Collateral or Proceeds to such Junior Agent or such Junior Secured Party by any Person holding a Lien on such Collateral that is subordinated to the Lien of such Junior Agent or such Junior Secured Party, such Collateral or Proceeds shall be segregated and held in trust and forthwith paid over to the Controlling Agent for the benefit of the Controlling Secured Parties, in the form in which received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  The Controlling Agent is hereby authorized to make any such endorsements as agent for the Junior Agents or Junior Secured Parties (such authorization being coupled with an interest and irrevocable until the Discharge of Prior Obligations has occurred).

ARTICLE V

Other Agreements

Section 5.01.  Releases.  (a)  If in connection with the exercise of the Controlling Agent’s remedies (including any Dispositions in connection with such exercise) in respect of any Common Collateral subject to its Prior Liens, the Controlling Agent, for itself or on behalf of the Controlling Secured Parties, releases its Prior Liens on any part of such Common Collateral, then the Junior Liens on such Common Collateral shall be automatically, unconditionally and simultaneously released; provided that such Junior Liens shall remain on the Proceeds of such Common Collateral, subject to the relative priorities set forth in Article II.  Each Junior Agent, for itself and on behalf

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of its Related Secured Parties, agrees promptly to execute and deliver to the Controlling Agent or the applicable Grantor such termination statements, releases and other documents as the Controlling Agent or such Grantor may request to confirm such release.

(b)  If, with respect to any Class of Obligations constituting Junior Obligations, in connection with any sale, lease, exchange, transfer or other disposition of any Common Collateral (collectively, a “Disposition”) permitted under the terms of all the Prior Credit Documents (other than in connection with the exercise of the Controlling Agent’s remedies in respect of Common Collateral as provided in paragraph (a) above), the Controlling Agent, for itself or on behalf of the Controlling Secured Parties, releases any of its Prior Liens on any part of such Common Collateral (other than (i) in connection with the Discharge of Prior Obligations or (ii) after the occurrence and during the continuance of any Event of Default under the Junior Credit Documents of such Class), then the Junior Liens of the Junior Agent and the Junior Secured Parties of such Class on such Collateral shall be automatically, unconditionally and simultaneously released; provided that if such Prior Liens of the Controlling Agent and the Controlling Secured Parties continue to apply to the Proceeds of such Disposition, the Junior Liens of such Class continue to apply to such Proceeds, subject to the relative priorities set forth in Article II.  The Junior Agent with respect to such Class of Obligations, for itself or on behalf of its Related Secured Parties, promptly shall execute and deliver to the Controlling Agent or the applicable Grantor such termination statements, releases and other documents as the Controlling Agent or such Grantor may request to confirm such release.

(c)  Until the Discharge of Prior Obligations has occurred, each Junior Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably constitutes and appoints the Controlling Agent and any officer or agent of the Controlling Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of such Junior Agent or its Related Secured Parties or in the Controlling Agent’s own name, from time to time in the Controlling Agent’s discretion, for the purpose of carrying out the terms of this Section, to take any and all action and to execute any and all documents and instruments which may be necessary or appropriate to accomplish the purposes of this Section with respect to Common Collateral subject to its prior Lien, including any endorsements or other instruments of transfer or release.

(d)  Until the Discharge of Prior Obligations has occurred, to the extent that any Prior Agent or Prior Secured Parties release any Prior Lien on Common Collateral and any such Lien is later reinstated, then each Junior Agent with respect to such Common Collateral, for itself and on behalf of its Related Secured Parties, shall have, and hereby is hereby granted, a Lien on such Common Collateral, subject to the lien subordination provisions of this Agreement.

Section 5.02.  Insurance.  Until the Discharge of Prior Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the applicable Prior Credit Documents, the Controlling Agent and Controlling Secured Parties shall have the right to adjust settlements for any insurance policy covering any Common Collateral

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subject to their Prior Liens in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Common Collateral.  Until the Discharge of Prior Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Prior Credit Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to (a) Non-ABL Collateral, shall be paid to (i) the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (ii) following the Discharge of the Term Loan Credit Obligations, the Designated Permitted Notes Agent for the benefit of the Permitted Notes Secured Parties, (iii) following the Discharge of the Term Loan Credit Obligations and the Discharge of the Permitted Notes Obligations, the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties and (iv) following the Discharge of all Obligations, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct and (b) ABL Collateral, shall be paid to (i) the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties, (ii) following the Discharge of the Revolving Credit Obligations, the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (iii) following the Discharge of the Revolving Credit Obligations and the Discharge of the Term Loan Credit Obligations, the Designated Permitted Notes Agent with respect to such series for the benefit of the Permitted Notes Secured Parties and (iv) following the Discharge of all Obligations, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of Prior Obligations has occurred, if any Junior Agent or any Junior Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Controlling Agent in accordance with Section 4.02.

Section 5.03.  Amendments to Prior Credit Documents and Junior Credit Documents.  (a)  Each Prior Credit Document may be Amended in accordance with the terms thereof, and all Indebtedness under each Prior Credit Document may be Refinanced in accordance with the terms thereof, except, in each case, as prohibited under the Junior Credit Documents as in effect on the date hereof and as Amended from time to time (but without giving effect to any Amendment that prohibits or restricts the Amendment of any Prior Credit Document or the Refinancing of any Indebtedness under any Prior Credit Document to a greater extent than the provisions of such Junior Credit Documents in effect on the date hereof).  No Amendment of any Prior Credit Document shall affect the Lien subordination or other provisions of this Agreement.

(b)  Each Junior Credit Document may be Amended in accordance with the terms thereof, and all Indebtedness under each Junior Credit Document may be Amended or Refinanced in accordance with the terms thereof, except, in each case, as prohibited under the Prior Credit Documents as in effect on the date hereof and as Amended from time to time (but without giving effect to any Amendment that prohibits or restricts the Amendment of any Junior Credit Document or the Refinancing of any Indebtedness under any Junior Credit Document to a greater extent than the provisions of such Prior Credit Documents in effect on the date hereof).  No Amendment of any Junior

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Credit Document shall affect the Lien subordination or other provisions of this Agreement.

(c)  Without in any way limiting the generality of Section 7.03 (but subject to the rights of SSCC and the other Grantors under the Prior Credit Documents and subject to the provisions of Section 5.03(a)), any Prior Agent or any Prior Secured Party may, at any time and from time to time in accordance with the applicable Prior Credit Documents and applicable law, without the consent of, or notice to, any Junior Agent or any Junior Secured Party, without incurring any liabilities or obligations to any Junior Agent or any Junior Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Junior Agent or any Junior Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or Amend the terms of, any of the Prior Obligations or any Prior Lien on any Collateral or guarantee thereof or any liability of SSCC or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Prior Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Prior Liens held by the Prior Agents or the Prior Secured Parties, the Prior Obligations or any of the Prior Credit Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral subject to its Prior Lien or any liability of SSCC or any other Grantor to the Prior Agents or the Prior Secured Parties, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Prior Obligation or any other liability of SSCC or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Prior Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against SSCC, any other Grantor or any other Person or any Collateral, elect any remedy and otherwise deal freely with SSCC, any other Grantor or any Collateral subject to its Prior Lien and any liability incurred directly or indirectly in respect thereof.

(d)  In the event that the Controlling Agent of any Class enters into any amendment, waiver or consent in respect of any of the Collateral Documents of such Class for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such Collateral Document or changing in any manner the rights of such Controlling Agent, its Related Secured Parties, SSCC or any

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other Grantor thereunder (including the release of any Liens permitted by Section 5.01(a) or (b)), then such amendment, waiver or consent shall apply automatically to any comparable provision of the Collateral Documents relating to the relevant Prior Lien Collateral to the extent securing any Junior Obligations without the consent of any Junior Agents or any Junior Secured Parties and without any action by any Junior Agents, SSCC or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Junior Liens or release any such Junior Liens, except to the extent that such release is permitted or required by Section 5.01(a) or (b) and provided that there is a concurrent release of the corresponding Liens on the Common Collateral securing the Obligations held by the Controlling Secured Parties and in respect of which such Controlling Secured Parties are the obligees, (B) amend, modify or otherwise affect the rights or duties of any Junior Agent without its prior written consent or (C) permit Liens on the Common Collateral (other than DIP Financing Liens) which are not permitted under the terms of the Credit Documents related to such Junior Obligations and (ii) written notice of such amendment, waiver or consent shall have been given to the Junior Agents.

(e)  Without the prior written consent of the Prior Agent, no Junior Collateral Documents may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Collateral Document, would contravene the provisions of this Agreement.

Section 5.04.  Legend.  SSCC and each Grantor agrees, and each Agent acknowledges, that each Junior Collateral Document shall include the following language (or language to similar effect approved by the Controlling Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Lien Subordination and Intercreditor Agreement dated as of [•], (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among SSCC, the other subsidiaries of SSCC party thereto, the Term Loan Credit Agent (as defined therein), Revolving Credit Agent (as defined therein) and each Permitted Notes Agent (as defined therein) that becomes a party thereto.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, the Grantors agree that each Revolving Credit Mortgage or Permitted Notes Mortgage in favor of the Junior Secured Parties covering any Common Collateral subject to their Junior Lien shall contain such other language as the Controlling Agent may reasonably request to reflect the subordination of such Revolving Credit Mortgage or Permitted Notes Mortgage, as the case may be, to the Term Loan Credit Mortgage or Permitted Notes Mortgage, as the case may be, in favor of the Prior Secured Parties covering such Common Collateral.

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Section 5.05.  Bailee for Perfection.  (a)  Each Prior Agent agrees to hold that part of the Common Collateral on which it holds a Prior Lien and that is in its possession or control, or in the possession or control of its agents or bailees (such Collateral being the “Pledged Collateral”), as collateral agent for its Related Secured Parties and as gratuitous bailee and, with respect to such Common Collateral that cannot be perfected in such manner, as agent for, the other Agents (such bailment or agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interests granted under the applicable Credit Documents, subject to the terms and conditions of this Section.  Each Junior Agent agrees (a) to hold any part of the Pledged Collateral of which it obtains possession or control (including through any of its agents or bailees) as collateral agent for the Prior Secured Parties and Junior Secured Parties and any assignees of the foregoing solely for the purpose of perfecting the security interest granted under the applicable Prior Credit Documents, subject to the terms and conditions of this Section and (b) as soon as practicable after it (or any of its agents or bailees) obtains possession of any Common Collateral, deliver or cause to be delivered such Common Collateral, together with any necessary endorsements, to the Controlling Agent so as to allow such Controlling Agent to obtain control of such Common Collateral and cooperate with such Controlling Agent to assign control over such Common Collateral to the Controlling Agent (or its agents or bailees).

(b)  No Prior Agent shall have any obligation whatsoever to the Junior Agents or the Junior Secured Parties to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section.  The duties or responsibilities of any Agent to the other Agents or the Other Secured Parties under this Section shall be limited solely to holding Pledged Collateral in its possession or under its control as gratuitous bailee or agent in accordance with this Section and delivering such Pledged Collateral upon the Discharge of Prior Obligations as provided in paragraph (d) below.

(c)  No Prior Agent, acting pursuant to this Section, shall have by reason of any Credit Document, this Agreement or any other document a fiduciary relationship in respect of any other Agent or any Secured Party, or any liability to any other Agent or any Secured Party, absent gross negligence or willful misconduct on the part of such Prior Agent.

(d)  Upon the Discharge of Prior Obligations, the Controlling Agent as in effect immediately prior to such Discharge of Prior Obligations shall transfer possession of such Common Collateral physically held by such Controlling Agent (or any agent, bailee or designee thereof (other than any other Agent)) and otherwise shall take commercially reasonable actions (in each case at the sole cost and expense of the Grantors) to transfer possession or control of such other Common Collateral or any such account to the Rising Prior Agent (to the extent the Rising Prior Agent has a Priority Lien on such Common Collateral or account after giving effect to any prior or concurrent releases of Liens) including, in the case of any deposit or securities account or securities account holding Common Collateral maintained with such Controlling Agent, taking commercially reasonable actions to enter into a control agreement in favor of the Rising

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Agent, or transferring all cash and other assets in such account to (i) one or more depositary institutions or securities intermediaries that enter into such a control agreement or (ii) an account maintained by the Rising Prior Agent (or on terms otherwise reasonably acceptable to the Rising Prior Agent)).  Notwithstanding anything to the contrary herein, if, for any reason, any Junior Obligations remain outstanding upon the Discharge of Prior Obligations, all rights of the Controlling Agent as in effect immediately prior to such Discharge of Prior Obligations, hereunder and under the applicable Collateral Documents (1) with respect to the delivery and control of any part of the Common Collateral subject to a Prior Lien of such Controlling Agent, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Common Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the Rising Agent or such Controlling Agent, pass to the Rising Agent, who shall thereafter hold such rights for the benefit of its Related Secured Parties.

(e)  Subject to the terms of this Agreement, so long as the Discharge of Prior Obligations has not occurred, the Controlling Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and the applicable Prior Credit Documents as if the Junior Liens of the Junior Agents and the Junior Secured Parties did not exist.

Section 5.06.  Entry Upon Premises by Controlling Agent.  (a)  If the Revolving Credit Agent shall take any action to exercise its rights or remedies (including any action of foreclosure, enforcement, collection or execution) with respect to the ABL Collateral (“ABL Collateral Enforcement Actions”), each other Agent (subject to a prior written request by the Revolving Credit Agent to the applicable Agent (the “ABL Collateral Enforcement Notice”)) (i) shall cooperate with any efforts on the part of the Revolving Credit Agent (and with its officers, employees, representatives and agents) (at the sole cost and expense of the Revolving Credit Agent and the Revolving Credit Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto as provided in the Revolving Credit Documents, which shall not be limited hereby)) and subject to the condition that the other Agents and the Other Secured Parties shall have no obligations or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to such other Agents or Other Secured Parties to conduct Revolving Collateral Enforcement Actions with respect to the ABL Collateral and to complete the processing of any Inventory (including work-in-process) included in the ABL Collateral and to assemble the ABL Collateral and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, or dispose of, in any lawful manner, the ABL Collateral, (ii) shall not hinder or restrict in any respect the Revolving Credit Agent from taking ABL Collateral Enforcement Actions, from completing the manufacturing and processing of, and turning into finished goods, any ABL Collateral (including raw materials and work-in-process) and assembling the ABL Collateral or shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with or disposing of, in any lawful manner, the ABL Collateral and (iii) shall permit the Revolving Credit Agent, its agents, employees, advisers and representatives, at the sole cost and expense of the Revolving Credit Secured Parties (but with the Grantors’

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reimbursement and indemnity obligation with respect thereto as provided in the Revolving Credit Documents, which shall not be limited hereby), to enter upon and use the Non-ABL Collateral (including manufacturing, storage and transportation facilities and equipment, computers, records, documents and files and Intellectual Property) for a period not to exceed 180 days after the later of (i) date on which such Agent (other than the Revolving Credit Agent) shall obtain possession and control of such Non-ABL Collateral and (ii) the date of delivery of the ABL Collateral Enforcement Notice, for purposes of (A) assembling and storing the ABL Collateral and completing the manufacturing and processing of, and turning into finished goods, any ABL Collateral (including raw materials and work-in-process), (B) selling any or all of the ABL Collateral located on such Non-ABL Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing and transporting any or all of the ABL Collateral located in or on such Non-ABL Collateral, (D) otherwise shipping, storing, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Collateral and (E) taking reasonable actions to protect, secure and otherwise enforce the rights or remedies of the Revolving Credit Agent and the Revolving Credit Secured Parties (including with respect to any ABL Collateral Enforcement Actions) in and to the ABL Collateral; provided, however, that nothing contained in this Agreement shall restrict the Non-ABL Controlling Agent (or any other Agent at the instruction of the Non-ABL Controlling Agent) from selling, assigning or otherwise transferring any Non-ABL Collateral prior to the expiration of such 180 day period if the purchaser, assignee or transferee agrees to be bound by the provisions of this Section in writing (for the benefit of the Revolving Credit Agent and the Revolving Credit Secured Parties).  It is agreed that if any stay or other order prohibiting the exercise of rights or remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 180 day period shall be tolled during the pendency of any such stay or other order; provided that after the 180th day following the date on which the Non-ABL Controlling Agent (or any other Agent at the instruction of the Non-ABL Controlling Agent) shall obtain possession and control of any Non-ABL Collateral, such period shall terminate as to such Non-ABL Collateral if the Non-ABL Controlling Agent shall determine in good faith and advise the Revolving Credit Agent that the continuance of such period would prevent a contemplated sale of such Non-ABL Collateral or materially reduce the price obtainable in such sale.  Notwithstanding anything in this paragraph to the contrary, each Agent (other than the Revolving Credit Agent) and its Related Secured Parties (i) shall have no obligation to exercise rights or remedies that may be available to them under the applicable Credit Documents and (ii) shall be required to permit the Revolving Credit Agent, and its agents, advisers and representatives, to enter upon and use the Non-ABL Collateral only to the extent such Agent or such Related Secured Parties have possession and control of such Non-ABL Collateral.

(b)  If the Revolving Credit Agent elects to enter upon and use the Non-ABL Collateral as provided in paragraph (a) of this Section, it shall take all reasonable efforts (and shall direct its agents, advisers and representatives to take all reasonable efforts) to avoid, to the extent reasonably practicable, interference with the operation of the Non-ABL Collateral.  Subject to the Non-ABL Controlling Agent having obtained possession and control of any of the Non-ABL Collateral, any Agent (other than

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the Revolving Credit Agent) may instruct the Revolving Credit Agent in writing to remove all ABL Collateral from such Non-ABL Collateral by the end of the 180 day period referred to in paragraph (a) of this Section, whereupon, at the end of such 180 day period, the Revolving Credit Agent shall, at the sole cost and expense of the Revolving Credit Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto as provided in the Revolving Credit Documents, which shall not be limited hereby), remove the ABL Collateral from the Non-ABL Collateral; provided that no stay or other order prohibiting such removal has been entered by a court of competent jurisdiction (it being understood and agreed that the running of such 180 day period shall be tolled during the pendency of any such stay or other order).  If the Revolving Credit Agent does not remove the ABL Collateral from the Non-ABL Collateral by the end of such 180 day period (or such longer period as such a stay or other order is in effect), the Non-ABL Controlling Agent may cause the ABL Collateral to be removed and, thereafter, store the ABL Collateral in such location or locations as the Non-ABL Controlling Agent shall deem advisable pending repossession by the Revolving Credit Agent.  Any costs reasonably incurred by any Agent (other than the Revolving Credit Agent) or its Related Secured Parties by virtue of such removal and storage shall be paid by the Revolving Credit Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto, as provided in the Revolving Credit Documents, which shall not be limited hereby).  The Non-ABL Controlling Agent agrees to notify the Revolving Credit Agent of the location or locations to which any of the ABL Collateral shall have been removed by it pursuant to the foregoing provisions.

(c)  During the period of actual occupation, use or control by the Revolving Credit Agent, or its agents, advisers or representatives, of any Non-ABL Collateral, the Revolving Credit Secured Parties shall be obligated hereunder to (i) reimburse the Agents (other than the Revolving Credit Agent) for all utilities, insurance and all other operating costs of such Non-ABL Collateral during any such period of actual occupation, use or control (calculated on a per diem basis based upon a fraction, the numerator of which shall be the actual number of days of such occupation, use or control and the denominator of which shall be 365 days) to the extent the same are actually paid by such Agent or its Related Secured Parties, (ii) repair at their expense any physical damage to such Non-ABL Collateral directly resulting from such occupancy, use or control, and leave such Non-ABL Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted, and (iii) indemnify and hold harmless any Agent and its Related Secured Parties from and against any losses, claims, liabilities, costs or expenses directly resulting from such occupancy, use or control or from any acts or omissions of the Revolving Credit Agent or its agents, employees, advisers or representatives in connection therewith, absent gross negligence or willful misconduct on the part of such Agent or such Related Secured Parties.  Notwithstanding the foregoing, in no event shall the Revolving Credit Secured Parties have any liability to the Agents (other than the Revolving Credit Agent) and its Related Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Non-ABL Collateral existing prior to the date of the exercise by the Revolving Credit Agent of its rights under this Section, and the Revolving Credit Secured Parties shall have no duty or liability to maintain the Non-ABL Collateral in a condition

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or manner better than that in which it was maintained prior to the use thereof by the Revolving Credit Agent or its agents, employees, advisers or representatives, or for any diminution in the value of the Non-ABL Collateral that results solely from ordinary wear and tear resulting from the use of the Non-ABL Collateral by the Revolving Credit Agent or its agents, advisers or representatives in the manner and for the time periods specified under this Section.  Without limiting the rights granted in this Section, the Revolving Credit Agent and the Revolving Credit Secured Parties shall cooperate with the Non-ABL Controlling Agent in connection with any efforts made by it to sell the Non-ABL Collateral.

Section 5.07.  Rights under Permits, Licenses and Intellectual Property.  Each Agent (other than the Revolving Credit Agent) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the Revolving Credit Agent of a non-exclusive royalty-free license to use any permit, license or Intellectual Property of such Grantor that is subject to a Lien held by any such Agent (or any permit, license or Intellectual Property acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) in connection with the enforcement of any Revolving Credit Lien held by the Revolving Credit Agent upon any Revolving Credit Collateral and (b) agrees that if the Revolving Credit Agent shall require rights available under any permit, license or Intellectual Property controlled by such Agent, or any of its Affiliates, in order to realize on any ABL Collateral, such Agent shall take all such actions as shall be available to it, consistent with applicable law and reasonably requested by the Revolving Credit Agent, to make such rights available to the Revolving Credit Agent.  The Revolving Credit Agent agrees that if any Agent (other than the Revolving Credit Agent) shall require rights available under any permit or license controlled by the Revolving Credit Agent in order to realize on any Non-ABL Collateral, the Revolving Credit Agent shall take all such actions as shall be available to it, consistent with applicable law and reasonably requested by such Agent, to make such rights available to such Agent.  Each Agent agrees that any sale or other transfer of any Common Collateral consisting of Intellectual Property upon any exercise of remedies shall be made expressly subject to the rights to be made available pursuant to this Section in writing (for the benefit of each other Agent and the Related Secured Parties).

Section 5.08.  Permitted Notes.  (a)  To the extent, but only to the extent, permitted by the provisions of the then existing Credit Documents, SSCC may incur Indebtedness in the form of Permitted Notes, which shall be secured by (i) the Non-ABL Collateral on a second lien, junior and subordinated basis to the Term Loan Credit Obligations and on a senior basis to the Revolving Credit Obligations and (ii) the ABL Collateral on a third lien, junior and subordinated basis to both the Term Loan Credit Obligations and the Revolving Credit Obligations, if and subject to the condition that (A) such Permitted Notes are not secured by any property or assets of SSCC or any Subsidiary other than property or assets constituting Term Loan Credit Collateral, (B) such Permitted Notes are not guaranteed by any Subsidiaries other than the Term Loan Credit Guarantors and (C) the Agent of any such Permitted Notes (each a “Permitted Notes Agent”), acting on behalf of the holders of such Permitted Notes (such Permitted Notes Agent and the holders in respect of any such Permitted Notes being referred to as the “Permitted Notes Secured Parties”), becomes a party to this Agreement as a Permitted

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Notes Agent and by satisfying conditions (i) through (vi), as applicable, of the immediately succeeding paragraph.

(b)  In order for a Permitted Notes Agent of any Series to become a party to this Agreement:

(i) such Permitted Notes Agent shall have executed and delivered a Joinder Agreement substantially in the form of Exhibit II (with such changes as may be reasonably approved by the other Agents) pursuant to which it becomes an Agent hereunder, and the Permitted Notes of such Series and the related Permitted Note Secured Parties become subject hereto and bound hereby;

(ii) SSCC shall have delivered to each existing Agent (A) true and complete copies of each of the Permitted Note Documents relating to such Permitted Notes, certified as being true and correct by an officer of SSCC and (B) a certificate of an officer of SSCC that the Permitted Notes can be issued without violating any of the Term Loan Documents, Revolving Credit Documents or Permitted Notes Documents of any existing Series of Permitted Notes;

(iii) all filings, recordations and/or amendments or supplements to the Permitted Notes Collateral Documents related to such Permitted Notes necessary or desirable in the reasonable opinion of the existing Agents to confirm and perfect the appropriate priority Liens with respect to the applicable Collateral securing the Permitted Notes Obligations relating to such Permitted Notes shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, reasonably acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Controlling Agent), and all fees and taxes in connection therewith shall have been paid (or reasonably acceptable provisions to make such payments have been taken in the reasonable judgment of the Controlling Agent); and

(iv) the Permitted Notes Documents related to such Permitted Notes shall provide, in a manner reasonably satisfactory to the existing Agents, that each Permitted Notes Secured Party of such Series will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Permitted Notes Obligations.

Section 5.09.  When Discharge of Obligations Deemed Not To Have Occurred.  If SSCC or any other Grantor shall enter into any Refinancing of any Class of Obligations (the Class of Obligations so Refinanced, “Refinanced Obligations”) (other than the Permitted Notes) that is (a) permitted by the Credit Documents with respect to each other Class and (b) secured by Liens on Common Collateral securing such Refinanced Obligations, then a Discharge of the Obligations of such Class shall be deemed not to have occurred for all purposes of this Agreement and, subject to the next sentence, from and after the date on which the Notice of New Refinancing Obligations referred to below in this Section is delivered to each other Agent, (i) the obligations under such Refinancing of such Refinanced Obligations (the “Refinancing Obligations”) shall

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automatically be treated as Prior Obligations and/or Junior Obligations (to the same extent and with the same priority and rights with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, as the Refinanced Obligations), (ii) the Liens securing such Refinancing Obligations shall be treated as Prior Liens and/or Junior Liens (to the same extent as the corresponding Liens with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, securing the Refinanced Obligations) for all purposes of this Agreement, including for purposes of the provisions governing Lien priorities and rights in respect of Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, set forth herein, and (iii) the collateral agent for such Refinancing Obligations (the “New Agent”) shall be a Prior Agent and/or Junior Agent for all purposes of this Agreement (to the same extent as the Agent for the Refinanced Obligations with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable).  If the Obligations of any Class shall be Refinanced (other than the Permitted Notes) in part but not in whole, then (A) both the remaining Obligations of such Class and the Refinancing Obligations shall have the status of the Obligations of such Class hereunder, (B) the Liens on any Common Collateral securing the Refinancing Obligations shall constitute Prior Liens and/or Junior Liens to the same extent as the Liens on such Common Collateral constituting Non-ABL Collateral and ABL Collateral, as applicable, securing such remaining Obligations of such Class (it being understood and agreed that the relative rights of, and priorities of the Liens securing, the obligations under such Refinancing Obligations and such remaining Obligations of such Class shall not be governed by this Agreement) and (C) the original Agent of such Class and the New Agent of such Class shall each have the rights and obligations of the original Agent with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, hereunder; provided, that (x) in the event any determinations made or notices given hereunder by the original Agent and the New Agent of such Class shall conflict, the determination made or notice given by the Agent of such Class representing the greater amount of Obligations of such Class shall control and (y) any Pledged Collateral held by either Agent of such Class shall be held by it both in its own right and as bailee of the other Agent of such Class (in accordance with the provisions and subject to the limitations set forth in Section 5.05), as their interests may appear.  Upon receipt of a notice (the “Notice of New Refinancing Obligations”) stating that SSCC or any Grantor has Refinanced the Obligations of any Class (other than through the Permitted Notes) on a secured basis as provided above (which notice shall include the identity of the New Agent of such Class, the original Agent of such Class and each other Agent shall promptly enter into such documents and agreements (including Amendments to this Agreement) as SSCC or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby.  As a condition to its ability to enforce this Agreement, the New Agent of any Class shall agree in a writing addressed to each other Agent, for the benefit of such other Agent’s Related Secured Parties, and, if any portion of the original Obligations of such Class shall remain outstanding, to the original Agent of such Class, for the benefit of the original Agent’s Related Secured Parties, to be bound by the terms of this Agreement.  The provisions of this Section are intended to ensure that (i) the Liens on any Common Collateral securing the Refinancing Obligations of each Class (other than the Permitted Notes) will have the same priorities relative to the

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Liens on such Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, securing the Obligations of each other Class as the Liens that secured such Refinanced Obligations of such Class prior to such Refinancing and (ii) the parties benefited by the Liens on any Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, securing any Refinancing Obligations of a Class (other than the Permitted Notes) will have the same rights and obligations relative to the parties holding Liens on such Common Collateral securing the Obligations of each other Class as the parties that were benefited by the Liens on such Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, that secured such Refinanced Obligations, and such provisions shall be construed accordingly.  Notwithstanding anything to the contrary and for the avoidance of doubt, if the Revolving Credit Agreement is terminated in its entirety and an Incremental Revolving Facility is established, then the Revolving Credit Obligations shall be deemed not to have been Refinanced and shall instead be deemed to have been Discharged for all purposes of this Agreement.

Section 5.10.  Canadian Intercompany Notes.  The parties hereto acknowledge and agree that, notwithstanding the status of the Canadian Intercompany Notes as Non-ABL Collateral, each of the Term Loan Credit Agent and each Permitted Notes Agent, on behalf of itself and its respective Related Secured Parties, agrees that (a) neither it nor any such Related Secured Parties (nor any of the Secured Parties under and as defined in the Canadian Intercompany Notes Documents) will exercise any rights or remedies against, or otherwise seek to realize on, any Canadian Collateral securing any Canadian Intercompany Note at any time prior to the Discharge of the Revolving Credit Obligations and (b) any Proceeds or other amounts received by the Term Loan Agent or any Permitted Notes Agent, or any of their respective Related Secured Parties (or any Secured Party under and as defined in the Canadian Intercompany Notes Documents) as a result of any exercise of rights or remedies against or realization upon any Canadian Collateral securing any Canadian Intercompany Note at any time prior to the Discharge of the Revolving Credit Obligations shall be segregated and held in trust and forthwith paid over to the Revolving Credit Agent, for the benefit of the Revolving Credit Secured Parties, in the form in which received, with any necessary endorsements, and shall be applied to satisfy and discharge the Revolving Credit Obligations (with any amount remaining after the Discharge of the Revolving Credit Obligations to be applied (i) FIRST in the manner specified in the relevant Term Loan Credit Document and (ii) SECOND, following the Discharge of Term Loan Credit Obligations, in the manner specified in the Permitted Notes Documents).

Section 5.11.  Cash Management and Hedging Obligations.  SSCC and each Grantor acknowledges and agrees that (a) no Term Loan Credit Cash Management and Hedging Obligations shall be designated as Revolving Credit Cash Management and Hedging Obligations and (b) no Revolving Credit Cash Management and Hedging Obligations shall be designated as Term Loan Credit Cash Management and Hedging Obligations.

Section 5.12.  Access to Information.  If any Agent (other than the Revolving Credit Agent) takes actual possession of any documentation of a Grantor

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(whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of such Agent), then upon request of the Revolving Credit Agent and reasonable advance notice, such Agent will, unless prohibited by contract or law, permit the Revolving Credit Agent or its representative to inspect and copy such documentation if and to the extent the Revolving Credit Agent certifies to such Agent that:

(a) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the Revolving Credit Agent, to the enforcement of the Revolving Credit Agent’s Liens upon any ABL Collateral; and

(b) the Revolving Credit Agent and the Revolving Credit Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

ARTICLE VI

Insolvency or Liquidation Proceedings

Section 6.01.  Cash Collateral and DIP Financing.  (a)  This Agreement will continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against SSCC or any other Grantor.

(b)  If SSCC or any Grantor becomes subject to a case under the Bankruptcy Code and, as debtor(s)-in-possession, moves for approval of financing (including on a priming basis) (“DIP Financing”) to be provided by one or more lenders under Section 364 of the Bankruptcy Code or the use of cash collateral as defined in Section 363 of the Bankruptcy Code or any similar Bankruptcy Law, each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will raise no objection or oppose or contest (or join with or support any third party opposing, objecting or contesting) to any such financing or to the Liens on the Prior Lien Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral constituting Prior Lien Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Controlling Agent or to the extent permitted by Section 6.03), unless the Controlling Agent or Controlling Secured Parties then oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, Prior Liens on such Prior Collateral, each Junior Agent will, for itself and on behalf of the other Junior Secured Parties, subordinate the Junior Liens on such Collateral to the Prior Liens and the DIP Financing Liens on the same basis as the Junior Liens are subordinated to the Prior Liens under this Agreement (and all obligations relating thereto)), so long as, in connection with the grant of any DIP Financing Liens, the Junior Secured Parties retain Liens on all the Prior Lien Collateral with the same priority in relation to the Prior Liens as existed prior to the commencement of the case under the Bankruptcy Code.

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(c)  Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will not object to or oppose a sale or other disposition of any Prior Lien Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code free and clear of its Liens (subject to attachment of proceeds with respect to the Junior Lien on such Prior Lien Collateral in favor of such Junior Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code if the Controlling Agent or the Controlling Secured Parties shall have consented to such sale or disposition of such Prior Collateral.

(d)  If, in connection with any judicial or insolvency proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Prior Obligations and the Junior Obligations, then, to the extent the debt obligations distributed on account of the Prior Obligations and on account of the Junior Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.02.  Relief from the Automatic Stay.  Until the Discharge of Prior Obligations has occurred, each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Common Collateral subject to a Prior Lien without the prior written consent of each Prior Agent.  Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that none of them shall oppose (or support any other Person opposing) any motion of the Controlling Agent seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Common Collateral subject to its Prior Lien.

Section 6.03.  Adequate Protection.  Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will not contest any request by any Prior Agent or any other Prior Secured Party for adequate protection with respect to their Prior Liens on Common Collateral or contest any objection by a Prior Agent or any other Prior Secured Party to any motion, relief, action or proceeding based on such Prior Agent or other Prior Secured Party claiming a lack of adequate protection with respect to their Prior Liens on Common Collateral.  Notwithstanding the foregoing, if a Prior Agent or any Prior Secured Party is granted adequate protection in the form of additional collateral in connection with any use of cash collateral constituting Prior Collateral or DIP Financing secured by Prior Collateral, then each Junior Agent, on behalf of itself and its Related Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be junior and subordinated to the Liens securing the Prior Obligations and such DIP Financing (and all obligations related thereto) on the same basis as the other Junior Liens are subordinated to the Prior Liens under this Agreement.  In the event a Junior Agent or any other Junior Secured Party seeks or requests adequate protection in respect of Junior Obligations and such adequate protection is granted in the form of additional collateral, then such Junior Agent, on

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behalf of itself and its Related Secured Parties, agrees that the Prior Agents and the Prior Secured Parties and any such DIP Financing shall also be granted a senior Lien on such additional collateral as security for the Prior Obligations and for any such DIP Financing and that any Lien on such additional collateral securing the Junior Obligations shall be junior and subordinated to the Lien on such collateral securing the Prior Obligations (and any such DIP Financing and related obligations) and to any other Liens granted to the Prior Secured Parties as adequate protection on the same basis as the other Liens on Common Collateral securing the Junior Obligations are so subordinated to the Liens on Common Collateral securing the Prior Obligations under this Agreement.

Section 6.04.  No Waiver.  Subject to Sections 3.01(c) and 3.01(e), nothing contained herein shall prohibit or in any way limit any Prior Agent or any Prior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Agent or any of its Related Secured Parties, including the seeking by any such Junior Agent or any such Related Secured Party of adequate protection or the asserting by any such Junior Agent or any such Related Secured Party of any of its rights and remedies under the applicable Junior Credit Documents or otherwise, in each case to the extent affecting such Prior Agent’s or such Prior Secured Parties’ rights in its Prior Lien Collateral.

Section 6.05.  Avoidance Issues.  If any Prior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of SSCC or any other Grantor any amount paid in respect of Prior Obligations (a “Recovery”), then such Prior Secured Party shall be entitled to a reinstatement of the applicable Prior Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

Section 6.06.  Post-Petition Interest.  (a)  Each Junior Agent agrees, on behalf of itself and its Related Secured Parties, that none of them shall oppose or seek to challenge any claim by any Prior Agent or any Prior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Prior Obligations consisting of post-petition interest, fees or expenses to the extent of the value of such Prior Agent’s or such Prior Secured Party’s Prior Lien on its Prior Lien Collateral, without regard to the existence of the Junior Lien of any Junior Agent or any Junior Secured Party on such Prior Lien Collateral (it being understood and agreed that such value will be determined without regard to the existence of the Junior Liens on the Prior Collateral).

(b)  Each Prior Agent agrees, on behalf of itself and its Related Secured Parties, that none of them shall oppose or seek to challenge any claim by any Junior Agent or any Prior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Junior Obligations consisting of post-petition interest, fees or expenses to the extent of the value of such Junior Agent’s or such Junior Secured Party’s Junior Lien on such Prior Agent’s Prior Lien Collateral (it being understood and agreed that such value will be determined only after taking into account the Prior Liens on the Prior Lien

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Collateral and all Prior Obligations secured thereby (including post-petition interest, fees and expenses)).

Section 6.07.  Separate Grants of Security and Separate Classification.  Each Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to applicable Collateral Documents constitute separate and distinct grants of Liens; and (b) because of, among other things, their differing rights in the ABL Collateral and the Non-ABL Collateral, the Term Loan Credit Obligations, Revolving Credit Obligations and the Permitted Notes Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding (other than any such plan of reorganization that provides for the payment in full and in cash of the aggregate principal amount of (and accrued interest, fees, premiums and expenses under) the Term Loan Credit Obligations, the Revolving Credit Obligations and Permitted Notes Obligations).  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of one or more of the Term Loan Credit Secured Parties, Revolving Credit Secured Parties and the Permitted Notes Secured Parties or any of them in respect of any ABL Collateral or Non-ABL Collateral constitute only one secured claim (rather than separate classes of secured claims), then each of the parties hereto hereby acknowledges and agrees that, as set forth in Section 2.01 and as contemplated by Section 4.01, all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of such ABL Collateral or Non-ABL Collateral (with the effect being that, to the extent that the aggregate value of such ABL Collateral or Non-ABL Collateral is sufficient (for this purpose ignoring all claims held by the Junior Secured Parties), the Controlling Secured Parties shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (including any additional interest payable pursuant to the applicable Prior Credit Documents arising from or related to a default) that are disallowed as a claim in any Insolvency or Liquidation Proceeding before any distribution in respect of ABL Collateral or Non-ABL Collateral, as the case may be, is made in respect of the claims held by the Junior Secured Parties, with each Junior Agent, for itself and on behalf of its Related Secured Parties, hereby acknowledging and agreeing to turn over to (i) FIRST the Controlling Agent, for itself and on behalf of the Controlling Secured Parties and (ii) SECOND, following the Discharge of Obligations with respect to the Controlling Agent, the Rising Prior Agent (if any) for itself and on behalf of such Rising Agent’s Related Secured Parties, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest, fees and expenses), even if such turnover has the effect of reducing the claim or recovery of the Junior Secured Parties).

Section 6.08.  Voting.  Each of the parties hereto acknowledges and agrees that no Junior Agent or Junior Secured Party shall be required to vote to approve any plan of reorganization with respect to any Grantor for any reason or to agree that any provision of any Junior Credit Document shall survive the effectiveness of any plan of reorganization with respect to any Grantor in an Insolvency or Liquidation Proceeding.

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Section 6.09.  Application.  This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding.  All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession.  The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.10.  Waiver.  Except as to claims arising under this Agreement, each Junior Agent, for itself and on behalf of its Related Secured Parties, waives any claim it may hereafter have against any Prior Secured Party arising out of (i) the election of any Prior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or (ii) in any Insolvency or Liquidation Proceeding, the grant in any cash collateral or financing arrangement of a security interest, subject to the Prior Liens of such Prior Secured Party, in connection with the Common Collateral.

ARTICLE VII

Reliance; Waivers; Etc.

Section 7.01.  Reliance.  Other than any reliance on the terms of this Agreement, each Agent, on behalf of its Related Secured Parties, acknowledges that such Related Secured Parties have, independently and without reliance on any other Agent or any other Secured Party, and based on documents and information deemed by them to be appropriate, made their own credit analysis and decision to enter into the Credit Documents applicable to such Agent and such Related Secured Parties and be bound by the terms of this Agreement and agrees, on behalf of its Related Secured Parties, that such Related Secured Parties will continue to make their own credit decisions in taking or not taking any action under such Credit Documents or this Agreement.

Section 7.02.  No Warranties or Liability.  Each Agent, on behalf of itself and its Related Secured Parties, acknowledges and agrees that the other Agents and their respective Related Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the applicable Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Secured Parties of each Class will be entitled to manage and supervise their respective loans and extensions of credit under the applicable Credit Documents with respect to such Class in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  No Agent or any of its Related Secured Parties shall have any duty to any other Agent or its Related Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with SSCC or any other Grantor (including any Credit Documents), regardless of any knowledge thereof which they may have or be charged with.

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Section 7.03.  No Waiver of Lien Priorities.  (a)  No right of any Agent or any of its Related Secured Parties to enforce any provision of this Agreement or any Credit Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of SSCC or any other Grantor or by any act or failure to act by any Agent or Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Credit Documents or any Canadian Intercompany Note Documents, regardless of any knowledge thereof that such Agent or any of its Related Secured Parties may have or be otherwise charged with.

(b)  Except as otherwise provided herein, each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that Prior Agent and the Prior Secured Parties shall have no liability to such Junior Agent or any such Related Secured Party, and any Junior Agent, on behalf of itself and its Related Secured Parties, hereby waives any claim against any Prior Agent or any Prior Secured Party, arising out of any and all actions which any Prior Agent or any Prior Secured Party may take or permit or omit to take with respect to:

(i) the Prior Credit Documents (other than this Agreement) applicable to such Prior Agent or Prior Secured Party;

(ii) the collection of the Prior Obligations (other than in violation of the express provisions of this Agreement) applicable to such Prior Agent or Prior Secured Party; or

(iii) the foreclosure upon, or sale, liquidation or other disposition of, any Collateral subject to any Prior Agents’ or Prior Secured Parties’ Prior Liens.

Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that the Prior Agents and the Prior Secured Parties have no duty to them in respect of the maintenance or preservation of any Collateral subject to any Prior Agents’ or Prior Secured Parties’ Prior Liens, the Prior Obligations applicable to such Prior Agent or Prior Secured Party or otherwise.

Section 7.04.  Obligations Unconditional.  All rights, interests, agreements and obligations of the Prior Agents and the Prior Secured Parties and the Junior Agents and the Junior Secured Parties hereunder (and the rights and obligations of the parties hereto set forth in Section 5.05 with respect to the Canadian Collateral) shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of any Prior Credit Document or any Junior Credit Document;

(b)  except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, the Prior Obligations or the Junior Obligations, or any Amendment, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Prior Credit Document or any Junior Credit Document;

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(c)  except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any Amendment, whether in writing or by course of conduct or otherwise, of all or any of the Prior Obligations or Junior Obligations or any guarantee thereof;

(d)  the commencement of any Insolvency or Liquidation Proceeding in respect of SSCC or any other Grantor;

(e)  any other circumstances that otherwise might constitute a defense available to, or a discharge of, SSCC or any other Grantor in respect of any Prior Agent, any Prior Obligations, any Prior Secured Party, any Junior Agent, any Junior Obligations or any Junior Secured Party in respect of this Agreement; or

(f)  any circumstance that might constitute a defense available to, or a discharge of, SSCC or any other Grantor in respect of any security interest in the Canadian Collateral or the Canadian Intercompany Notes.

ARTICLE VIII

Miscellaneous

Section 8.01.  Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Credit Documents or the Canadian Intercompany Notes Documents, the provisions of this Agreement shall govern and control.

Section 8.02.  Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination, and the Secured Parties of any Class may continue, at any time and without notice to any Agent or Secured Party of any other Class to extend credit and other financial accommodations and lend monies to or for the benefit of SSCC or any Grantor constituting Obligations of such Class in reliance hereon.  Each Agent, on behalf of itself and its Related Secured Parties, hereby waives any right it or any of them may have under applicable law to revoke this Agreement or any of the provisions hereof.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to SSCC or any other Grantor shall include SSCC or such Grantor as debtor and debtor-in-possession and any receiver or trustee for SSCC or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law.

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Section 8.03.  Amendments; Waivers.  No Amendment of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific matter involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time; provided that additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.18.  Notwithstanding the foregoing, none of SSCC or any other Grantor shall have any right to consent to or approve any Amendment of any provision of this Agreement (and its signature thereto shall not be required) except to the extent its rights or obligations are affected; provided that SSCC shall be provided with written notice of (and fully executed copies of) all Amendments of any provision of this Agreement.

Section 8.04.  Information Concerning Financial Condition of SSCC and Subsidiaries.  Each Agent, on behalf of its Related Secured Parties, acknowledges that none of the Agents or the Secured Parties shall be responsible for keeping any other Agent or Secured Party informed of (a) the financial condition of SSCC and the Subsidiaries or (b) any other circumstances bearing upon the risk of nonpayment of the Term Loan Credit Obligations, the Revolving Credit Obligations or the Permitted Notes Obligations.  No Agent or any Secured Party shall have any duty to advise any other Agent or any other Secured Party of information known to it regarding such condition or any such circumstances or otherwise.  In the event any Agent or any other Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other Agent or any other Secured Party, it shall be under no obligation:

(a)  to make, and no Agent and any Secured Party shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)  to provide any additional information or to provide any such information on any subsequent occasion;

(c)  to undertake any investigation; or

(d)  to disclose any information which such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05.  Subrogation.  Subject to the Discharge of the Prior Obligations, with respect to the value of any payments or distributions in cash, property or other assets that any Junior Agent or any Junior Secured Party pays over to any Prior Agent or any Prior Secured Party under the terms of this Agreement, such Junior Agent or such Junior Secured Party shall be subrogated to the rights of such Prior Agent or such Prior Secured Party; provided that each Junior Agent, on behalf of itself and the Junior Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Prior Obligations has occurred.  SSCC and the other Grantors acknowledge and agree that the value of any

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payments or distributions in cash, property or other assets received by any Junior Agent or any Junior Secured Party that are paid over to any Prior Agent or any Prior Secured Party pursuant to this Agreement shall not reduce any of the applicable Junior Obligations.

Section 8.06.  Application of Payments.  All payments received by any Prior Agent or any Prior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Prior Obligations as shall be provided in the applicable Prior Credit Documents.  Each Junior Agent, on behalf of itself and its Related Secured Parties, assents to any extension or postponement of the time of payment of the Prior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Prior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.09.  Nothing in this Agreement

45

will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.08.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09.  Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, addressed to the recipients at their addresses set forth in Schedule I hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.10.  Further Assurances.  Each Agent, on behalf of itself and its Related Secured Parties and the other parties hereto agree that each of them shall take such further actions and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

Section 8.11.  Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each Agent, each Secured Party, SSCC and any Subsidiary party hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

Section 8.12.  Specific Performance.  Each of the Term Loan Credit Agent, the Revolving Credit Agent and any Permitted Notes Agent may demand specific performance of this Agreement.  Each of the Term Loan Credit Agent, on behalf of itself and the Term Loan Credit Secured Parties, the Revolving Credit Agent, on behalf of itself and the Revolving Credit Secured Parties, and any Permitted Notes Agent, on behalf of itself and the applicable Permitted Notes Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action brought by the Term

46

Loan Credit Agent, the Term Loan Credit Secured Parties, the Revolving Credit Agent, the Revolving Credit Secured Parties, any Permitted Notes Agent or the Permitted Notes Secured Parties, as the case may be.

Section 8.13.  Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.14.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

Section 8.15.  Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

Section 8.16.  No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns, including each of the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties and the Permitted Notes Secured Parties.  Nothing in this Agreement shall impair, as between SSCC, the other Grantors or any other Revolving Credit Loan Parties, on the one hand, and the Agents and Secured Parties of each Class, on the other hand, the obligations of SSCC, the other Grantors and the other Revolving Credit Loan Parties to pay principal, interest, fees and other amounts as provided in the Credit Documents of the applicable Class.

Section 8.17.  Provisions Solely To Define Relative Rights.  The intercreditor provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the Term Loan Credit Agent and the Term Loan Credit Secured Parties, (b) the Revolving Credit Agent and the Revolving Credit Secured Parties and (c) the Permitted Notes Agents and the Permitted Notes Secured Parties.  Nothing in this Agreement (i) is intended to or shall impair the obligations of SSCC, the other Grantor or the other Revolving Credit Loan Party, which are absolute and unconditional, to pay the Obligations of each Class as and when the same shall become due and payable in accordance with their terms or (ii) shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Agent to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or impose any liability on any Agent for any act or omission on the part of such Grantor relative thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Agreement or any Credit Document, or in respect of the Collateral pledged by it.  The obligations of each

47

Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of such Grantor’s other obligations hereunder.  Each Agent acknowledges and agrees that no other Agent has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Credit Documents.  Except as otherwise provided in this Agreement, each of the Agents will be entitled to manage and supervise their respective extensions of credit to SSCC or any of its Subsidiaries in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 8.18.  Additional Grantors.  Pursuant to the Term Loan Credit Documents, Revolving Credit Documents and the Permitted Notes Documents certain Subsidiaries not party hereto on the date hereof are required to become a party hereto as a “Grantor”.  Upon the execution and delivery by any Subsidiary of an instrument in the form of Exhibit I hereto, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein.  The execution and delivery of any such instrument shall not require the consent of any other party hereto.  The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 8.19.  Term Loan Credit Agent and Revolving Credit Agent.  It is understood and agreed that (a) JPMorgan Chase Bank, N.A. (“JPM”) is entering into this Agreement in its capacity as administrative agent under the Term Loan Credit Documents and the provisions of Article VIII of the Term Loan Credit Agreement applicable to JPM as administrative agent thereunder shall also apply to JPM as Term Loan Credit Agent hereunder and (b) Deutsche Bank AG New York (“DB”) is entering in this Agreement in its capacity as collateral agent under the Revolving Credit Documents and the provisions of [Article [•]](5) of the Revolving Credit Agreement applicable to DB as collateral agent thereunder shall also apply to DB as Revolving Credit Agent hereunder.

[signature page follows]

(5) To refer to agency provisions in the Revolving Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SMURFIT-STONE CONTAINER CORPORATION,

By

Name:
Title:

THE GRANTORS LISTED ON SCHEDULE II HERETO,

By

Name:
Title:

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

JPMORGAN CHASE BANK, N.A., as Term Loan Credit Agent,

By

Name:
Title:

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

2

DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Agent,

By

Name:
Title:

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

3

SCHEDULE I

Notice Addresses

If to Smurfit-Stone Container Corporation, to it at:

Six CityPlace Drive

Creve Coeur, MO 63141

Attention:  Timothy T. Griffith, Vice President and Treasurer

Fax No.:  (314) 787 6186)

with a copy to

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention:  Brian S. Hart

Fax No.:  (312) 558-5700

If to JPMorgan Chase Bank, N.A., to it at:

Loan Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention:  Christian Cho and Sylvia Guttierrez

Fax No.:  (713) 427-6307

with a copy to

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10017

Attention:  Peter S. Predun

Fax No.:  (212) 270-5100

If to Deutsche Bank AG New York Branch, to it at:

60 Wall Street
New York, NY 10005
Attention: Erin Morrissey
Fax No.:  212-797-5690

SCHEDULE II

Grantors

EXHIBIT I to

the Lien Subordination and

Intercreditor Agreement

[FORM OF] SUPPLEMENT NO.          dated as of [                       ], to the Lien Subordination and Intercreditor Agreement dated as of [•], 2010 (the “Intercreditor Agreement”), among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (“SSCC”); the other SUBSIDIARIES of SSCC identified therein, JPMORGAN CHASE BANK, N.A., as Term Loan Credit Agent, and DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Agent.

Section 8.18 of the Intercreditor Agreement provides that additional Subsidiaries may become party thereto as a “Grantor” thereunder by execution and delivery of an instrument in the form of this Supplement.  Pursuant to one or more of the Credit Documents, the undersigned Subsidiary (the “New Subsidiary”) is required to become a party to the Intercreditor Agreement as a “Grantor” thereunder.

Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement.

Reference is made to (a) the Term Loan Credit Agreement, and (b) the Revolving Credit Agreement.

Accordingly, the New Subsidiary hereby agrees as follows:

SECTION 1.  In accordance with Section 8.18 of the Intercreditor Agreement, the New Subsidiary by its signature below becomes a party to the Intercreditor Agreement as a “Grantor” with the same force and effect as if originally named therein as such, and the New Subsidiary hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it in such capacity thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Subsidiary.

SECTION 2.  The New Subsidiary represents and warrants to the Term Loan Credit Agent, the Revolving Credit Agent, any Permitted Notes Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)).

SECTION 3.  This Supplement shall become effective when the Term Loan Credit Agent, the Revolving Credit Agent and each Permitted Notes Agent shall have received a counterpart (or a copy) of this Supplement that bears the signature of the New Subsidiary.  Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:

2

EXHIBIT II to

the Lien Subordination and

Intercreditor Agreement

[FORM OF] JOINDER AGREEMENT NO. [    ] dated as of [             ], 20[       ] to the Lien Subordination and Intercreditor Agreement dated as of [•], 2010 (the “Intercreditor Agreement”), among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (“SSCC”); the other SUBSIDIARIES of SSCC identified therein, JPMORGAN CHASE BANK, N.A., as Term Loan Credit Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Agent [and [                  ], as Permitted Notes Agent[s]].

A.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.  As a condition to the ability of the SSCC to incur Permitted Notes and to secure such Permitted Notes with (i) a third priority Lien, junior and subordinate to both the Revolving Credit Obligations and the Term Loan Credit Obligations, on ABL Collateral, and (ii) a second priority Lien, senior with respect to the Revolving Credit Obligations and junior and subordinate to the Term Loan Credit Obligations, on Non-ABL Collateral, under and pursuant to the relevant Permitted Notes Collateral Documents for such Permitted Notes, among other things, the agent of any such Permitted Notes, acting on behalf of the holders of the Permitted Notes, is required to become party to the Intercreditor Agreement.  Section 5.08 of the Intercreditor Agreement provides that such agent may become a party to the Intercreditor Agreement by the execution and delivery by such agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.08 of the Intercreditor Agreement.  The undersigned agent (“New Permitted Notes Agent”) is executing this Joinder Agreement in accordance with the requirements of the Credit Documents.

Accordingly, the Term Loan Credit Agent, the Revolving Credit Agent, [the Permitted Notes Agent[s]] and the New Permitted Notes Agent agree as follows:

SECTION 1.  In accordance with Section 5.08 of the Intercreditor Agreement, the New Permitted Notes Agent by its signature below becomes a Permitted Notes Agent under, and the related Permitted Notes and holders of Permitted Notes become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Permitted Notes Agent had originally been named therein as a Permitted Notes Agent, and the New Permitted Notes Agent, on behalf of itself and such holders of Permitted Notes, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Permitted Notes Agent and to the holders of Permitted Notes that it represents as Permitted Notes Secured Parties.  Each reference to an “Agent” or “Permitted Notes Agent” in the Intercreditor Agreement shall be deemed to include the New Permitted Notes Agent.  The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Permitted Notes Agent represents and warrants to each other Agent and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as agent, (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Joinder Agreement (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)) and (iii) the Permitted Notes provide that, upon the New Permitted Notes Agent’s entry into this Joinder Agreement, the holders of the Permitted Notes will be subject to and bound by the provisions of the Intercreditor Agreement as Permitted Notes Secured Parties.

SECTION 3.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each of the Agents party hereto shall have received a counterpart of this Joinder Agreement that bears the signature of the New Permitted Notes Agent.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.  Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SECTION 6.  In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.09 of the Intercreditor Agreement.  All communications and notices hereunder to the New Permitted Notes Agent shall be given to it at the address set forth below its signature hereto.

2

SECTION 8.  SSCC agrees to reimburse each Agent party hereto for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for such Agent.

3

IN WITNESS WHEREOF, the parties set forth below have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW PERMITTED NOTES AGENT], as [ ] for the holders of [ ],

by
Name:
Title:

Address for notices:

attention of:

Telecopy:

JPMORGAN CHASE BANK, N.A., as Term Loan Credit Agent,

by
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Agent,

by
Name:
Title:

[NAME OF PERMITTED NOTES AGENT](1), as Permitted Notes Agent,

by
Name:
Title:

(1) If Permitted Notes of another Series is already outstanding.

Acknowledged by:

SMURFIT-STONE CONTAINER CORPORATION,

by
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO,

by
Name:
Title:

2

Schedule I to the

Joinder Agreement to the

Lien Subordination and Intercreditor Agreement

Grantors

EXHIBIT E

FORM OF MORTGAGE

EXHIBIT E

to the Credit Agreement

[FORM OF]

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT

From

SMURFIT-STONE CONTAINER CORPORATION,

formerly known as Smurfit-Stone Container Enterprises, Inc.

To

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated:  [•], 2010
Premises: [City], [State] (Site #[•])
[•] County

THIS MORTGAGE IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED BELOW), AS MORE FULLY SET FORTH IN SECTION 3.08 HEREOF.

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated and effective as of [•], 2010 (this “Mortgage”), by SMURFIT-STONE CONTAINER CORPORATION, formerly known as Smurfit-Stone Container Enterprises, Inc., a Delaware corporation, having an office at Six City Place Drive, Creve Coeur, Missouri 63141 (the “Mortgagor”), to JPMORGAN CHASE BANK, N.A., a national banking association, having an office at 270 Park Avenue, New York, New York 10017 (the “Mortgagee”) as Administrative Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (i) the Credit Agreement dated as of [•], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Mortgagor, the Lenders (as defined therein) party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), (ii) the Guarantee and Collateral Agreement dated as of [•], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) among the Mortgagor, the subsidiaries party thereto and the Administrative Agent and (iii) the Lien Subordination and Intercreditor Agreement dated as of [•], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Mortgagor, the subsidiaries party thereto, Deutsche Bank AG New York Branch, as Revolver Collateral Agent (as defined in the Credit Agreement) and Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

In the Credit Agreement, the Lenders have agreed to make Term Loans to the Mortgagor, pursuant to, upon the terms, and subject to the conditions specified in the Credit Agreement.  The Credit Agreement also provides that the Mortgagor may on one or more occasions, by written notice to the Administrative Agent, request (x) Incremental Term Loan Commitments from one or more Incremental Term Lenders, which may include any existing Lender, and (y) in the event that the Revolving Facility is terminated (other than in connection with the incurrence of Permitted Refinancing Indebtedness in respect thereof) and the Liens granted to secure obligations thereunder released, Incremental Revolving Commitments from one or more lenders, which may include any existing Lender, in each case pursuant to, upon the terms, and subject to the conditions specified in the Credit Agreement.  The aggregate principal amount of Term Loans, Incremental Term Loan Commitments and Incremental Revolving Commitments from time to time outstanding and secured hereby, together with the aggregate amount of obligations from time to time outstanding under Hedging Agreements entered into with a Loan Party the obligations under which constitute Obligations (as defined below) secured hereby, shall not exceed $[•].

Mortgagor is the Borrower under the Credit Agreement and will derive substantial benefit from the making of the Loans by the Lenders.  In order to induce the Lenders to make Loans, the Mortgagor has agreed to grant this Mortgage to secure, among other things, the due and punctual payment and performance of all of the Obligations.  The obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Obligations.

As used in this Mortgage, the term “Obligations” shall mean (a) the due and punctual payment by the Mortgagor of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Mortgagor, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Mortgagor to the Administrative Agent and any of the Lenders under the Credit Agreement and each of the other Loan Documents (other than the Intercreditor Agreement), including obligations to pay Fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (other than the Intercreditor Agreement) (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to the Credit Agreement and each of the other Loan Documents (other than the Intercreditor Agreement), (c) the due and punctual payment of all monetary obligations of the Mortgagor and its Subsidiaries under each Qualified Secured Hedging Agreement that are treated as an “Obligation” pursuant to the terms of Section 9.19 of the Credit Agreement and (d) the due and punctual payment and performance of all Cash Management Services Obligations of the Mortgagor and its Subsidiaries in respect of Qualified Secured Cash Management Agreements that are treated as an “Obligation” pursuant to the terms of Section 9.19 of the Credit Agreement.

As used in this Mortgage, the term “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) each counterparty to any Qualified Secured Hedging Agreement, (d) each Person to whom any Cash Management Services Obligations in respect of any Qualified Secured Cash Management Agreement are owed, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations.  The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the

2

Mortgagee, a mortgage lien on and a security interest in, all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, timber rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3) all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits,

3

approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

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TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Permitted Liens and to satisfaction and release as provided in Section 3.04.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01.  Title, Mortgage Lien.  (a)  Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to Permitted Liens.

(b)  The execution and delivery of this Mortgage is within Mortgagor’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action.  This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)  The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

(d)  This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(e)  Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens to the extent of those rights.

SECTION 1.02.  Credit Agreement.  This Mortgage is given pursuant to the Credit Agreement.  Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

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SECTION 1.03.  Payment of Taxes, and Other Obligations.  (a)  Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

(b)  In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

SECTION 1.04.  Maintenance of Mortgaged Property.  Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05.  Insurance.  Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Section 5.02 of the Credit Agreement and shall purchase such additional insurance as may be required from time to time pursuant to the Credit Agreement.  Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each Mortgaged Property.  If any portion of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

SECTION 1.06.  Casualty Condemnation/Eminent Domain.  Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding.  Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall constitute trust funds held by the Mortgagor for the benefit of the Secured Parties to be applied to repair, restore or replace the Mortgaged Property (or to reinvest in assets that are used or useful in the business of the Borrower and the Subsidiaries in accordance with Section 2.13(a) of the Credit Agreement) or, if prepayment shall be required with respect to any such Net Cash Proceeds, to be applied in accordance with Section 2.13 of the Credit Agreement.

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SECTION 1.07.  Assignment of Leases and Rents.  (a)  Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases and Rents, together with any and all extensions and renewals of the Leases.  Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b)  All material Leases, if any, shall be subordinate to the lien of this Mortgage.  Mortgagor will not enter into, modify or amend any Lease if such material Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c)  Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein.  Subject to Section 1.07(d) and any applicable provisions of the Credit Agreement, Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(d)  So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof.  Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee.  Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

(e)  Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property.  In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of

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the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(f)  Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

SECTION 1.08.  Restrictions on Transfers and Encumbrances.  Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property.  If any of the foregoing transfers or encumbrances results in a prepayment requirement, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall constitute trust funds to be held by the Mortgagor for the benefit of the Secured Parties and applied in accordance with Section 2.13 of the Credit Agreement.

SECTION 1.09.  Security Agreement.  This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”).  Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property.  Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence.  Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Security Agreement.

SECTION 1.10.  Filing and Recording.  Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or

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recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof.  Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11.  Further Assurances.  Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12.  Additions to Mortgaged Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.13.  No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or

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authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14.  Fixture Filing.  (a)  Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b)  The real property to which the fixtures relate is described in Exhibit A hereto.  The record owner of the real property described in Exhibit A hereto is Mortgagor.  The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage.  Mortgagor’s organizational identification number is 2123437.

ARTICLE II

Defaults and Remedies

SECTION 2.01.  Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02.  Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement and the other Loan Documents and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03.  Rights To Take Possession, Operate and Apply Revenues.  (a)  If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable  law, Mortgagee itself, or by such officers or agents as

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it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b)  If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents.  Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement as provided in Section 2.07 of the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)  Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(d)  Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its

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successors or assigns.  The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04.  Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.  Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid.  Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

SECTION 2.05.  Right to a Receiver.  If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents.  The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located.  Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

SECTION 2.06.  Foreclosure and Sale.  (a)  If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage.  In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale.  Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale.  Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b)  The Mortgaged Property may be sold subject to unpaid taxes and Permitted Liens, and, after deducting all costs, fees and expenses of Mortgagee (including costs of

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evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c)  Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)  If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07.  Other Remedies.  (a)  In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b)  In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.08.  Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall, subject to the applicable provisions of the Intercreditor Agreement, receive and apply the proceeds of the sale, together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage, as follows:

FIRST, to the payment of the costs and expenses of such sale, including compensation to Mortgagee’s attorneys and agents, and of any judicial proceedings wherein the same may be made, and of all expenses, liabilities and advances made or incurred by Mortgagee under this Mortgage, together with interest at the Interest Rate on all advances made by Mortgagee, including all taxes or assessments (except any taxes, assessments or other charges subject to which the Mortgaged Property shall have been sold) and the cost of removing any Permitted Lien (except any Permitted Lien subject to which the Mortgaged Property was sold);

SECOND, to payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

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THIRD, to the extent that the Revolver Collateral Agent shall have notified the Administrative Agent that all Revolving Credit Obligations shall have been indefeasibly paid in full, to the Mortgagor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the Intercreditor Agreement.

The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage.  Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09.  Mortgagor as Tenant Holding Over.  If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10.  Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11.  Discontinuance of Proceedings.  In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12.  Suits To Protect the Mortgaged Property.  Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other

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governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13.  Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14.  Possession by Mortgagee.  Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15.  Waiver.  (a)  No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.  No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder.  No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b)  Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any

15

vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16.  Waiver of Trial by Jury.  To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein.  Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17.  Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01.  Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02.  Notices.  All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03.  Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04.  Satisfaction and Cancelation.  (a)  The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void upon the payment in full in cash of the Loans and all the other Loan Documents Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments and Incremental Revolving Commitments and reduction of all exposure under any letters of credit issued under and pursuant to the Credit Agreement to zero (or the making of other arrangements satisfactory to the issuers thereof).

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(b)  Upon any sale or other transfer by Mortgagor of all or any portion of the Mortgaged Property that is permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the Lien granted hereby in all or any portion of the Mortgaged Property pursuant to Section 9.09 of the Credit Agreement, the Lien in all or such portion of the Mortgaged Property, as applicable, shall be automatically released.

(c)  In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 3.04, the Mortgagee shall execute and deliver to Mortgagor, at Mortgagor’s expense, all documents that Mortgagor shall reasonably request to evidence such termination or release; provided, however, that (i) the Mortgagee shall not be required to execute any such document on terms which, in its reasonable opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Mortgagor or any of the Subsidiaries in respect of) all interests in the Mortgaged Property (if any) retained by the Mortgagor or any of the Subsidiaries.  Any execution and delivery of documents pursuant to this Section 3.04 shall be without recourse to or warranty by the Mortgagee.

SECTION 3.05.  Definitions.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Mortgage.  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”.  Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee.  Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property.  Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.

SECTION 3.06.  Multisite Real Estate Transaction.  Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations.  Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents.  The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at

17

its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder.  Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07.  No Oral Modification.  This Mortgage may not be changed or terminated orally.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

SECTION 3.08.  Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the Liens granted to the Mortgagee under this Mortgage and the exercise of the rights and remedies of the Mortgagee hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage, the terms of the Intercreditor Agreement shall govern and control.

SECTION 3.09.  Reduction of Secured Amount.  In the event the maximum principal amount secured by this Mortgage is less than the aggregate Obligations, then the amount secured hereby shall be reduced only by the last and final sums that Mortgagor or any other Loan Party repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations.  So long as the balance of the Obligations exceeds the amount secured hereby, any payments of the Obligations shall not be deemed to be applied against, or reduce, the portion of the Obligations secured by this Mortgage.

SECTION 3.10.  Future Advances.  This Mortgage is given to secure the Obligations under, or in respect of, the Loan Documents, Qualified Secured Cash Management Agreements and the Qualified Secured Hedging Agreements and shall secure not only Obligations with respect to presently existing indebtedness under the foregoing documents and agreements but also any and all other Obligations which may hereafter be owing to the Secured Parties under the Loan Documents, Qualified Secured Cash Management Agreements and the Qualified Secured Hedging Agreements, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances and other obligations, pursuant to the Credit Agreement or the other Loan Documents, or pursuant to Qualified Secured Cash Management Agreements or Qualified Secured Hedging Agreements, whether such advances or obligations are obligatory or to be made at the option of the Secured Parties, or otherwise, to the same extent as if such future advances or obligations were made on the date of the execution of this Mortgage.  The Lien of this Mortgage shall be valid as to all Obligations secured hereby, including future advances and obligations, from the time of its filing for

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record in the recorder’s office of the county in which the Mortgaged Property is located.  This Mortgage is intended to and shall be valid and have priority over all subsequent Liens and encumbrances, including statutory Liens, excepting solely taxes and assessments levied on the real estate, to the extent of the maximum amount secured hereby and Permitted Liens related thereto.  Although this Mortgage is given to secure all future advances and obligations made by Mortgagee and/or the other Secured Parties to or for the benefit of the Borrower, Mortgagor and/or the Mortgaged Property, whether obligatory or optional, Mortgagor and Mortgagee hereby acknowledge and agree that Mortgagee and the other Secured Parties are obligated by the terms of the Loan Documents to make certain future advances or obligations, including advances of a revolving nature, subject to the fulfillment of the relevant conditions set forth in the Loan Documents.

ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01.  Applicable Law; Certain Particular Provisions.  This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law.  Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.  The terms and provisions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein.  In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in Appendix A, the terms and provisions set forth in Appendix A shall govern and control.

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IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor and is effective as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION

By:

Name:

Title:

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[ADD LOCAL FORM OF ACKNOWLEDGMENT]

Exhibit A
to Mortgage

Description of the Land

Appendix A
to Mortgage

Local Law Provisions

EXHIBIT F

FORM OF PERFECTION CERTIFICATE

Exhibit F

to the Credit Agreement

PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of [       ], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation (“SSCC”), Smurfit-Stone Container Enterprises, Inc. (“SSCE”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Guarantee and Collateral Agreement (the “Collateral Agreement”) referred to therein, as applicable.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party as follows:

SECTION 1.  Names.  (a)  Attached hereto as Schedule 1 is (i) the exact legal name of each Grantor, as such name appears in its document of formation, (ii) each other legal name such Grantor has had in the past five years, including the date of the relevant name change and (iii) each other name, including trade names and similar appellations, such Grantor or any of its divisions or other business units has used in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(b)  Except as set forth on Schedule 1, no Grantor has changed its identity or corporate structure in any manner within the past five years.  Changes in identity or corporate structure include mergers, consolidations and acquisitions, as well as any change in form, nature or jurisdiction of organization.  With respect to any such change that has occurred within the past five years, Schedules 1 and 2A set forth the information required by Sections 1 and 2 of this Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

SECTION 2. Locations.  (a)  Attached hereto as Schedule 2A is the (i) jurisdiction of formation and the form of organization of each Grantor, (ii) organizational identification number, if any, assigned to such Grantor by such jurisdiction, (iii) address (including the county) of the chief executive office of such Grantor, (iv) the Federal Taxpayer Identification Number of each Grantor and (v) whether each Grantor is a Transmitting Utility as defined under the Uniform Commercial Code (“UCC”) (indicating such Grantor with an “*”).

(b)  Set forth on Schedule 2B is, with respect to each Grantor, all locations where such Grantor maintains any books or records relating to the Collateral consisting of Accounts, Contract Rights, Chattel Paper or General Intangibles (with each location at which Chattel Paper, if any, is kept being indicated by an “*”).

(c)  Set forth on Schedule 2C are all other locations in the United States of America where any of the Collateral consisting of Inventory or Equipment is located.

(d)  Set forth on Schedule 2D are all the places of business of any Grantor that are not identified above.

SECTION 3. Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

SECTION 4. File Search Reports.  File search reports have been obtained from (i) the UCC filing office related to each location of a Grantor identified on Schedule 2A and (ii) the county recorder’s office relating to the county where each Mortgaged Property is located, except as otherwise agreed to by the Administrative Agent in accordance with the final paragraph of the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

SECTION 5. UCC Filings.  UCC financing statements have been prepared for filing in the appropriate UCC filing office related to the jurisdiction of formation for each Grantor.  Attached hereto as Schedule 5 is a true and correct list of each such filing and the UCC filing office in which such filing is to be made.  All filing fees and taxes payable in connection with the filings described in this Section 5 have been paid or will be paid promptly after the Funding Date.

SECTION 6. Equity Interests.  Attached hereto as Schedule 6 is a true and correct list of all the Equity Interests that each Grantor is required to pledge under the Security Documents, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests, and indicating with a “*” such Equity Interests of any limited liability company or limited partnership that has not opted to have such Equity Interests treated as “Securities” under the UCC.

SECTION 7. Debt Instruments.  Attached hereto as Schedule 7 is a true and correct list of all debt instruments and other Indebtedness that each Grantor is required to pledge under the Security Documents, specifying any promissory notes or intercompany notes evidencing such debt instruments or Indebtedness.

SECTION 8. Mortgage Filings.  Attached hereto as Schedule 8 is a true and correct list, with respect to all Mortgaged Property, of (a) the exact name of the Person that owns such property, as such name appears in its certificate of organization, (b) if different from the name identified pursuant to clause (a) above, the exact name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) below and (c) the county recorder’s office in which a mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

SECTION 9. Intellectual Property.  Attached hereto as Schedule 9, in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, is a true and correct list of each Grantor’s (i) registrations for and applications for registration of Copyrights in the United States Copyright Office, (ii) material Copyright Licenses, (iii) issued Patents and applications for Patents in the United States Patent and Trademark Office and (iv) registrations for and

2

applications for registration of Trademarks in the United States Patent and Trademark Office, in each case, including the name of the registered owner or owner of the application, registration or application number, expiration date (if applicable) and a brief description thereof and with respect to (ii) above, the name and address of the licensor and the licensee.

SECTION 10. Commercial Tort Claims.  Set forth on Schedule 10 is a true and correct list of claims that exceed $5,000,000 in reasonable estimated value arising in tort with respect to which any Grantor is claimant and which arose in the course of such Grantor’s business, including a brief description thereof.

SECTION 11. Deposit Accounts, Securities Accounts and Commodities Accounts.  Attached hereto as Schedule 11 is a true and correct list of Deposit Accounts, Securities Accounts and Commodities Accounts maintained by each Grantor, including the name and address of the depositary institution, Securities Intermediary or Commodities Intermediary holding the account, as applicable, the type of account, the account number , whether such account is required to be subject to a Control Agreement pursuant to the Credit Agreement and, if not, why it is not so required.

SECTION 12. Vessels.  Set forth below is a list of all vessels with a fair market value in excess of $250,000 (provided that in the case the aggregate fair market value of all vessels owned by the Grantors does not exceed $2,500,000, no such listing is required) owned by each Grantor including (i) the name, official number, weight, length, width and height, regulation patent number, radio call letters and flag country of each such vessel, (ii) the name of the Grantor that owns such vessel and (iii) the fair market value apportioned to such vessel:

SECTION 13. Aircraft.  Set forth below is a list of all aircraft with a fair market value in excess of $250,000 (provided that in the case the aggregate fair market value of all aircraft owned by the Grantors does not exceed $2,500,000, no such listing is required) owned by each Grantor including (i) the name, manufacturer, model, serial number and federal registration number of each such aircraft (including each airframe, engine and propeller), (ii) the name of the Grantor that owns such aircraft (including each airframe, engine and propeller) and (iii) the fair market value apportioned to such aircraft (including each airframe, engine and propeller):

3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on this         day of [     ], 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:
Name:
Title:

Schedule 1

Names

Grantor’s Exact Legal Name	Former Names (including date of change)	Other Names

Schedule 2A

Jurisdiction of Formation, Organizational Identification Number,
Chief Executive Office Address and Federal Taxpayer Identification Number

Grantor(1)	Jurisdiction of Formation	Form of Organization	Organizational Identification Number (if any)	Chief Executive Office Address (including county)	Federal Taxpayer Identification Number

(1)  Indicate with an asterisk (“*”) each Grantor that is a Transmitting Utility as defined under the UCC.

Schedule 2B

Other Addresses (Books or Records)

Grantor	Other Locations where Books or Records relating to the Collateral are Maintained (including county)(1)

(1)  Indicate with an asterisk (“*”) each location at which Chattel Paper, if any, is kept.

Schedule 2C

Other Addresses (Collateral)

Grantor	Other Locations where Inventory or Equipment is Maintained (including county)

Schedule 2D

Other Addresses

Grantor	Other Places of Business

Schedule 5

UCC Filings

Grantor	UCC Filing Office

Schedule 6

Equity Interests

Grantor	Issuer(1)	Certificate Number	Number of Equity Interests	Percentage of Ownership

Indicate with an “*” each limited liability company or limited partnership that has not opted into Article 8 of the UCC.

Schedule 7

Debt Instruments

Grantor	Creditor	Debtor	Type	Amount

Schedule 8

Mortgaged Property and Mortgage Filings

Owner	Record Owner	Address	County Recorder’s Office

Schedule 9

Intellectual Property

(i)                                     Registered Copyrights

Registered Owner	Title	Registration Number	Expiration Date

(ii)                                  Copyright Applications

Owner	Title	Application Number	Filing Date

(iii)                               Copyright Licenses

Licensor Name and Address	Licensee Name and Address	Date of License/ Sublicense	Registered Owner	Title	Registration Number

(iv)                              Registered Patents

Registered Owner	Type	Registration Number	Expiration Date

(v)                                 Patent Applications

Owner	Type	Application Number	Filing Date

(vi)                              Registered Trademarks

Registered Owner	Mark	Registration Number	Expiration Date

(vii)                           Trademark Applications

Owner	Mark	Application Number	Filing Date

Schedule 10

Commercial Tort Claims

Grantor/Plaintiff	Defendant	Description

Schedule 11

Deposit Accounts

Name and Address of Depositary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

Securities Accounts

Name and Address of Intermediary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

Commodities Accounts

Name and Address of Intermediary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

EXHIBIT G

FORM OF NOTICE OF BORROWING(1)

Date:

JPMorgan Chase Bank, N.A.,
  as Administrative Agent for the financial
  institutions party to the Credit Agreement
  referred to below
Loan Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention:  Christian Cho and Sylvia Guttierrez

Fax:  (713) 427-6307

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY,

Attention:  Peter S. Predun

Fax:  (212) 270-5100

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of [          ], 2010 (the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., the Lenders party thereto and JPMorgan Chase Bank N.A., as Administrative Agent and hereby gives you irrevocable notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement (capitalized terms used herein and not defined herein have the meaning assigned to such terms in the Credit Agreement):

(viii)                        The Business Day of the Proposed Borrowing is                ,         .

(1) This Irrevocable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) at least three Business Days in advance of any Eurodollar Borrowing (or such shorter period of time as may be agreed to by the Administrative Agent) and (ii) in the case of an ABR Borrowing, on the day of the proposed Borrowing.

(ix)           The aggregate principal amount of the Proposed Borrowing is $                   (2).

(x)            The Proposed Borrowing is to consist of a [Term Loan] [Other Term Loan].

(xi)           The Type of the Proposed Borrowing is [Eurodollar] [ABR].

(xii)          In the case of a Eurodollar Borrowing, the Interest Period with respect thereto is                      .

(xiii)         The account number and location to which funds are to be disbursed is                                                                                     .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties set forth in Article III of the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on and as of the date of the Proposed Borrowing with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date; and

(B) At the time of and immediately after the Proposed Borrowing, no Default or Event of Default has occurred and is continuing.

Very truly yours,

[SMURFIT-STONE CONTAINER ENTERPRISES, INC.] [SMURFIT-STONE CONTAINER CORPORATION](3)

By:
Name:
Title:

(2)  Each Borrowing shall be in an amount equal to an integral multiple of $1,000,000 and shall not be in an amount less than $1,000,000.

(3)  Select as applicable.

EXHIBIT H

FORM OF NOTE

$[ ]	New York, New York

[ ]

FOR VALUE RECEIVED, the undersigned, Smurfit-Stone Container Corporation, formerly known as Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [                          ] (the “Lender”) or its registered assigns, at the offices of JPMorgan Chase Bank, N.A., as Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of [          ], 2010, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., the Lenders party thereto and JPMorgan Chase Bank N.A., as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”)), located at 1111 Fannin Street, 10th Floor, Houston, Texas 77002, on the Term Loan Maturity Date, in lawful money of the United States of America in immediately available funds, the lesser of (i) the principal sum of $[      ] and (ii) the aggregate unpaid principal amount of all Term Loans made to the Borrower by the Lender pursuant to the Credit Agreement, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates as provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the promissory notes referred to in the Credit Agreement, that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN

ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SMURFIT-STONE CONTAINER CORPORATION,

By:
Name:
Title:

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LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

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EXHIBIT I

FORM OF

NOTICE OF CONVERSION OR CONTINUATION(1)

Date:

JPMorgan Chase Bank, N.A.,
  as Administrative Agent for the financial
  institutions party to the Credit Agreement
  referred to below
Loan Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention:  Christian Cho and Sylvia Guttierrez

Fax:  (713) 427-6307

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY,

Attention:  Peter S. Predun

Fax:  (212) 270-5100

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [          ], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., the Lenders party thereto and JPMorgan Chase Bank N.A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.  The undersigned hereby gives notice pursuant to Section 2.10 of the Credit Agreement that it (a) elects to convert Eurodollar Borrowings into ABR Borrowings, (b) elects to convert ABR Borrowings into Eurodollar Borrowings, (c) elects to continue Eurodollar Borrowings for an additional Interest Period, (d) elects to convert the Interest Period with respect to Eurodollar Borrowings into another permissible Interest Period, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:

(1)  This notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) at least three Business Days in advance of the date of conversion or continuation, if the Loans are to be converted into or continued as Eurodollar Borrowings or to convert the Interest Period with regard to Eurodollar Borrowings into another permissible Interest Period and (ii) on the same Business Day, if the Loans are to be converted into ABR Borrowings.

(i)

Date of conversion or continuation (which date is a Business Day and in the case of a conversion from or continuation of Eurodollar Borrowings, which date is the last day of the Interest Period therefor or subject to amounts due under Section 2.15:

(ii)	Aggregate amount and class of Eurodollar Borrowings or ABR Borrowings(2):

(iii)	Nature of the proposed conversion or continuation:

(iv)	Interest Period (if the Loans are to be converted into or continued as Eurodollar Borrowings(3)):

Very truly yours,

SMURFIT-STONE CONTAINER CORPORATION,

By:
Name:
Title:

(2) If less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be in an integral multiple of $1,000,000 and not less than $10,000,000.

(3) Which shall be subject to the definition of “Interest Period” set forth in the Credit Agreement.

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EXHIBIT J-1

FORM OF CLOSING DATE OPINION OF U.S. COUNSEL

Exhibit J-1

February   , 2010

JPMorgan Chase Bank, N.A.

as Administrative Agent

270 Park Avenue

New York, NY  10017

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel to Smurfit-Stone Container Corporation, a Delaware corporation (“SSCC”), and Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (the “Borrower”), in connection with the execution and delivery of the Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among SSCC, the Borrower, JPMorgan Chase Bank, N.A., a New York banking corporation, as Administrative Agent, and the financial institutions party thereto (the “Lenders”).  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.  SSCC and the Borrower are individually referred to herein as a “Loan Party” and collectively as the “Loan Parties”.  This opinion letter is delivered to you at our clients’ request pursuant to Section 4.01(b) of the Credit Agreement.

In rendering the opinions set forth herein, we have examined the Credit Agreement and such other agreements, instruments and documents and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below.  Additionally, we have examined originals or copies, certified to our satisfaction, of such certificates of public officials and officers and representatives of the Loan Parties and we have made such inquiries of officers and representatives of the Loan Parties as we have deemed relevant or necessary as the basis for the opinions set forth herein.

In rendering the opinions expressed below, we have, with your consent, assumed the legal capacity of all natural persons executing documents, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents.  In giving the opinions expressed below, we have assumed with your permission and without independent investigation or verification of any kind the correctness of the opinions set forth in the opinion of Craig A. Hunt, Esq., Senior

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Vice President, Secretary and General Counsel of the Loan Parties, with respect to the Loan Parties, dated the date hereof and delivered to you pursuant to Section 4.01(b) of the Credit Agreement, our opinions being subject to the assumptions, qualifications and limitations set forth in such opinion.  Additionally, we have, with your consent, assumed and relied upon, the following:

(a)           the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Credit Agreement, in each case with respect to the factual matters set forth therein;

(b)           all parties to the documents reviewed by us are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties; and

(c)           because a claimant bears the burden of proof required to support its claims, the Administrative Agent and the Lenders will undertake the effort and expense necessary to fully present their claims in the prosecution of any right or remedy accorded the Administrative Agent or the Lenders under the Credit Agreement.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn LLP attorneys who have represented the Loan Parties during the course of our limited representation of the Loan Parties in connection with the Credit Agreement.  Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Based upon the foregoing and subject to the qualifications, limitations and comments stated herein, we are of the opinion that:

1.             The Credit Agreement constitutes the legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms.

2.             Each Loan Party’s execution and delivery of the Credit Agreement and its performance of its obligations thereunder will not constitute a violation by such Loan Party of any applicable provision of any existing State of New York or United States federal statutory law or governmental regulation covered by this letter, or violate any existing order, writ, injunction or decree of any court or governmental instrumentality applicable to such Loan Party of which we have knowledge.

3.             No Loan Party is presently required to obtain any consent, approval, authorization or order of the State of New York or any United States federal court or

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governmental agency in connection with the execution, delivery and performance by the Loan Parties of the Credit Agreement, except for: (a) obtained or made on or prior to the date hereof; (b) actions or filings required in connection with ordinary course conduct by the Loan Parties of their respective businesses and ownership or operation by the Loan Parties of their respective assets; and (c) actions and filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any state “blue sky” law or related regulation and the Trust Indenture Act of 1939, as amended (as to which matters we express no opinion).

4.             None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or, to our knowledge, controlled by such a company.

5.             None of the Loan Parties is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.             To our knowledge, no legal or governmental proceedings are pending or overtly threatened to which any Loan Party is a party or to which any of their respective properties or assets are subject that challenges the validity or enforceability of the Credit Agreement.

The opinions as expressed herein are subject to the following qualifications, limitations and comments:

(a)           the enforceability of the Credit Agreement and the obligations of the Loan Parties thereunder and the availability of certain rights and remedial provisions provided for in the Credit Agreement are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally, and general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where: (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor’s enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy;

(b)           as to our opinions set forth in paragraph 1 hereof, we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

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(c)           we express no opinion as to the creation or perfection of any security interests;

(d)           provisions in the Credit Agreement deemed to impose the payment of interest on interest may be unenforceable, void or voidable under applicable law;

(e)           we express no opinion as to the validity, binding effect or enforceability of any indemnification provisions of the Credit Agreement;

(f)            requirements in the Credit Agreement specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

(g)           we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Credit Agreement which purports to authorize any Person to sign or file documents without the signature of the Loan Parties;

(h)           we express no opinion with respect to the validity, binding effect or enforceability of any purported waiver, release or disclaimer under the Credit Agreement relating to (i) statutory or equitable rights and defenses of the Loan Parties which are not subject to waiver, release or disclaimer, or (ii) rights or claims of, or duties owing to, the Loan Parties to the extent limited by applicable law, or to the extent such rights, claims and duties otherwise exist as a matter of law except to the extent the Loan Parties have effectively so waived, released or disclaimed such rights, claims or duties in accordance with applicable law;

(i)            we express no opinion as to the severability of any provision of the Credit Agreement;

(j)            certain other rights, remedies and waivers contained in the Credit Agreement may be rendered ineffective, or limited by, applicable laws, rules, regulations, constitutional requirements or judicial decisions governing such provisions, but such laws, rules, regulations, constitutional limitations and judicial decisions do not, in our opinion (subject to the other comments and qualifications set forth in this opinion letter), make the remedies afforded by the Credit Agreement inadequate for the practical realization of the principal benefits intended to be provided, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay);

(k)           we express no opinion with respect to the applicability or effect of federal or state anti-trust, unfair competition, tax, pension and employee benefit, environmental, land use and subdivision, racketeering (e.g., RICO), health and safety (e.g., OSHA), labor, (except to the extent set forth in paragraphs 4 and 5 above) securities and “blue sky” laws and regulations;

(l)            we express no opinion with respect to the applicability or effect of the statutes and ordinances, the administrative decisions and the rules and regulations of

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counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing;

(m)          we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Credit Agreement purporting to establish evidentiary standards or a consent to jurisdiction and venue or waiving service of process or demand or notice and hearing or constitutional rights (including a jury trial) or purporting to eliminate any obligation to marshall assets;

(n)           we express no opinion with respect to any provisions of the Credit Agreement purporting to appoint any Person as attorney-in-fact or agent for the Loan Parties; and

(o)           we express no opinion as to the effect of the legal or regulatory status or the nature of the business of the Administrative Agent or any Lender on our opinions.

The opinions expressed herein are based upon and are limited to the laws of the State of New York and the United States of America, and we express no opinion with respect to the laws of any other state, jurisdiction or political subdivision.  The opinions expressed herein based on the laws of the State of New York and the United States of America are limited to the laws generally applicable in transactions of the type covered by the Credit Agreement.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion letter is solely for the benefit of the addressees hereof in connection with the execution and delivery of the Credit Agreement.  No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to any addressee hereof or any other person or entity except for the Loan Parties. In permitting reliance hereon by any person or entity other than the Loan Parties, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.  This opinion letter may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided that any Person that subsequently becomes a Lender in accordance with Section 9.04(b) of the Credit Agreement may rely on this opinion letter as of the date of this opinion letter as if it were addressed to such Person and delivered on the date hereof.

Very truly yours,

Winston & Strawn LLP

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EXHIBIT J-2

FORM OF CLOSING DATE OPINION OF CRAIG A. HUNT

Exhibit J-2

February   , 2010

JPMorgan Chase Bank, N.A.,

as Administrative Agent

270 Park Avenue

New York, NY  10017

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

I am general counsel to Smurfit-Stone Container Corporation, a Delaware corporation (“SSCC”), and Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (the “Borrower”).  SSCC and the Borrower are individually referred to herein as a “Loan Party” and collectively as the “Loan Parties”.  This opinion is delivered to you pursuant to Section 4.01(b) of the Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among SSCC, the Borrower, JPMorgan Chase Bank, N.A., a New York banking corporation, as Administrative Agent, and the financial institutions party thereto (the “Lenders”).  Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following:

(i)            the certificate of incorporation and bylaws of SSCC and the Borrower;

(ii)           resolutions of the board of directors of SSCC and the Borrower; and

(iii)          the Credit Agreement.

In addition, I have obtained and relied without independent investigation upon such certificates and assurances from public officials as I have deemed necessary or appropriate.  In my examinations, I have assumed (a) the genuineness of all signatures of all parties other than the Loan Parties, the conformity to original documents of all documents submitted to me as copies or drafts and the authenticity of such originals of such latter documents, (b) as to all parties other than the Loan Parties, the due completion, execution, acknowledgment as indicated thereon and delivery of documents recited herein and therein and validity and enforceability against all parties thereto other than the Loan Parties and (c) that each Person (other than the Loan Parties) which is a party to the Credit Agreement has full power, authority and legal right, under its charter and other governing documents, corporate or other entity legislation and the laws of its state of formation, to perform its respective obligations under the Credit Agreement.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary.  I am opining herein as to United States federal laws, the General Corporation Law of the State of Delaware and the laws of the State of Missouri only, in each case as having effect at the date hereof.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that as of the date hereof:

1.             Each of SSCC and the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation.  Each of the Loan Parties is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, as to any Loan Party, for such failures to be qualified and in good standing, if any, which would not have a material adverse effect on the business, properties or operations of such Loan Party.  Each Loan Party has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and to execute, deliver and perform its obligations under the Credit Agreement to which it is a party.  The execution, delivery and performance by each Loan Party of the Credit Agreement have been duly authorized by all necessary corporate action on the part of such Loan Party and such documents have been duly executed and delivered by each such Loan Party.

2.             Each Loan Party’s execution and delivery of the Credit Agreement and its performance of its obligations under the Credit Agreement will not (i) constitute a violation by such Loan Party of any applicable provision of the General Corporation Law of the State of Delaware or United States federal statutory law or governmental regulation, or violate any existing order, writ, injunction or decree of any court or governmental instrumentality applicable to such Loan Party of which I have knowledge; (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Loan Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party pursuant to the terms of any material note, deed of trust, license, franchise, permit, agreement or other instrument or obligation to which such Loan Party is a party, or by which such Loan Party or any of its properties (whether now owned or hereafter acquired) may be bound or affected

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(except that I express no opinion with respect to breaches or defaults under cross-default or cross-acceleration provisions or with respect to financial covenants or tests) or (iii) violate any existing provisions of the certificate of incorporation or by-laws of the Loan Parties.

3.             Other than the Bankruptcy Proceedings and the matters disclosed on Schedule 3.09 to the Credit Agreement, there are no causes of action, claims, proceedings or investigations pending, or to the best of my knowledge, threatened against any of the Loan Parties, relating to or affecting any of the Loan Parties (or any of their respective officers or directors in connection with the business or affairs of such Loan Party), before any court or governmental authority, which could reasonably be expected to have a Material Adverse Effect.  Other than the commencement of the Bankruptcy Proceedings, there are no causes of action, claims, proceedings or investigations pending or, to the best of my knowledge, threatened, against any of the Loan Parties challenging the validity or propriety of the transactions contemplated by the Credit Agreement or in which an injunction or order has been entered preventing any of the transactions contemplated by the Credit Agreement.  Other than those of the Bankruptcy Courts, none of the Loan Parties is subject to any judgment, order or decree which has a reasonable probability of having a material adverse effect on the business, properties or operations of the Loan Parties taken as a whole.

4.             None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.             None of the Loan Parties is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or a “public utility”, as such term is defined in the Federal Power Act, as amended.

This opinion is solely for your benefit in connection with the transactions contemplated by the Credit Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent, provided that Winston & Strawn LLP and any Person that subsequently becomes a Lender in accordance with Section 9.04(b) of the Credit Agreement may rely on this opinion as of the date of this opinion as if it were addressed to such Person and delivered on the date hereof.

Very truly yours,

Craig A. Hunt
General Counsel

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